PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-290082

KYIVSTAR GROUP LTD.

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4,350,266 COMMON SHARES
7,666,629 COMMON SHARES UNDERLYING WARRANTS

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This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Securityholders”), of up to 4,350,266 common shares (the “Common Shares”), par value $0.01 per share, of Kyivstar Group Ltd. (together with its subsidiaries, “Kyivstar,” the “Company,” “we,” “us” or “our”) issued to the Selling Securityholders, as described below. This prospectus also relates to the issuance, from time to time, by the Company of up to 7,666,629 Common Shares that are issuable upon exercise of our outstanding public warrants to purchase one Common Share at an exercise price of $11.50 per share (the “Warrants”).

On August 14, 2025, we consummated the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement, dated as of March 18, 2025 (as amended, the “Business Combination Agreement”), by and among Kyivstar Group Ltd., Cohen Circle Acquisition Corp. I (“Cohen Circle”), VEON Amsterdam B.V. (the “Seller”), Kyivstar Holdings B.V., formerly VEON Holdings B.V. (“Kyivstar Holdings”) and Varna Merger Sub Corp. (“Merger Sub”). As contemplated by the Business Combination Agreement, the Seller sold to Kyivstar Group Ltd. all of the issued and outstanding equity of Kyivstar Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby Kyivstar Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd., and Merger Sub was merged with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

The securities covered by this prospectus include (i) 4,071,410 Common Shares issued to the Sponsors (as defined herein) in connection with the Merger, and (ii) 278,856 Common Shares issued pursuant to the terms of the Non-Redemption Agreement (as defined herein) to certain investors holding Cohen Circle Class A ordinary shares prior to the consummation of the Business Combination in consideration of their agreement not to redeem such Cohen Circle Class A ordinary shares. In addition, this prospectus relates to the offer and sale of up to 7,666,629 Common Shares issuable by us upon exercise of 7,666,629 outstanding Warrants.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or similar transactions. We are registering the resale or issuance of the securities covered by this prospectus pursuant to the registration rights that we have granted to certain of our shareholders in connection with the Transactions and pursuant to the requirements of the Kyivstar Warrant Agreement (as defined herein).

The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any proceeds from the sale of any securities by the Selling Securityholders. However, we will receive up to an aggregate of $88,166,233.50 from the exercise of Warrants at an exercise price of $11.50 per Common Share, assuming the exercise in full for cash of all 7,666,629 of our outstanding Warrants exercisable for the 7,666,629 Common Shares issuable hereunder. The holders of the Warrants are not obligated to exercise any or all of their Warrants, and there is no assurance that they will elect to do so. We will receive the proceeds from any cash exercise of the Warrants, but not from the sale of the underlying Common Shares. If the price of our Common Shares is below $11.50 (the exercise price of our Warrants), holders of our Warrants will be unlikely to exercise their Warrants, resulting in little to no cash proceeds to us. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. See “Use of Proceeds.” We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Common Shares and warrants are trading on The Nasdaq Stock Market LLC (“Nasdaq”). Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “KYIV.” On March 31, 2026, the last reported sale price of our Common Shares as reported on Nasdaq was $10.12 per share. Our Warrants are listed on the Nasdaq Capital Market under the symbol “KYIVW.” On March 31, 2026, the last reported sale price of our Warrants as reported on Nasdaq was $3.65 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” a “foreign private issuer” and a “controlled company” each as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Emerging Growth Company; Foreign Private Issuer; Controlled Company.”

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Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 31, 2026

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About this Prospectus

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us and the Common Shares issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus is a combined prospectus pursuant to Rule 429 under the Securities Act which relates to:

(i)     the offer and sale, from time to time, by the selling securityholders named herein of up to 4,350,266 Common Shares; and

(ii)    the issuance by the Company of 7,666,629 Common Shares to holders of the Company’s public warrants upon their exercise.

Unless otherwise stated or the context otherwise requires, all references in this prospectus to “Kyivstar Group,” the “Company,” “our Group,” “the Group,” “we,” “us” or “our” and similar pronouns, are references to the business of Kyivstar Group Ltd. and its subsidiaries, which prior to the Transactions was the business of Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) and its subsidiaries. References to Kyivstar Group Ltd. are to Kyivstar Group Ltd. alone. References to “JSC Kyivstar” or “Kyivstar” are to JSC Kyivstar, the joint-stock company incorporated in Ukraine and a wholly owned subsidiary of the Company.

Certain figures in this prospectus have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not total exactly. In this prospectus, except as otherwise noted, all interest rates are on a per annum basis.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires:

“2025 Bonds” means the April 2025 Bonds and the June 2025 Bonds.

“2027 Bonds” means the bonds issued by VEON MidCo B.V. due November 2027 with Reg S ISIN/Common Code: XS2824764521/282476452 and Rule 144A ISIN/Common Code: XS2824766146/282476614.

“April 2025 Bonds” means the bonds issued by Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) due in April 2025 with Reg S ISIN/Common Code: XS2824765098/282476509 and Rule 144A ISIN/Common Code: S2824765767/282476576.

“April 2025 New Bonds” means the newly-issued bonds eligible holders received in exchange for their Old April 2025 Bonds as part of the consent solicitation conducted by VEON Holdings in 2024.

“ARPU” means average revenue per user. We generally calculate ARPU by dividing our mobile and digital service revenue during the relevant period (including data revenue, roaming revenue, MFS and interconnect revenue, but excluding revenue from connection fees, sales of handsets and accessories and other non-service revenue, but excluding revenue from fixed IPTV) by the average number of our mobile customers during the period and the number of months in that period.

“B2B” means business-to-business.

“B2C” means business-to-consumer.

“BEPS” means base erosion and profit shifting.

“Bermuda Companies Act” means the Companies Act 1981 (as amended) of Bermuda.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the business combination agreement, dated as of March 18, 2025 by and among Kyivstar Group Ltd., Cohen Circle Acquisition Corp. I, a Cayman Islands exempted company, VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904, Kyivstar Holdings (formerly VEON Holdings B.V.), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 and Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635, as amended from time to time.

“Bye-Laws” means the Kyivstar Group Ltd. Amended and Restated Bye-Laws.

“Cantor” means Cantor Fitzgerald & Co.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of closing of the Transactions as contemplated by the Business Combination Agreement, which occurred on August 14, 2025.

“Cohen Circle” or the “SPAC” means Cohen Circle Acquisition Corp. I, a Cayman Islands exempted company.

“Cohen Circle Class A Ordinary Shares” means Cohen Circle Class A ordinary shares, par value $0.0001 per share.

“Cohen Circle Class B Ordinary Shares” means Cohen Circle Class B ordinary shares, par value $0.0001 per share.

“Cohen Circle IPO” means the initial public offering of Cohen Circle Acquisition Corp. I, consummated on October 10, 2024.

“Cohen Circle Public Warrants” means the redeemable Cohen Circle Warrants sold as part of the Cohen Circle Units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

“Common Shares” or “Kyivstar Group Ltd. Common Shares” means Kyivstar Group Ltd. Common Shares, par value $0.01 per share.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Demerger” means the partial demerger (juridische afsplitsing) within the meaning of article 2:334a paragraph 3 Dutch Civil Code, by and among Kyivstar Holdings (formerly VEON Holdings B.V.), VEON Intermediate Holdings B.V. and VEON MidCo B.V., consummated on April 8, 2025 in accordance with the material terms of the Demerger Proposal.

“Demerger Proposal” means the proposal for a partial demerger (juridische afsplitsing), by and among Kyivstar Holdings B.V. (formerly VEON Holdings B.V.), VEON Intermediate Holdings B.V. and VEON MidCo B.V., dated January 13, 2025, including all schedules thereto.

“EU GDPR” means the European Union’s General Data Protection Regulation.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“FMC” means Fixed Mobile Convergence.

“Forfeited Sponsor Shares” means the 2,609,647 Cohen Circle Class B Ordinary Shares held by the Sponsors that were surrendered by the Sponsors to Cohen Circle upon the Closing and that were automatically cancelled without any conversion thereof or payment or other consideration therefor.

“Founder Shares” means the Cohen Circle Class B Ordinary Shares initially purchased by the Sponsors in a private placement prior to the IPO and, unless the context otherwise requires, the Cohen Circle Class A ordinary shares issued upon the conversion thereof.

“FTTB” means fiber-to-the-building.

“FTTH” means fiber-to-the-home.

“GSMA” means the GSM Association.

“Helsi” means Helsi Ukraine Limited Liability Company, a 97.99% subsidiary of the Group.

“IAS” means International Accounting Standards issued by the IASB’s predecessor body, the International Accounting Standards Committee (“IASC”).

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards.

“IMTR” means the International MTR.

“June 2025 Bonds” means the bonds issued by Kyivstar Holdings (formerly VEON Holdings B.V.) due June 2025 with Reg S ISIN/Common Code: XS2834471976/283447197 and Rule 144A ISIN/Common Code: XS2824765767/283447219.

“June 2025 New Bonds” means the newly-issued bonds eligible holders received in exchange for their Old June 2025 Bonds as part of the consent solicitation conducted by VEON Holdings in 2024.

“JSC Kyivstar” means the joint-stock company incorporated in Ukraine on September 3, 1997, with its principal executive office at 53 Degtyarivska St., Kyiv 03113, Ukraine and a wholly owned subsidiary of Kyivstar Group.

“Kyivstar Holdings” means Kyivstar Holdings B.V. (formerly VEON Holdings B.V.), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993. Unless context suggests otherwise, reference to Kyivstar Holdings is a reference to VEON Holdings B.V.

“Kyivstar Group Board” or the “Board” means the board of directors of Kyivstar Group Ltd.

“Kyivstar Group Ltd. Governing Documents” means the Kyivstar Group Ltd. memorandum of association and the Kyivstar Group Ltd. Amended and Restated Bye-laws.

“Kyivstar.Tech” means LLC Kyivstar.Tech, a subsidiary of the Group.

“Kyivstar Warrant Agreement” means the Assignment and Assumption and Amendment and Restatement of Warrant Agreement, dated as of August 14, 2025, governing the Kyivstar Group Ltd. Warrants.

“Lan Trace” means Limited Liability Company Lan Trace, a wholly owned subsidiary of the Group.

“Merger” means the merger pursuant to which the Merger Sub will merger with and into Cohen Circle with Cohen Circle as the surviving company and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

“Merger Effective Time” means the time the Merger becomes effective.

“Merger Sub” means Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635.

“MAU” means monthly active users.

“MLA” means Material Lease Agreement.

“MinDigital” means the Ministry of Digital Transformation of Ukraine.

“MNP” means mobile number portability.

“MNO” means Mobile Network Operator.

“MTR” means the mobile termination rate.

“Multiplay subscriber” means users that have purchased (i) voice, (ii) 4G data plans, and (iii) at least one digital application (for example Helsi, Kyivstar TV, Uklon or MyKyivstar)

“Nasdaq” means Nasdaq Stock Market LLC.

“Nationalization Laws” means existing Ukrainian nationalization laws.

“Nationalization Laws Amendments” means amendments to the Nationalization Laws that have been approved by the Ukrainian Parliament.

“NBU” means the National Bank of Ukraine.

“NCEC” means the National Commission of the State Regulation of Communications.

“Non-Redeeming Shareholder” means the holder of Cohen Circle Class A Ordinary Shares who is a qualified institutional buyer, institutional accredited investor or other accredited investor, and who has entered into a Non-Redemption Agreement.

“Non-Redemption Agreement” means each of the non-redemption agreements, by and among Cohen Circle, Kyivstar Group Ltd. and the Non-Redeeming Shareholder party thereto, pursuant to which any such Non-Redeeming Shareholder has agreed to refrain from exercising its redemption rights with respect to certain Cohen Circle Class A Ordinary Shares held by it.

“OECD” means the Organization for Economic Co-operation and Development.

“Old Bonds” means the Old April 2025 Bonds, the Old June 2025 Bonds and the Old 2027 Bonds.

“Old 2027 Bonds” means the outstanding bonds issued by Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) prior to the Demerger due November 2027 with Reg S ISIN/Common Code: XS2252958751/225295875 and Rule 144A ISIN/Common Code/CUSIP: US91823N2A05/226227318/91823N2A0.

“Old April 2025 Bonds” means the outstanding bonds issued by Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) prior to the Demerger due April 2025 with Reg S ISIN/Common Code: XS2058691663/205869166 and Rule 144A ISIN/Common Code/CUSIP: US92334VAA35/206069716/92334VAA3.

“Old June 2025 Bonds” means the outstanding bonds issued by Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) prior to the Demerger due June 2025 with Reg S ISIN/Common Code: XS2184900186/218490018 and Rule 144A ISIN/Common Code: XS2184900269/218490026.

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“PFIC” means passive foreign investment company.

“Pillar Two” means OECD Pillar Two legislation published by the OECD/G20 Inclusive Framework on BEPS.

“Placement Units” means the 715,000 Cohen Circle Units purchased separately by the Sponsors and Cantor in the Private Placement, each Placement Unit consisting of one Placement Share and one-third of one Placement Warrant.

“Pre-Business Combination Kyivstar Group” means the group comprising VEON Holdings B.V., JSC Kyivstar and the subsidiaries of JSC Kyivstar, prior to the consummation of the Business Combination.

“Private Placement” means the private placement of 715,000 Placement Units purchased by the Sponsors and Cantor, which was consummated simultaneously with the completion of the initial public offering, at a purchase price of $10.00 per unit for a total purchase price of $7.15 million.

“Public Shares” means the Cohen Circle Class A ordinary shares sold as part of the Cohen Circle Units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market).

“Public Shareholders” means the holders of the Public Shares, which may include the Initial Shareholders and members of the Cohen Circle management team if and to the extent they have purchased Public Shares, provided that any such holder’s status as a “Public Shareholder” shall only exist with respect to such Public Shares.

“Registration Rights Holders” means Kyivstar Group Ltd., the Sponsors, certain shareholders of Cohen Circle and certain shareholders of Kyivstar Group Ltd.

“RFS” means radio frequency spectrum.

“ROU” means the right of use assets.

“Sale” means the sale by Seller to Kyivstar Group Ltd. of all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note.

“Sale Effective Time” means the date and time specified in the Transfer Deed as the effective time of the Sale.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” or “VEON Amsterdam” means VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904.

“Seller Loan Note” means the promissory note to be issued to Seller by Kyivstar Group Ltd. in an amount equal to any money raised in a PIPE Investment plus the amount of cash in the Trust Account immediately prior to the Closing, after taking into account any funds withdrawn to pay the Public Shareholders who elected to redeem their Public Shares in connection with the Cohen Circle EGM to vote to approve the Business Combination.

“Sponsor Agreement” means the Sponsor Agreement, dated as of March 18, 2025, by and among Cohen Circle, Cohen Circle Sponsor I, LLC, Cohen Circle Advisors I, LLC, Cantor Fitzgerald & Co. and Kyivstar Group Ltd.

“Sponsors” means Cohen Circle Sponsor I, LLC and Cohen Circle Advisors I, LLC.

“Secondment Services Agreement” means the service agreement on personnel provision (secondment) dated December 16, 2025 (effective as of January 1, 2025) between JSC Kyivstar and VEON Amsterdam, pursuant to which VEON Amsterdam provides seconded personnel and related support services to JSC Kyivstar, as such agreement may be amended or supplemented, from time to time.

“Shtorm” means ISP Shtorm LLC, a subsidiary of the Group.

“SSU” means the Security Service of Ukraine.

“Transactions” means the series of transactions contemplated by the Business Combination Agreement, including, among other things, the Sale and the Merger.

“Transfer Deed” means the Transfer Deed, executed as of the Sale Effective Time, by and between the Seller and Kyivstar Group Ltd.

“Trust Account” means the trust account into which $231,150,000 of the net proceeds of the initial public offering and Private Placement were initially deposited for the benefit of the Public Shareholders.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“UAH” means Ukrainian Hryvnia.

“UEC” means the Ukraine Electronic Communications Law.

“UK GDPR” means United Kingdom General Data Protection Regulation and Data Protection Act 2018.

“Uklon” means LLC Tech Uklon (UA), LLC Uklon Corporate (UA) and Uklon LTD (CY), all subsidiaries of the Group.

“US$” means the US Dollar.

“UTC” means the Ukraine Tower Company LLC, which is fully-owned by VEON and not a subsidiary of Kyivstar Group Ltd.

“VAS” means value added services.

“VEON” means VEON Ltd., the ultimate parent company of Kyivstar Group.

“VEON Amsterdam” means VEON Amsterdam B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904, and a subsidiary of VEON.

“VEON Group Holding Company” means VEON Group Holding Company Limited, a branch of VEON, incorporated in Dubai, the United Arab Emirates.

“Vesting Securities” means those certain vesting conditions on certain Kyivstar Group Ltd. Common Shares to be issued to the Sponsors at Closing pursuant to the terms of the Sponsor Agreement, as amended (which amendment, among other things, adjusts the number of such Kyivstar Group Ltd. Common Shares to be issued at Closing).

“VoD” means video on demand.

“VoIP” means voice over internet protocol.

“Warrants” or “Kyivstar Group Ltd. Warrants” means the Kyivstar Group Ltd. warrants, issued on August 14, 2025, with each whole warrant entitling the holder thereof to purchase one Common Share at a price of $11.50 per share pursuant to the Kyivstar Warrant Agreement.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•        “$,” “US$,” “USD” and “U.S. Dollar” each refer to the United States Dollar; and

•        “₴” and “UAH” each refer to the Ukrainian Hryvnia.

The exchange rate used for conversion between U.S. dollars and Ukrainian hryvnia is based on the Ukrainian hryvnia/U.S. dollar exchange rate published by the National Bank of Ukraine as of the dates specified herein.

IMPORTANT INFORMATION ABOUT IFRS AND NON-ifrs FINANCIAL MEASURES

Our consolidated financial statements included in this prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB.

This prospectus includes certain references to financial measures that were not prepared in accordance with IFRS, including Adjusted EBITDA, Adjusted EBITDA Margin and capital expenditures excluding licenses and rights of use (“Capex excl. licenses and ROU”). The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with IFRS.

TRADEMARKS AND TRADE NAMES

The Kyivstar name, logo and other trademarks of Kyivstar appearing in this prospectus are the property of Kyivstar. The VEON Ltd. name, logo and other trademarks of VEON Ltd. appearing in this prospectus are the property of VEON Ltd. Solely for convenience, some of the trademarks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Kyivstar or VEON Ltd. will not assert, to the fullest extent under applicable law, Kyivstar or VEON Ltd. rights or the rights of the applicable licensors to these trademarks and trade names. This prospectus contains additional trademarks and trade names of others. All trademarks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend for our use or display of other companies’ trademarks copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other company.

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INDUSTRY AND MARKET DATA

Certain information contained in this prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this prospectus, such research has not been verified by any independent source. Notwithstanding anything in this prospectus to the contrary, we are responsible for all disclosures in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties

All statements other than statements of present or historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “anticipates,” “believes,” “could,” “continue” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “potential,” “projects,” “seeks,” “should,” or “will” or, in each case, their negative or other variations or comparable terminology. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting our business and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, may adversely affect our results as indicated in forward-looking statements.

Factors that may impact such forward-looking statements include:

(i)     the outcome of any legislative, regulatory or judicial proceedings and their effect on our business and operations;

(ii)    management of our business strategy and plans;

(iii)   changes in applicable laws or regulations;

(iv)   general economic conditions;

(v)    factors relating to the business, operations and financial performance of the Company, including:

•        risks relating to the ongoing war in Ukraine, such as its adverse impact on the economic conditions and outlook of Ukraine; physical damage to property, infrastructure and assets; the effect of sanctions and export controls on supply chain, the ability to transact with key counterparties; the resulting volatility in the Ukrainian hryvnia; our ability to operate and maintain our infrastructure; sanctions (including any reputational harm from certain of the beneficial owners of VEON’s largest shareholder, LPE Middle East Limited (“LetterOne”), being subject to sanctions) or any other considerations that could increase the risk of nationalization, its impact on liquidity and our financial condition and risks relating to our ability to continue as a going concern;

•        risks related to JSC Kyivstar’s ability to declare and pay dividends and restrictions on its ability to make certain payments abroad (such as investments, interest and principal payments on loans, financing of any affiliate companies or representative offices offshore) resulting from the imposition of martial law in Ukraine and/or legal restrictions in Ukraine relating to the ongoing war;

•        risks related to our principal asset being an interest in JSC Kyivstar, and our dependence on JSC Kyivstar for distributions, which may be restricted or prohibited;

•        risks relating to our relationship with VEON and VEON’s ability to exert significant influence over matters requiring shareholder approval;

•        risks related to investing in frontier markets, which are subject to greater risks than investing in more developed markets, including political and economic instability, regulatory and legal uncertainty, social unrest and conflict;

•        risks associated with cyber-attacks or systems and network disruptions, data protection, data breaches, or the perception of such attacks or failures, including the costs associated with such events and the reputational harm that could arise therefrom;

•        risks related to work stoppages and other labor matters, including mobilization;

•        risks relating to the international economic environment, inflationary pressures, geopolitical developments and unexpected global events;

•        risks related to the impact of export controls, international trade regulation and customs and technology regulation on the macroeconomic environment, our operations, our ability and the ability of key third-party suppliers to procure goods, software or technology necessary to provide services to our customers;

•        risks relating to legislation, regulation, taxation and currency, including costs of compliance, currency and exchange controls, currency fluctuations, and abrupt changes to laws, regulations, decrees and decisions governing the telecommunications industry and taxation, laws on foreign investment, anti-corruption and anti-terror laws, economic sanctions, import tariffs and restrictions, data privacy, anti-money laundering, antitrust, national security and lawful interception and their official interpretation by Ukrainian governmental and other regulatory bodies and courts, as well as risks relating to tax audits and evolving international tax frameworks;

•        risks that the adjudications, administrative or judicial decisions in respect of legal challenges, license and regulatory disputes, tax disputes or appeals may not result in a final resolution in our favor or that in the event of an unsuccessful defense of material litigation claims, we are unable to settle such claims;

•        risks relating to our operations, including regulatory uncertainty regarding service offerings, licenses and approvals or consents required from governmental authorities in relation thereto, frequency allocations, constraints on spectrum capacity, access to additional bands of spectrum required to meet demand for existing products and service offerings or additional spectrum required for new products and services and new technologies, intellectual property rights protection, interconnection agreements, equipment failures, insurance limitations (including war-related exclusions) and competitive offering and pricing pressures;

•        risks related to our ability to grow our communications and digital service offerings, including the demands such strategy places on management, the need to obtain necessary approvals and the challenges of successfully integrating acquired businesses;

•        risks related to developments from competition, unforeseen or otherwise, including our ability to keep pace with technological changes and evolving industry standards;

•        risks relating to impairment of assets and potential write-downs;

•        risks associated with our status as a controlled company, emerging growth company and foreign private issuer, including increased compliance costs and reduced disclosure requirements;

•        risks associated with the market price of our Common Shares, which may be volatile or may decline regardless of operating performance; and

•        all other risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

These statements are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effects on us, as well as our direct and indirect subsidiaries. While they are based on sources believed to be reliable and on our management’s current knowledge and best belief, they are merely estimates or predictions and cannot be relied upon. In addition, such expectations, assumptions and beliefs are subject to change due to factors that are often beyond our control. As a result, the inclusion of the estimates or other forecast information in this prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Forward-looking statements speak only as of the date of this prospectus. Under no circumstances should the inclusion of such forward-looking statements in this prospectus be regarded as a representation of warranty by us or any other person with respect to the achievement of results set out in such statements or that the underlying assumptions used will in fact be the case. Therefore, you are cautioned not to place undue reliance on these forward-looking statements. We cannot assure you that any projected results or events will be achieved. Except to the extent required by law, we disclaim any obligation to update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Overview

We operate telecommunications and digital businesses in Ukraine, and are Ukraine’s leading provider of mobile communication by number of subscribers and broadband services as well as by number of access lines, serving more than 22.4 million mobile customers, approximately 1.2 million home internet fixed line customers and 15.0 million total digital MAU as of December 31, 2025. JSC Kyivstar provides services across a wide range of mobile and fixed line technologies, including 4G, big data, cloud solutions, cybersecurity, digital TV and more. JSC Kyivstar has been operating in Ukraine for more than 28 years. As of December 31, 2025, we provided services under the “Kyivstar,” “Uklon” and “Helsi” brands.

As further described below, we operate one operating segment, Kyivstar, with revenue of US$1,157 million, US$919 million, and US$915 million for each of the years ended December 31, 2025, 2024 and 2023 respectively. Within our Kyivstar segment, we operate two related business lines: telecommunications services and digital, which accounted for approximately 89%, and 11% of our revenue for the year ended December 31, 2025, respectively and approximately 98% and 2% of our revenue for the year ended December 31, 2024, respectively. In our telecommunications services business, we provide mobile services, including voice, data, messaging and wireless internet as well as internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence and internet-TV via FTTB network connections. In our digital services business, we provide (i) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC, (ii) digital health services through Helsi, (iii) a suite of self-service options through our self-service app, MyKyivstar, (iv) big data and technology services via our technology company, Kyivstar.Tech and (v) ride-hailing and delivery through Uklon.

Corporate Information

Kyivstar Group is part of the VEON Group, a group of subsidiary companies for which VEON is the ultimate parent entity. VEON beneficially owns approximately 83.6% of the issued and outstanding Kyivstar Group Ltd. Common Shares. The chart below sets forth our significant subsidiaries as of December 31, 2025. The equity interests presented reflect our direct and indirect ownership interest. Our percentage ownership interest is identical to our voting power for each of the subsidiaries listed below. The following diagram depicts the simplified organizational structure of Kyivstar Group Ltd. and its subsidiaries.

BM — Bermuda

NL — Netherlands

UA — Ukraine

CY — Cyprus

UZ — Uzbekistan

*       Kyivstar Cayman Corp was liquidated on January 28, 2026.

**     Kyivstar Holdings B.V. was formerly known as VEON Holdings B.V.

***   Structure chart does not include Tabletki.ua or Shtorm LLC which became wholly owned subsidiaries of JSC Kyivstar in February 2026.

Kyivstar Group is an exempted company limited by shares under the Bermuda Companies Act, as amended and incorporated on March 7, 2025. As of August 14, 2025, following the consummation of the Business Combination between ourselves and Cohen Circle, Kyivstar Group became the direct parent of Kyivstar Holdings B.V. (besloten vennootschap), incorporated in the Netherlands, which owns and operates JSC Kyivstar. Our Common Shares and Warrants are listed on Nasdaq under the symbols “KYIV” and “KYIVW,” respectively.

Our registered office is located at 31 Victoria Street, Hamilton, HM10 Bermuda and our headquarters are located at Unit 517, Level 5, Index Tower, Dubai International Financial Centre (DIFC), United Arab Emirates. Our telephone number is +971 4 433 1145.

Our authorized representative in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, +1(212)-947-7200.

The Business Combination

Closing of the Transactions

On August 14, 2025 (the “Closing Date”), we consummated the previously announced business combination pursuant to the Business Combination Agreement. As of the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Transactions”):

•        the sale from Seller to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for newly issued Kyivstar Group Ltd. Common Shares and the Seller Loan Note (the “Sale”), whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd.,

•        the merger of Merger Sub with and into Cohen Circle upon the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Merger”), with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd. and

•        the other transactions contemplated by the Business Combination Agreement.

Prior to Closing, a total of 5,847,015 Cohen Circle ordinary shares were redeemed for a value of approximately $60.8 million, resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. As of August 14, 2025, subsequent to Closing, there were 230,863,523 Kyivstar Group Ltd. Common Shares issued and outstanding.

Pursuant to the Business Combination Agreement, at the Closing, Kyivstar Group Ltd., the Sponsors and the Seller (the Sponsors and the Seller collectively, the “Registration Rights Holders”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Kyivstar Group Ltd. agreed to register for resale the Kyivstar Group Ltd. Common Shares held by Sponsors and the Seller. Pursuant to the Registration Rights Agreement, the Sponsors and the Seller have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares held by such parties following the consummation of the Business Combination. The Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein). The Kyivstar Group Ltd. Common Shares that are the subject of the registration rights granted to the Sponsors under the Registration Rights Agreement are being offered hereunder.

On July 9, 2025 and July 10, 2025, Kyivstar Group Ltd., Cohen Circle and certain holders of Cohen Circle Class A Ordinary Shares (the “Non-Redeeming Shareholders”) prior to Closing, entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which an aggregate of 757,745 Common Shares were issued to the Non-Redeeming Shareholders in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares. The Non-Redemption Agreements granted certain registration rights in respect of the Kyivstar Group Ltd. Common Shares issued to the Non-Redeeming Shareholders, which are being offered hereunder.

On March 18, 2025, Cohen Circle, Kyivstar Group Ltd., the Sponsors, Cantor and the Seller entered into a sponsor agreement (as amended, the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the Closing Date, effective immediately prior to the Merger and conditioned upon the Closing, the Sponsors agreed to cancel and forfeit (i) 2,609,647 Cohen Circle Class B Ordinary Shares and (ii) all 238,333.33 Cohen Circle Private Placement Warrants, in each case held by the Sponsors. The Sponsor Agreement also provides for (a) certain restrictions on the transfer of 3,971,515 Common Shares to be issued to the Sponsors at Closing until the earlier of (i) 180 days following the Closing Date, (ii) the price of Kyivstar Group Ltd. Common Shares meeting or exceeding $13.50 for 20 trading days of any consecutive 30 trading days, and (iii) immediately prior to a liquidation event (the earlier of (i), (ii) and (iii), the “Lock-Up Release”), subject to certain permitted transfers as set forth therein and (b) certain vesting conditions on 1,323,838 Common Shares to be issued to the Sponsors at Closing, in each case on the terms and subject to the conditions set forth in the Sponsor Agreement.

On March 17, 2025, the Seller, the Sponsors and Kyivstar Group Ltd. entered into a lock-up agreement (the “Seller Lock-Up Agreement”) providing for, among other things, certain restrictions on the transfer of 95% of the Kyivstar Group Ltd. Common Shares to be issued to the Seller at Closing until the Lock-Up Release.

As of January 2026, the Lock-Up Release under the Sponsor Agreement and the Seller Lock-Up Agreement has taken effect.

Recent Developments

Acquisition of ISP Shtorm LLC

In February 2026, in line with our strategy to enhance our market leadership, we further expanded our fixed-line telecommunications capabilities with the acquisition of Shtorm, a regional internet service provider, for a total consideration of US$10 million. Shtorm provides services under the Shtorm brand in Kirovohrad Oblast, covering the cities of Kropyvnytskyi, Oleksandriia, and 132 surrounding settlements. Shtorm has well-developed telecommunications infrastructure and uses xPON, FTTB, and WiMAX technologies. Currently, the company serves over 50,000 subscribers.

5G Pilot

In January 2026 Kyivstar launched a 5G test zone in the city of Lviv, Ukraine. The goal of the pilot is to test 5G in real-life urban conditions, with expansion of pilot services over the course of 2026 expected for cities including Borodianka, Kharkiv, Kyiv and Odesa. While the company does not expect a national deployment of 5G coverage until an indeterminate point after the resolution of the war, Kyivstar continues to focus on its previously announced “4G Everywhere” strategy and network modernization.

Acquisition of Tabletki.ua

Following regulatory approval from the Antimonopoly Committee of Ukraine, JSC Kyivstar signed a definitive agreement and completed the transaction for the acquisition of Tabletki.ua for US$160 million, paid in UAH in Ukraine. Tabletki.ua is a leading Ukrainian online platform that enables consumers to search for, compare and reserve medicines and other products at local pharmacies.

Tabletki.ua operates a nationwide digital platform aggregating information on the availability and pricing of medicines, medical devices and other health-related products and has partnerships with more than 14,000 pharmacies across Ukraine, and facilitated an average of 14 million online bookings per month in 2025.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

As a “foreign private issuer,” as defined by the SEC, Kyivstar Group Ltd. is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including Kyivstar Group Ltd., to comply with various corporate governance practices. In addition, the Nasdaq rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

As a foreign private issuer, Kyivstar Group Ltd. intends to follow home country practice in lieu of the following Nasdaq requirements:

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present. The independent directors may choose to meet in executive session at their discretion.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements.

•        Kyivstar Group Ltd. does not intend to follow Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common shares (or securities convertible into or exercisable for common shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common shares. Kyivstar Group Ltd. will follow Bermuda law with respect to any requirement to obtain shareholder approval in connection with any private placements of equity securities.

Other than as discussed above, Kyivstar Group Ltd. intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Kyivstar Group Ltd. may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following its home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

Although Kyivstar Group Ltd. may rely on certain home country corporate governance practices, it must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, Kyivstar Group Ltd. must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority and requires that the Audit Committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

Kyivstar Group Ltd. intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Kyivstar Group Ltd. is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Controlled Company Status

As of the date of this prospectus, VEON beneficially owns approximately 83.6% of the issued and outstanding Kyivstar Group Ltd. Common Shares. As a result of VEON’s ownership, Kyivstar Group Ltd. is a “controlled company” within the meaning of the Nasdaq corporate governance rules. Under these rules, a listed company of which a majority of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As a controlled company, available exemptions under the rules will mean that Kyivstar Group Ltd. is not required to comply with certain corporate governance requirements, including that (i) a majority of the Kyivstar Group Board consist of independent directors, as defined under the Nasdaq listing rules, (ii) Kyivstar Group Ltd.’s director nominations be made, or recommended to the full Kyivstar Group Board, by the independent directors or by a Nomination Committee that consists entirely of independent directors and (iii) Kyivstar Group Ltd. have a Remuneration Committee that consists entirely of independent directors. Kyivstar Group Ltd. does not currently intend to, but may in the future, take advantage of some or all of the foregoing exemptions. Therefore, shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Kyivstar Group Ltd. Common Shares continue to be listed on Nasdaq, we will continue to rely on the exemptions afforded to foreign private issuers described above. In the event that we cease to be a “controlled company” and no longer qualify as a foreign private issuer, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Ownership of our Common Shares and to Being a Public Company — Kyivstar Group Ltd., as a “controlled company” within the meaning of the rules of the Nasdaq, qualify for certain exemptions from Nasdaq corporate governance requirements.” See also, “Management — Director Independence.”

Risk Factor Summary

The Company’s business and an investment in Kyivstar Group Ltd. Common Shares are subject to numerous risks and uncertainties. You should carefully read this prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

Risks Related to the ongoing war in Ukraine

•        We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.

•        Our independent auditors have included a going concern emphasis paragraph in their opinion as a result of the effects of the ongoing war in Ukraine.

•        We have suffered reputational harm as a result of the ongoing war in Ukraine.

•        We may face the risk of nationalization or confiscation of our operations and assets.

•        We have seen and may continue to see changes in customer demand due to migration and population shifts.

Risks Related to our Market

•        The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.

•        We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.

•        Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.

•        We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive positions and, in turn, materially harm our businesses.

•        High acquisition and deployment costs of 5G may adversely affect our ability to provide high-quality services and may increase our operating expenses.

•        The telecommunications industry is highly capital intensive and requires substantial and ongoing expenditures of capital.

Risks Related to our Operations

•        If we are unable to successfully implement our strategic initiatives, including acquisitions and divestitures, the growth and other benefits we expect to achieve may not be realized.

•        Our core growth strategies of expanding our digital offerings and investing in 4G connectivity may not be successful.

•        We are exposed to foreign currency exchange loss, fluctuation and translation risks.

•        We have experienced and are continually exposed to cyberattacks both to our own operations or those of our third-party providers.

•        From time to time, we recognize impairment charges, some of which can be substantial.

•        Our equipment and systems are subject to disruption and failure.

•        Our strategic partnerships and relationships carry inherent business risks.

•        If we are unable to retain or motivate key personnel, hire qualified personnel, or implement our strategic goals or corporate culture through our personnel, we may not be able to maintain our competitive position or to implement our business strategy.

•        We depend on third parties for certain services and equipment, infrastructure and other products important to our business.

•        If Huawei, FiberHome or other Chinese-origin telecommunications equipment are designated as high-risk or prohibited in Ukraine, we may be required to replace existing RAN infrastructure or other network and power systems at significant cost and accelerate our transition to alternative suppliers, which may result in significant operational disruptions and adversely affect our business and operations.

•        We do not have direct control over the infrastructure and networks that we depend on to provide telecommunication services to our customers.

•        The loss of important intellectual property rights, as well as third-party claims that we have infringed on their intellectual property rights, could significantly harm our business.

•        Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material liability we incur.

•        Our revenue performance can be unpredictable by nature, as a large majority of our customers have not entered into long-term fixed contracts with us.

•        Our use of, or reliance on, artificial intelligence and automated technologies could expose us to additional operational, regulatory, reputational and financial risks.

Risks Related to our Relationship with VEON

•        We are dependent on VEON for certain aspects of our business

•        VEON may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Kyivstar Group.

Risks Related to Liquidity and Capital

•        We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.

•        Our indebtedness and debt service obligations, and any future indebtedness and debt service obligations, could decrease our cash flow, which could adversely affect our business and financial condition.

Risks Related to Regulatory and Legal Matters

•        The telecommunications industry is a highly regulated industry and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.

•        Violations of and changes to applicable sanctions and embargo laws, including export control restrictions, may harm our business.

•        New or proposed changes to laws or new interpretations of existing laws may harm our business.

•        We could be subject to tax claims and repeated tax audits that could harm our business.

•        Changes in tax treaties, laws, rules or interpretations, including our determination of the recognition and recoverability of deferred tax assets, could harm our business, and the unpredictable tax systems and our performance may give rise to significant uncertainties and risks that could complicate our tax and business decisions.

•        The changes in regulatory requirements in banking and other financial systems and currency control requirements restrict our activities, including in relation to the ongoing war in Ukraine.

•        We may not be able to detect and prevent fraud or other misconduct by our employees, strategic partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties.

•        We are subject to anti-corruption laws.

•        We collect and process sensitive personal data and are therefore subject to evolving data privacy laws and heightened regulatory obligations that may require us to incur substantial costs and implement certain changes to our business practices that may adversely affect our results of operations.

•        We and our officers and employees are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.

•        Our telecommunications licenses are granted for specific periods and may be suspended, revoked or we may be unable to extend or replace these licenses upon expiration and we may be fined or penalized for alleged violations of law, regulations or license terms.

•        It may not be possible for us to procure in a timely manner, or at all, the permissions and registrations required for our base stations.

General Risk Factors Related to Kyivstar

•        Our business may be adversely impacted by work stoppages and other labor matters, including mobilization.

•        Adoption of new accounting standards and regulatory reviews could affect reported results and financial position.

Risks Related to Ownership of our Common Shares and to Being a Public Company

•        We do not expect to pay any dividends on our Common Shares for the foreseeable future, which means your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Shares.

•        The principal asset of Kyivstar Group is its interest in JSC Kyivstar and its subsidiaries.

•        We will incur increased costs and obligations as a result of being a public company.

•        Various factors may limit our ability to declare and pay dividends.

•        The market price of our Common Shares may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

•        Sales, or the perception of sales, of our Common Shares by VEON could adversely affect the market price of our Common Shares.

•        A market for our Common Shares may not develop, which could adversely affect the liquidity and price of our securities.

•        The issuance of additional Common Shares or other debt or equity securities by us, or the possibility of future sales of such securities by us, could make it difficult for another company to acquire us, may dilute your ownership of the Company and could adversely affect the price of our Common Shares.

•        Future resales of our Common Shares may cause the market price of our Common Shares to drop significantly, even if our business is doing well.

•        We, as a “controlled company” within the meaning of the rules of the Nasdaq, qualify for certain exemptions from Nasdaq corporate governance requirements.

•        The reduced public company reporting requirements applicable to “emerging growth companies” may make our Common Shares less attractive to investors.

•        Kyivstar management has limited experience in operating as a standalone public company.

•        If we are unable to maintain an effective system of internal controls and compliance, its business and reputation could be adversely affected.

•        Our failure to timely and effectively implement appropriate controls and procedures could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

•        As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

•        If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Shares could decline.

•        There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors.

Summary Terms of the Offering

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Common Shares. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.

Resale of Common Shares
Common Shares offered by the Selling Securityholders

up to 4,350,266 Kyivstar Group Ltd. Common Shares, par value $0.01 per share, comprising:

•   up to 4,071,410 Common Shares issued to the Sponsors in connection with the Merger; and

•   up to 278,856 Common Shares issued to Non-Redeeming Shareholders pursuant to the Non-Redemption Agreements.

Issuance of Common Shares Upon Exercise of Warrants
Common Shares issuable upon exercise of Warrants	up to 7,666,629 Kyivstar Group Ltd. Common Shares, par value $0.01 per share, issuable upon exercise of 7,666,629 Kyivstar Group Ltd. Warrants.
General
Common Shares issued and outstanding	230,863,624
Common Shares outstanding and on a fully diluted basis assuming the exercise of all outstanding warrants and options	238,530,253
Use of proceeds

All of the Common Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of $88,166,233.50 from the exercise of Warrants, assuming the exercise of all 7,666,629 of our outstanding Warrants for cash at an exercise price of $11.50 per Common Share.

Lock-up restrictions

Certain of the Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Resale — Lock-Up Agreements.”

As of January 2026, the Lock-Up Release under the Sponsor Agreement and the Seller Lock-Up Agreement has taken effect.

Dividend policy

The Company has not paid any cash dividends on its equity securities to date. The payment of any cash dividends will be within the discretion of the Kyivstar Group Board. It is currently not expected that the Kyivstar Group Board will declare any dividends in the foreseeable future. Further, the ability of the Company to declare dividends may be limited by the terms of financing or other agreements entered into by the Company or its subsidiaries from time to time. The Company has not identified a paying agent in relation to any payment of cash dividends. See “Dividend Policy.”

Risk factors

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Shares.

Market for our Common Shares	Our Common Shares are listed on Nasdaq under the symbol “KYIV.”

Risk Factors

You should carefully consider the risks described below before making an investment decision in our securities. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. The following discussion should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and accompanying notes thereto included in this prospectus.

Risks Related to the ongoing war in Ukraine

We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.

As a leading telecommunications provider and digital business in Ukraine, we are affected in many ways by the war. We expect to continue to face challenges with our performance in Ukraine, which may be exacerbated as the war continues. Furthermore, an escalation of the war could result in further instability or worsening of the overall political and economic situation in Ukraine, Europe and/or in the global economy, which may, in turn, adversely impact our business and results of operations. Due to the highly uncertain environment and inherent danger in Ukraine, it is difficult to execute comprehensive contingency planning in Ukraine.

The ongoing war in Ukraine and its direct and indirect consequences have impacted and, if the war is prolonged or escalates, may continue to significantly impact our infrastructure and assets. Due to the nature of the war, we cannot assess with certainty whether destructive events are likely to occur, and these events may occur suddenly and without warning. Specifically, the ongoing war has caused partial damage to our sites. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — The War in Ukraine.”

Certain of our key infrastructure and assets located within Ukraine, or such infrastructure and assets owned by third parties which we rely on to operate our business, could be severely damaged, seized or may be subject to appropriation if Russian forces obtain control of the regions within Ukraine where those assets are situated. These actions, if they occur, could have an adverse effect on our ability to continue to operate. Our ability to provide services may be impaired if our infrastructure is significantly damaged, destroyed or occupied.

We and UTC have experienced partial destruction of our infrastructure in Ukraine. Since the beginning of the full-scale invasion of Ukraine by Russia, approximately 5% of our combined telecommunication network having been damaged or destroyed, of which about 82% was restored as of December 31, 2025. In addition, approximately 5% of our telecommunication network remained non-functional due to its location in Russian-occupied territories as of December 31, 2025. There can be no assurance that our Ukrainian network will not sustain additional major damage and that such damage can be repaired in a timely manner as the war continues. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges ensuring that our network assets in Ukraine have a power source. As of December 31, 2025, we funded the installation of approximately 3,740 generators (stationary diesel generators, mobile diesel generator and third-party stationary diesel generators) and approximately 252,000 additional batteries for backup capacity and improved network resilience. There can be no assurance that such capacity will be sufficient to meet regulatory requirements or improve our network resilience. If we do not maintain adequate backup capacity, we could be subject to fines and reputational harm, which could adversely affect our business and results of operations.

The war, and related economic sanctions and export control actions against Russia, have also led to a surge in certain commodity prices and other inflationary pressures, which has had an effect on our operating costs and on our customers (and their spending patterns). For example, our blended electricity tariff (the average price we pay for electricity) increased by 19.5% in 2025, 27.3% in 2024 and 28.1% in 2023. Although commodities prices have generally fallen below their pre-war levels, if the global supply of certain commodities is further restricted as a result of geopolitical or other developments, additional sanctions on fossil fuel exports from Russia are imposed or the existing sanctions are accelerated or tightened, the price increases for related products may be exacerbated. Such price increases or other inflationary pressures and increased fuel prices make it more expensive for us to operate and power our networks and may cause further strain on our customers. See “— Risks Related to our Market — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

We have incurred additional maintenance capital expenditures to maintain, and repair damage to, our mobile and fixed-line telecommunications infrastructure resulting from the ongoing war. For the year ended December 31, 2025, our costs related to security, fuel for diesel generators, batteries, mitigation measures (which were aimed at protecting the energy independence of our telecom network in the event of further attacks on the energy infrastructure) and other costs were approximately US$34 million (UAH 1,400 million) compared to US$49 million (UAH 2,025 million) for the year ended December 31, 2024. In the fourth quarter of 2025, we received a payout of approximately US$10 million from our voluntary property damage and business interruption insurance policies. The compensation relates to damages and business interruption losses incurred as a result of the war. Based on management’s assessment, the compensation was allocated between property damage and business interruption according to the nature of the underlying losses. Starting from 2023, war risk insurance is no longer available for operations in Ukraine. While the war persists, we expect these costs will continue, and could increase and there is no expectation of insurance payouts or, even if there are, if they will be available or fully cover these costs, which could have a material adverse effect on our business and prospects.

Further, restrictions applicable in Ukraine to all foreign-owned companies, in addition to the potential of further sanctions, have led to limitations on our ability to upstream funds from JSC Kyivstar to Kyivstar Group. In addition, we are subject to restrictions on making certain payments abroad (such as acquisitions, interest and principal payments on loans, financing of any affiliate companies or representative offices offshore). To the extent that the Ukrainian Government may have concerns about the links of certain shareholders of VEON, our majority shareholder, to individuals sanctioned in Ukraine, potential prohibitions on the transfer of technology and intellectual property rights to Kyivstar from VEON, along with prohibitions on renting state property and land and prohibitions on participation in public procurement impacting business to government revenue, may also apply.

Our independent auditors have included a going concern emphasis paragraph in their opinion as a result of the effects of the ongoing war in Ukraine.

The audited consolidated financial statements included in this prospectus have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and satisfaction of liabilities and commitments in the normal course of business. Due to the unknown duration and extent of the war and the uncertainty of further sanctions in response to the war that may be imposed, there are material uncertainties related to events or conditions that may cast significant doubt (or raise substantial doubt as contemplated by U.S. Public Company Accounting Oversight Board standards) on our ability to continue as a going concern. These material uncertainties relate to our ability to maintain our customer base, security risks, potential new sanctions and export controls imposed by the United States, the European Union and the United Kingdom that could potentially impact VEON’s ability to transfer technology and intellectual property rights to Kyivstar, renting of state property and land, prohibitions on participation in public procurement impacting business to government revenue and our financial performance as a whole. After evaluating the uncertainties mentioned above and other conditions and events discussed in our audited consolidated financial statements included elsewhere in this prospectus in the aggregate, our independent registered public accounting firm, in its report on our consolidated financial statements as of December 31, 2025, 2024 and 2023 for each of the three years ended December 31, 2025, 2024 and 2023, has emphasized management’s conclusion on “Note 1 — General Information” to our audited consolidated financial statements included elsewhere in this prospectus that there is substantial doubt about our ability to continue as a going concern for at least 12 months after the date that the consolidated financial statements included elsewhere in this prospectus have been issued. Although we have taken a number of measures to protect our liquidity and cash provisions, given the uncertainty and exogenous nature of the ongoing war in Ukraine and potential for further sanctions and counter-sanctions, and future imposition of external administration over our Ukrainian operations, there can be no assurance that we will be successful in implementing these initiatives or that the contingencies outside of our control will not materialize. See “Note 1 — General Information” to our audited consolidated financial statements included elsewhere in this prospectus for a more detailed discussion of the going concern emphasis paragraph.

We have suffered reputational harm as a result of the ongoing war in Ukraine.

The following ultimate beneficial owners of LetterOne, a 45.46% shareholder in VEON, our majority shareholder, are the target of sanctions in the European Union, United States and United Kingdom: Mikhail Fridman, Petr Aven, Alexey Kuzmichev and German Khan, (collectively, the “Designated Persons”). Mr. Fridman resigned from VEON’s board of directors effective February 28, 2022. None of the other Designated Persons were members of VEON’s board of directors. We understand, based on a memorandum provided by LetterOne that Mr. Fridman and Mr. Aven are shareholders in LetterOne (approximately 37.86% and 12.13%, respectively) and that Mr. Khan and Mr. Kuzmichev are no longer shareholders in LetterOne. In October 2022, Ukraine imposed sanctions for a ten-year period against Mikhail Fridman and Petr Aven, as well as Andrey Kosogov, who is also a shareholder in LetterOne (holding approximately 47.24% of LetterOne’s shares based on a LetterOne memorandum dated May 24, 2022 and updated February 28, 2023, October 1, 2023, April 25, 2024 and October 23, 2025).

LetterOne has not been listed as a designated person under the United States’, United Kingdom’s or the European Union’s sanctions. Further, neither we nor VEON have been named as, and we have each concluded that we are otherwise not, the target of the United States’, United Kingdom’s, the European Union’s or Ukraine’s sanctions. Sanctions targeting Messrs. Fridman and Aven do not impose a prohibition on EU, UK, or U.S. persons conducting business with VEON. However, in the event that parties targeted by U.S. blocking regulations were to own 50% or more of VEON’s publicly listed shares, we and VEON could ourselves become blocked parties and U.S. persons would be restricted from dealing with us absent an exception, exemption, or authorization. These restrictions would impact their ability to sell, transfer or otherwise deal in or receive payments with respect to our securities. Our operations, access to capital and the price of our securities would also be severely negatively impacted as a result.

As a result of the association of Designated Persons with LetterOne, even after the sale of VEON’s Russian operations, VEON has suffered and may continue to suffer reputational harm, which may directly or indirectly impact us. Moreover, notwithstanding the sale of VEON’s Russian operations, some multinational companies and firms, including certain of our service providers, partners and suppliers, have chosen of their own accord to cease transacting with us or companies that they perceive to be affiliated with Russia (i.e., self-imposed sanctions), as a result of the ongoing war in Ukraine. In addition, even where multinational companies and firms are willing to transact with us, we have been and may continue to be subject to lengthy due diligence processes that at times cause significant delays in the transaction process. To the extent that the ongoing war in Ukraine continues or further escalates, the list of companies and firms refusing to transact with companies they determine or perceive to be Russian or Russian-affiliated, including as a result of ultimate beneficial owners of such companies, such as our majority shareholder, may continue to grow.

Such actions have the equivalent effect, insofar as the ability to transact with such companies is concerned, as if the companies that are perceived to be Russia-based or Russian-affiliated companies were the target of government-imposed sanctions. In the event the association of LetterOne’s involvement continues to have an impact on certain of our operations, the inability or reduction in business with our key suppliers, business partners and other key counterparties could have a material adverse impact on our business, financial condition, results of operations, cash flows or prospects.

We may face the risk of nationalization or confiscation of our operations and assets.

We are subject to a number of risks associated with Ukraine’s martial law restrictions and certain of our majority shareholder’s ultimate beneficial owners, which may result in nationalization or confiscation of our operations or assets.

Nationalization legislation and actions

In May 2023, pursuant to existing Ukrainian nationalization laws (the “Nationalization Laws”), the President of Ukraine signed an initial package of restrictive measures relating to 41 entities. Kyivstar was not among the entities named, but the measures affected a number of large Ukrainian companies, including Zaporizhstal, one of Ukraine’s largest metallurgical companies, due to Russian ownership in the company’s structure. Furthermore, as part of the measures adopted by Ukraine in response to the ongoing war with Russia, amendments to the Nationalization Laws have been approved by the Ukrainian Parliament and, as of the date of this prospectus, are awaiting signing by the President of Ukraine (the “Nationalization Laws Amendments”).

Among other things, the Nationalization Laws Amendments extend the definition of “residents” whose property in Ukraine (whether owned directly or indirectly) can be seized under the Nationalization Laws to include property owned by the Russian state, Russian citizens, other nationals with a close relationship to Russia, residing or having a main place of business in Russia, or legal entities operating in Ukraine whose founder or ultimate beneficial owner is the Russian state or are controlled or managed by any of the individuals identified above. It is currently unclear when the President of Ukraine will sign the Nationalization Laws Amendments into law, if at all.

Separately, in April 2023, the Ukrainian Parliament approved measures to allow for the nationalization of Sense Bank (previously known as Alfa Bank), one of Ukraine’s largest commercial banks, on the basis that Sense Bank is a systemically important bank in Ukraine and it had shareholders that were sanctioned by Ukraine, including Mikhail Fridman and Petr Aven, who are shareholders in LetterOne.

Corporate rights seizure

From October 4, 2023 through November 29, 2024, the Ukrainian courts froze all “corporate rights” of Mikhail Fridman in 20 Ukrainian companies in which he holds a beneficial interest, while criminal proceedings, which are unrelated to VEON or Kyivstar Group, were initiated in Ukraine against Mikhail Fridman and are still in progress. After the announcement of the SSU, we received notification from our local custodian that the following percentages of the corporate rights in the following entities had been frozen: (i) 47.85% of JSC Kyivstar, (ii) 100% of UTC, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi. The freezing of these corporate rights prevented any transactions involving the shares of JSC Kyivstar from proceeding.

We promptly appealed the freezing order imposed by the Ukrainian court. On October 30, 2023, VEON announced that two appeals had been filed with the relevant Kyiv courts, challenging the freezing of the corporate rights in JSC Kyivstar and UTC and requesting the lifting of the freezing of corporate rights. In December 2023, the court rejected the appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion with Shevchenkivskyi District Court of Kyiv requesting cancellation of the freezing of corporate rights in UTC. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in JSC Kyivstar, Kyivstar.Tech and Helsi Ukraine.

Subsequently, on November 29, 2024, prior to the Kyivstar Group’s listing in August 2025, the Shevchenkivskyi District Court of Kyiv ruled in favor of the request to unfreeze 47.85% of VEON’s corporate rights in JSC Kyivstar, 100% of VEON’s corporate rights in its “other Ukrainian subsidiaries”: UTC, Kyivstar.Tech and Helsi (for which 69.99% was frozen by the Ukrainian courts). The decision fully removed the restrictions on VEON’s corporate rights imposed by the Ukrainian courts on us and UTC. See “Business — Litigation and Other Proceedings — Blocking of Voting Rights of VEON in JSC Kyivstar.”

Following the decision of the Shevchenkivskyi District Court of Kyiv, we are continuing to work with our local custodian to remove any remaining restrictions in respect of corporate rights; however, there can be no assurance that such removal will be achieved and we cannot rule out the possibility that Ukrainian courts may in the future freeze, or impose the same or different restrictions on, our corporate rights. See “Business — Litigation and Other Proceedings — Blocking of Voting Rights of VEON in JSC Kyivstar.”

Government powers under martial law

On February 24, 2022, Ukraine declared martial law and introduced measures in response to the ongoing war with Russia. In February 2022, the Ukraine Security Council Secretary indicated that, at the end of the application of martial law, assets which the Ukrainian government has taken control of pursuant to the martial law can be returned to their owners or such owners may be appropriately compensated. Restrictions applicable in Ukraine to all foreign-owned companies have already led to restrictions on the upstreaming of dividends. On January 14, 2026, the Ukrainian parliament approved the extension of the martial law period to May 4, 2026. This extension was signed by the President of Ukraine on January 26, 2026. Currently, it is not possible to predict how long the martial law in Ukraine will last, whether any additional restrictions will be introduced or how long the restrictions will last. There can be no assurance that the Ukrainian authorities will not further extend or use its powers under martial law in ways that will materially and adversely affect our operations and financial condition.

Amending sanctions legislation

In April 2024, draft amendments to the Law of Ukraine “On Sanctions” of August 14, 2014 were introduced in the Ukrainian Parliament (the “Sanctions Law Amendments”), which could be applicable to our business. Under the proposed Sanctions Law Amendments, the Ukrainian government may petition the relevant Ukrainian court to confiscate 100% of the corporate rights in any Ukrainian company if a person sanctioned by Ukraine, directly or indirectly holds a stake in such company, regardless of the percentage of the stake or the manner in which it is held. Following such confiscation, shares in such companies that are attributable to non-sanctioned persons would be held in escrow and would eventually be redistributed to such non-sanctioned persons upon application for redistribution.

The voting and dividend rights of non-sanctioned persons would be suspended from the moment the shares are placed into escrow until redistribution. If non-sanctioned persons fail to apply for formalization of their ownership within five years from the confiscation, their shares would be transferred to the state of Ukraine without compensation. In August 2024, the Sanctions Law Amendments were withdrawn but the possibility cannot be excluded that similar proposals may be introduced in the Ukrainian Parliament at a later date.

Further, on January 14, 2025, the Ukrainian government registered in the Parliament the Draft Law on Amendments to the Criminal Code of Ukraine and the Criminal Procedure Code of Ukraine and the Law of Ukraine “On Sanctions” regarding the establishment of liability for violation of special economic and other restrictive measures. Under the proposed laws, certain actions pertaining to the violation and circumvention of certain sanctions restrictions would be criminally punishable. On June 3, 2025, the Parliament approved the Draft Law on Amendments to the Criminal Code of Ukraine and the Criminal Procedure Code of Ukraine and the Law of Ukraine “On Sanctions” in the first reading. The Draft Law is subject to a second reading in the Parliament.

Ukraine imposed sanctions for a ten-year period against Mikhail Fridman, Petr Aven and Andrey Kosogov due to their ownership in LetterOne in October 2022. These sanctions apply exclusively to the sanctioned individuals and do not have a direct impact on VEON or Kyivstar as these individuals are not part of VEON’s corporate governance mechanisms nor are they able to exercise any rights regarding VEON or Kyivstar. However, we cannot rule out the potential impact of these sanctions on banks’, lenders’ and other parties’ readiness to transfer dividends in the event the above restrictions are lifted, or the nationalization risk such measures pose to us. Furthermore, the government of Russia has introduced countermeasure sanctions which have subjected or could subject us and our employees to restrictions or liabilities, which could include international funds transfer restrictions, asset freezes or other restrictive measures.

The sanctions against certain of VEON’s beneficial owners posed further challenges to our business and operations. See “— We have suffered reputational harm as a result of the ongoing war in Ukraine.” We have faced challenges and expect we will continue to face challenges in conducting business, including with international financial institutions, rating agencies, auditors and international equipment suppliers, including suppliers of our telecommunications equipment, which can impact our ability to raise funds from international capital markets, acquire equipment from international suppliers or access assets held abroad. See “— We have suffered reputational harm as a result of the ongoing war in Ukraine.”

In addition, we may face increased challenges with appointing international financial institutions as a result of the issuance of Executive Order 14114 in December 2023, which amended Executive Order 14024, to authorize the U.S. Secretary of the Treasury to impose sanctions on non-US financial institutions in the event it determines such institutions have conducted or facilitated any significant transaction or transactions, or provided any service, involving companies operating in Russia’s technology sector among others sectors. Moreover, if we become the target of U.S., EU or U.K. sanctions, investors subject to the jurisdiction of an applicable sanctions regime may become restricted in their ability to sell, transfer or otherwise deal in or receive payments with respect to our securities. See “— Risks Related to Regulatory and Legal Matters — Violations of and changes to applicable sanctions and embargo laws, including export control restrictions, may harm our business.”

Government prosecution

According to press reports, on September 25, 2024, the Ministry of Justice of Ukraine filed a suit with the Ukraine High Anti-Corruption Court seeking confiscation of the shares in various companies related to Mikhail Fridman, Petr Aven and Andrey Kosogov and the company Rissa Investments Limited, in which certain of these individuals hold an interest. None of the shares reported to be targeted by such action are related to VEON or Kyivstar. However, we cannot rule out the possibility that we may be the target of, or may otherwise be impacted by, similar actions against the aforementioned LetterOne shareholders, given the previous restrictions on us as a result of LetterOne’s VEON shareholdings.

We have seen and may continue to see changes in customer demand due to migration and population shifts.

Customer demand for our services may increase or decrease depending on the fluctuations in the Ukrainian population as a result of Ukrainians relocating in or out of the country due to the ongoing war. For example, as of January 2026, the United Nations High Commissioner for Refugees estimated that approximately 5.9 million refugees from Ukraine have been recorded globally, and the country has sustained significant damage to infrastructure and assets.

If the ongoing war persists and Ukrainian refugees choose to relocate permanently outside of Ukraine and switch to local providers, we could lose a significant number of subscribers, which could have a material impact on our customer base, as well as their use and spending on our services. We may also experience fluctuations in the demand for our services if our customers experience difficulties in accessing or using our products and services outside of Ukraine, either as a result of roaming arrangements with our network providers or as a result of switching to a different provider on a temporary or permanent basis. We have experienced a decline in revenue generated from IMTRs charged to Ukrainian customers due to implemented EU policies that regulate roaming charges for Ukrainians.

In June 2024, Ukrainian President Volodymyr Zelenskyy signed a law establishing a single roaming area with the EU, ensuring that Ukrainian mobile users can continue to use their devices in EU countries without additional charges and vice versa for EU visitors in Ukraine. With Ukraine joining the single roaming area under the “Roam Like at Home” Regulation as of January 1, 2026, we expect the decline in rates charged to Ukrainian customers as a result of the regulation to continue to affect our revenue generation.

Risks Related to our Market

The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.

As a leading telecommunications and digital business in Ukraine, our operations are subject to macroeconomic risks, geopolitical developments and unexpected global events that are outside of our control. Unfavorable economic conditions may have a direct negative impact on the financial condition of our customers, which in turn will affect a significant number of our current and potential customers’ spending patterns, in terms of both the products and services they subscribe to and usage levels. During such downturns, it may be more difficult for us to grow our business, either by attracting new customers or by increasing usage levels among existing customers, and it may be more likely that customers will downgrade or disconnect their services, making it more difficult for us to maintain our ARPU and subscriber numbers at existing levels. In addition to the potential impact on revenue, ARPUs, cash flow and liquidity, such economic downturns may also impact our ability to decrease our costs, execute our strategies, take advantage of future opportunities, respond to competitive pressures or meet unexpected financial requirements.

Adverse global developments such as wars, terrorist attacks, natural disasters, pandemics, trade wars and the like, have impacted and could continue to impact the global economy for the foreseeable future. For example, the armed conflict between the United States, Israel and Iran that commenced on February 28, 2026, has further exacerbated political and financial instability in the Middle East. The conflict involves joint U.S. and Israeli military operations targeting Iranian military and government facilities. In response, Iran has launched retaliatory missile and drone attacks on Israel, U.S. military assets and Gulf states, including the United Arab Emirates, Saudi Arabia, Qatar, Kuwait and Bahrain. This conflict has caused significant casualties in the region, disrupted commercial air travel, damaged critical infrastructure (including airports), suspended shipping through the Strait of Hormuz and led to severe volatility in global oil and natural gas markets. The duration and ultimate scope of this conflict remain highly uncertain. A prolonged or expanding conflict could result in sustained disruptions to regional and global economic conditions, continued volatility in energy markets and further deterioration of commercial and financial activity across the Middle East. Significant losses sustained by Gulf Cooperation Council states could have a dramatic adverse effect on global investment flows and economic stability. Our corporate headquarters and that of our parent company, VEON, is located in United Arab Emirates, which is among the Gulf states that have been directly affected by the conflict. We have implemented measures to support and protect our employees in Dubai during this period of heightened regional instability. While the conflict has not, to date, had a material adverse effect on our operations outside the Gulf region, an escalation or prolonged continuation of hostilities could have spillover effects globally. As a result, we face heightened exposure to the risks arising from this regional instability, including potential threats to the safety of our personnel, disruptions to local infrastructure, restrictions on commercial travel to and from the region and interruptions to our day-to-day operations, including the need to quickly implement remote work arrangements. Any escalation of hostilities in the region, including further attacks on the United Arab Emirates or its infrastructure, could have a direct and material adverse effect on our headquarters operations. Additionally, the indirect effects of a prolonged conflict including sustained elevated oil and energy prices, disruptions to global supply chains, reduced foreign investment in emerging markets and broader macroeconomic instability could adversely affect our operations, the economies of the markets in which we operate and the financial condition of our customers and business partners.

Financial and commodity markets have experienced significant volatility and energy prices have sharply increased mainly due to concerns regarding disruptions in oil and natural gas supply. Further, the ongoing war in Ukraine and its direct and indirect consequences have impacted and, if the war continues or escalates, may continue to impact both the global economy and our business and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation —The ongoing war in Ukraine.”

These adverse global developments and any spread or intensification of the forementioned conflicts could negatively impact our business, financial condition, results of operations, cash flows or prospects directly or indirectly. For example, the ongoing war in Ukraine, and the effect of such developments on the Ukrainian economy (and other closely tied economies), affected our results of operations and financial condition in the years ended December 31, 2025, 2024 and 2023, and will likely continue to affect our operations and financial condition for the foreseeable future.

Further, the increasing price of fossil fuels and uncertainty regarding inflation rates are expected to have broader adverse effects and may result in recessionary periods and lower corporate investment, which, in turn, could lead to economic strain on our business and on current and potential customers. We are also impacted by other geopolitical and diplomatic developments in countries in which we do not operate as such developments may have a knock-on effect on our business.

For example, heightened tensions between the major economies of the world, such as the United States and China or the imposition of tariffs on trading partners and retaliatory responses thereto, can have an adverse effect to the economies in which we operate, and therefore an adverse impact on our results of operations, financial condition and business prospects. While the U.S. Supreme Court recently struck down the tariffs imposed by President Trump, it did not address refunds for tariffs already paid, creating uncertainty regarding U.S. trade policy and potential responses from affected trading partners. These developments have further disrupted global supply chains and heightened economic uncertainty worldwide, exacerbating inflationary pressures, which may in turn negatively affect our customers’ spending patterns, including their spending on our services.

Our financial performance has been and may also continue to be affected by macroeconomic issues more broadly, including risks of inflation, deflation, stagflation, recessions, sovereign debt levels and the stability of currencies globally. In particular, the stability and resilience of the Ukrainian economy is dependent on ongoing financial, humanitarian and military assistance from Western allies, particularly the United States. A reduction or prolonged suspension of such aid, or uncertainty with respect to continued support, could place significant pressure on the Ukrainian government and economy, potentially resulting in currency devaluation, inflation, reduced spending and weakened consumer demand.

Further, global economic markets have seen extensive volatility over the past few years owing to the outbreak of the COVID-19 pandemic, the war in Ukraine, the war between Israel and Hamas, the escalation of the conflict between Israel and Iran, including the involvement of the United States, the closing of certain U.S. financial institutions by U.S. regulators from March 2023 and political instability. These events have created, and some may continue to create, significant disruption of the global economy, supply chains and distribution channels and financial and labor markets. If such conditions continue, recur or worsen, this may have a material adverse effect on customer demand, our business, financial condition and results of operations and our ability to access capital on favorable terms, or at all, and we could be negatively impacted as a result of such conditions and consequences. Furthermore, such economic conditions have produced downward pressure on share prices and on the availability of credit for financial institutions and corporations while also driving up interest rates, further complicating potential borrowing and lending activities.

If current levels of market disruption and volatility continue or increase, we might continue to experience reductions in business activity, increases in funding costs, decreases in asset values, additional write-downs and impairment charges and lower profitability. In addition, rising energy costs, as a result of, among other things, international sanctions policies as a response to the war in Ukraine, have resulted in many countries across the world experiencing high levels of inflation and lower corporate profits, causing increased uncertainty about the near-term macroeconomic outlook. The war in Ukraine has adversely impacted, and may continue to adversely impact, our number of customers, and the war and these other pressures could negatively impact customers’ discretionary spending, which could, in turn, affect our revenue, ARPU, cash flow and liquidity or our customers’ ability to pay for our services.

We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.

The markets in which we operate are highly competitive in nature, and we expect that competition will continue to increase. Competition in our telecommunications business may be intensified by further consolidation of or strategic alliances among our competitors, as well as new entrants in our markets. For example, the broadband segment in Ukraine has 1,800 providers in total, with the top three providers, based on number of subscribers, being Kyivstar, Ukrtelecom and DVL (formed as a result of the merger between Lifecell and Datagroup-Volia), which had a combined 24% of total market subscribers on average for the year ended December 31, 2024. With respect to our digital businesses, including Helsi, Tabletki.ua and Uklon, such dynamics are particularly acute, as technology shifts rapidly and customer retention tends to be even more challenging in digital domains.

Our financial performance has been and will continue to be impacted by our success in adding, retaining and engaging our customers. If our customers do not find our connectivity and digital services valuable, reliable or trustworthy, or otherwise believe competitors in our markets can offer better services, we may have difficulty retaining and engaging customers. See “Business — Competition.”

Each of the items discussed immediately below regarding the competitive landscape in which we operate could materially harm our business, financial condition, results of operations, cash flows or prospects:

•        society- or industry-wide impacts creating fundamental changes to customer behavior or customers’ purchasing power and potential regulatory or competitive practices encouraging price-based competition or price caps may harm our revenue growth potential;

•        with the increasing pace of technological developments, including new digital technologies and regulatory changes impacting the telecommunications industry and other markets in which our digital businesses operate, we cannot predict future business drivers with certainty, and we cannot assure you that we will adapt to these changes at a competitive pace. See “— We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive positions and, in turn, materially harm our business”;

•        we may be forced to utilize more aggressive marketing schemes to retain existing customers and attract new ones that may include lower tariffs, lower fees for digital services, handset subsidies or increased dealer commissions;

•        the continued growth of our business and results of operations will depend, in part, on our ability to extract greater revenue from our existing customers, including through the expansion of data services and the introduction of next generation technologies, which may prove difficult to accomplish. See “— We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive positions and, in turn, materially harm our business”;

•        competitors’ increasing use of artificial intelligence (“AI”) and automated technologies to enhance operational efficiency, pricing, marketing, network performance or customer engagement may allow them to compete more effectively or differentiate their offerings, and if we are unable to respond to such competitive dynamics, our market share and results of operations could be adversely affected;

•        we may be unable to deliver a better customer experience relative to our competitors, or our competitors may reach customers more effectively through better use of digital and physical distribution channels, which may negatively impact our market share;

•        as we expand the scope of our services, such as new networks, fixed-line residential and commercial broadband, cloud services, big data, digital TV, digital health and other services, we may encounter a greater number of competitors that provide similar services;

•        the liberalization of the regulations in Ukraine could greatly increase competition;

•        competitors may operate more cost-effectively or have other competitive advantages such as greater financial resources, market presence and network coverage, stronger brand name recognition, higher customer loyalty and goodwill and more control over domestic transmission lines;

•        current or future relationships among our competitors and third parties may restrict our access to critical systems and resources;

•        reduced demand for bundled services could impact our future profitability;

•        competition from OTT players offering similar functionality to us may increase, including digital providers offering VoIP calling, internet messaging and other digital services which compete with our telecommunications services; and

•        our competitors may offer integrated customer experiences, or may choose to develop OTT services, which may increase the competition we are facing.

Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.

We currently operate exclusively in Ukraine, aside from Uklon’s operations in Tashkent, Uzbekistan. Investors should fully appreciate the significance of the risks involved in investing in a Ukraine-based company and are urged to consult with their own legal, financial and tax advisors. In Ukraine, the government and judiciary have historically exercised broad discretion and are susceptible to the rapid reversal of political and economic policies, especially as a result of the war in Ukraine. See “— Risks Related to the ongoing war in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.” Furthermore, based on measurements such as Transparency International’s Corruption Perception Index, Ukraine poses a high risk of potential violations of the FCPA and other anti-corruption laws. The political and economic relations of Ukraine with other countries, such as Russia, are often complex and have resulted in, and may in the future result in, wars or conflicts, such as the ongoing war in Ukraine, which could materially harm our business, financial condition, results of operations, cash flows or prospects.

The Ukrainian market is also vulnerable to market downturns and economic slowdowns in the global economy. As has happened in the past, a slowdown in the global economy or an increase in the perceived risks associated with investing in frontier economies could dampen foreign investment in Ukraine and materially adversely affect its economy. In addition, the turnover of Ukraine’s political leaders or parties as a result of a scheduled election upon the end of a term of service or in other circumstances may also affect the legal and regulatory regime in Ukraine to a greater extent than turnover in more developed markets. Any of these developments could severely limit our access to capital and could materially harm the purchasing power of our customers and, consequently, our business. Such events could also create an uncertain regulatory environment, which, in turn, could impact our compliance with license obligations and other regulatory approvals. The nature of some of the legislation in Ukraine, such as the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of the legal and regulatory systems place the enforceability and, possibly, the constitutionality of laws and regulations in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could affect our ability to enforce our rights under our licenses or our contracts, or to defend our company against claims by other parties. See “— Risks Related to Regulatory and Legal Matters — The telecommunications industry is a highly regulated industry, and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.”

Historically, Ukraine has faced prolonged instability, particularly following Russia’s annexation of the Crimean Peninsula in March 2014 and the ongoing conflict in eastern Ukraine. Even if the current war in Ukraine reaches a peaceful resolution, tensions between Russia and Ukraine may persist, which could continue to have a material adverse effect on our business and results of operations. For example, our ability to provide service following the onset of the war with Russia has been significantly impacted due to power outages and damage to our infrastructure and we have had to significantly increase investments into repairs and upgrades to network and power infrastructure.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — The ongoing war in Ukraine” and “— Risks Related to the ongoing war in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

The spread of violence, or its intensification, could have significant political consequences, which could materially adversely affect the investment environment in Ukraine. These sentiments and adverse economic conditions could lead to restrictions on foreign ownership of companies in the telecommunications industry or nationalization, expropriation or other seizure of certain assets or businesses.

In frontier markets, government actions can often be unpredictable, particularly during periods of social or political unrest or military conflict. In Ukraine, there is relatively little experience in enforcing legislation enacted to protect private property against nationalization or expropriation. As a result, we may not be able to obtain proper redress in the courts, have and may continue to be required to expend resources to seek redress for such measures, and we may not receive adequate compensation if in the future the Ukrainian government decides to nationalize or expropriate some or all of our assets.

We may be unable to keep pace with technological changes and evolving industry standards, which could harm our competitive positions and, in turn, materially harm our businesses.

Our future success will depend on our ability to effectively anticipate and adapt to the changing technological landscape and the resulting regulations. The telecommunications industry is characterized by rapidly evolving technology, industry standards and service demands, which may vary by country or geographic region. The landscape and markets in which our digital businesses operate are similarly subject to rapid change, including from technology advancement and changes in customer behavior.

Our telecommunications business continues to focus on deploying 4G/LTE which we believe carries significant growth potential, especially when coupled with other measures that can reduce the mobile internet usage gap among populations already within mobile data coverage, such as affordability, increased smartphone penetration and relevant content. We invest in expanding the coverage of 4G networks and improving the quality of the mobile voice and data experience, including through partnerships where relevant. We also upgrade our network for efficient delivery of our services and for 5G-ready technologies. For example, we launched our first local 5G pilot in Ukraine in the city of Lviv with further expansions planned, and are upgrading our network for use of fiber optic cables (fiberization). However, it is possible that the technologies or equipment we use today will become obsolete or subject to competition from new generation technologies for which we may be unable to deploy, or obtain the appropriate license, in a timely manner or at all. If our licenses and spectrum are not appropriate or sufficient to address changing technology, we may require additional or supplemental licenses and spectrum to implement 5G technology or to upgrade our existing 2G, 3G and 4G/LTE networks, and we may be unable to acquire such licenses and spectrum on reasonable terms or at all. Technological change is also impacting the capabilities of equipment our customers use, such as mobile handsets, and potential changes in this area may impact demand for our services in the future. Implementing new technologies requires substantial investment, and there can be no guarantee that we will generate our expected return on any such investments. We may be unable to develop or maintain additional revenue market share where the potential for additional growth of our customer base is limited, and we may incur significant capital expenditures as our customers demand new services, technologies and increased access.

Rapid developments in AI and automation, including their application to network optimization, customer engagement and digital services, may require significant investment, specialized expertise and new governance frameworks, and there can be no assurance that such investments will deliver expected returns or be deployed at a competitive pace.

If we are not able to effectively anticipate or adapt to these technological changes in the telecommunications market or to otherwise compete in a timely and cost-effective manner, we could lose customers, fail to attract new customers, experience lower ARPU or incur substantial or unanticipated costs and investments in order to maintain our customer base, all of which could materially affect our business, financial condition, results of operations, cash flows or prospects.

High acquisition and deployment costs of 5G may adversely affect our ability to provide high-quality services and may increase our operating expenses.

Our telecommunications business is dependent on access to adequate frequency allocation within the right spectrum bands to provide mobile telecommunications services on our networks, to maintain and expand our customer base and provide a high-quality customer experience. Our spectrum licenses have specific terms and durations, and they also specify the radio spectrum allocated to us. They are subject to renewal upon payment of a fee before their expiry, but renewal is not assured, and the process for renewal can be lengthy. In addition, the availability of spectrum is limited, closely regulated and can be expensive, and we may not be able to obtain the frequency allocations we need from the relevant regulator without the imposition of burdensome service obligations or incurring commercially unreasonable costs, given that the interest from various parties frequently exceeds available spectrum. The loss of, or failure to renew, our licenses could have a material adverse effect on our business and financial condition.

As we experience growth in our customer base and demand for mobile services and data, and as we offer a greater number of services, we will require additional capacity, which in turn might result in an increase in capital expenditure requirements and have an adverse impact on our cost of providing competitive coverage and also on our results of operations. Due to unforeseeable events, global pandemics or epidemics, such as the COVID-19 pandemic or the ongoing war in Ukraine, that cause changes in traffic patterns, network topology and/or service requirements, we may face capacity problems, which may in turn lead to deterioration in our network’s quality, or new capital expenditure requirements which, in turn, may negatively impact our operational results.

In particular, although our spectrum can potentially be used for 5G upon receipt of approval from regulatory authorities, some services that are specific to 5G and our future capacity needs will eventually require us to obtain new spectrum. If we are unable to maintain or obtain licenses for the provision of 5G specific telecommunications services, or if our licenses are not renewed or are renewed on less favorable terms, our business and results of operations could be harmed. On the other hand, a 4G/5G 700MHz spectrum auction by the National Commission of the State Regulation of Communications (“NCEC”), could be held in 2026, with the possibility of high prices, and could result in additional costs and investment, including capital expenditures and potential obligations for coverage and service quality. If the demand for 5G services fails to materialize at a level in line with industry assumptions, our return on investment may not meet our expectations. Any of the foregoing factors could affect our profitability and our competitive position.

The telecommunications industry is highly capital intensive and requires substantial and ongoing expenditures of capital.

Our business is highly capital intensive and requires significant amounts of cash to improve and maintain our networks. Ukraine’s physical infrastructure, including transportation networks and power generation and transmission systems, is in poor condition and the condition of our own physical infrastructure has been adversely affected by the ongoing war. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — The ongoing war in Ukraine.” Supply chain issues arising from the war in Ukraine, component backlogs or other issues, including but not limited to export control regulations, may result in significant increases to our costs, capital expenditure or inability to access equipment and technology required for business continuity or expansion. Our success also depends to a significant degree on our ability to keep pace with new developments in technology, to develop and market innovative products and to update our facilities and process technology, which will require additional capital expenditure in the future.

The amount and timing of our capital requirements will depend on many factors over which we have little or no control, including acceptance of and demand for our products and services, the extent to which we invest in new technology and research and development projects, the status and timing of competitive developments, and certain regulatory requirements. For example, if network usage develops faster than we anticipate, we may require greater capital investments in shorter time frames than originally anticipated and we may not have the resources to make such investments.

Furthermore, the war creates uncertainty regarding our capital expenditure plans as we need to retain more flexibility to maintain our infrastructure in Ukraine and respond to the war as it develops further, and investment in Ukraine may be complicated by sanctions, regulations, payment restrictions and geopolitical circumstances. Any further escalation or prolonged continuation of the war could lead to more damage to the network, change in customer behavior, declines in gross connections and lower than expected ARPU due to the decline in the Ukrainian economy. Such factors have and, if continued, may continue to limit our ability to fund capital expenditures in Ukraine. We may need to continue to spend a significant amount of capital to repair or replace infrastructure and other systems to ensure consistency of our services in Ukraine as the war continues.

Although we regularly consider and take measures to improve our capital efficiency, including selling capital intensive segments of our business and entering into managed services and network sharing agreements with respect to towers and other assets, our levels of capital expenditure will remain significant. If we do not have sufficient resources from our operations or asset sales to finance necessary capital expenditures or we are unable to access funds sufficient to finance necessary capital expenditures, we may be required to raise debt or equity financing, which may not be available when needed or on terms favorable to us or at all. See “— Risks Related to Liquidity and Capital — We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.”

We cannot assure you that we will generate sufficient cash flows in the future to meet our capital expenditure needs, develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, which could have an adverse impact on our business, financial condition, results of operations, cash flows or prospects. For more information on our future liquidity needs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern, Liquidity and Capital Resources — Liquidity and Capital Resources.”

Risks Related to our Operations

If we are unable to successfully implement our strategic initiatives, including acquisitions and divestitures, the growth and other benefits we expect to achieve may not be realized.

The success of our business depends, to a large extent, on our ability to effectively implement our corporate and operational strategies. We continue to transform our business with the aim of improving our operations. As part of this strategy, we are focusing on growing customer engagement and retention through expanding our growth opportunities beyond traditional voice and access data provision into new digitally-enabled services. While we are focused on organic growth opportunities, we actively seek to merge with or acquire other companies or businesses, divest our assets and form strategic partnerships through investments, commercial cooperation or otherwise. We may pursue one or a number of these strategies for various reasons, including to simplify our corporate structure, pursue better competitive positions, divest certain operations, business lines or assets, including infrastructure and tower assets, acquire more frequency spectrum, acquire new technologies and service capabilities, share our networks or infrastructure, add new customers, increase market penetration, expand into new or enhance digital services, mobile entertainment or other forms of digital content and expand into new markets.

In recent years, a key aspect of our growth strategy has been to acquire other businesses. We have acquired many new businesses, such as Helsi and Uklon and more recently, Tabletki.ua, SUNVIN 11 LLC and Shtorm.

Acquisitions involve numerous risks and uncertainties, any of which could adversely affect our business. These risks include difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company; challenges in supporting and transitioning employees, if any, of an acquired company; diversion of financial and management resources from existing operations or alternative acquisition opportunities; failure to realize the anticipated benefits or synergies of a transaction; failure to identify all problems, liabilities or other shortcomings of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, revenue recognition or other accounting practices, as well as employee or customer issues; risks associated with entering new markets or industries in which we have limited or no experience; potential loss of key colleagues, customers and suppliers from either our current business or the acquired company’s business; inability to generate sufficient revenue to offset acquisition costs; higher or unforeseen costs of integration or capital expenditures (including the time and resources of our personnel required to successfully integrate any combined businesses); additional costs associated with funding the acquisition; and possible write-offs or impairment charges relating to acquired businesses. For example, in April 2025, we acquired Uklon, a leading ride-hailing company in Ukraine. Uklon’s business relies on its ability to provide ride-hailing, delivery and other mobility services in a manner that is perceived by riders, drivers and regulators to be safe and reliable. Such services may from time to time be associated with safety incidents or crimes allegedly committed by drivers or riders while using Uklon’s platform. While we have measures in place to enhance safety, such measures may not be effective in preventing all incidents.

Our subsidiaries may also from time to time be subject to claims or litigation seeking damages, which could be costly, time-consuming and result in negative publicity, regardless of the ultimate outcome. See “— Risks Related to Regulatory and Legal Matters — We and our officers and employees are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.”

Additionally, the integration of businesses we acquire into our existing business is not without risks, including the inability to recover associated investment costs or realize anticipated synergies, costly and inconvenient delays that have the potential to disrupt our operations or delay the realization of expected business outcomes, regulatory scrutiny and hurdles which may also cause untimely delays and diversion of management attention from core business operations.

For more information about our recent transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — Recent Acquisitions.”

The growth of our business, including any future growth through acquisitions, could place significant demands on our management and operational and financial infrastructure. Managing growth has in the past and will in the future continue to require significant expenditure and allocation of management resources, as well as an expansion in headcount. If we fail to achieve the necessary level of efficiency as we continue to grow, there could be a material adverse effect on our business, financial condition and results of operations. Further, the onset of the war in Ukraine disrupted our strategic plans and diverted management’s attention from such initiatives while they focused and continue to focus on the impact the war in Ukraine had and continues to have on our business, including managing the challenges that arise as a result of the current sanctions regime. The continuation or escalation of the war in Ukraine and its indirect consequences may increase our need for prudent cash management and reduce our appetite for investments, which could adversely affect our business, financial condition, results of operations, cash flows or prospects.

Acquisitions may also increase our indebtedness, both through debt incurred to finance the acquisition and through the assumption of existing indebtedness of the acquired company, which could make it more difficult for us to incur additional indebtedness or refinance existing indebtedness. Any increase in indebtedness in connection with an acquisition may have a material adverse effect on us.

Moreover, merger control rules and antitrust limitations imposed by national and supranational laws and regulations could negatively impact our business if such laws and regulations prevent us from expanding through acquisitions in certain categories or oblige us to divest or conduct activities that may have an impact on our market shares in some geographical areas. We are subject to competition and antitrust laws, rules and regulations, and we could become subject to investigations into the strength of our position or market allocation in Ukraine. Given our strong presence in Ukraine, such investigations or similar legal action or proceedings by any regional, national, supranational competition, antitrust or other regulatory authorities could give rise to fines, obligations or operating restrictions if we are deemed to have infringed upon any applicable laws or regulations. Such fines, obligations, restrictions or other forms of liability could have a material adverse effect on our business, reputation, financial condition or results of operations.

At the same time, if smaller players in our markets are able to consolidate, this could increase the competitive pressure on our business due to an increase in such competitors’ economies of scale and a reduction in their operating costs. Moreover, our competitors might acquire other players in our markets, further strengthening their position in these markets. These events could cause our business, financial condition and results of operations to be materially and adversely affected. See “— Risks Related to our Market — We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.”

From time to time, we may also seek to divest some of our assets, including divestitures of operations infrastructure or tower assets or business lines. Such divestitures may take longer than anticipated or may not happen at all. If similar divestitures do not occur, close later than expected or do not deliver expected benefits, this may result in decreased cash proceeds and continued operations of non-core businesses that divert the attention of our management. Our success with any divestiture is dependent on effectively and efficiently separating the divested asset or business and reducing or eliminating associated overhead costs which may prove difficult or costly for us. There could also be transitional or business continuity risks or both associated with these divestitures that may impact our service levels and business targets. Furthermore, in some cases, we may agree to indemnify acquiring parties for certain liabilities arising from our former businesses or assets. Failure to successfully implement or complete a divestiture could also materially harm our business, financial condition, results of operations, cash flows or prospects.

Our core growth strategies of expanding our digital offerings and investing in 4G connectivity may not be successful.

4G-based growth in mobile connectivity, digital services and increasing our customers’ spend across our services (i.e., our multiplay strategy) are the cornerstones of our growth strategy.

Since 2021, we have been executing on VEON’s “Digital Operator 1440” model pursuant to which we aim to enrich our connectivity offering with proprietary digital applications and services. With this model, we aspire to grow not only our market share, but also the relevance and the wallet share of our businesses and industry by delivering value via, for example, mobile entertainment and mobile health. However, barriers to 4G smartphone adoption, including potential introduction of excessive quality-of-service requirements, potential limitations on provision of digital services by connectivity providers, as well as regulatory expectations around the premature adoption of 5G, together with highly regulated and often times bureaucratic and slow moving licensing and regulatory regimes potentially out of step with market requirements, are among the risks we face in the execution of this strategy. See “— Risks Related to our Market — We operate in highly competitive markets, and as a result may have difficulty expanding our customer base or retaining existing customers.” This pursuit of growth by cross-selling to our customers across our mobile connectivity and digital services also led to higher capital expenditures in the year ended December 31, 2025, including as a result of investments into our network infrastructure and energy resilience.

Complementing VEON’s “Digital Operator 1440” model is our “asset-light” strategy through which we seek to maximize operational efficiency by divesting our network infrastructure through sales of our tower assets and other merger and acquisition (“M&A”) activity. However, the implementation of this asset-light strategy is not without risks, including high transaction costs (including external advisor service fees) and the inability to recover associated investment costs or realize anticipated synergies, costly and inconvenient delays that have the potential to disrupt our operations or delay the realization of expected business outcomes, regulatory scrutiny and hurdles which may also cause untimely delays and the diversion management attention from core business operations, and other potential risks. Selling our tower infrastructure and subsequently entering into service or lease agreements for their use may result in increases operational costs and service disruption if third party operators fail to perform their obligations in accordance with the terms of the relevant agreements. Additionally, we may not be able to negotiate equally favorable terms upon renewal the lease and other service agreements may result in increased costs of decreased quality of service which may impact our operations. Further, developing proprietary digital applications and services also require investment in capital and research and development as well as skilled personnel such as software developers, the cost of which we may not be able to recover if the resulting digital products and services do not realize the expected return or are otherwise unprofitable or unsuccessful. Digital products may also become obsolete or outdated with rapid technological advancements compared to the time it takes to develop and market such products which will limit realized returns on our investment. We may also lose customers to competitors who develop competitive products due to the ease of switching between certain digital products and services.

We are exposed to foreign currency exchange loss, fluctuation and translation risks.

The revenue we generate is predominantly denominated in Ukrainian hryvnia, which has historically experienced greater volatility than the U.S. dollar. As a result, we may be exposed to foreign currency exchange losses, fluctuations and translation risks, given our reporting currency is the U.S. dollar. Due to the effects of the ongoing war in Ukraine, Ukraine’s economy is expected to continue to contract, which could further impact the Ukrainian hryvnia to U.S.dollar rate. Any change to the Ukrainian hryvnia/U.S. dollar exchange rate could cause our results of operations and financial condition to fluctuate due to currency translation effects. When the Ukrainian hryvnia depreciates against the U.S. dollar in a given period, our results expressed in U.S. dollars will be lower period-on-period, even assuming consistent Ukrainian hryvnia revenue across the periods.

The value of the Ukrainian hryvnia experienced significant volatility following the outbreak of the war, which resulted in the National Bank of Ukraine fixing the Ukrainian hryvnia to a set rate of 29.25 to the U.S. dollar in February 2022. In July 2022, the National Bank of Ukraine devalued the Ukrainian hryvnia to a set rate of 36.57 to the U.S. dollar, representing a devaluation of 25%, which it later removed in October 2023, replacing it with a more flexible exchange rate. As of December 31, 2025, the exchange rate as set by the National Bank of Ukraine was 42.39 UAH per 1 U.S. dollar. Additionally, there has been increasing pressure from international financial institutions such as the International Monetary Fund, to devalue the Ukrainian hryvnia, to help shore up Ukraine’s strained finances. The

National Bank of Ukraine will continue to significantly limit exchange-rate fluctuations, preventing both a significant weakening and a significant strengthening of the Ukrainian hryvnia, and we cannot be certain that the Ukrainian hryvnia will be pegged to the U.S. dollar at a later date.

Furthermore, we could be materially adversely impacted by a further decline in the value of the Ukrainian hryvnia against the U.S. dollar due to the decline of the general economic performance of Ukraine (including as a result of the continued impact of the war with Russia), investment in Ukraine or trade with Ukrainian companies decreasing substantially, the Ukrainian government experiencing difficulty raising money through the issuance of debt in the global capital markets or as a result of a technical or actual default on Ukrainian sovereign debt. Depreciation of the Ukrainian hryvnia could be sustained over a long period of time due to rising inflation levels in Ukraine as well. However, it may be possible that such depreciation is not reflected in any rate that could be set by the National Bank of Ukraine due to its efforts to control inflation. Although such changes could have a positive impact on our local currency results in Ukraine, such gains could be offset by a corresponding depreciation of the Ukrainian hryvnia in U.S. dollar terms.

In addition, the Ukrainian hryvnia has experienced significant volatility in recent years in response to certain other political and economic issues, including the recent global inflationary pressure, the global rise in prices for goods, increased political instability, climate and war-related impacts and energy grid shortages, which all resulted in high inflation rates in 2023, 2024 and 2025. Such volatility may continue and result in depreciation of the Ukrainian hryvnia against the U.S. dollar. Inflation levels are high compared to historical levels, and any increase in inflation or sustained period of high inflation could have a significant impact on our results of operation. Inflationary pressures can exacerbate the risks associated with currency fluctuation. Our profit margins could be harmed if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate, manifested in inflationary increases in salary, wages, benefits and other administrative, supply and energy costs, and such price increases may be difficult with our mass market and price-sensitive customer base.

While we engage in certain hedging strategies, such strategies may prove ineffective if, for example, exchange rates fluctuate in response to legislative or regulatory action by a government with respect to its currency. For more information about our foreign currency translation and associated risks, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Foreign Currency Translation” and “Note 16 — Financial Risk Management” of our audited consolidated financial statements included elsewhere in this prospectus.

We have experienced and are continually exposed to cyberattacks both to our own operations or those of our third-party providers.

Due to the nature of the services we offer and the market in which we operate, we have in the past experienced and are continually exposed to cybersecurity threats that have negatively impacted our business activities and could continue to impact our business activities through service degradation, alteration or disruption, including a risk of unauthorized access to our systems or those of third parties. These cybersecurity threats could be carried out against us or against third parties from which we receive services, networks or data by private or state-sponsored third parties through exploiting unidentified existing or new weaknesses or flaws in our or a third parties’ network or IT systems or disruption by computer malware or other technical or operational issues. Realization of any of these threats may lead to compromised or inaccessible telecommunications, digital services and/or leaks or unauthorized processing of confidential information, and perceptions of such threats may cause customers to lose confidence in our services.

Cybersecurity risks may be further amplified by the increasing availability and use of AI and automated tools by malicious actors, including state-sponsored actors, which can increase the scale, speed and sophistication of cyberattacks, phishing attempts and vulnerability exploitation.

The war brings increased risk of cyberattacks or cybersecurity incidents that could either directly or indirectly impact our operations. Any attempts by cyberattackers to disrupt our services or systems, if successful, could harm our business, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brands. Since the onset of the war, there have been an increasing number of cyberattacks on our information systems and critical infrastructure, which have caused service disruptions in certain instances. For example, in December 2023, our network had been the target of a widespread external cyberattack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming and SMS services, among others, for our customers in Ukraine and abroad. In response to the attack, we conducted a thorough investigation, together with outside cybersecurity firms, to determine the full nature, extent and impact of the incident and to implement additional security measures to protect against any recurrence. We conducted a high-level risk assessment of our IT infrastructure and identified the following risks associated with our operations: compromised user accounts (including due to credential theft and password reuse), unauthorized access to systems and data (through compromised user accounts or vulnerabilities exploitation), data leakage, damage or destruction of systems and/or data (including ransomware attacks on our various servers and files and malware attacks). See “Business — Information Technology and Cybersecurity — Cyberattack in December 2023.”

The incident had a significant impact on our consolidated revenue for the years ended December 31, 2023 and 2024, primarily due to the costs related to the implementation of our “customer appreciation” program. We estimate that the impact of these offers on operating revenue for the years ended December 31, 2023 and 2024 was approximately US$23 million and US$46 million, respectively, with no impact for the year ended December 31, 2025.

Cybersecurity threats could also lead to the compromise of our physical or virtual assets dedicated to processing or storing customer, employee, financial data and strategic business information, which has in the past and could in the future result in exposing this information to possible leakage, unauthorized dissemination and loss of confidentiality. While we continually invest in improving our information technology (“IT”) and security systems, we rely on older versions of operating systems and applications that may lead to vulnerabilities in our IT network at any particular moment in time and, the process of upgrading to the latest versions of such systems is an ongoing process. We are and will continue to remain a potential target of attempted cyberattacks and other cybersecurity threats that could lead to compromised or inaccessible telecommunications, digital and financial services and/or leaks or unauthorized processing of confidential information, including customer information. Our systems can be potentially vulnerable to harmful viruses and the spread of malicious software that could compromise the confidentiality, integrity or availability of technology assets. In addition, unauthorized users or hackers may potentially access and process the customer and business information we hold, or authorized users may improperly process such data. Though well-structured work to address those challenges is ongoing, such risks are inherent in our business operations, and we will never be able to fully insulate ourselves from these risks.

Moreover, we may potentially experience cyberattacks and IT and network failures and outages due to factors under our control, such as a malfunction of technology assets or services caused by obsolescence, wear or defects in design or manufacturing, faults during standard or extraordinary maintenance procedures, compromised staff user accounts (including due to credential theft and password reuse or sharing), unforeseen absence of key personnel, the inability to protect our systems from phishing attacks or as a result of attacks against third parties that provide IT and network services to us. There is also a possibility that we are not currently aware of certain undisclosed vulnerabilities in our IT systems, processes and other assets or those at third parties that provide such services to us. In such an event, hackers or other cybercrime groups (whether private or state-sponsored) may exploit such vulnerabilities, weaknesses or unidentified backdoors (including previously unidentified designed weaknesses embedded into network or IT equipment allowing access by private or government actors) or may be able to cause harm more quickly than we are able to mitigate (zero-day exploits). Our equipment for the provision of mobile services resides in a limited number of locations or buildings, and disruption to the security or operation of these locations or buildings could result in disruption of our mobile services in those regions. Moreover, the implementation of our business transformation strategies may result in under-investments or breakdowns in internal business processes, which may in turn result in greater vulnerability to technical or operational issues, including harm from failure to detect malware.

From time to time, we recognize impairment charges, some of which can be substantial.

We have incurred, and may in the future incur, substantial impairment charges as a result of significant differences between the actual performance and the forecasted projection for revenue, Adjusted EBITDA and/or capital expenditure which could require us to write-down the value of our non-current assets, including property and equipment and intangible assets (e.g., telecommunications licenses and software). The possible consequences of financial, economic or geopolitical crises, including the ongoing war in Ukraine, and the impact such crises may have on customer behavior, the reactions of our competitors in terms of offers and pricing or their responses to new entrants in the market, regulatory adjustments in relation to changes in consumer prices and our ability to adjust costs and investments in response to changes in revenue, may also adversely affect our forecasts and lead to a write-down of tangible and intangible assets, including telecommunications licenses and software. In addition, significant adverse developments in our share price, and the resulting decrease in our market capitalization may also lead to a write-down of our intangible asset balances. As of December 31, 2025 our consolidated balance sheet had US$363 million in intangible assets, excluding goodwill.

We regularly test our property and equipment and intangible assets for impairment by calculating the fair value less cost of disposal (“FVLCD”) for our cash generating units (“CGUs”) to determine whether any adjustments to the carrying value of our CGUs is required. Our assessment of the FVLCD of our CGUs involves estimations about the future performance of the CGUs, accordingly, our estimate can be quite sensitive to significant assumptions of projected discount rates, Adjusted EBITDA growth, projected capital expenditures, long term revenue growth rate and related terminal values. We assess, at the end of each reporting period, whether any indicators exist (“triggers”) that indicate an asset may be impaired (e.g., asset becoming idle, damaged or no longer in use). If there are such indicators, we estimate the recoverable amount of the asset. Goodwill is tested for impairment annually (at September 30) or when circumstances indicate the carrying value may be impaired. During the year ended December 31, 2025, we reported US$8 million (compared to US$3 million and US$1 million during the year ended December 31 2024 and 2023, respectively) in impairment charges with respect to our assets, which included impairments to property and equipment as a result of physical damages to sites caused by the ongoing war in Ukraine. We determined there were no other impairments for the year ended December 31, 2025.

For further information on the impairment of tangible and intangible assets and recoverable amounts (particularly key assumptions and sensitivities), see “Note 10 — Impairment of Assets” and “Note 12 — Intangible Assets” to our audited consolidated financial statements included elsewhere in this prospectus. For a discussion of the risks associated with the markets where we operate, see “— The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline” and “— Risks Related to our Market — Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.”

Our equipment and systems are subject to disruption and failure.

Our technological infrastructure and other property are vulnerable to damage or disruptions from numerous events. These include natural disasters, extreme weather and other environmental conditions, military conflicts, power outages, terrorist acts, riots, government shutdown orders, changes in government regulation, equipment or system failures or an inability to access or operate such equipment or systems, human error or intentional wrongdoings, such as breaches of our network, cyberattacks or any other types of information technology security threats. For example, we may experience network or technology failures, or a leak or unauthorized processing of confidential customer data, if our technology assets are altered, damaged, destroyed or misused by employees, third parties or other users, either intentionally or due to human error, including as a result of the ongoing war in Ukraine, which could cause us to lose customers, limit our growth, violate our licenses or reduce the confidence of our customers in our ability to securely hold their personal data. In addition, as there is an increased threat of terrorism and military conflicts in the areas in which we operate in Ukraine, incidents on or near our premises, equipment or points of sale could result in causalities, property damage, business interruption, legal liability and damage to our brand or reputation. In addition, while we have managed thus far to repair most of our network assets that incurred damage in Ukrainian territory not under Russian occupation, as a result of the ongoing war in Ukraine there can be no assurance that our network will not sustain major damage or that such damage can be repaired in a timely manner as the war continues. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges ensuring that our network assets have a power source. While we have taken measures to manage this risk, there can be no assurance that we will be able to obtain sufficient power sources in the future. See “— Risks Related to the ongoing war in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

Interruptions of services due to disruption or failure of our equipment and systems could harm our reputation and reduce the confidence of our customers to provide them with reliable services and hold their personal data. This could impair our ability to obtain and retain customers and could lead to a violation of the terms of our licenses, each of which could materially harm our business. In addition, the potential liabilities associated with these events could exceed the business interruption insurance we maintain, which could have a material effect on our business and prospects. See “— We have experienced and are continually exposed to cyberattacks, both to our own operations or those of our third-party providers.”

Our strategic partnerships and relationships carry inherent business risks.

From time to time, we participate in strategic partnerships and our actions with respect to these affiliated companies may be restricted by the shareholders’ agreements entered into with them. Our ability to withdraw funds and dividends from or exit investment in these entities may depend on the consent and cooperation of these partners. See “Business — Recent Developments.” If disagreements develop with our partners, or any existing disagreements are exacerbated, our business, financial condition, results of operations, cash flows or prospects may be harmed. Further, any adverse change in the regulatory approach to in-market consolidation may limit future opportunities for value-accretive market structures. See “— Risks Related to Regulatory and Legal Matters — The telecommunications industry is a highly regulated industry and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.”

In addition, we do not have direct control over the conduct of our strategic partners. If any of our strategic partners become the subject of an investigation, sanctions or liability, or do not act in accordance with our standards of conduct, our reputation and business might be adversely affected. Furthermore, strategic partnerships in frontier markets are accompanied by risks inherent to those markets, such as an increased possibility of a partner defaulting on obligations or losing a partner with important insights in that region. We could also determine that a partnership no longer yields the benefits that we expected to achieve and may decide to exit such initiative, which may result in significant transaction costs or an inferior outcome than was expected when we entered into the partnership. For a discussion of how the ongoing war in Ukraine could affect our ability to transact with strategic partners, see “— Risks Related to our Market — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

If we are unable to retain or motivate key personnel, hire qualified personnel, or implement our strategic goals or corporate culture through our personnel, we may not be able to maintain our competitive position or to implement our business strategy.

Our performance and ability to maintain our competitive position and to implement our business strategy is dependent on the continuity of our global senior management team and highly skilled personnel. Competition for qualified personnel with relevant expertise is intense, and there can be a limited availability of individuals with the requisite knowledge and relevant experience of the telecommunications and digital services industries and, in the case of expatriates, the ability or willingness to accept work assignments in Ukraine. We have experienced in recent years, and may continue to experience, certain changes in key management and our board of directors. The ongoing war in Ukraine, including any adverse publicity relating to us as a result of any real or perceived ties of certain of VEON’s shareholders to Russia or otherwise, may make it more difficult for us to attract and retain key talent, including senior management.

Furthermore, we may not succeed in instilling our corporate culture and values in our personnel, which could delay or hamper the implementation of our strategic priorities, or our compensation schemes may not always be successful in attracting, retaining and motivating our personnel. Our success is also dependent on our personnel’s ability to adapt to rapidly changing environments and to perform in line with continuous innovations and industry developments. We also may, from time to time, make adjustments or changes to our operating model and there is a risk in such instances that our personnel may not adapt effectively. Furthermore, while we devote significant attention to recruiting, training and instilling personnel with our corporate values and culture, there can be no assurance that our existing personnel will successfully be able to adapt to and support our strategic objectives.

The loss of any members of our senior management or our key personnel or an inability to attract, train, retain and motivate qualified members of senior management or highly skilled personnel could have an adverse impact on our ability to compete and to implement our business strategy, which could harm our business, financial condition, results of operations, cash flows or prospects.

We depend on third parties for certain services and equipment, infrastructure and other products important to our business.

We rely on third parties to provide services and products important for our operations. For example, we currently purchase the majority of our network-related equipment from several suppliers, such as FiberHome, Vision and Huawei, and on November 24, 2025, JSC Kyivstar launched Starlink Direct to Cell Satellite Connectivity in Ukraine. The successful build-out and operation of our networks depends heavily on obtaining adequate supplies of core and transmission telecommunications equipment, fiber, switching equipment, radio access network solutions, base stations and other services and products on a timely basis. From time to time, we have experienced delays in receiving equipment, installation of equipment and maintenance services, due to factors such as new and existing telecommunications regulations, customs regulations and governmental investigations or enforcement actions. In this case, we may experience temporary service interruptions or service quality problems. We are also dependent on UTC, which is owned by VEON and not a subsidiary of Kyivstar Group, with respect to the network infrastructure we utilize. As of December 31, 2025, we and UTC jointly owned and operated approximately 16,650 sites. As of December 31, 2025, we held approximately 7,400 tower sites. In the event that we are unable to secure required services from UTC, we would need to seek these services from alternative sources, which may not be feasible at a similar quality, on less favorable contractual terms or at all. If we fail to continue to receive interconnection, roaming and access to network services or are unable to secure alternative services on terms that are as favorable, or at all, this could lead to disruptions in our operations and could have a material adverse effect on our business and results of operations. Any disruption of critical infrastructure may affect our services, and, if such disruption occurs, we will have limited control over the recovery process, which could have a material impact on our business and results of operation.

Since the onset of the war in Ukraine, certain of our business partners have expressed hesitancy or unwillingness to continue to do business with us and concern regarding our ability to perform our existing business contracts, including as a result of the ongoing war in Ukraine and due to the challenges that sanctions on certain of VEON’s beneficial owners pose to our operations. Several existing and prospective business partners and service providers have declined to conduct business with us as a result, and others may do so in the future. See “— Risks Related to the ongoing war in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine.” For a further discussion of how the ongoing war in Ukraine will affect our ability to transact with our suppliers, see “— Risks Related to our Market — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.” Furthermore, even if we or VEON are not subject to sanctions, some customers and business partners decided and may decide to reevaluate or cancel projects for reputational or other reasons. For example, we have faced challenges and expect we will continue to face challenges in conducting business with persons or entities subject to the jurisdiction of the relevant sanctions regimes, including international financial institutions, rating agencies, auditors and international equipment suppliers, including suppliers of our telecommunications equipment, which can impact our ability to raise funds from international capital markets, acquire equipment from international suppliers or access assets held abroad. Depending on the extent and breadth of sanctions, export controls and other measures that have been and may be imposed on us or other parties affiliated with us, such as our direct or indirect shareholders, in connection with the war in Ukraine and the response of our business partners in response to such controls, our business, financial condition and results of operations have in the past and could in the future materially and adversely affect us.

We do not have direct operational or financial control over our suppliers and have limited influence with respect to the manner in which these key suppliers conduct their businesses. Our business, including key network and IT projects, could be materially impacted by disruptions to our key suppliers’ businesses or supply chains, due to factors such as significant geopolitical events, changes in law or regulation, the introduction of restrictions to curb epidemics or pandemics, such as those seen during the COVID-19 pandemic, trade tensions, sanctions and export and re-export restrictions. Any of these factors could affect our suppliers’ ability to procure goods, software or technology necessary for the service, production and satisfactory delivery of the supplies, support services and equipment that we source from them. For example, the U.S. Department of Commerce added Huawei and 114 of its affiliates to its “Entity List” in May and August 2019 and added FiberHome and one of its subsidiaries to the Entity List in June 2020. As a result, companies globally are prohibited from directly or indirectly exporting, re-exporting or transferring (in-country) all items subject to U.S. export control jurisdiction to Huawei or FiberHome without prior authorization or procuring items from Huawei or FiberHome when they know or have reason to know that the items were originally procured by Huawei or FiberHome in violation of U.S. export control regulations. In August 2020, the U.S. Department of Commerce expanded the export controls targeting Huawei by further restricting access by Huawei. In addition, the U.S. Department of Commerce’s Bureau of Industry and Security has approved a new Affiliates Rule, pursuant to which entities that are owned, directly or indirectly, 50% or more by an entity included on the BIS Entity List would be treated as subject to the same export control restrictions, even if such entities are not individually listed. Although implementation of this Affiliates Rule has been suspended for one year, currently until November 9, 2026, once effective, it would require us to assume that all Huawei entities worldwide are subject to the same restrictions, rather than limiting our analysis to the entities expressly listed. Notwithstanding the current suspension, we are managing our compliance and supply chain operations on the basis that this Affiliates Rule is already effective, and we therefore apply the associated restrictions as if they were fully in force. This may also result in additional vendors, particularly Chinese vendors that are not currently included on the Entity List, being subject to U.S. export control restrictions. While we strive to be fully compliant with applicable export control laws, limitations in screening tools or available ownership information may result in gaps in identifying whether a non-listed vendor is nevertheless subject to such restrictions.

These developments continue to be a factor in the management of our supply chain as we currently rely on Huawei for a portion of our radio access network (“RAN”) infrastructure and on FiberHome as a supplier of lithium iron phosphate (“LFP”) batteries used in our power and energy storage systems. Historically, FiberHome also supplied us with telecom power systems and last-mile FTTB switches. Despite our efforts to find alternative suppliers and reduce dependence on suppliers subject to U.S export control restrictions by diversifying our supply chain, we continue to source equipment and services from Huawei and FiberHome, and further restrictions adopted by the United States, or any other applicable jurisdiction, on Huawei and/or FiberHome, or increased tensions between the United States and China, could restrict our procurement, limit our continued use or require accelerated transition to alternative suppliers of RAN infrastructure or other network-related equipment supplied by Huawei and FiberHome, any of which could have an adverse impact on our operations. Specifically, any restriction on Huawei’s or FiberHome’s ability to deliver equipment or services, or on our ability to receive such equipment or services, could adversely impact our business, the operation of our networks and our ability to comply with the terms of our operating licenses and local laws and regulations. For further discussion of the potential operational and financial impact of any designation of Huawei, FiberHome or other Chinese-origin telecommunications equipment as high-risk, see “— If Huawei, FiberHome or other Chinese-origin telecommunications equipment are designated as high-risk or prohibited in Ukraine, we may be required to replace existing RAN infrastructure or other network and power systems at significant cost and accelerate our transition to alternative suppliers, which may result in significant operational disruptions and adversely affect our business and operations.”

We have and may continue to outsource all or a portion of construction, maintenance services, IT infrastructure hosting and network capabilities. For example, our digital stacks and data management platforms are dependent on third parties, and we have also entered into outsourcing initiatives. As a result, our business could be materially harmed if our agreements with third parties were to terminate, if our partners experience certain negative developments (financial, legal, regulatory or otherwise), if they become unwilling or unable to service our businesses, or a dispute between us and such parties occurs, which causes our suppliers to be unable to fulfill their obligations under our agreements with them on a timely basis, or at all. If such events occur, we may attempt to renegotiate the terms of such agreements with the third parties. However, there can be no assurance that the terms of such amended agreements will be more favorable to us than those of the original agreements. We also depend on third parties, including software providers and service providers, for our day-to-day business operations. To the extent that third parties provide software, platforms or services that incorporate AI or automated technologies, we may be exposed to additional risks, including reduced transparency, performance failures, cybersecurity vulnerabilities, data protection issues, regulatory scrutiny or reliance on a limited number of specialized providers, any of which could adversely affect our operations and business continuity.

We make no assurances that our suppliers will continue to provide services and products to us at attractive prices or that we will be able to obtain such services and products in the future from these or other suppliers on the scale and within the time frames we require, if at all. If our suppliers are unable to provide us with adequate services and products or provide them in a timely manner, our ability to attract customers or offer attractive product and service offerings could be negatively affected, which in turn could materially harm our business, financial condition, results of operations, cash flows or prospects.

Many of our mobile products and services are sold to customers through third-party channels. These third-party retailers, agents and dealers that we use to distribute and sell products are not under our control and may stop distributing or selling our products at any time or may more actively promote the products and services of our competitors. Should this occur with particularly important retailers, agents or dealers, we may face difficulty in finding new retailers, sales agents or dealers that can generate the same level of revenue. In addition, mobile handset providers are at times subject to supply constraints, particularly when there is high demand for a particular handset or when there is a shortage of components.

If Huawei, FiberHome or other Chinese-origin telecommunications equipment are designated as high-risk or prohibited in Ukraine, we may be required to replace existing RAN infrastructure or other network and power systems at significant cost and accelerate our transition to alternative suppliers, which may result in significant operational disruptions and adversely affect our business and operations.

We currently utilize RAN equipment supplied by Huawei as part of our mobile network infrastructure and procure certain network-related equipment and power systems, including LFP batteries used in our energy storage and backup power solutions, from suppliers such as FiberHome. Telecommunications equipment sourced from Chinese vendors has become subject to increasing regulatory scrutiny globally due to national security, cybersecurity and geopolitical considerations. Governments in the United States, the United Kingdom and certain European Union member states have imposed or considered restrictions requiring the removal or limitation of certain Chinese-origin telecommunications equipment from core and access networks, including equipment and related network or power infrastructure components, such as those supplied by Huawei and FiberHome.

Ukrainian authorities have adopted and continue to evaluate policies designed to strengthen the resilience and security of critical communications infrastructure in the context of the ongoing war and evolving geopolitical dynamics. In addition, broader geopolitical developments may increase the likelihood of regulatory action or mandated restrictions affecting Chinese-origin telecommunications equipment, such as those supplied by Huawei and its affiliates.

If Ukrainian authorities or other relevant governmental bodies were to designate Huawei or similar vendors as high-risk, impose restrictions on the procurement or continued use of their equipment, or require telecommunications operators to remove and replace such equipment within specified timeframes, we could be required to:

•        accelerate the planned phase-out of Huawei RAN equipment earlier than anticipated;

•        incur significant capital expenditures to replace installed network infrastructure or power systems, including energy storage solutions;

•        recognize impairment charges or accelerated depreciation on affected network assets;

•        experience service disruptions, reduced network quality or coverage during replacement;

•        rely on a more limited number of alternative vendors, potentially at higher cost and with longer lead times; and/or

•        incur additional integration, testing and compliance costs associated with network reconfiguration or the replacement of power and backup systems.

Because our mobile network is capital intensive and reliant on long-lived infrastructure, any mandated removal, restriction or supply disruption relating to equipment or power systems supplied by Huawei, FiberHome or their respective affiliates could materially increase our capital expenditure requirements, adversely affect our operating margins and disrupt our ability to maintain, operate or expand our network. Even in the absence of a formal prohibition, customer or enterprise perception risks associated with the use of Chinese-origin telecommunications equipment or infrastructure components could adversely affect our reputation or competitive position.

The scope, timing and implementation of any such governmental or regulatory actions are uncertain and outside of our control. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We do not have direct control over the infrastructure and networks that we depend on to provide telecommunication services to our customers.

Our ability to provide high quality telecommunications services depends on our ability to secure and maintain interconnection and roaming agreements with other mobile and fixed-line operators and access to infrastructure, networks and connections that we do not own. Interconnection is required to complete calls that originate on our respective networks but terminate outside our respective networks, or that originate from outside our respective networks and terminate on our respective networks. While we have interconnection agreements in place with other operators, we do not have direct control over the quality of their networks and the interconnection and roaming services they provide. Outages, disconnections or restrictions, including governmental, to access affecting these international connections can have a significant impact on our ability to offer services and data connectivity to our customers. Any difficulties or delays in interconnecting with other networks and services, or the failure of any operator to provide reliable interconnection or roaming services to us on a consistent basis, could result in a loss of customers or a decrease in traffic, which would reduce our revenues and harm our business, financial condition, results of operations, cash flows or prospects.

Securing these interconnection and roaming agreements and access on cost-effective terms is critical to the economic viability of our operations. We have a limited number of international cable connections providing access to internet, data service and call interconnection and such international connections may be controlled by the national governments that may seek to control or restrict access from time to time or impose conditions on pricing and availability which may impact our access and the competitiveness of our pricing. NCEC sets MTRs, which are fees for access and interconnection that mobile operators charge for calls terminating on their respective networks. A reduced MTR has a substantial effect on our revenue. A significant increase in our interconnection costs, or decrease in our interconnection rates, as a result of new regulations, commercial decisions by other operators, increased inflation rates or a lack of available line capacity for interconnection could harm our ability to provide services, which could in turn harm our business, financial condition, results of operations, cash flows or prospects.

The loss of important intellectual property rights, as well as third-party claims that we have infringed on their intellectual property rights, could significantly harm our business.

We regard our copyrights, service marks, trademarks, trade names, trade secrets, know-how and similar intellectual property, including our rights to certain domain names, as important to our continued success. For example, our widely recognized logo (“Kyivstar”), has played an important role in building brand awareness for our services and products. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, intellectual property rights can be difficult to protect in frontier markets, including Ukraine. In these markets, the regulatory agencies charged to protect intellectual property rights may be inadequately funded, legislation can be underdeveloped, piracy is more commonplace and the enforcement of court decisions can be difficult.

In addition, as we continue our investment into a growing ecosystem of local digital services, we will need to ensure that we have adequate legal rights to the ownership or use of necessary source code, content and other intellectual property rights associated with our systems, products and services. For example, a number of platforms and digital services we offer are developed using source code created in conjunction with third parties. Even though we rely on a combination of contractual provisions and intellectual property law to protect our proprietary technology and software, access to and use of source code and other necessary intellectual property, third parties may still infringe on or misappropriate our intellectual property. We may be required to bring claims against third parties in order to protect our intellectual property rights, or third parties may bring claims alleging that we have infringed on their intellectual property rights; in each case, we may not succeed in protecting the rights that we use. As a result, the value attributable to the use intellectual property that is material to the operation of our business may be diminished or we may be prevented from using such intellectual property.

We are in the process of registering, and maintaining and defending the registration of, the Kyivstar name and logo as trademarks in key territories, along with our other key trademarks and trade names, logos and designs. As of December 31, 2025, we have achieved registration of 534 trademarks in Ukraine.

In addition, as the number of our convergent product offerings and overlapping product functions increase as we execute our expansion of our digital services offering, we need to ensure that such brands and associated intellectual property are protected through trademark and copyright law in the same way as our legacy brands and products. Furthermore, with the introduction of new product offerings, the possibility of intellectual property infringement claims both against us and taken by us may correspondingly increase. As we expand our digital services offerings, our ability to provide our customers with content depends on obtaining various rights from third parties on terms acceptable to us.

Current and new intellectual property laws may affect our ability to protect our innovations and defend against third-party claims of intellectual property rights infringement. The costs of compliance with these laws and regulations are high and are likely to increase in the future. Recent legislative amendments (Laws No. 4576-IX and No. 4577-IX) empower the Ukrainian intellectual property registers to restrict public access to information relating to defense-related filings on national security grounds. This confidentiality layer may impair our ability to conduct timely monitoring and oppose bad actors who may seek to illegally use our IP. In particular, the absence of a publicly available register data may delay detection, narrow the evidentiary base available at early stages, and, reduce the effectiveness of enforcement actions, increasing the risk of rights conflicts.

Claims have been, or may be, threatened and/or filed against us for intellectual property infringement based on the nature of, and content in, our products and services, or content generated by our users. Any such claims or lawsuits, whether with or without merit, could result in substantial costs and diversion of resources, could cause us to cease offering or licensing services and products that incorporate the challenged intellectual property, or could require us to develop non-infringing products or services, if feasible, which could divert the attention and resources of our technical and management personnel. We cannot assure you that we would prevail in any litigation related to infringement claims against us. A successful claim of infringement against us could result in us incurring high costs, being required to pay significant damages, cease the development or sale of certain products and services that incorporate the challenged intellectual property, obtain licenses from the holders of such intellectual property which may not be available on commercially reasonable terms, or otherwise redesign those products to avoid infringing upon others’ intellectual property rights, any of which could harm our business and our ability to compete.

Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material liability we incur.

We strive to obtain various insurance policies for our business, including property insurance, liability insurance policies and director and officer insurance. Not every risk or liability can be insured, and for risks that are insurable, the policy limits and terms of coverage reasonably obtainable in Ukraine may not be sufficient to cover all actual losses or liabilities incurred. In the year ended December 31, 2024, we did not receive payment for our war-related insurance claim from 2023. In the fourth quarter of 2025, we received a pay out of approximately US$10 million from our voluntary property damage and business interruption insurance policies in relation to war related damage in 2022. Starting from 2023, war risk insurance is not available for operations in Ukraine. See also “Business — Certain Key Developments — Insurance compensation — war related coverage.”

In some circumstances we may be entitled to certain legal protections or indemnifications from our customers through contractual provisions, laws, regulations or otherwise. However, these protections are not always available, are typically subject to certain terms or limitations, and may not be sufficient to cover all losses or liabilities incurred. If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover our risks or losses, it could have a material adverse effect on our financial position, results of operations and/or cash flows.

Our revenue performance can be unpredictable by nature, as a large majority of our customers have not entered into long-term fixed contracts with us.

Our primary source of revenue comes from prepaid mobile customers, who are not required to enter into long-term fixed contracts, and we cannot be certain that these customers will continue to use our services and at the usage levels we expect. Revenue from postpaid mobile customers represents a small percentage of our total operating revenue and such customers can cancel our postpaid contracts with limited advance notice and without significant penalty. For example, as of December 31, 2025, approximately 83% of our B2C mobile customers were on prepaid plans. Furthermore, as we incur costs based on our expectations of future revenue, the sudden loss of a large number of customers or a failure to accurately predict revenue could harm our business, financial condition, results of operations, cash flows or prospects.

For a description of the key trends and developments with respect to our business, including further discussion of the potential for a further loss of customers as a result of the impact of the war in Ukraine and its impact on our operations and financial performance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — The ongoing war in Ukraine.”

Our use of, or reliance on, artificial intelligence and automated technologies could expose us to additional operational, regulatory, reputational and financial risks.

AI, machine learning and other automated technologies are increasingly being incorporated into telecommunications networks, digital services, customer engagement tools, data analytics, cybersecurity, marketing, advertising technology and other business processes across our industry. We currently use, and in the future may increasingly rely on, AI-enabled systems developed internally or provided by third-party vendors as part of our efforts to improve network efficiency, enhance customer experience, expand digital services and support operational decision-making.

The development, deployment and use of AI-enabled systems involve a number of risks and challenges. AI models may produce inaccurate, incomplete or biased outputs, may not function as intended, or may be insufficiently explainable, which could result in suboptimal business decisions, service disruptions, customer dissatisfaction, regulatory scrutiny or reputational harm. AI systems may also rely on large volumes of data, including customer or operational data, increasing the risk of data misuse, unauthorized access, data leakage or violations of data protection and privacy laws.

In addition, AI-based technologies may increase our exposure to cybersecurity risks, including through new attack vectors, vulnerabilities in third-party software, or the use of AI-enabled tools by malicious actors to enhance the scale, sophistication or effectiveness of cyberattacks. Any failure of AI systems, or any perceived failure to responsibly develop, deploy or govern such technologies, could harm our reputation, result in litigation, regulatory investigations or fines, or adversely affect customer trust. See “— We have experienced and are continually exposed to cyberattacks both to our own operations or those of our third-party providers.”

The regulatory landscape governing AI is rapidly evolving and remains uncertain. New or amended laws, regulations or regulatory interpretations relating to AI, automated decision-making, data usage or algorithmic accountability, including in jurisdictions seeking to align with European Union regulatory frameworks, could impose additional compliance obligations, restrict our ability to deploy certain AI-enabled solutions, or require us to modify or discontinue existing systems, potentially at significant cost.

Moreover, the successful development and deployment of AI-enabled solutions requires significant investment, specialized technical expertise and effective governance frameworks. We may face challenges in attracting and retaining qualified personnel, managing third-party AI providers, or achieving an adequate return on investment from AI-related initiatives. If we fail to effectively manage the risks associated with AI technologies, or if our competitors adopt AI solutions more successfully or more rapidly than we do, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected.

Risks Related to our Relationship with VEON

We are dependent on VEON for certain aspects of our business.

We are dependent on VEON for certain services and assets owned by VEON (see “Kyivstar Relationships and Related Party Transactions — General Services Agreement”), particularly with respect to the network infrastructure we utilize which is owned and operated by VEON’s subsidiary, UTC, and certain financial, tax, accounting, legal and other services provided to us in connection with operating as a public company.

We maintain an arm’s-length relationship with Ukraine’s leading telecommunications infrastructure provider, UTC. As of December 31, 2025, we and UTC jointly owned and operated approximately 16,650 sites, 900 of which have been occupied since 2022, 1,000 of which were added in 2024 and 1,100 of which were added in 2025. As of December 31, 2025, we held approximately 7,400 tower sites. Approximately 1,000 additional sites were contemplated to be transferred to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted. In addition, our president and CFO devote some of their time to providing management services to UTC, pursuant to the terms of their contractual relationship with VEON Amsterdam and separate agreements between VEON Group Holding Company and UTC. Their responsibilities for UTC may divert their attention and time away from the Company’s business and decisions made by these individuals in their dual roles may not always align with the interests of the Company or its stakeholders. Although the Company seeks to implement policies and procedures designed to manage potential conflicts, these measures may not be effective in all circumstances. Any actual or perceived conflict of interest could adversely impact the Company’s governance, strategic decision-making, financial condition, or operating results.

In the event that we are unable to secure required services from UTC, we would need to seek these services from alternative sources, which may not be feasible at a similar quality, on less favorable contractual terms or at all. If we fail to continue to receive interconnection, roaming and access to network services or are unable to secure alternative services on terms that are as favorable, or at all, this could lead to disruptions in our operations and could have a material adverse effect on our business and results of operations. Any disruption of critical infrastructure may affect our services, and, if such disruption occurs, we will have limited control over the recovery process, which will be handled by VEON. In addition, any changes or alterations to the services or equipment provided to us by VEON may require VEON’s involvement, which may limit our flexibility to innovate or delay implementation of such changes or alterations.

In addition, we are dependent on VEON as a potential source of funding, and our ability to obtain additional capital, if needed, is dependent on their financial support. Kyivstar Group may also be dependent on VEON for any potential funding needs in order to cover certain expenses, such as any expenses incurred as a result of being a public company, including as a result of continued restrictions on upstreaming of dividends. See “— Risks Related to the ongoing war in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.”

Furthermore, we could be materially and adversely impacted if VEON were to experience significant business challenges, disruptions or failures due to financial difficulties or bankruptcy, regulatory or quality compliance issues, or other legal or reputational issues. VEON’s strong brand recognition is connected with our brand. However, because of our affiliation, any event or publicity that adversely affects the business, reputation or brand, including litigation, regulatory or other matters, of VEON or any of its affiliates, could also have an adverse impact on our brand and reputation, even if such event or publicity is not directly associated with our company or our products and services. See “— Risks Related to the ongoing war in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine.”

In addition, transactions with entities in which related parties hold ownership interests, such as any transactions with VEON, present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with our interests and those of future unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Even if both parties seek to transact business on terms intended to approximate those that could have been achieved among unaffiliated parties, this may not succeed in practice. Furthermore, we may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable than we may have otherwise achieved in the absence of a controlling shareholder. See also, “— VEON may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Kyivstar Group”

VEON may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Kyivstar Group.

As of the date of this prospectus, VEON beneficially owns approximately 83.6% of our issued and outstanding Common Shares and exercises majority voting control of Kyivstar Group, which may limit the ability of other shareholders to influence corporate matters and could delay or prevent a change in corporate control.

VEON may have the ability to exercise control in determining the outcome of corporate transactions or other matters, including (i) making amendments to our business that are put to a shareholder vote; (ii) certain issuances of additional Common Shares or raising any other equity or debt financings; (iii) election of directors; and (iv) any merger, consolidation or significant corporate transactions. The interests of VEON may not always be aligned with our interests or the interests of our other shareholders. VEON may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, and these decisions may be different from the decisions that we would have made on our own. Furthermore, VEON’s decisions with respect to us or our business may be resolved in ways that favor VEON and, therefore, VEON’s own shareholders, which may not be in our best interests or the best interest of our other shareholders.

In addition, this concentration of ownership may harm the value of our Common Shares by, among other things, delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or causing us to enter into transactions or agreements that are not in the best interests of all of our shareholders.

Risks Related to Liquidity and Capital

We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.

We may need to raise additional capital in the future, including through debt financing. If we incur additional indebtedness, we could be exposed to risks related to indebtedness and debt service obligations, which could impact our business and financial condition. Our ability to timely raise capital may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our Common Shares. If we incur debt, the debt holders could have rights senior to holders of our Common Shares to make claims on our assets. The terms of any debt could restrict our operations, including its ability to pay dividends on our Common Shares. As a result, our shareholders bear the risk of future issuances of debt securities reducing the value of our Common Shares.

In addition, we are dependent on VEON as a potential source of funding, and our ability to obtain additional capital, if needed, is dependent on their financial support. We may also be dependent on VEON for any potential funding needs in order to cover certain expenses, such as any expenses incurred as a result of being a public company, including as a result of continued restrictions on upstreaming of dividends. See “— Risks Related to the ongoing war in Ukraine — We may face the risk of nationalization or confiscation of our operations and assets.” We could be materially and adversely impacted if VEON were to experience significant business challenges, disruptions or failures due to financial difficulties or bankruptcy, regulatory or quality compliance issues, or other legal or reputational issues.

Further, economic sanctions that have been imposed in connection with the war in Ukraine have negatively affected us and may affect our ability to secure future external financing due to an unwillingness of banks and other debt investors to transact with, provide loans or purchase bonds of entities with the indirect share ownership by sanctioned individuals. For example, the sanctions introduced have led certain vendors and banking partners to reassess and, in some instances, to significantly scale back their services to us. See “— Risks Related to the ongoing war in Ukraine — We have suffered reputational harm as a result of the ongoing war in Ukraine and the sanctions imposed.”

If we are unable to raise additional capital in the market in which we want to raise it, or at all, or if the cost of raising additional capital significantly increases, as is the case when central banks raise benchmark interest rates, we may be unable to make necessary or desired capital expenditures, take advantage of investment opportunities or meet unexpected financial requirements, and our growth strategy and liquidity may be negatively affected. This could cause us to delay or abandon anticipated expenditures and investments or otherwise limit operations. See “— Risks Related to our Operations — We are exposed to foreign currency exchange loss, fluctuation and translation risks, including as a result of the ongoing war in Ukraine” and “— Risks Related to our Market — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

Our indebtedness and debt service obligations, and any future indebtedness and debt service obligations, could decrease our cash flow, which could adversely affect our business and financial condition.

Upon the closing of the Business Combination, we did not have outstanding external debt for bonds, bank loans and other borrowings. As of December 31, 2025, we had lease liabilities amounting to US$374 million. For more information regarding our outstanding indebtedness and debt agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Going Concern, Liquidity and Capital Resources — Indebtedness.”

Some of the agreements under which we borrow funds contain covenants or provisions that impose certain operating and financial restrictions on us, including balance sheet solvency, and may prevent us from incurring additional debt. As our earnings are in local currency, while the majority of our debt is denominated in U.S. dollars, devaluations of the currencies of our key markets would make it more difficult to repay our debt. In addition, capital controls and other restrictions, including limitations on payment of interest, dividends or international funds transfers, along with punitive taxes and penalties targeted at foreign entities may also impact our liquidity or ability to comply with certain of the above-mentioned ratios. See “— Risks Related to our Market — Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.” Failure to comply with the covenants or provisions of the agreements under which we borrow funds may result in a default, which could increase the cost of securing additional capital, lead to accelerated repayment of any future indebtedness or result in the loss of any assets that secure the defaulted indebtedness or to which our creditors otherwise have recourse. A default or acceleration of the obligations under one or more of these agreements (including as a result of cross-default or cross-acceleration) could have a material adverse effect on our business, financial condition, results of operations or prospects. In addition, covenants in certain of our debt agreements could restrict our liquidity and our ability to expand or finance our future operations. For a discussion of agreements under which we borrow funds and a description of how that has changed since December 31, 2025, see “Note 14 — Investments, Debt and Derivatives” to our audited consolidated financial statements included elsewhere in this prospectus. Aside from the risk of default, given our substantial amounts of indebtedness and the limits imposed by our debt obligations, our business could suffer significant negative consequences such as the need to dedicate a substantial portion of our cash flows from operations to the repayment of our debt, thereby reducing funds available for paying dividends, working capital, capital expenditures, acquisitions and other purposes necessary for us to maintain our competitive position, flexibility and resiliency in the face of general adverse economic or industry conditions.

Following the onset of the war in Ukraine, our ability to upstream cash has been materially impaired, due to increased volatility of the Ukrainian hryvnia and tightened currency controls within Ukraine, currently restricting cash upstreaming. In addition, the war in Ukraine and the developments since with respect to sanctions have limited access to the debt capital markets, which has impacted our ability to refinance our internal indebtedness.

Risks Related to Regulatory and Legal Matters

The telecommunications industry is a highly regulated industry and we are subject to an extensive variety of laws and operate in an uncertain judicial and regulatory environment, which may result in unanticipated outcomes that could harm our business.

Our operations are subject to different and occasionally conflicting laws and regulations, which could result in market uncertainty and the lack of clear criteria. Regulatory compliance may be costly and involve a significant expenditure of resources, thus negatively affecting our financial condition. In addition, any significant changes in such laws or regulations or their interpretation, or the introduction of higher standards, additional obligations or more stringent laws or regulations, could result in significant additional costs, including fines and penalties, operational burdens and other difficulties associated with not complying in a timely manner, or at all, with new or existing legislation or the terms of any notices or warnings received from the telecommunications and other regulatory authorities. In addition, the application of the laws and regulations of any particular country is frequently unclear and may result in adverse rulings or audit findings by courts or government authorities resulting from a change in interpretation or inconsistent application of existing law.

Our operations may also be subject to regulatory audits in relation to prior compliance. For example, on November 3, 2025, the National Center for Operational and Technical Management for Telecommunications Networks (“NCU”), which operates wartime electronic communication networks, adopted Resolution #825/3626 (the “Resolution”), which requires Mobile Network Operators (“MNOs”) to establish and maintain enhanced network backup capabilities, including the use of generators, to ensure network resilience during power outages. These requirements became effective on December 15, 2025. Compliance with these requirements requires significant operational measures and capital expenditures, and the regulatory interpretation and enforcement of these requirements may evolve over time. The consequences of non-compliance may include regulatory penalties under applicable Ukrainian laws on Electronic Communications, and the fine can be up to 0.3% of mobile service revenue for the previous fiscal year per offense.

As a result of the ongoing war in Ukraine, these risks are compounded, as there is a risk that laws and regulations affecting telecommunications companies operating in Ukraine may be changed dramatically and in ways that are adverse to our operations and results. For a further discussion on the ongoing war in Ukraine and its impact on our business, see “— Risks Related to the ongoing war in Ukraine.” For a discussion on the risks associated with operating in frontier markets, see “— Risks Related to our Market — Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.”

Mobile, internet, fixed-line, voice, content and data markets generally are subject to extensive regulatory requirements, such as strict licensing regimes, antitrust and consumer protection regulations. Our ability to provide our mobile services is dependent on obtaining and maintaining the relevant licenses. These licenses are limited in time and subject to renewal. While we are confident in our ability to obtain renewals upon request, we may not reliably predict the financial and other conditions at which such renewals will be granted. See “— Our telecommunications licenses are granted for specific periods and may be suspended, revoked or we may be unable to extend or replace these licenses upon expiration and we may be fined or penalized for alleged violations of law, regulations or license terms.”

The applicable rules in Ukraine are generally subject to different interpretations and the relevant authorities may challenge the positions that we take, resulting in unpredictable outcomes such as restrictions or delays in obtaining additional numbering capacity, receiving new licenses and frequencies, receiving regulatory approvals for rolling out our networks in the regions for which we have licenses, receiving regulatory approvals for the use of changes to our frequency, receiving regulatory approvals of our tariffs plans and importing and certifying our equipment.

As we expand certain areas of our business and provide new services, digital content, other non-connectivity services or value-added and internet-based services, we may be subject to additional laws and regulations. In addition, certain regulations may require us to reduce retail prices, roaming prices or MTR and/or fixed-line termination rates, require us to offer access to our network to other operators, or result in the imposition of fines if we fail to fulfill our service commitments. We may be required to obtain approvals for certain acquisitions, reorganizations or other transactions, and failure to obtain such approvals may impede or harm our business and our ability to adjust our operations or acquire or divest of businesses or assets. Violation of these laws by an operator may result in fines, suspension of activities or license revocation. The nature of our business also subjects us to certain regulations regarding open internet access or net neutrality.

Our fiber business may be adversely affected by required permission procedures and local limitations, as well as by lease arrangements relating to our fiber infrastructure backbone. Our fiber business must excavate to lay new cables and repair existing cables, and we are obliged to obtain permission for excavations from authorized municipalities and institutions. In some areas, excavations may be terminated as a result of the high and variable costs of the right of way tariffs requested by municipalities. In addition, our investment plans may be affected due to excavations being banned during certain seasons within the administrative boundaries of municipalities. Furthermore, right of way conflicts with major municipalities to establish fiber optics infrastructure may affect our ability to provide services and to maintain operational excellence. The current infrastructure sharing and right of way procedures, operational difficulties and public authorities’ approach toward mandatory facility sharing obligation might negatively affect our ability to expand our fiber network and slow down our future investments. More generally, all of these factors could increase our costs and have a material adverse effect on our business and financial condition.

Regulatory requirements and compliance with such regulations may be costly and involve a significant expenditure of resources, which could impact our business operations and may affect our financial performance. We face regulatory risks and costs and may be subject to additional regulations in future. In particular, our ability to compete effectively in existing or new markets could be adversely affected if regulators decide to expand the restrictions and obligations to which we are subject, or extend such restrictions and obligations to new services and markets, or otherwise withdraw or adopt regulations, which may cause delays in implementing our strategies and business plans and create a more challenging operating environment. Furthermore, our ability to introduce new products and services may also be affected if we do not accurately predict how existing or future laws, regulations or policies would apply to such products and services, which could prevent us from realizing a return on our investment in their development. Any failure on our part to comply with existing or new laws and regulations can result in negative publicity, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, diversion of management time and effort, increased competitive and pricing pressure on our operations, significant fines and liabilities, third party civil claims and other penalties or otherwise harm our business, financial condition, results of operations, cash flows or prospects.

For more information on the regulatory environment in which we operate, certain regulatory developments and trends and their impact on our business, see “Business — Regulatory.”

Violations of and changes to applicable sanctions and embargo laws, including export control restrictions, may harm our business.

Various governmental authorities have imposed significant penalties on companies that fail to comply with the requirements of applicable sanctions and embargo laws and regulations, as well as export control restrictions. Where applicable to our activities, we must comply with sanctions and embargo laws and regulations and export control restrictions, including those that have been imposed in response to the ongoing war in Ukraine. Sanctions and embargo and export control laws and regulations generally establish the scope of their own application, which arise for different reasons and can vary greatly by jurisdiction.

The scope of such laws and regulations may be expanded, sometimes without notice, in a manner that could materially adversely affect our business, financial condition, results of operations, cash flows or prospects. For example, in the United States, the Export Control Reform Act of 2018 which aimed to enhance protection of U.S. technology resources by imposing greater restrictions on the transfer to non-U.S. individuals and companies, particularly through exports to China, of certain key foundational and emerging technologies and cyber-security items considered critical to U.S. national security. In recent years, the Department of Commerce has also broadened the scope of U.S. export controls measures to protect a wider range of national security interests, including telecommunications technology, against perceived challenges presented by China, and has introduced heightened export restrictions targeting parties identified as military end-users and military intelligence end-users, including parties in China. Furthermore, in January 2025, the Bureau of Industry and Security issued a rule restricting the import and sale of certain connected vehicles and related hardware or software linked to China or Russia, with the determination that such transactions pose national security risks. This has had an effect on our ability to procure certain supplies for our business and transact with certain business partners. In response to these developments, countries, such as China, have also adopted sanctions countermeasures that may impact our future ability to ensure our suppliers’ compliance with these laws. Foreshadowing ongoing and future volatility regarding export control policies and regulations, a White House memorandum titled “America First Trade Policy” directed the Department of Commerce, among others, to review export controls relating to strategic goods, software services, and technology. In addition, recent export control measures have increasingly targeted China-based telecommunications equipment vendors. For further discussion of risks related to potential designation of Huawei, FiberHome or other Chinese-origin telecommunications equipment as high-risk, see “— If Huawei, FiberHome or other Chinese-origin telecommunications equipment are designated as high-risk or prohibited in Ukraine, we may be required to replace existing RAN infrastructure or other network and power systems at significant cost and accelerate our transition to alternative suppliers, which may result in significant operational disruptions and adversely affect our business and operations.”

Notwithstanding our policies and compliance controls, we may be found in the future to be in violation of applicable sanctions and embargo laws, particularly as the scope of such laws, including those recently imposed following the war in Ukraine, may be unclear and subject to discretionary interpretations by regulators, which may change over time. If we fail to comply with applicable sanctions or embargo laws and regulations, we could suffer severe operational, financial or reputational consequences. For a discussion of risks related to export and re-export restrictions, see “— Risks Related to our Operations — We depend on third parties for certain services and equipment, infrastructure and other products important to our business.”

New or proposed changes to laws or new interpretations of existing laws may harm our business.

As a telecommunications operator, with digital content, digital health, advertising technology (“AdTech”) and other non-connectivity offerings, we are subject to a variety of national and local laws and regulations. These laws and regulations apply to many aspects of our business. Violations of applicable laws or regulations could damage our reputation or result in regulatory or private actions with substantial penalties or damages, including the revocation of some of our licenses. In addition, any significant changes in such laws or regulations or their interpretation, or the introduction of higher standards, additional obligations or more stringent laws or regulations, including revision in regulations for license and frequency allocation and changes in foreign policy or trade restrictions and regulations (including as a consequence of the ongoing war in Ukraine) could have an adverse impact on our business, financial condition, results of operations, cash flows or prospects.

For example, SIM verification and re-verification initiatives have been proposed, which could result in the loss of some of our customer base. In addition to customer losses, such requirements can result in claims from legitimate customers who are incorrectly blocked, fined, have their license suspended and other liabilities arising from the failure to comply with the requirements. To the extent re-verification and/or new verification requirements are imposed, it could have an adverse impact on our business, financial condition, results of operations and prospects. In addition, we have seen the adoption of data localization and data protection laws that regulate the collection and/or processing of certain personal data through servers located outside of the respective jurisdictions.

In addition, legislation is being implemented to extend data protection laws. For example, Ukraine has been actively working to align its data protection laws with international standards, particularly the EU GDPR.

We could be subject to tax claims and repeated tax audits that could harm our business.

Tax declarations together with related documentation are subject to review and investigation by authorities, which are empowered to impose fines and penalties on taxpayers. Tax audits may result in additional costs to our group if the relevant tax authorities conclude that an entity of our group did not satisfy their relevant tax obligations in any given year. Such audits may also impose additional burdens on us by diverting the attention of management resources.

Tax audits are conducted regularly, but their outcomes may not be fair or predictable. In the past and currently, we have been subject to substantial claims by tax authorities and these claims have resulted, and future claims may result, in additional payments, including interest, fines and other penalties, to the tax authorities.

There can be no assurance that we will prevail in litigation with tax authorities and that the tax authorities will not claim the additional taxes, interest, fines and other penalties that are owed by us for prior or future tax years, or that the relevant governmental authorities will not decide to initiate a criminal investigation or prosecution, or expand existing criminal investigations or prosecutions, in connection with claims by tax inspectorates, including those relating to individual employees and for prior tax years. We have been the subject of periodic tax audits. The outcome of any future audits or the adverse or delayed resolution of other tax matters, including where the relevant tax authorities may conclude that we had significantly underpaid taxes relating to earlier periods, could harm our business, financial condition, results of operations, cash flows or prospects.

For more information regarding tax claims and tax provisions and liabilities and their effects on our financial statements, see “Note 7 — Provisions and Contingent Liabilities” to our audited consolidated financial statements included elsewhere in this prospectus.

Changes in tax treaties, laws, rules or interpretations, including our determination of the recognition and recoverability of deferred tax assets, could harm our business, and the unpredictable tax systems and our performance may give rise to significant uncertainties and risks that could complicate our tax and business decisions.

The introduction of new tax laws or the amendment of existing tax laws, such as those relating to transfer pricing rules or the deduction of interest expenses, may increase the risk of adjustments being made by the tax authorities and, as a result, could have a material adverse impact on our business, financial condition, results of operations, cash flows or prospects. For example, within the Organization for Economic Co-operation and Development (“OECD”) there is an initiative aimed at avoiding BEPS for tax purposes. This OECD BEPS project has resulted in further developments in other countries and in particular in the European Union.

For example, the OECD Pillar Two (“Pillar Two”) legislation has been substantively enacted in certain jurisdictions, but not in Ukraine. We are in scope of the enacted Pillar Two legislation and have performed an assessment of our potential exposure to Pillar Two income taxes. The assessment is based on the most recent tax filings, country-by-country reporting and financial statements for the constituent entities in the Kyivstar Group. Based on the assessment, we have concluded that our Pillar Two effective tax rate is above 15%. We have applied the temporary mandatory exception to the requirement to recognize deferred tax assets and liabilities related to Pillar Two income taxes.

Our business decisions take into account certain taxation scenarios, which could be proven to be untrue in the event of adverse decisions by tax authorities or changes in tax treaties, laws, rules or interpretations. For example, we are vulnerable to changes in tax laws, regulations and interpretations in Ukraine.

These considerations are compounded by the fact that the interpretation and enforcement of tax laws in the frontier market in which we operate tends to be unpredictable and give rise to significant uncertainties, which could complicate our business decisions. Any additional tax liability imposed on us by tax authorities in this manner, as well as any unforeseen changes in applicable tax laws or changes in the tax authorities’ interpretations of the respective double tax treaties in effect, could harm our future results of operations, cash flows or the amounts of dividends available for distribution to shareholders in a particular period. Considerable judgment is therefore required by our management to determine whether it is probable that an uncertain income tax position will not be sustained and to estimate the amounts in the range of most likely outcomes. Judgment is also required by management in determining the degree of probability of an unfavorable outcome for non-income tax claims and to make a reasonable estimate of the amount of loss. Due to these uncertainties and challenges, we may be required to accrue substantial amounts for contingent tax liabilities and the amounts accrued for tax contingencies may not be sufficient to meet any liability we may ultimately face. From time to time, we may also identify tax contingencies for which we have not recorded an accrual. Such unaccrued tax contingencies could materialize and require us to pay additional amounts of tax. See “Note 7 — Provisions and Contingent Liabilities” and “Note 8 — Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus.

Furthermore, we recognize deferred tax assets based on whether management estimates that it is probable that there will be sufficient taxable profits in the relevant legal entity or tax group to allow the recognized assets to be recovered, which requires significant judgment.

Several factors could adversely affect our ability to realize the benefits of deferred tax assets going forward:

•        adverse economic conditions could negatively impact our profitability and, consequently, our ability to generate taxable income, which could hinder our ability to utilize deferred tax assets within the allowable time frame;

•        future changes in tax laws or regulations, including changes in tax rates, could impact the value of our deferred tax assets, reducing or eliminating the benefits associated with our deferred tax assets;

•        our ability to realize deferred tax assets depends on our operational performance; if we fail to achieve our projected earnings or if our business operations do not perform as expected, we may not generate sufficient taxable income to utilize our deferred tax assets;

•        decisions related to mergers, acquisitions, divestitures or other strategic initiatives could affect our ability to utilize deferred tax assets; for example, changes in our business structure or the sale of certain assets could impact the timing and amount of taxable income; and

•        we periodically assess the need for valuation allowances against our deferred tax assets: if we determine that it is more likely than not that some or all of these assets will not be realized, we may need to establish or increase valuation allowances, which would result in a charge to our earnings.

Given these uncertainties, there is a risk that we may not be able to fully realize the benefits of our deferred tax assets within the allowable timeframe, which could impact our profitability.

The tax laws and regulations are complex and subject to varying interpretations and degrees of enforcement, and we cannot be sure that our interpretations are accurate or that the responsible tax authority agrees with our views. If our tax positions are challenged by the tax authorities or if there are any unforeseen changes in applicable tax laws and interest, if applicable, we could incur additional tax liabilities, which could increase our costs of operations and harm our business, financial condition, results of operations, cash flows or prospects.

The changes in regulatory requirements in banking and other financial systems and currency control requirements restrict our activities, including in relation to the ongoing war in Ukraine.

Laws relating to banks and bank accounts are from time to time subject to varying interpretations and inconsistent application. The national bank and government in Ukraine may restrict or prevent international transfers, or impose foreign exchange controls or other currency restrictions, either as a result of martial law or another legal restriction as a result of the war. This could prevent us from making payments, including paying dividends and third-party suppliers. For example, restrictions applicable in Ukraine to all foreign-owned companies have limited our upstreaming of dividends, which include local banking and capital restrictions that may limit us from making dividend payments and introduced legal restrictions on making certain payments abroad (such as investments, interest and principal payments on loans or financing of any affiliate companies or representative offices offshore). Furthermore, banks have limitations on the amounts of loans that they can provide to single borrowers, which could limit the availability of local currency financing. There can be no assurance that we will be able to obtain approvals under the foregoing restrictions or limitations, or when such restrictions or limitations will be lifted, if at all, which could have a material impact on our business, financial condition, cash flows, results of operations or prospects.

Uncertain banking laws and continued legal restrictions as a result of the war may also limit our ability to attract future investment. Such banking risk cannot be completely eliminated by diversified borrowing and conducting credit analyses. In addition, banking and financial systems in war times are more susceptible to a banking crisis, which would affect the capacity for financial institutions to lend or fulfill their existing obligations, or lead to the bankruptcy or insolvency of the banks from which we receive, or with which we hold, our funds, and could result in the loss of our deposits, the inability to borrow or refinance potential borrowings or otherwise negatively affect our ability to complete banking transactions in these countries. Funds invested in government financial products may also be lost.

We may not be able to detect and prevent fraud or other misconduct by our employees, strategic partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties.

We may be exposed to fraud or other misconduct committed by our employees, strategic partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties undertaking actions on our behalf that could subject us to litigation, financial losses and fines, penalties or criminal charges imposed by governmental authorities, and affect our reputation.

Such misconduct may include misappropriating funds, conducting transactions that are outside of authorized limits, engaging in misrepresentation or fraudulent, deceptive or otherwise improper activities, including activities in exchange for personal benefit or gain or activities that otherwise do not comply with applicable laws or our internal policies and procedures.

In addition to any potential legal and financial liability, our reputation may also be adversely impacted by association, action or inaction that is either real or perceived by stakeholders or customers to be inappropriate or unethical. Reputational risk may arise in many different ways, including, but not limited to any real or perceived:

•        failure to act in good faith and in accordance with our values, policies, procedures, and internal standards;

•        failure to comply with applicable laws or regulations or association, real or perceived, with illegal activity;

•        failure in corporate governance, management or systems;

•        association with controversial practices, customers, transactions, projects, countries or governments or other third parties;

•        association with controversial business decisions, including but not limited to those relating to existing or new products, delivery channels, promotions/advertising, acquisitions, representations, sourcing/supply chain relationships, locations or treatment of financial transactions; or

•        association with poor employment or human rights practices.

We regularly review and update our policies and procedures and internal controls, including our corporate compliance program, which are designed to provide reasonable assurance that we and our personnel comply with applicable laws and our internal policies. We have also issued a Business Partner Code of Conduct (the “Partner Code”) that we expect our representatives, agents, suppliers and other third parties to follow and conduct risk-based training for our personnel. However, there can be no assurance that such policies, procedures, internal controls and training will, at all times, prevent or detect misconduct and protect us from liability arising from actions of our employees, strategic partners, non-controlled subsidiaries, representatives, agents, suppliers, customers or other third parties.

We are subject to anti-corruption laws.

We operate in a country that poses an elevated risk of corruption and is subject to a number of anti-corruption laws, including the FCPA, the Criminal Code of Ukraine and the Law of Ukraine on Prevention of Corruption. An investigation into allegations of non-compliance or a finding of non-compliance with anti-corruption laws or other laws governing the conduct of business may subject us to administrative and other financial costs, reputational damage, criminal or civil penalties or other remedial measures, which could harm our business, financial condition, results of operations, cash flows or prospects. Ukrainian and international anti-corruption laws generally prohibit companies and their intermediaries from promising, offering or giving a financial or other things of value or advantage to someone for the purpose of improperly influencing a matter or obtaining or retaining business or rewarding improper conduct. The FCPA further requires issuers, including foreign issuers with securities registered on a U.S. stock exchange, to maintain accurate books and records and a system of sufficient internal controls. We regularly review and update our policies and procedures and internal controls, as well as our corporate compliance program, to provide reasonable assurance that we and our personnel comply with the applicable anti-corruption laws, although we cannot guarantee that these efforts will be successful.

Our employees, local partners or other parties acting on our behalf or with whom we enter into partnership agreements or similar agreements, or our suppliers, could violate policies and procedures intended to promote compliance with anti-corruption laws or sanctions, regardless of whether we had participated in such acts or had knowledge of such acts at certain levels within our organization. Any of the foregoing could result in criminal prosecution and sanctions, fines, penalties, withdrawal of licenses against us, companies in which we invested and their officers and employees, significant damage to our reputation and negatively affect our competitive advantage and financial position. There can be no assurance that acts of corruption will not occur or be alleged in respect of any of our activities or those of our current or past affiliates.

We maintain the Partner Code and attempt to obtain assurances from third parties, through contractual and other legal obligations, that they also will comply with anti-corruption laws applicable to them and to us. However, these efforts to secure legal commitments are not always successful. There are inherent limitations to the effectiveness of any policies, procedures and internal controls, including the possibility of human error and the circumvention or overriding of the policies, procedures and internal controls. There can be no assurance that such policies or procedures or internal controls will work effectively at all times or protect us against liability under anti-corruption or other laws for actions taken by our personnel, distributors and other intermediaries with respect to our business or any businesses that we may acquire.

We collect and process sensitive personal data and are therefore subject to evolving data privacy laws and heightened regulatory obligations that may require us to incur substantial costs and implement certain changes to our business practices that may adversely affect our results of operations.

We are subject to various, and at times conflicting, data privacy laws and regulations that apply to the collection, use, storage, disclosure and security of personal data which is generally understood to be any data or information that identifies or may be used to identify an individual, including names and contact information, IP addresses, (e-mail) correspondence, call detail records and browsing history. Ukraine’s current law “On the Protection of Personal Data” establishes a general framework for the protection of personal information. Many countries have additional laws that regulate the processing, retention and use of communications data (including both content and metadata), as well as health data and certain other forms of personal data which have been designated as being particularly sensitive. For example, Helsi’s business involves the collection, storage and processing of sensitive patient health information and medical records, which are subject to heightened confidentiality, privacy and security requirements. Any failure by Helsi to comply with applicable laws governing the protection of health data, or any unauthorized access, use or disclosure of such information, could result in civil or criminal penalties, increased regulatory scrutiny, and reputational harm to us and Helsi. Such events could have a material adverse effect on our business, financial condition and results of operations. These laws and regulations are subject to frequent revisions and differing interpretations and are, in certain jurisdictions, becoming more stringent over time. Furthermore, recent regulatory developments at the EU level, including the Digital Services Act and the EU Artificial Intelligence Act, indicate a broader trend toward more comprehensive regulation of digital services, data use and AI technologies.

We are subject to other data protection laws and regulations that establish different categories of information such as state secrets and personal data of our customers, which have different registration and permitted disclosure rules and require different corresponding levels of protection and safeguards. In each case, we are required to implement the appropriate level of data protection measures and cooperate with government authorities with regards to law enforcement disclosures for state secrets and personal data of our customers. In Ukraine, new laws and regulations may be introduced subjecting us to more rigorous and stringent data protection or privacy requirements, which may result in increased compliance costs and business risks or increased risk of liability and exposure to regulatory fines and sanctions. For instance, in Ukraine, draft law “On the Protection of Personal Data” No. 8153, which has already been adopted in the first reading, aligns Ukrainian legislation with EU data privacy laws and increases fines for breaches committed by operators in the personal data sphere. In addition, the draft law No. 6177 “On the National Commission for Personal Data Protection and Access to Public Information,” proposes the establishment of a dedicated supervisory authority responsible for oversight and enforcement in the field of personal data protection. This draft law is expected to be reviewed in conjunction with draft law No. 8153 and, if adopted, could result in enhanced regulatory oversight and additional compliance requirements.

In the European Union and United Kingdom respectively, we may be subject to the EU GDPR and to the UK GDPR (the EU GDPR and UK GDPR together referred to as the “GDPR”), which apply extraterritorially to the processing of personal data related to the offering of goods or services to individuals located in the European Union and United Kingdom or the monitoring of their behavior in the European Union or United Kingdom, notwithstanding the absence of an establishment therein. To the extent applicable, the GDPR imposes comprehensive data privacy compliance obligations in relation to our collection and use of data relating to an identifiable living individual or “personal data,” including a principle of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit, as well as regulating cross-border transfers of personal data out of the EEA and the United Kingdom.

To the extent we deploy or rely on AI or automated analytics that process customer, network or operational data, we may face heightened risks relating to data protection compliance, unauthorized data use, cross-border data transfers and regulatory scrutiny, which could increase compliance costs or result in fines, penalties or reputational harm.

There are also other laws that restrict cross border data transfers unless certain criteria are met and/or are developing or implementing data localization laws requiring that certain types of data be stored locally. These laws may restrict our flexibility to leverage our data and build new, or consolidate existing, technologies, databases and IT systems, limit our ability to use and share personal data, cause us to incur costs (including those related to storing data in multiple jurisdictions), require us to change our business practices in a manner adverse to our business or conflict with other laws to which we are subject, thereby exposing us to regulatory risk. The stringent cross-border transfer rules in certain jurisdictions may also prohibit us from disclosing data to foreign authorities upon their request, which may generate a scenario where it is not possible for us to comply with both laws. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations.

Failure to comply with applicable data protection laws could result in penalties for noncompliance. Since we are subject to the supervision of relevant data protection authorities under multiple legal regimes (including potentially under both the EU GDPR and the UK GDPR), we could be fined under those regimes independently in respect of the same breach. In addition to fines, a breach of applicable data protection laws may result in regulatory investigations, reputational damage, orders to cease/change our data processing activities, enforcement notices, assessment notices (for a compulsory audit) and/or civil claims (including class actions). Furthermore, the laws and regulations regarding data privacy may become more stringent over time. Any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations or industry standards may result in governmental enforcement actions and investigations, blockage or limitation of our services, fines and penalties. In general, mobile operators are directly liable for actions of third parties to whom they forward personal data for processing. If the third parties we work with violate applicable laws, contractual obligations or suffer a security breach, such violations may also put us in breach of our obligations under privacy laws and regulations and/or could in turn harm our business. In addition, concerns regarding our practices with regard to the collection, use, disclosure or security of personal data or other privacy-related matters could result in negative publicity and have an adverse effect on our reputation. Violation of these data protection laws and regulations may lead to a seizure of our database and equipment, imposition of administrative sanctions (including in the form of fines, suspension of activities or revocation of license) or result in a ban on the processing of personal data, which, in turn, could lead to the inability to provide services to our customers. The occurrence of any of the aforementioned events, individually or in the aggregate, could harm our brand, business, financial condition, results of operations, cash flows or prospects.

We and our officers and employees are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.

We are party to a number of lawsuits and other legal, regulatory or antitrust proceedings and commercial disputes, the final outcomes of which are uncertain and inherently unpredictable. For example, in 2016, a claim was filed by the Ukraine Tax Authority alleging an additional charge of taxes and penalties resulting from a tax audit on our accounts for the years 2009 to 2014 as a result of our contractual relationship with Private Enterprise Wholesale Company Elbrus (“Elbrus”). The total claim by the tax authority amounts to approximately US$33.9 million, and the case is pending in the court of first instance, awaiting the outcome of the criminal case against the ex-CEO of Elbrus.

Additionally, in connection with our acquisition of Uklon, certain subsidiaries historically associated with Uklon prior to our acquisition were carved out such that they are not part of the Group (the “Carved Out Entities”). In November 2025, the Group became aware that Ukrainian law enforcement authorities have initiated a criminal investigation relating to the accuracy of historical tax and financial reporting of the Carved Out Entities and that the Chief Executive Officer of Uklon has been named in the investigation in his capacity as former chief executive officer of the Carved Out Entities. The Chief Executive Officer of Uklon is cooperating with the investigation, providing requested documentation and participating in the investigative procedures. As of the date of this prospectus, the Group has not been named in this investigation and Uklon is not the subject of the Ukrainian judicial authorities’ investigation. This investigation is at a preliminary stage and therefore, it is not possible at this time to predict the scope or duration of such investigation or any related proceeding which may result from such investigation, if any, or its or their possible outcomes or implications for the Group, including any impact on the Group’s operations or harm to the Group’s reputation caused thereby.

We may also be subject to claims concerning certain third-party products, services or content we provide by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to, these products, services or content. In addition, we currently host and provide a wide variety of services and products that enable users to engage in various online activities. The law relating to the liability of providers of these online services and products for the activities of their users is still unsettled in some jurisdictions. Claims may be threatened or brought against us for defamation, negligence, breaches of contract, copyright or trademark infringement, unfair competition, tort, including personal injury, fraud or other grounds based on the nature and content of information that we use and store. In addition, we may be subject to domestic or international actions alleging that certain content we have generated, user-generated content or third-party content that we have made available within our services violates applicable law.

In February 2019, Lifecell LLC filed a complaint with the Antimonopoly Committee of Ukraine (“AMCU”) alleging that adverts run by JSC Kyivstar as having the “No. 1 mobile Internet speed” and based on an Ookla Speedtest award, were misleading to consumers due to the manner in which the claim was communicated. The AMCU took the view, that the adverts did not sufficiently and clearly explain the basis for such a claim leading to consumer confusion. On December 15, 2025, we received the AMCU’s submission containing preliminary findings alleging an infringement and proposing the imposition of a fine. However, the AMCU’s final decision remained pending as of December 31, 2025.

Any such disputes or legal proceedings, whether with or without merit, could be expensive and time consuming, and could divert the attention of our senior management. Any adverse outcome in these or other proceedings, including any that may be asserted in the future, could harm our reputation and have an adverse impact on our business, financial condition, results of operations, cash flows or prospects. We cannot assure you what the ultimate outcome of any particular dispute or legal proceeding will be. For more information on current disputes, see “Note 7 — Provisions and Contingent Liabilities” to our audited consolidated financial statements included elsewhere in this prospectus.

Our telecommunications licenses are granted for specific periods and may be suspended, revoked or we may be unable to extend or replace these licenses upon expiration and we may be fined or penalized for alleged violations of law, regulations or license terms.

The success of our operations is dependent on the maintenance of our licenses to provide telecommunications services in the jurisdictions in which we operate. Most of our licenses are granted for specified terms, and there can be no assurance that any license will be renewed upon expiration. Some of our licenses will expire in the near term. For more information about our licenses, including their expiration dates, see “Business — Regulatory — Licenses.” These licenses and the frameworks governing their renewals are subject to ongoing review by the relevant regulatory authorities. If renewed, our licenses may contain additional obligations, including payment obligations (which may involve a substantial renewal or extension fee), or may cover reduced service areas or scope of service. Furthermore, the government may hold auctions (including auctions of spectrum for the 4G/LTE or more advanced services, such as 5G) in the future. If we are unable to maintain or obtain licenses for the provision of telecommunications services or more advanced services, or if our licenses are not renewed or are renewed on less favorable terms, our business and results of operations could be materially harmed. We are required to meet certain terms and conditions under our licenses (such as nationwide coverage, quality of service parameters and capital expenditure, including network build-out requirements), including meeting certain conditions established by the legislation regulating the communications industry. From time to time, we may be in breach of such terms and conditions. If we fail to comply with the conditions of our licenses or with the requirements established by the legislation regulating the communications industry, or if we do not obtain or comply with permits for the operation of our equipment, use of frequencies or additional licenses for broadcasting directly or through agreements with broadcasting companies, the applicable regulator could decide to levy fines, suspend, terminate or refuse to renew the license or permit. Such regulatory actions could adversely impact our ability to continue operating our business in the current or planned manner or to carry out divestitures in the relevant jurisdictions.

The occurrence of any of these events could materially harm our ability to build out our networks in accordance with our plans, our ability to retain and attract customers, our reputation and our business, financial condition, results of operations, cash flows or prospects. For a discussion of the risks related to operating in frontier markets, see “— Risks Related to our Market — Our business is concentrated in Ukraine, which is a frontier market and subject to greater risks than investing in more developed markets.”

In addition, certain of our subsidiaries, operate businesses which are or in the future could be subject to licensing, permitting and regulatory requirements. For example, Uklon drivers, or vehicles operating on its platform may be required to obtain and maintain permits, licenses or approvals that they do not currently hold or are unable to renew or maintain on a timely basis. Any failure to obtain or maintain required licenses or approvals could result in fines, administrative penalties or restrictions, suspension or termination of operations in one or more cities or jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

It may not be possible for us to procure in a timely manner, or at all, the permissions and registrations required for our base stations.

Our mobile network is supported by numerous base station transmission systems. Given the multitude of regulations that govern such equipment and the various permits required to operate our base stations, it is frequently not possible for us to procure in a timely manner, or at all, the permissions and registrations required for our base stations, including construction permits and registration of our title to land plots underlying our base stations, or to amend or maintain the permissions in a timely manner when it is necessary to change the location or technical specifications of our base stations. For a discussion of the risks associated with the export controls that could impact our ability to update and maintain our equipment and infrastructure, see “— Risks Related to our Operations — We depend on third parties for certain services and equipment, infrastructure and other products important to our business.” As a result, there could be a number of base stations or other communications facilities and other aspects of our networks for which we are awaiting final permission to operate for indeterminate periods.

We also may receive notices from regulatory authorities warning us that we are not in compliance with aspects of our licenses and permits and requiring us to cure the violations within a certain time period. In the past, we have closed base stations in order to comply with regulations and notices from regulatory authorities. Any failure by our company to cure such violations could result in the applicable license being suspended and subsequently revoked through court action. Although we look to take all necessary steps to comply with any license violations within the stated time periods, including by switching off base stations that do not have all necessary permits until such permits are obtained, we cannot assure you that our licenses or permits will not be suspended or revoked in the future.

If we are found to operate telecommunications equipment without an applicable license or permit, we could experience a significant disruption in our service or network operation, which could harm our business, financial condition, results of operations, cash flows or prospects.

General Risk Factors Related to Kyivstar

Our business may be adversely impacted by work stoppages and other labor matters, including mobilization.

Although we consider our relations with our employees to be generally good, there can be no assurance that our operations will not be impacted by unionization efforts, strikes or other types of labor disputes or disruptions. For instance, employee dissatisfaction or labor disputes could result from the implementation of cost savings initiatives or redundancies in our offices. We could also experience strikes or other labor disputes or disruptions in connection with social unrest or political events. For a discussion of our employees represented by works councils, unions or collective bargaining agreements, see “Business — Employees.”

Work stoppages could also occur due to natural disasters, civil unrest (including potential dissatisfaction with regards to our response to the ongoing war in Ukraine) or security breaches/threats, which would make access to workplaces and management of our systems difficult and may mean that we are not able to timely or cost effectively meet the demands of our customers. Furthermore, work stoppages or slow-downs experienced by our customers or suppliers could result in lower demand for our services and products. In the event that we, or one or more of our customers or suppliers, experience a labor dispute or disruption, it could result in increased costs, negative media attention and political controversy, which could harm our business, financial condition, results of operations, cash flows or prospects.

Further, we may experience work perturbation and deficiencies due to loss of key personnel to mobilization efforts in connection with the war and migration outside of Ukraine, which may affect the quality of service delivery and timeliness of service restoration in connection with our Ukrainian operations. The war in Ukraine poses security risks to our people, our facilities, our operations and infrastructure, such as utilities and network services, and the disruption of any or all of them could significantly affect our business, financial conditions and results of operations.

Since February 24, 2022, the Ukrainian government has declared and repeatedly extended martial law, which also includes the mobilization of citizens for military or other defense-related service. This ongoing mobilization may require certain employees, including key employees, to leave their positions on short notice. See “— Risks Related to our Operations — If we are unable to retain or motivate key personnel, hire qualified personnel, or implement our strategic goals or corporate culture through our personnel, we may not be able to maintain our competitive position or to implement our business strategy.” Even the potential for mobilization can prompt employees to relocate, resign or seek alternative arrangements. For example, as of December 31, 2025, 5% of our employees had been drafted to the army. We make effort to maintain a balance between the necessity of mobilizing individuals into the Ukrainian army and ensuring the stability of our operations. In particular, as Ukrainian legislation provides for the temporary exemption from mobilization of key employees of economically critical enterprises, we are taking advantage of this exemption in respect of employees whose roles we deem essential to our operations. We however cannot exclude the risk of a larger number of company employees being mobilized at the request of the military office of Ukraine.

While we have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel to other geographies and add new locations, as appropriate, our crisis management procedures, business continuity plans and disaster recovery capabilities may not be effective at preventing or mitigating the effects of a prolonged war.

Adoption of new accounting standards and regulatory reviews could affect reported results and financial position.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Accounting standard-setting bodies, including the International Accounting Standards Board, may change accounting regulations that govern the preparation and presentation of our financial statements, and those who interpret the accounting standards, including the SEC may amend or even reverse their previous interpretations or positions on how various accounting standards should be applied. Those changes may be difficult to predict and could have a significant impact on the way we account for certain operations and present our financial position and operating income. In some instances, a modified standard or interpretation thereof, an outcome from a unfavorable regulatory review relating to our financial reporting or new requirement may have to be implemented with retrospective effect, which requires us to restate or make other changes to our previously issued financial statements and other financial information issued and such circumstances may involve the identification of one or more significant deficiencies or material weaknesses in our internal control over financial reporting, or may otherwise impact how we prepare and report our financial statements, and may impact future financial covenants in our financing documents. For more information on the impact of IFRS on our audited consolidated financial statements and on the implementation of new standards and interpretations issued, see “Note 22 — Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus.

Risks Related to Ownership of our Common Shares and to Being a Public Company

We do not expect to pay any dividends on our Common Shares for the foreseeable future, which means your ability to achieve a return on your investment will depend on the appreciation in the price of our Common Shares.

You should not rely on an investment in our Common Shares to provide dividend income. We do not anticipate paying any cash dividends to our shareholders in the foreseeable future, as we consider ourselves a growth company. Our ability to pay cash dividends is subject to various factors and is currently limited by restrictions applicable in Ukraine to all foreign-owned companies. See “— Various factors may limit our ability to the declare and pay dividends.” There can be no assurances of when or if these restrictions, or any applicable sanctions laws, will end, if at all. Accordingly, you must rely on sales of your Common Shares after price appreciation, which may never occur, as the only way to realize any return on your investment.

The principal asset of Kyivstar Group is its interest in JSC Kyivstar and its subsidiaries.

Kyivstar Group is a holding company and has no material assets other than its interests in JSC Kyivstar and its subsidiaries and accordingly, absent external funding, Kyivstar Group will depend on distributions from JSC Kyivstar and its subsidiaries to pay its debts and other obligations. Kyivstar Group is not expected to have independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of JSC Kyivstar and its subsidiaries. There can be no assurance that JSC Kyivstar will generate sufficient cash flow to distribute funds to Kyivstar Group, or that contractual restrictions, applicable law or regulations will allow for such distributions. For example, restrictions applicable in Ukraine to all foreign-owned companies have historically led to restrictions on the upstreaming of dividends from JSC Kyivstar to VEON. See also, “— Risks Related to our Relationship with VEON — We are dependent on VEON for certain aspects of our business” and “— Risks Related to the ongoing war in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

JSC Kyivstar may enter into additional financing or other agreements in the future that may restrict the distribution of dividends or other payments to shareholders. If JSC Kyivstar does not distribute sufficient funds to Kyivstar Group to pay its taxes or operating expenses, Kyivstar Group Ltd. may default on contractual obligations or have to borrow additional funds. Kyivstar Group’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. In the event that Kyivstar Group Ltd. is required to borrow additional funds, it could adversely affect Kyivstar Group’s liquidity and subject it to additional restrictions imposed by lenders.

We will incur increased costs and obligations as a result of being a public company.

As a privately held business, JSC Kyivstar has not been required to comply with certain corporate governance and financial reporting practices and policies of a publicly traded company. As a publicly traded company, we will have incurred, and expect to continue to incur, significant legal, accounting and other expenses that JSC Kyivstar was not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that Kyivstar Group’s Board and management must devote to complying with these rules and regulations. Our management expects these rules and regulations to increase its legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish and further develop the corporate infrastructure demanded of a public company may divert management’s attention from its focus on our business strategy, which could prevent us from improving our business, results of operations and financial condition. We currently rely on VEON for the provision for certain key tax, accounting, legal and other services which are required for us to operate as a public company. Particularly, our Executive Chairman also serves as the Chief Executive Officer of VEON Group. Although he spends significant time with the Company, is highly active in our management, and receives some compensation for such services, he does not devote his full time and attention to the Group. See “Kyivstar Relationships and Related Party Transactions — General Services Agreement” and “Kyivstar Relationships and Related Party Transactions — Service Agreement on Personnel Provision (Secondment).” We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company. Finally, we have entered into a Registration Rights Agreement (as defined below) with VEON and Cohen Circle, which require us to pay certain amounts to keep a registration statement active for secondary sales as well as finance the transaction, subject to a fee cap, including payment of certain filing and regulatory fees, which needs to be paid out of Kyivstar Group, which does not generate any cash flow.

Various factors may limit our ability to declare and pay dividends.

Our ability to declare and pay dividends at Kyivstar Group is subject to the discretion of the Board. Various factors may cause the Kyivstar Group Board to determine not to pay dividends, including our financial condition and prospects, earnings, shareholders equity and free cash flow, the movement of the U.S. dollar against the Ukrainian hryvnia, our leverage, capital requirements, contractual and currency restrictions, the broader global economic outlook, legal proceedings and other such factors as the Kyivstar Group Board may consider relevant.

Our payment of dividends is also subject to prohibitions, restrictions and currency controls. For example, restrictions applicable in Ukraine to all foreign-owned companies have limited our upstreaming of dividends, which include local banking and capital restrictions and legal restrictions on making certain payments abroad, such as investments, interest and principal payments on loans or financing of any affiliate companies or representative offices offshore. See “— Risks Related to our Liquidity and Capital — Our indebtedness and debt service obligations could decrease our cash flow, which could adversely affect our business and financial condition” and “— Risks Related to Regulatory and Legal Matters — The changes in regulatory requirements in banking and other financial systems and currency control requirements restrict our activities, including in relation to the ongoing war in Ukraine.”

The market price of our Common Shares may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our Common Shares may be volatile and you may lose all or part of your investment. The U.S. stock market from time to time experiences high volatility, which often has been unrelated or disproportionate to the operating performance of particular companies. Further, the trading price of our Common Shares may fluctuate due to materialization of the Ukraine- or Kyivstar Group-specific risks or any other risks described in these “Risk Factors.”

Market and industry factors may materially reduce the market price of our Common Shares, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our Common Shares is low. As a result, you may suffer a loss on your investment. Our trading price may also be affected, either adversely or favorably, by the market perception of our listed majority shareholder, VEON Ltd., and its share price performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

Our share price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies as a result, which could adversely affect the price of our Common Shares.

Sales, or the perception of sales, of our Common Shares by VEON could adversely affect the market price of our Common Shares.

As a major holder of our Common Shares, sales of a substantial number of our Common Shares by VEON in the public market, or the perception that such sales could occur, could significantly increase the supply of our Common Shares available for sale and could cause the market price of our Common Shares to decline significantly, increase volatility or reduce liquidity, particularly given the size of VEON’s ownership position relative to our public float.

In addition, certain of our shareholders, including VEON, may choose to sell a portion of their Common Shares at a price per share below the then-current trading price of our Common Shares. For example, on February 2, 2026, VEON and certain other selling shareholders consummated a secondary sale of our Common Shares at a price per Common Share below the then-current trading price of our Common Shares. As a result, the trading price of our Common Shares decreased following the announcement of the public offering price per Common Share to be sold in the secondary sale offering.

Although VEON is not obligated to sell any of its Common Shares and we have no control over the timing, volume or method of any sales by VEON, future dispositions of our Common Shares by VEON, including through open market transactions or other transfer arrangements permitted under applicable securities laws, could adversely affect the trading market for our Common Shares, particularly if VEON sells at a discount to the then-current trading price of our Common Shares. In addition, news, market speculation or rumors regarding any potential sales or other dispositions of our Common Shares by VEON could negatively affect the market price of our Common Shares, even if no such sales ultimately occur.

Significant sales by VEON could also make it more difficult for us to raise additional equity capital on favorable terms, or at all, and could adversely affect investor confidence in our Common Shares.

A market for our Common Shares may not develop, which could adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to general market and economic conditions. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if they were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The issuance of additional Common Shares or other debt or equity securities by us, or the possibility of future sales of such securities by us, could make it difficult for another company to acquire us, may dilute your ownership of the Company and could adversely affect the price of our Common Shares.

In the future, we may obtain financing to further increase our capital resources and may issue additional Common Shares and/or offer debt or other equity securities, including senior or subordinated notes, debt securities convertible into or exchangeable for Common Shares, and/or preferred shares. Issuing additional Common Shares, other equity securities and/or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of our issued and outstanding Common Shares or both. Our decision to issue securities in any future offering will depend on, among other things, market conditions and other factors, some of which may be beyond our control, which may adversely affect the amount, timing or nature of the Company’s future offerings. As a result, holders of our Common Shares bear the risk that our future offerings, exercise of our Warrants and exercise of any options under any stock option plans may reduce the market price of our Common Shares and dilute their percentage ownership. See the section entitled “Description of Securities.”

Future resales of our Common Shares may cause the market price of our Common Shares to drop significantly, even if our business is doing well.

Subject to certain lock-up restrictions applicable to the Sponsors and their permitted transferees (as described under “Securities Eligible for Future Resale — Lock-Up Agreements”), the Selling Shareholders can sell, under this prospectus, up to 4,350,266 Kyivstar Group Ltd. Common Shares, constituting approximately 2% of our total issued and outstanding Common Shares as of the date of this prospectus. Sales of a substantial number of our Common Shares in the public market by those Selling Securityholders, or the perception that those sales might occur, could increase the volatility of and/or depress the market price of our Common Shares, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Common Shares. See “— Sales, or the perception of sales, of our Common Shares by VEON could adversely affect the market price of our Common Shares.”

Despite such a decline in the public trading price, certain security holders may still experience a positive rate of return on our Common Shares due to the lower price at which they acquired the Common Shares compared to other public investors, and may be incentivized to sell the Common Shares when others are not. For example, based on the closing price of the Common Shares referenced on the cover page of this prospectus, the Common Shares held by the Sponsors had an aggregate market value of approximately US$60,824,772.36, despite having been acquired for an aggregate of US$25,000, representing a potential profit to the Sponsors of approximately US$10.11 per share, or approximately US$60.80 million in the aggregate. Public investors may not experience a similar rate of return on the Common Shares they purchase due to differences in the purchase prices that they paid and the current trading price.

Our shareholders may also sell large amounts of our Common Shares in the open market or in privately negotiated transactions pursuant to Rule 144 under the Securities Act, if available. Any future resale by our shareholders could have the effect of increasing the volatility in the price of our Common Shares or putting significant downward pressure on the price of our Common Shares.

We, as a “controlled company” within the meaning of the rules of the Nasdaq, qualify for certain exemptions from Nasdaq corporate governance requirements.

A “controlled company” within the meaning of the Nasdaq rules is a company of which more than 50% of the voting power is held by an individual, group or another company. As a result of VEON’s majority beneficial ownership and voting power, which would give it the ability to control the outcome of certain matters submitted to our shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this prospectus), we qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Therefore, we have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of our board of directors shall consist of independent directors and the requirement that our nomination committee and remuneration committee shall be composed entirely of independent directors. We intend to take advantage of certain of the exemptions from the Nasdaq corporate governance standards available to controlled companies, and therefore our shareholders may not have the same protection afforded to them as shareholders of companies that are subject to these corporate governance requirements. See “Management — Foreign Private Issuer Exemption.”

The reduced public company reporting requirements applicable to “emerging growth companies” may make our Common Shares less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted to and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies.

We cannot predict whether investors will find our Common Shares less attractive if we rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares. The market price of our Common Shares may be more volatile.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination Agreement i.e. on or around August 14, 2030, (2) in which we have a total annual gross revenue of at least US$1.235 billion, or (3) in which we are deemed to be a large accelerated filer, which means the market value of our Common Shares that is held by non-affiliates equaled or exceeded US$700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which we have issued more than US$1.0 billion in non-convertible debt securities during the prior three-year period.

Kyivstar management has limited experience in operating as a standalone public company.

Our management team and senior managers across the Kyivstar Group may not effectively manage our transition to a public company. The enhanced regulatory oversight and reporting obligations under U.S. federal securities laws present a burden unfamiliar to Ukrainian business leaders. Limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the business. We may not have enough adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

If we are unable to maintain an effective system of internal controls and compliance, its business and reputation could be adversely affected.

While we manage regulatory compliance by monitoring and evaluating our internal controls to ensure that we are in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in our internal controls and compliances will not arise, or that we will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in our internal controls, in a timely manner or at all. There are inherent limitations to the effectiveness of any system of controls and procedures, including the possibility of human error, the circumvention or overriding of the controls and procedures and reasonable resource constraints. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the company’s policies and procedures may deteriorate. As we continue to grow, there can be no assurance that there will be no instances of non-compliance with statutory requirements, which may subject us to regulatory action, including monetary penalties, which may adversely affect our business and reputation.

Our failure to timely and effectively implement appropriate controls and procedures could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Section 404 of the Sarbanes-Oxley Act will require that we evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2026. Additionally, once we cease to be an emerging growth company, our independent registered accounting firm will also be required to attest to the effectiveness of our internal controls over financial reporting in each annual report on Form 20-F to be filed with the SEC. We may in the future identify material weaknesses or significant deficiencies that we may be unable to remedy before the requisite deadline for those reports. Our ability to comply with the annual internal control reporting requirements will depend on the effectiveness of our financial reporting and data systems and controls across our company. We expect these systems and controls to involve significant expenditures and to become increasingly complex as our business grows. To effectively manage this complexity, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results and cause us to fail to meet our financial reporting obligations or result in material misstatements in our financial statements, which could adversely affect our business and reduce our share price.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are considered a “foreign private issuer” as such term is defined in Rule 405 under the Securities Act, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. The rules governing the information that foreign private issuers are required to disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four business days of their occurrence. In addition, we are exempt from the SEC’s proxy rules and proxy statements that we distribute are not subject to review by the SEC and Section 16 of the Exchange Act regarding sales of shares by insiders. We are also not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Kyivstar Group’s securities.

In addition, as a “foreign private issuer,” we are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports on Form 20-F filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. We intend to follow home country practice in lieu of the following Nasdaq requirements: (i) Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present; (ii) Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements and (iii) Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of Common Shares (or securities convertible into or exercisable for Common Shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the Common Shares. We cannot give any assurances that we will follow these or other Nasdaq corporate governance requirements in the future and may therefore in the future rely on additional available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, we are not required, under the corporate governance practice and requirements in Bermuda, to have its board consist of a majority of independent directors, nor are we required to have a remuneration committee or a nomination or governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. If we decide to follow some or all of these home country practices, such home country practices may afford less protection to holders of Kyivstar Group’s securities. For additional information, see the section of this prospectus entitled “Management — Foreign Private Issuer Exemption.”

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We could cease to be considered a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we were to lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. In the event that we lose our foreign private issuer status, the regulatory and compliance costs to under U.S. securities laws as a U.S. domestic issuer may be significantly higher than costs incurred as a foreign private issuer and our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our Common Shares could decline.

The trading market for Kyivstar Group Ltd. Common Shares is influenced by the research and reports that industry or securities analysts publish about the Company or our business. If any of the analysts that may cover the Company change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover the Company ceases covering the Company or fails to regularly publish reports on the Company, it could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. If one or more of the analysts who cover the Company downgrades Kyivstar Group Ltd. Common Shares or if our reporting results do not meet their expectations, the market price of Kyivstar Group Ltd. Common Shares could decline. Accordingly, holders of our Common Shares may experience a loss as a result of a decline in the market price of our Common Shares. In addition, a decline in the market price of our Common Shares could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. investors.

We would be classified as a PFIC for a taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For these purposes, cash and other assets that do or could generate passive income generally are categorized as passive assets, and the value of a company’s goodwill and other intangible assets is generally taken into account. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. For purposes of this test, we will generally be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the shares. Based on the expected composition of our gross assets and income and the manner in which we expect to operate our business in future years, we do not expect to be classified as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our Common Shares and the future price, which could fluctuate significantly. Accordingly, it is possible that the U.S. Internal Revenue Service (the “IRS”) may take a contrary position with respect to our determination, and therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or in the future. Certain adverse U.S. federal income tax consequences could apply to a U.S. investor if we are treated as a PFIC for any taxable year during which such investor holds our Common Shares or Warrants. U.S. investors should consult their tax advisors about the potential application of the PFIC rules to their investment in our Common Shares or Warrants. See “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules.”

Use of Proceeds

All of the Common Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of $88,166,233.50 from the exercise of the Warrants at an exercise price of $11.50 per Common Share, assuming the exercise in full of all 7,666,629 of our outstanding Warrants for cash. To the extent that any warrants are exercised on a “cashless basis” under the limited circumstances in which such exercises are permitted, the amount of cash we would receive from the exercise of the warrants will decrease. The holders of the Warrants are not obligated to exercise any or all of their Warrants, and there is no assurance that they will elect to do so. We will receive the proceeds from any cash exercise of the Warrants, but not from the sale of the underlying Common Shares. If the price of our Common Shares is below $11.50 (the exercise price of our Warrants), holders of our Warrants will be unlikely to exercise their Warrants, resulting in little to no cash proceeds to us.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the Common Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Dividend Policy

It is currently not expected that the Kyivstar Group Board will declare any dividends in the foreseeable future. The Company has not paid any cash dividends on its equity securities to date. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Company. Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due, or (b) the realizable value of our assets would, as a result of the dividend, be less than our liabilities. The payment of any cash dividends will be within the discretion of the Kyivstar Group Board. Further, the ability of the Company to declare dividends may be limited by the terms of financing or other agreements entered into by the Company or its subsidiaries from time to time.

The Company has not identified a paying agent in relation to any payment of cash dividends.

Capitalization

The following table sets forth our capitalization as of December 31, 2025. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results do not necessarily indicate our expected results for any future periods.

As of December 31, 2025
(US$ in millions)
Cash and cash equivalents	455
Indebtedness
Warrants	27
Put option liability	2
Bonds	38
Interest accrued on bonds	2
Lease liabilities	374
Other financial liabilities	16
Loan Note Payable – VEON Amsterdam B.V.	57
Total indebtedness(1)	516

Equity
Issued Capital	2
Capital surplus	2,400
Other capital reserves	24
Retained earnings	965
Foreign currency translation	(2,092)
Total equity	1,299
Total capitalization	1,815

____________

(1)      Total indebtedness comprises outstanding debt and financial liabilities, including bonds, accrued interest on bonds, lease liabilities, other financial liabilities, loan note payable, warrants and put option liabilities. Provisions, deferred tax liabilities, trade and other payables and current income tax payables are excluded.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Group’s financial condition and results of operations should be read together with the audited consolidated financial statements and the related notes, appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Kyivstar Group’s plans, objectives, expectations, projections, and strategy for its business, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth under the “Risk Factors” section and elsewhere in this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements contained in the following discussion and analysis. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We operate telecommunications and digital businesses in Ukraine, and are Ukraine’s leading provider of mobile communication by number of subscribers and broadband services as well as by number of access lines, serving more than 22.4 million mobile customers, approximately 1.2 million home internet fixed line customers and 15.0 million total digital MAU as of December 31, 2025. JSC Kyivstar provides services across a wide range of mobile and fixed line technologies, including 4G, big data, cloud solutions, cybersecurity, digital TV and more. JSC Kyivstar has been operating in Ukraine for more than 28 years. As of December 31, 2025, we provided services under the “Kyivstar,” “Uklon” and “Helsi” brands.

As further described below, we operate one operating segment, Kyivstar, with revenue of US$11,157 million, US$919 million, and US$915 million for each of the years ended December 31, 2025, 2024 and 2023 respectively. Within our Kyivstar segment, we operate two related business lines: telecommunications services and digital, which accounted for approximately 89% and 11% of our revenue for the year ended December 31, 2025, and approximately 98% and 2% of our revenue for the year ended December 31, 2024, respectively. In our telecommunications services business, we provide mobile services, including voice, data, messaging and wireless internet as well as internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence and internet-TV via FTTB network connections. In our digital services business we provide (i) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC, (ii) digital health through Helsi, (iii) a suite of self-service options through our self-service app, MyKyivstar, (iv) big data and technology services via our technology company, Kyivstar.Tech and (v) ride-hailing and delivery through Uklon.

The Transactions

On March 18, 2025, Cohen Circle, the Seller, VEON Holdings, Kyivstar Group Ltd. and Merger Sub entered into the Business Combination Agreement, pursuant to which the parties thereto consummated the Business Combination on August 14, 2025. The Business Combination Agreement contained customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement undertook a series of transactions pursuant to which, among other things (i) at the Sale Effective Time, the Seller sold to Kyivstar Group Ltd. all of the issued and outstanding equity of VEON Holdings in exchange for the Kyivstar Group Ltd. Common Shares and the Seller Loan Note, whereby VEON Holdings became a direct, wholly owned subsidiary of Kyivstar Group Ltd., and (ii) at the Merger Effective Time, the Parties effected the Merger upon the terms and subject to the conditions of the Business Combination Agreement and the Plan of Merger and in accordance with the Companies Act, whereby on the Closing Date, Merger Sub was merged with and into Cohen Circle, with Cohen Circle continuing as the surviving company of the Merger and a direct, wholly owned subsidiary of Kyivstar Group Ltd.

Following the satisfaction of the conditions set forth in the Business Combination Agreement, the Closing occurred by electronic exchange of documents and the Merger was consummated by the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands in accordance with the Companies Act (As Revised) of the Cayman Islands on August 14, 2025 (the Merger becoming effective at such date).

Factors Affecting Comparability and Results of Operations

Recent Acquisitions

From time to time, we undertake acquisitions, which may affect comparability of our results of operations across periods. Our decisions to engage in such transactions are opportunistic and subject to market conditions. Consummation of such transactions may have an effect on comparability of our results from one period to another.

For example, in April 2025, we acquired a 97% stake of the shares of Uklon, a leading Ukrainian ride-hailing and delivery platform, for a total consideration of US$158 million. In connection with the acquisition of Uklon, JSC Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The Uklon acquisition, for example, materially increased our digital revenue.

In August 2022, we acquired 69.99% of Helsi, an IT e-health provider in Ukraine, which aimed to enhance our presence in the IT e-health sector, leveraging Helsi’s software, IT staff and expertise, for an aggregate cash consideration of $15 million, and in May 2025, JSC Kyivstar entered into an agreement with “LLC UKRAINIAN INVESTMENT PLATFORM,” representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, to buy out the ownership stake of these parties for US$10 million. Simultaneously, the parties also terminated the existing put and call option agreements to the extent such agreements represented the corresponding equity stake of these parties. This transaction resulted in partial derecognition of the put option liability. At the same time JSC Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement. See “— Indebtedness.”

Foreign Currency Translation

Our results of operations, as presented in our audited consolidated financial statements included in this prospectus are presented in U.S. dollars.

In accordance with IAS 21, The Effects of Changes in Foreign Exchange Rates, these U.S. dollar amounts are translated from other currencies using the current rate method of currency translation. Consequently, our results of operations are directly affected by increases or decreases in the value of the U.S. dollar and of local currencies. Material changes to such exchange rates occur periodically, including over the past three years, affecting the comparability of our results. See “— Quantitative and Qualitative Disclosures about Financial Risks — Foreign currency exposure.”

The ongoing war in Ukraine

The war in Ukraine has adversely impacted our operations. On February 24, 2022, Russian military forces invaded Ukraine, leading to a series of challenges that have adversely affected our results for the years ended December 31, 2024 and 2023. In the period from January 2022 to December 2025, we experienced losses of up to 3.8 million subscribers, which was attributed to migration, loss of territories and technical subscriber base clean-up, as well as base modernization aimed at mitigating tariffs pressures and ensuring business continuity under wartime conditions. We have also experienced destruction and damage of our infrastructure and recognized impairment losses from restoration and preventative measures as a result of the war, as further described below. We anticipate that our future results of operations will continue to be impacted due to several factors related to the war, including volatility in foreign currency exchange rates, partial damage to our sites, the loss and potential loss of some customers and the impact of sanctions and export control restrictions.

Additionally, the war led to a surge in certain commodity prices, such as wheat, oil and gas and other inflationary pressures, which have affected and may continue to affect our customers’ spending patterns. For example, our blended electricity tariff (the average price we pay for electricity) was 19.5% in 2025, 27.3% in 2024 and 28.1% in 2023. As of December 31, 2025, the increases in electricity prices, which are in line with Eastern European levels, have already been reflected in our margins because electricity constitutes one of our key cost items. We have also made substantial investments in network resilience during the years ended December 31, 2025, 2024 and 2023, which required substantial electricity consumption, thereby increasing both our consumption and associated costs. See “Risk Factors — Risks Related to the ongoing war in Ukraine — We have experienced, and may continue to experience, disruptions to our business, financial conditions and results of operation as a result of the war, including due to increased operating costs and damage to network infrastructure and assets.”

As of December 2025, the United Nations High Commissioner for Refugees estimated that approximately 5.9 million refugees from Ukraine have been recorded globally. In addition, Ukraine has sustained significant damage to its infrastructure and assets. These events and other war-related impacts had, and we expect will continue to have, a measurable impact on our customer base, their use and spending on our services. For further information, see “Risk Factors — Risks Related to the ongoing war in Ukraine — We have seen and may continue to see changes in customer demand due to migration and population shifts.”

We have also experienced a decline in revenue and profit margin from international mobile termination rates charged to Ukrainian customers due to the number of customers that have moved and continue to remain abroad relative to guest roamers (users from a different country who use our network while in Ukraine, for which we receive payment from their home mobile network operator). EU policies regulating roaming charges for Ukrainians have also impacted our profit margins. The EU roaming policies were extended in April 2023 and continue to provide Ukrainians with access to free roaming areas. In June 2024, Ukrainian President Volodymyr Zelensky signed a law establishing a single roaming area with the EU which became effective as of January 1, 2026, ensuring that Ukrainian mobile users can continue to use their devices in EU countries without additional charges and vice versa for EU visitors in Ukraine. Additionally, the European Commission has continued its efforts to integrate Ukraine into the EU roaming area, which could eliminate roaming charges for Ukrainian customers indefinitely throughout the EU, if adopted. While there is a potential for margin uplift if and when our subscribers return, we have introduced our “Roaming Like at Home” offering to retain our subscribers abroad, with approximately 4.0 million users utilizing the offer as of December 31, 2025. In addition to supporting customer retention, the offering generates revenue in hard currencies from international operators, which contributes to higher profit margins compared to revenues from our Ukrainian customer base.

We have also incurred maintenance expenses to repair and prevent further damage to our mobile and fixed-line telecommunications infrastructure in Ukraine. For the year ended December 31, 2025, costs related to security, fuel for diesel generators, batteries and other mitigation measures amounted to approximately US$34 million (UAH 1,400 million), compared to US$49 million (UAH 2,025 million) for the year ended December 31, 2024 and US$22.5 million (UAH 822.0 million) for the year ended December 31, 2023. As of December 31, 2025, we and UTC have experienced partial destruction of our infrastructure in Ukraine, with about 5% of our combined telecommunication network damaged or destroyed, of which approximately 82% has been restored. As of December 31, 2025, approximately 5% of our current combined network remained non-functional and located in Russian-occupied territories. We recognized impairment losses of US$1.9 million in the year ended December 31, 2025 relating to active telecommunication equipment, primarily due to the occupation of the territory and the destruction of network infrastructure. We may need to record future impairment charges, which could be material, if the war continues or escalates or due to other related macroeconomic conditions. In addition, with increased targeting of Ukraine’s electrical grid, we have faced challenges in ensuring that our network assets in Ukraine have a reliable power source.

Our results of operations have also been impacted by sanctions. In April 2024, JSC Kyivstar’s local custodian notified us that all of JSC Kyivstar’s shares had been blocked from voting and transferring, which prevented and continues to prevent any such transactions involving JSC Kyivstar’s shares. We and VEON continue to work with the local custodian to remove all restrictions on our corporate rights in JSC Kyivstar. Given the impact of the decision, the current custodian of JSC Kyivstar is limited to certain voting actions, such as changing JSC Kyivstar’s charter or appointing a local Ukrainian auditor, this does not critically impact our day-to-day operation. See further “Business — Litigation and Other Proceedings — Blocking of Voting Rights of VEON in JSC Kyivstar.”

Cyberattack in 2023

Since the war began, we have faced and expect to continue facing challenges in our performance in Ukraine, which will be exacerbated as the conflict continues. For example, on December 12, 2023, we announced that our network had been the target of a widespread external cyberattack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming and SMS services, among others, for our customers in Ukraine and abroad. Our technical teams, working in collaboration with Ukrainian law enforcement and government agencies and the Security Service of Ukraine, restored services in multiple stages, starting with voice and data connectivity. For more information, see “Business — Information Technology and Cybersecurity — Cyberattack in December 2023.”

After stabilizing the network, we immediately initiated a “customer appreciation” program to thank our customers for their loyalty, offering them a discount on one billing cycle of services on select types of contracts, despite no legal obligation to do so. As a result of the incident and the “customer appreciation” program, there was a financial impact on our consolidated results, notably consolidated revenue, for the years ended December 31, 2023 and 2024, primarily due to foregone revenue. We estimate the impact of the incident and “customer appreciation” program offer on operating revenue for the years ended December 31, 2023 and 2024 was approximately US$23 million and US$46 million, respectively with no impact for the year ended December 31, 2025.

Macroeconomic Trends

We are affected by a broad range of international economic developments. Unfavorable economic conditions may significantly impact our customers’ spending patterns, both in terms of the products they subscribe to and their usage levels. As a result, it may be more difficult for us to attract new customers, more likely that customers will downgrade or disconnect their services, or that it will become more difficult for us to maintain our mobile customer base. For example, inflationary pressures are affecting customer purchasing power. Inflation may require us to charge higher prices that some customers may be unable to afford, potentially leading them to opt for lower-cost alternatives. Despite our significant investments in the modernization, restoration and strength of our network, we have seen limited growth in our ARPU in hard currency equivalent in recent years due to reduced customer purchasing power. In addition, economic downturns may also impact our ability to reduce our costs, execute our strategies, take advantage of future opportunities, respond to competitive pressures, refinance outstanding debt or meet unexpected financial requirements.

Further, the increasing prices of fossil fuels and rising inflation rates have had and are expected to continue to have broader adverse effects on the Ukrainian economy. Sustained high levels of inflation in Ukraine, in addition to deteriorating economic conditions as a result of the ongoing war with Russia, may create significant imbalances in the Ukrainian economy and undermine any efforts the government is taking to create conditions that support economic growth. This in turn may have an adverse impact on our results of operations. See “Risk Factors — Risks Related to our Market — The international economic environment, inflationary pressures, geopolitical developments and unexpected global events could cause our business to decline.”

Outside of the ongoing war in Ukraine, we are exposed to other geopolitical developments. In particular, global economic markets have seen extensive volatility over the past few years as a result of events such as the outbreak of the COVID-19 pandemic, the closing of certain U.S. financial institutions by U.S. regulators from March 2023, the announcement by the United States of proposals for, or the imposition of, tariffs on certain non-U.S. goods and political instability the conflicts between Israel and Hamas, the escalation of tensions relating to Iran and in the surrounding region, including the involvement of the United States. These events have created, and may continue to create, significant disruption of the global economy, supply chains, distribution channels and financial and labor markets. The market disruption and volatility from these events have caused us to experience reductions in business activity, increases in funding costs, decreases in asset values, additional write-downs and impairment charges and lower profitability. Our profit margins during high inflation could be harmed if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate, manifested in inflationary increases in salary, wages, benefits and other administrative, supply and energy costs, and such price increases may pose challenges to our mass market and price-sensitive customer base.

Intention to Invest in Ukraine

In 2024, we and VEON announced our joint intention to invest US$1 billion in Ukraine between 2023 and 2027 as a shared strategic initiative, focusing on several key areas to drive growth and innovation. Together with VEON, we intend to deploy this investment through a variety of capital streams by Kyivstar and UTC, which is owned by VEON and not a subsidiary of Kyivstar Group Ltd., including social investments in infrastructure and technological development, charitable donations and strategic acquisitions. This strategy includes the development of our core business through network development, energy resilience, technological leadership, digitalization and development of our existing business lines, as well as M&A, specifically by driving digital revenue and building out our digital ecosystem via strategic acquisitions. See “Business — Our Strategies.” We expect to continue to pursue strategic, opportunistic acquisitions, which may impact the comparability of our results in future periods. See “— Recent Acquisitions.”

Contributions towards the US$1 billion goal include capital expenditure deployed in 2023, 2024 and 2025. For example, as discussed above, in November 2024, we successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by NCEC, investing UAH 1.43 billion (US$34 million)

as part of this commitment. Additionally, a significant portion of these expenditures related to the expansion of our roaming and international interconnect businesses, which is important for generating cash in stable foreign currencies, such as euros. Furthermore, in April 2025, Kyivstar acquired Uklon for a total consideration of US$158 million. As we continue to execute on these initiatives, we expect capital expenditures to remain elevated in the near term.

The intention to invest US$1 billion represents a nonbinding shared strategic initiative of Kyivstar and VEON together — there is no formal or intended division of investments between Kyivstar and VEON. As the majority beneficial owner of Kyivstar, VEON may contribute towards the US$1 billion goal either directly or indirectly (i.e., by way of reinvestment through its majority-held group companies, Kyivstar and UTC). The investments reflect our ongoing strategy and are being made in the ordinary course of business, independent of any regulatory mandate. Furthermore, the investments will require no borrowing by Kyivstar or VEON, as the source of funding has been, and is expected to continue to be, solely generated by operational cash. While not a formal guarantee, our stated intention to invest US$1 billion in Ukraine represents a forward-looking goal that will remain subject to ongoing assessment and evolving circumstances.

Expanding our Multiplay Strategy

The cornerstone of our growth strategy includes 4G-based growth in mobile connectivity, expanding our digital services and increasing customer spend across our complementary service portfolio (i.e., our multiplay strategy). The number of multiplay customers has grown in both relative and absolute terms, reaching approximately 7.3 million subscribers as of December 31, 2025, representing an 18% increase from 6.2 million in 2024. Our revenue from multiplay customers has grown approximately 121% between 2023 and 2025, from US$178 million in the year ended December 31, 2023 to US$395 million in the year ended December 31, 2025.

In addition, we have seen an upward trend in mobile ARPU due to an increase in multiplay customers, with average monthly ARPU increasing from US$2.90 for the year ended December 31, 2023 and US$3.00 for the year ended December 31, 2024 to US$3.58 for the year ended December 31, 2025. This pursuit of growth by cross selling to our customers across our mobile connectivity and digital services has led to higher capital expenditures and increased spectrum acquisitions and renewals for the years ended December 31, 2024 and 2025, including as a result of investments into our network infrastructure.

Explanation of Key Line Items in the Historical Consolidated Statements of Income

Revenue

Telecommunication revenue

Telecommunications revenue is recognized from the provision of mobile telecommunications services. Service revenue comprises voice, messaging, and data services provided to both contract (postpaid) and prepaid customers, monthly subscription fees, interconnection services and roaming charges.

Rendering of services

Revenue from usage-based services, including pay-as-you-use plans where customers are charged based on actual consumption, is recognized as the services are consumed by the customer. For tariff plans that permit rollover of unused services to subsequent periods, revenue is recognized upon usage of the underlying services or expiration of the rollover period. Revenue from fixed-term service contracts and monthly subscription plans is recognized ratably over the service period as the Group satisfies its performance obligation.

When contracts contain multiple distinct performance obligations (including voice, messaging, data, and digital services), the transaction price is allocated to each performance obligation based on its relative standalone selling price. The standalone selling price for each service is determined primarily using observable prices charged to similar customers under comparable pay-as-you-use arrangements.

Upfront fees, including activation or connection fees that do not represent distinct performance obligations are deferred and recognized ratably over the expected customer relationship period. For contracts with defined terms, these fees are recognized over the contractual period. For contracts without defined terms (such as prepaid arrangements), upfront fees are recognized over the estimated average customer life.

Revenue from telecommunication service providers, including interconnection fees and roaming charges from other operators, is recognized based on contractually specified rates as services are rendered, net of estimated variable consideration for retrospective volume-based discounts or other pricing adjustments. These estimates are based on the expected value method using historical experience and are updated each reporting period.

Revenue from rendering of services is recognized over time as services are rendered.

Digital revenue

Digital revenue comprises revenue from digital services, encompassing content and entertainment, digital health solutions, communication applications, customer self-care platforms, ride-hailing services, cloud computing, and advertising technology (“AdTech”) services. Revenue from subscription-based digital services, including content streaming, digital health memberships, premium communication features, and cloud subscriptions, is recognized over time on a ratable basis as customers simultaneously receive and consume benefits of continuous platform access. Transaction-based revenue, including ride-hailing services and usage-based cloud services, is recognized at the point in time when each transaction is completed or as services are consumed. Advertising revenue from AdTech services is recognized over time as impressions are delivered or at a point in time when performance-based metrics (such as clicks or acquisitions) are achieved.

When the Group’s performance obligation is to arrange for another party to provide goods or services to the customer and the Group does not control those goods or services before transfer (agent), revenue is presented on a net basis, representing the commission, fee, or margin to which the Group expects to be entitled. When the Group controls the specified good or service before transfer to the customer (principal), revenue is presented on a gross basis, with amounts paid to third-party suppliers recognized separately in cost of revenue.

The Group typically acts as an agent for ride-hailing and delivery services and digital platform arrangements where third parties provide the underlying service. The determination of whether the Group acts as principal or agent impacts the presentation of revenue on a gross or net basis but does not affect the amount of commission or fee income recognized.

The Group earns commissions from drivers for facilitating ride-hailing and delivery services through its Uklon platform. The Group records only the commissions collected from drivers, net of any incentives, as revenue. Revenue is recognized upon completion of the ride or delivery, as this satisfies the performance obligation of facilitating the services.

Contract balances

Receivables and unbilled receivables mostly relate to amounts due from other operators and postpaid customers. Unbilled receivables are transferred to Receivables when the Group issues an invoice to the customer.

Contract liabilities, often referred to as ‘Deferred revenue’, relate primarily to non-refundable cash received from prepaid customers for fixed-term tariff plans or pay-as-you-use tariff plans. Contract liabilities are presented as ‘Long-term deferred revenue’, ‘Short-term deferred revenue’ and ‘Customer advances’ in Note 6 Other Assets and liabilities of these consolidated financial statements. All current contract liabilities outstanding at the beginning of the year are recognized as revenue during the year.

Customer acquisition costs

Certain incremental costs that are incurred in acquiring a contract with a customer (“customer acquisition costs”) and are considered recoverable are deferred in the consolidated statement of financial position, within ‘Other assets’ (see “Note 6 — Other Assets and Liabilities” of these consolidated financial statements). Such costs generally relate to commissions paid to third-party dealers and are amortized on a straight-line basis over the average customer life within ‘Selling, general and administrative expenses’.

The Group applies the practical expedient available for customer acquisition costs for which the amortization would have been shorter than 12 months. Such costs relate primarily to commissions paid to third parties upon top-up of prepaid credit by customers and sale of top-up cards.

Selling, general and administrative expenses

Selling, general and administrative expenses consisted primarily of network and IT costs, personnel costs, customer associated costs and consulting, professional and other services in the years ended December 31, 2023, 2024 and 2025, with additional costs coming from facility and office supplies, taxes other than income taxes, losses on receivables and other costs contributing smaller amounts.

Customer associated costs

Customer associated costs relate primarily to commissions paid to third-party dealers and marketing expenses. Certain customer acquisition costs are initially capitalized within ‘Other Assets’ in the consolidated statement of financial position and subsequently amortized within “Customer associated costs.”

Leases

Short-term leases and leases for low value items are immediately expensed as incurred.

Depreciation

Property and equipment is stated at cost, net of any accumulated depreciation and accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful life of our assets generally fall within the following ranges:

Class of property and equipment	Useful life
Telecommunication equipment	5 – 20 years
Buildings and constructions	5 – 30 years
Office and other equipment	2 – 8 years
Right-of-use assets	Equivalent lease term

Each asset’s residual value, useful life and method of depreciation is reviewed at the end of each financial year and adjusted prospectively, if necessary.

Where applicable, we have applied sale and leaseback accounting principles, whereas the right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to our retained right of use. Accordingly, we recognize only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

Amortization

Intangible assets acquired separately are carried at cost less accumulated amortization and impairment losses.

Intangible assets with a finite useful life are generally amortized with the straight-line method over the estimated useful life of the intangible asset. The amortization period and the amortization method for intangible assets with finite useful lives are reviewed at least annually and fall within the following ranges:

Class of intangible asset	Useful life
Telecommunications licenses, frequencies and permissions	3 – 20 years
Software	3 – 10 years
Brands and trademarks	3 – 15 years
Customer relationships	10 – 21 years
Other intangible assets	4 – 10 years

Goodwill is recognized for the future economic benefits arising from net assets acquired that are not individually identified and separately recognized. Goodwill is not amortized but is tested for impairment annually and as necessary when circumstances indicate that the carrying value may be impaired.

Listing expense

Upon the closing of the Business Combination, the Company recognized a one-time, non-cash listing expense of US$162 million. The Merger was accounted for in accordance with IFRS 2, Share-based Payments (“IFRS 2”). Accordingly, the excess of the fair value of the equity interests deemed to have been issued by the Company to Cohen Circle over the fair value of Cohen Circle’s identifiable net assets was recognized as a service received by the Company and recorded as a listing expense upon consummation of the Merger.

Finance costs

Finance costs consist of interest on bonds, loan notes (including amounts due to related parties), lease liabilities, and other costs directly attributable to financing activities.

Finance income

Finance income consists of income on financial investments and interest income on deposits.

Net foreign exchange gain/(loss)

Net foreign exchange gain consists of the total gains or losses arising from currency exchange rate fluctuations affecting our foreign currency transactions and balances.

Results of Operations

The following table sets out our results of operations for the three fiscal periods ended December 31:

	For the year ended December 31,
(In millions of U.S. dollars except nominal value and per share data)	2025	2024	2023
Revenue	1,157	919	915

Cost of services, equipment and accessories	(123)	(100)	(94)
Selling, general and administrative expenses	(393)	(305)	(284)
Depreciation	(140)	(118)	(127)
Amortization	(65)	(45)	(49)
Impairment, net	(8)	(3)	(1)
(Loss)/gain on disposal of non-current assets	—	(1)	2
Listing expense	(162)	—	—
Other operating income	8	1	1

Operating profit	274	348	363
Finance costs	(75)	(82)	(82)
Finance income	12	40	35
Other non-operating gain/(loss), net	—	2	(8)
Net foreign exchange (loss)/gain	(13)	39	38

Profit before tax	198	347	346
Income taxes	(74)	(64)	(65)
Profit for the period	124	283	281

Revenue

Revenue increased by US$238 million, or 25.9%, from US$919 million for the year ended December 31, 2024 to US$1,157 million for the year ended December 31, 2025. This increase was largely driven by an increase in telecommunication revenue for US$136 million as a results of the repricing of customer offers launched in December 2024. In addition, revenue for the year ended December 31, 2024 was negatively impacted by the “customer appreciation” program (US$46 million), which provided a discount of one month of services to customers affected by the December 2023 cyberattack, resulting in a lower comparison base. The increase of US$102 million in our digital revenue represents a consolidation if revenue from Uklon (US$80 million for the year ended December 31, 2025) and growth in other digital revenue streams.

Revenue increased by US$4 million, or 0.4%, from US$915 million for the year ended December 31, 2023 to US$919 million for the year ended December 31, 2024. This increase was primarily driven by higher data and digital consumption and subscriber base modernization initiative, partially offset by the “customer appreciation” program.

	For the year ended December 31,
(In millions of U.S. dollars)	2025	2024	2023
Telecommunications revenue	$1,033	$897	$904
Digital revenue	$124	$22	$11
Total Revenue	$1,157	$919	$915

Telecommunications revenue

Telecommunications revenue includes postpaid (contract) and prepaid customer airtime charges, roaming, interconnect and value-added services, such as messaging and mobile internet. Telecommunication revenue increased by US$136 million, or 15.1%, from US$897 million for the year ended December 31, 2024 to US$1,033 million for the year ended December 31, 2025. This increase was largely driven by growth of ARPU as a result of multiplay base growth and repricing of customer offers launched in December 2024. In addition, revenue for the year ended December 31, 2024 was negatively impacted by the “customer appreciation” program (US$46 million), which provided a discount of one month of services to affected customers, resulting in a lower comparison base.

Telecommunication revenues decreased by US$7 million, or 0.8%, from US$904 million for the year ended December 31, 2023 to US$897 million for the year ended December 31, 2024. This decrease was primarily driven by the “customer appreciation” program partially offset by higher data consumption and subscriber base modernization initiative.

Digital revenue

Digital revenue increased by US$102 million, or 466.7%, from US$22 million for the year ended December 31, 2024 to US$124 million for the year ended December 31, 2025. This increase was primarily due to the acquisition of Uklon (US$80 million revenue for the year ended December 31, 2025). The increase was further driven by growth in all existing digital products and the introduction of new digital revenue streams, especially by the revenue from Kyivstar TV increasing from US$5 million for the year ended December 31, 2024 to US$16 million for the year ended December 31, 2025 and the increase of digital enterprise revenue from US$12 million for the year ended December 31, 2024 to US$20 million for the year ended December 31, 2025.

Digital revenue increased by US$11 million, or 101.2%, from US$11 million for the year ended December 31, 2023 to US$22 million for the year ended December 31, 2024. This increase was primarily driven by growth in big data and cloud services.

Cost of services, equipment and accessories

Cost of services, equipment and accessories increased by US$23 million, or 23.0%, from US$100 million for the year ended December 31, 2024 to US$123 million for the year ended December 31, 2025. This growth was mainly driven by Uklon consolidation (impact was US$11 million) and an increase in the cost of content for Kyivstar TV from US$3 million for the year ended December 31, 2024 to US$12 million for the year ended December 31, 2025.

Cost of services, equipment and accessories increased by US$6 million, or 6.4%, from US$94 million for the year ended December 31, 2023 to $100 million for the year ended December 31, 2024, primarily due to higher direct expenses driven by cloud business growth from none in the year ended December 31, 2023 to US$4 million for the year ended December 31, 2024 and an increase in the cost of content for Kyivstar TV from none in the year ended December 31, 2023 to US$3 million for the year ended December 31, 2024.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by US$88 million, or 28.9%, from US$305 million for the year ended December 31, 2024, to US$393 million for the year ended December 31, 2025. This growth was mainly driven by the consolidation of Uklon (whose impact was US$41 million), growth in personnel costs by US$26 million during 2025 and increase in technology expenses by US$22 million mainly driven by higher electricity costs.

Selling, general and administrative expenses increased by US$21 million, or 7.4%, from US$284 million for the year ended December 31, 2023, to $305 million for the year ended December 31, 2024. This growth was mainly driven by growth in personnel costs by US$5 million during 2024 and growth in technology expenses by US$16 million mainly driven by an increase in electricity costs, IT costs and frequency fee indexation.

Depreciation

Depreciation increased by US$22 million, or 18.6%, from US$118 million for the year ended December 31, 2024 to US$140 due to significant increase in capital expenditures in 2024 and 2025 and right-of-use assets. The net increase in property and equipment amounted to US$101 million in 2025 compared to US$57 million in 2024. Additions to right-of-use assets were US$29 million in 2025 compared to US$22 million in 2024.

Depreciation decreased by US$9 million, or 7.1%, from US$127 million for the year ended December 31, 2023 to US$118 million for the year ended December 31, 2024. This decline was primarily attributable to foreign currency translation differences resulting from the depreciation of the Ukrainian hryvnia against U.S. dollar, notwithstanding a slight increase in depreciation in local currency terms.

Amortization

Amortization increased by US$20 million, or 44.4%, from US$45 million for the year ended December 31, 2024 to US$65 million due to newly acquired intangible assets.

Amortization decreased by US$4 million, or 8.2%, from US$49 million for the year ended December 31, 2023 to $45 million for the year ended December 31, 2024. This decline was primarily attributable to foreign currency translation difference resulting from the depreciation of the Ukrainian hryvnia against the U.S. dollar, despite a modest increase in amortization in local currency terms.

Impairment, net

Impairment increased by US$5 million, or 266.7%, from US$3 million for the year ended December 31, 2024 to US$8 million due to impairment loss for individual fixed assets driven by war-related damages and technological obsolescence.

Impairment increased by US$2 million, or 200.0%, from US$1 million for the year ended December 31, 2023 to $3 million for the year ended December 31, 2024. This increase was driven by war-related damages and technological obsolescence.

(Loss)/gain on disposal of non-current assets

(Loss)/gain on disposal of non-current assets for the year ended December 31, 2025 slightly increased to US$0 million from a loss of US$1 million for the year ended December 31, 2024.

(Loss)/gain on disposal of non-current assets for the year ended December 31, 2024 slightly decreased to a loss of US$1 million from a gain of US$2 million for the year ended December 31, 2023.

Other operating income

Other operating income for the year ended December 31, 2025 increased to US$8 million from US$1 million for the year ended December 31, 2024 mainly driven by a one-time insurance refund we received.

Other operating income for the year ended December 31, 2024 was in line with other operating income for the year ended December 31, 2023.

Finance costs

Finance costs decreased by US$7 million, or 8.5%, from US$82 million for the year ended December 31, 2024 to US$75 million for the year ended December 31, 2025. This decrease was due to lower interest expense as the April 2025 Bonds and June 2025 Bonds were repaid in April and June 2025, respectively.

Finance costs in 2024 remained broadly stable compared to 2023.

Finance income

Finance income decreased by US$28 million, or 70%, from US$40 million for the year ended December 31, 2024 to US$12 million for the year ended December 31, 2025. This decrease is primarily attributable to (i) the non-recurrence of US$21 million of interest income on the loan to VEON Amsterdam recognized in 2024 and (ii) lower income from deposits and government bonds.

Finance income increased by US$5 million, or 14.3%, from US$35 million for the year ended December 31, 2023 to US$40 million for the year ended December 31, 2024 primarily attributable to higher placements in Ukrainian government bonds.

Other non-operating gain/(loss), net

Other non-operating gain/(loss), net decreased by US$2 million, or 100.0%, from a gain of US$2 million for the year ended December 31, 2024 to US$ - million for the year ended December 31, 2025. This decrease was primarily driven by losses from changes in the fair value of warrants (US$1 million) and the put option liability (US$2 million), as well as losses on the purchase of foreign currency for the acquisition of Ukrainian government bonds (US$3 million), partially offset by insurance compensation of US$5 million and gains on money market funds of US$1 million.

Other non-operating gain/(loss), net increased by US$10 million, or 125.0%, from a loss of US$8 million for the year ended December 31, 2023 to a gain of US$2 million for the year ended December 31, 2024. This increase was driven by a revaluation of the Helsi put option liability (US$3 million decrease) and a decrease in losses on purchase and sale of foreign currency for purchase of government bonds.

Net foreign exchange (loss)/gain

Net foreign exchange (loss)/gain decreased by US$52 million, or 133.3%, from a gain of US$39 million for the year ended December 31, 2024 to a loss of US$13 million for the year ended December 31, 2025. This decrease was primarily attributable to foreign exchange losses on bonds at Kyivstar Holdings, which resulted in a US$26 million loss in 2025 compared to a US$13 million gain in 2024, representing a US$39 million unfavorable year-over-year movement. The decrease was further attributable to foreign exchange gains recognized in 2024 on Ukrainian government bonds (US$19 million) which did not occur in 2025.

Net foreign exchange (loss)/gain increased by US$1 million, or 2.6%, from US$38 million for the year ended December 31, 2023 to US$39 million for the year ended December 31, 2024. This increase was driven by a higher share of foreign currency balances in accounts held during the year ended December 31, 2024.

Profit before tax

Profit before tax decreased by US$149 million, or 42.9%, from US$347 million for the year ended December 31, 2024 to US$198 million for the year ended December 31, 2025. This decrease was driven by the listing expense of US$162 million partially offset by an increase in total revenue as well as by the acquisition of Uklon, which contributed US$21 million increase in profit before tax, and the abatement of the negative effects of the 2023 cyberattack.

Profit before tax increased by US$1 million, or 0.3%, from US$346 million for the year ended December 31, 2023 to US$347 million for the year ended December 31, 2024. This increase was driven by the factors described above.

Income tax expenses

Income taxes increased by US$10 million, or 15.6%, from US$64 million for the year ended December 31, 2024 to US$74 million for the year ended December 31, 2025. This increase was driven by a higher taxable profit in the year ended December 31, 2025, including approximately US$18 million of taxable profit attributable to the acquisition of Uklon.

Income taxes decreased by US$1 million, or 1.5%, from US$65 million for the year ended December 31, 2023 to US$64 million for the year ended December 31, 2024.

Key Performance Indicators and Non-IFRS Financial Measures

Non-IFRS Financial Measures

We also manage our business by tracking Adjusted EBITDA, Adjusted EBITDA Margin and capital expenditures excluding licenses and rights of use (“Capex excl. licenses and ROU”), which each constitute non-IFRS financial measures. We believe these measures are useful to investors in evaluating our operating performance. We use non-IFRS measures in addition to our results determined in accordance with IFRS in order to evaluate our financial and operating performance, to generate future operating plans and make strategic decisions. We believe that these measures, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because they provide additional tools for investors to use in evaluating our ongoing operating results and trends and in comparing our financial results with other companies operating in similar industries, subject to differences in the way it is calculated by different companies, because they provide consistency and comparability with past financial performance. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU may not be comparable to other similarly entitled measures computed by other companies.

We do not consider Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU in isolation or as alternatives to financial measures determined in accordance with IFRS. Investors are encouraged to review these measures and their respective reconciliations to the most directly comparable IFRS financial measures included below and to not rely on any single financial measure to evaluate our business. Adjusted EBITDA is not a measurement of financial performance under IFRS and should not be construed as a substitute for profit for the period as a measure of performance, or cash flow from operations as a measure of liquidity.

We define Adjusted EBITDA as earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets, net foreign exchange (loss)/gain, other non-operating (loss)/gain, net and listing expenses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total operating revenue.

We define Capex excl. licenses and ROU as purchases of property and equipment, new construction, upgrades, software, other long-lived assets and related reasonable costs incurred prior to the intended use of the non-current asset, accounted at the earliest event of advance payment or delivery. Purchases of licenses and capitalized leases are not included in capital expenditures.

The following table presents the reconciliation of profit for the period to Adjusted EBITDA and purchases of property, plant and equipment to Capex excl. licenses and ROU for the years ended December 31, 2025, 2024 and 2023:

	Year ended December 31,
(USD in millions)	2025	2024	2023
Profit for the period	124	283	281
Income taxes	74	64	65
Profit before tax	198	347	346
Foreign exchange gain/(loss), net	13	(39)	(38)
Other non-operating (loss)/gain, net	—	(2)	8
Finance income	(12)	(40)	(35)
Finance costs	75	82	82
Listing expense	162	—	—
Gain/(loss) on disposal of non-current assets	—	1	(2)
Impairment, net	8	3	1
Amortization	65	45	49
Depreciation	140	118	127
Adjusted EBITDA	649	515	538
Profit margin(1)	11%	31%	31%
Adjusted EBITDA margin	56%	56%	59%

____________

(1)      Includes the impact of a one-time, non-cash listing expense of $162 million recognized in the year ended December 31, 2025, which lowered our profit margin by 14 percentage points.

	Year ended December 31,
(USD in millions)	2025	2024	2023
Purchases of property, plant and equipment	382	237	207
Purchases of intangible assets	91	94	50
Less: Additions in licenses	(1)	(35)	—
Less: Right-of-use assets	(121)	(75)	(102)
Capex excl. licenses and ROU	351	221	155

Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU are non-IFRS financial measures that are used by our management to measure and evaluate our internal operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which their performance is evaluated. However, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, our results of operations, as reported under IFRS. Some limitations of the use of Adjusted EBITDA periodic costs of certain capitalized tangible and intangible it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue or the need to replace capital equipment over time, (ii) it does not reflect our cash expenditures or future capital expenditures or contractual commitments, (iii) it excludes depreciation, amortization and impairments and although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements, (iv) it is not adjusted for all non-cash income or expense items that are reflected in our consolidated statement of cash flows and (v) other companies in our industry may calculate this measure differently from how we do, which may limit its usefulness as a comparative measure.

The components of Capex excl. licenses and ROU include core capital expenditures. However, Capex excl. licenses and ROU has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, our results of operations, as reported under IFRS. Some limitations of the use of Capex excl. licenses and ROU as a performance measure are: (i) it does not capture long-lived assets acquired in business combinations and (ii) other companies in our industry may calculate this measure differently from how we do, which may limit its usefulness as a comparative measure.

We compensate for the above noted limitations by relying primarily on our results under IFRS and using Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU only on a supplemental basis.

We may incur future expenses similar to those excluded when calculating Adjusted EBITDA, Adjusted EBITDA Margin and Capex excl. licenses and ROU. In addition, our presentation of these measures should not be construed as an inference that our future results will not be affected by unusual or non-recurring items.

Key Performance Indicators

	Year ended December 31,
	2025	2024	2023
Doubleplay 4G customers	5,977,810	5,596,753	7,042,184
Mobile ARPU	$3.6	$3.0	$2.9
Mobile customers	22,361,184	23,009,719	23,910,607
Multiplay customers	7,256,406	6,149,846	4,094,242
Total digital monthly active users	14,973,670	10,572,761	8,159,305

Doubleplay 4G customers

Doubleplay 4G customers are mobile customers who used both our voice and data services via 4G (LTE) technology at any time during the one month prior to such measurement date.

Mobile ARPU

Mobile ARPU measures the monthly average revenue per mobile user. We calculate Mobile ARPU by dividing our telecommunications revenue (excluding guest roaming revenue, international interconnection revenue and fixed revenue) and digital revenue attributable to mobile subscribers, included in our bundle offer (Kyivstar TV) during the relevant period by the average number of our mobile customers during the period and dividing that by the number of months in that period. The revenue excluded from the reported telecommunications revenue (US$1,033 million for 2025, US$897million for 2024 and US$904 million for 2023) amounted to US$70 million for 2025, US$56 million for 2024 and US$57 million for 2023, and revenue excluded from digital revenue (US$124 million for 2025, US$22 million for 2024 and US$11 million for 2023) amounted to US$112 million for 2025, US$18 million for 2024 and US$10 million for 2023, resulting in revenue used to calculate Mobile ARPU of US$975 million for 2025, US$845 million in 2024 and US$848 million in 2023.

	Year ended December 31,
USD in millions	2025	2024	2023
Telecommunications revenue	1,033	897	904
Telecommunications revenue from Kyivstar mobile subscribers used to calculate Mobile ARPU	963	841	847
Digital revenue	124	22	11
Digital revenue used to calculate Mobile ARPU	12	4	1
Total revenue	1,157	919	915

Revenue used to calculate Mobile ARPU excludes guest roaming and wholesale international interconnection revenue because these are not generated by our customers but are proceeds received from other operators for the services received by their subscribers. Revenue from UTC, Helsi, Uklon and big data and cloud services are excluded from revenue used to calculate Mobile ARPU because revenue from these sources may originate from guest users and non-mobile platforms. The digital revenue that is included in the revenue used to calculate Mobile ARPU comes from digital services that are included in our bundle offers for mobile subscribers, such as Kyivstar TV. Revenue attributed to fixed business is also excluded from revenue used for the calculation of Mobile ARPU.

Prior to the year ended December 31, 2024, digital revenue was included in the revenue used to calculate Mobile ARPU. However, this change in methodology only had marginal effects on the final Mobile ARPU and as such, the years ended December 31, 2024 and 2023 can be considered substantially comparable.

Mobile customers

Mobile customers are customers in the registered customer base as of a given measurement date who engaged in a revenue-generating activity at any time during the three months prior to such measurement date. Such activity includes any outgoing calls, customer fee accruals, debits related to service, outgoing SMS and MMS, data transmission and receipt sessions, but does not include incoming calls, SMS and MMS or abandoned calls. Our total number of mobile customers also includes customers using mobile internet service via USB modems. Throughout this prospectus, we refer to “mobile customers” and “subscribers” interchangeably in reference to our mobile customers.

Multiplay customers

Multiplay customers are customers who used both our voice and data services via 4G (LTE) technology and also used one or more of our digital products at any time during the one month prior to such measurement date. Effective 1Q25, 4G usage below the 100Mb threshold is included in Multiplay and Doubleplay 4G user count (excluded prior to 1Q25), and the estimated impact of methodology change is in the range 0.3-0.4 million subscribers.

Total digital monthly active users (MAU)

Total digital MAU is a gross total cumulative MAU of applications offered. Under this metric, a single individual who is active in more than one application is counted as a separate MAU under each such application, such that the total digital MAUs may include individuals being counted more than once. In the years ended December 31, 2025, 2024 and 2023, total digital MAUs accounted for all of our digital revenue.

Going Concern, Liquidity and Capital Resources

Going Concern

As of the date of this prospectus, most of our employees remain in Ukraine, while millions of people have fled Ukraine and the country has sustained significant damage to infrastructure and assets.

The ongoing war in Ukraine, the sanctions imposed on Russia by various jurisdictions, counter sanctions and other legal and regulatory measures, as well as responses by our service providers, partners, suppliers and other counterparties, including certain professional service providers we rely on, and the consequences of all the foregoing, have negatively impacted and, if the war, sanctions and such responses continue or escalate, will continue to negatively impact, aspects of our operations and results. See “— Factors Affecting Comparability and Results of Operation — The ongoing war in Ukraine.”

Our audited consolidated financial statements have been prepared on a going concern basis. In accordance with IAS 1, we have determined that the aforementioned conditions and events, considered in the aggregate, may cast substantial doubt on our ability to continue as a going concern for at least 12 months after the date these consolidated financial statements were authorized for issuance. We expect the actions we have taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential sanctions, as well as potential new counter-sanctions we concluded that a material uncertainty remains related to events or conditions that may cast substantial doubt on our ability to continue as a going concern, such that we may be unable to realize our assets and discharge our liabilities in the normal course of our business.

Liquidity and Capital Resources

Our ability to generate sufficient cash for our ongoing operations depends on our operating performance, which in turn depends, to some extent, on general economic, financial, industry, regulatory and other factors, many of which are beyond our control, as well as other factors discussed in the section of this prospectus entitled “Risk Factors.”

As of December 31, 2025, we had working capital of US$194 million, compared to working capital of US$321 million as of December 31, 2024. Working capital is defined as current assets less current liabilities. The decrease in working capital was primarily attributable to a reduction of current assets, including related party receivables resulting from the restructuring of intercompany loans between Kyivstar Holdings (formerly VEON Holdings B.V.) and VEON Amsterdam B.V., which were transferred to VEON entities outside of the Kyivstar Group in connection with the Demerger completed during 2025; reduction in cash and cash equivalents, that was mainly driven by the acquisitions of Uklon and SUNVIN 11 LLC as well as increasing our ownership stake in Helsi. These reductions of current assets were offset by a decrease in current liabilities, which include debt and derivatives and the maturity profile of the 2025 Bonds.

Our primary sources of liquidity are the cash flows generated by our operations. In addition, we may generate cash inflows from the exercise of our Warrants, which can be significant depending on the number of Warrants exercised during the period. We believe that this liquidity structure allows us to sustain fluctuations in cash flow development. Liquidity inflows and outflows of operating companies are monitored and coordinated centrally by our corporate treasury department. For the year ended December 31, 2025, our cash and cash equivalents included cash of US$6.8 million at Kyivstar Holdings as money market funds. Additionally, an indemnity agreement between Kyivstar Holdings and VEON Amsterdam is in place which is to see Kyivstar Holdings made whole for any external payments to eligible noteholders to cover the estimated repayment of the 2025 Bonds. For the year ended December 31, 2024, our cash and cash equivalents included cash of US$10 million retained by Kyivstar Holdings in accordance with the Demerger and US$235 million held by Kyivstar Holdings to cover the estimated repayment amount of the 2025 Bonds. On April 9, 2025, Kyivstar Holdings repaid the April 2025 Bonds for US$472 million. On June 18, 2025, Kyivstar Holdings repaid the June 2025 Bonds for US$100 million.

We believe our cash, cash equivalents, short-term deposits and short-term investments, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. However, our future capital requirements may be materially different than those currently planned in our budgeting and forecasting activities and depend on many factors, including our rate of revenue growth, the acquisition of other companies, the ongoing war, competitive factors, and global economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders, while the incurrence of debt financing would result in debt service obligations. Such debt instruments also could introduce covenants that might restrict our operations. We cannot assure you that we could obtain additional financing on favorable terms, or at all. See “Risk Factors — Risks Related to Liquidity and Capital — We may not be able to raise additional capital, or we may only be able to raise additional capital at significantly increased costs.”

Cash Flows

The following table summarizes our cash flow statements for the year ended December 31, 2025, 2024 and 2023.

	Year ended December 31,
	2025	2024	2023
Net cash flows from operating activities	558	430	413
Net cash flows used in investing activities	(150)	(132)	(327)
Net cash flows used in financing activities	(626)	(37)	(88)
Net foreign exchange difference	(1)	(12)	(5)
Cash and cash equivalents at beginning of period	674	425	432
Cash and cash equivalents at end of period	455	674	425

Net cash flows from operating activities

Net cash flows from operating activities increased by US$128 million, or 29.8%, from US$430 million for the year ended December 31, 2024 to US$558 million for the year ended December 31, 2025. This increase was primarily attributable to higher cash collections from customers in 2025, reflecting the absence of the customer appreciation program implemented in 2024, under which one month of services was provided free of charge to customers following a cyberattack, as well as the impact of subscriber base modernization initiatives implemented during 2025.

Net cash flows from operating activities increased by US$17 million, or 4.1%, from US$413 million for the year ended December 31, 2023 to US$430 million for the year ended December 31, 2024. This increase was driven predominantly by lower operating cash inflows in 2024 due to the effects of the cyberattack in December 2023.

Net cash flows used in investing activities

Net cash flows used in investing activities increased by US$18 million, or 14.0%, from an outflow of US$132 million for the twelve months ended December 31, 2024 to an outflow of US$150 million for the twelve months ended December 31, 2025. This increase was driven by higher capex, including expenditures on property, plant and equipment and intangible assets (US$333 million), acquisition of Uklon, SUNVIN 11 LLC and increasing our ownership stake in Helsi (US$157 million) payments on deposits (US$54 million), partially offset by cash inflows from the loans granted, inflows in financial assets and proceeds from sale of property, plant and equipment (US$394 million inflow).

Net cash flows used in investing activities decreased by US$195 million, or 59.6%, from US$327 million for the year ended December 31, 2023 to US$132 million for the year ended December 31, 2024. This decrease was driven by higher cash inflows from maturity of government bonds (US$293 million increase), partially offset by the acquisition of spectrum licenses for US$35 million and other capital investments of US$63 million.

Net cash flows used in financing activities

Net cash used in financing activities increased by US$589 million, or 1,591.9%, from US$37 million for the year ended December 31, 2024 to US$626 million for the twelve months ended December 31, 2025. This increase was driven by the repayment of the Kyivstar Holdings April 2025 and June 2025 Bonds.

Net cash flows used in financing activities decreased by US$51 million, or 58.0%, from US$88 million for the year ended December 31, 2023 to US$37 million for the year ended December 31, 2024. This decrease was primarily attributable to lower debt repayment obligations during 2024.

Indebtedness

We held the following outstanding debt and derivatives liabilities as of December 31, 2025 and December 31, 2024.

	Year ended December 31,
	2025	2024

At fair value
Warrants	27	—
Total at fair value	27	—
At discounted redemption amount
Put option liabilities	2	9
Total at discounted redemption amount	2	9
At amortized cost
Bonds	38	585
Interest accrued on Bonds	2	6
Lease liabilities	374	294
Loan Note Payable – VEON Amsterdam B.V.	57	—
Other financial liabilities	16	—
Total at amortized cost	487	885
Total debt and derivatives	516	894
Non-current	287	225
Current	229	669

The outstanding bond debt as of the date of this prospectus represents amounts owed to holders of VEON’s historical old Notes due April 2025 and June 2025. See “Note 14 — Investments, Debts and Derivatives” of the audited financial statements. An indemnity agreement between Kyivstar Holdings and VEON Amsterdam B.V. is in place which is to see Kyivstar Holdings made whole for any external payments to eligible old noteholders.

Our derivative instruments at discounted redemption amount relate to our Uklon put option, which amounted to US$1 million for the year ended December 31, 2025, our Helsi put option, which amounted to US$1 million for the year ended December 31, 2025, and US$9 million for the year ended December 31, 2024. As of December 31, 2025, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Uklon dated April 2, 2025 and Helsi dated May 7, 2025. These options grant their holders the right to demand the sale/purchase of 3% and 2.01% of shares held by the non-controlling shareholders of Uklon and Helsi, respectively, for variable consideration in the future. As of December 31, 2024, we held symmetrical call and put options issued under an option agreement with non-controlling shareholders of Helsi Ukraine dated August 9, 2022. These options granted their holders the right to demand the sale/purchase of 30.01% of shares held by the non-controlling shareholders for variable consideration in the future. In May 2025, Kyivstar and “LLC UKRAINIAN INVESTMENT PLATFORM,” representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$10. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement. See “— Factors Affecting Comparability and Results of Operation — Recent Acquisitions.”

In the year ended December 31, 2023, we fully prepaid all of our remaining external bank debt which included a UAH 1,400 million ($38 million) loan with Raiffeisen Bank and UAH 760 million ($21 million) loan with OTP Bank. In addition, we paid interest on the 2025 Bonds amounting to $26 million.

In the year ended December 31, 2025, VEON Amsterdam repaid the outstanding loan to Kyivstar Holdings B.V., and the proceeds from this repayment were used to repay the two series of 2025 Bonds, and each of the 2025 Bonds were repaid prior to their respective maturity dates.

On March 27, 2025, Kyivstar Holdings, as the original borrower, VEON Amsterdam B.V., as the original guarantor, and certain financial institutions entered into a term loan facility agreement (the “Loan Agreement”). The Loan Agreement provides for a $210 million term loan facility. Upon the completion of the Demerger on April 8, 2025 and an accession deed under the Loan Agreement, all obligations of Kyivstar Holdings under the Loan Agreement ceased to be obligations of Kyivstar Holdings and were transferred, by operation of law, to VEON MidCo B.V., a subsidiary of VEON and an entity not affiliated with the Kyivstar Group, Kyivstar Holdings or its subsidiaries. As of the completion of the Demerger on April 8, 2025, Kyivstar Holdings had no further obligations under, and ceased being a party to, the Loan Agreement. See “Business — Recent Developments” for additional information about the Demerger.

Cash Subject to Currency and Contractual Restrictions

The ongoing war in Ukraine has significantly impaired our ability to make cash transfers into and out of Ukraine. In Ukraine, more stringent capital controls were introduced by the NBU on February 24, 2022 in connection with the declaration of martial law, which generally prohibit JSC Kyivstar and its subsidiaries from making any interest or dividend payments to Kyivstar Group and transferring foreign currency to entities outside of Ukraine unless such payments fall under a limited set of statutory exemptions. The capital controls are expected to last for the duration of the application of martial law, and it is uncertain whether they will be relaxed by the NBU when martial law ends. Currently, it is not possible to predict how long the martial law in Ukraine will last as it has been extended every 90 days since February 2022. However, as of May 13, 2024, the NBU has permitted Ukrainian companies to pay dividends accrued for the calendar year 2024 and also in August, 2025 permitted the repatriation of dividends for the calendar year 2023 to their foreign investors abroad. Investors can repatriate dividends up to the equivalent of €1 million per calendar month.

Future Liquidity and Capital Requirements

We have capital commitments for the future purchase of intangible assets and no other guarantees or contingent liabilities. For the years ended December 31, 2025 and 2024, our total capital commitments were $34 million and $40 million, respectively. We have no other incremental commitments, guarantees or contingent liabilities.

Our ability to generate revenue is dependent upon the operation of the wireless telecommunications networks authorized under our various licenses for GSM-900/1800, “3G” (UMTS/WCDMA) mobile radiotelephone communications services and “4G” (LTE). Under the license agreements, operating companies are subject to certain commitments, such as territory or population coverage, level of capital expenditures and number of base stations to be fulfilled within a certain timeframe. If we are found to be involved in practices that do not comply with applicable laws or regulations, we may be exposed to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could harm our business, financial condition, results of operations or cash flows. After expiration of the license, our operating companies might be subject to additional payments for renewals, as well as new license capital and other commitments.

The tables below shows our financial liabilities as of December 31, 2025 and 2024 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross lease obligations (before deducting future finance charges). Such undiscounted cash flows differ from the amount included in the statement of financial position because the statement of financial position amount is based on discounted cash flows.

As of December 31, 2025 (USD in millions)	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	38	—	—	—	38
Bond liabilities accrued interest	2	—	—	—	2
Lease liabilities*	—	100	370	102	572
Trade and other payables	141	—	—	—	141
Loan Note Payable – VEON Amsterdam B.V.	—	57	—	—	57
Total financial liabilities	181	157	370	102	810

As of December 31, 2024 (USD in millions)	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	585	—	—	585
Bond liabilities accrued interest	—	6	—	—	6
Lease liabilities*	20	62	305	74	461
Trade and other payables**	103	—	—	—	103
Loans	—	8	—	—	8
Total financial liabilities	123	661	305	74	1,163

____________

*        Lease liabilities in the maturity profile present undiscounted future value of payments; however, the Statement of financial position shows present/discounted value of lease liabilities.

**      Prior period comparatives have been reclassified to conform with the current period presentation.

For more information on our financial liabilities and other commitments please refer to “Note 7 — Provisions and Contingent Liabilities” and “Note 11 — Property and Equipment” of our audited consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Financial Risks

General

We are exposed to credit risks, foreign currency exposure and liquidity risks due to the use of financial instruments. The financial instruments comprise cash and cash equivalents, current financial investments, and other current financial assets. We also have various other financial instruments, such as trade payables and trade receivables, prepaid credit balances that are refundable to customers or can be used as currency to purchase items from other suppliers, which arise directly from its operations. For more information, please refer to “Note 16 — Financial Risk Management” of our audited consolidated financial statements included elsewhere in this prospectus.

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, primarily in respect of trade receivables, and from our treasury activities, including deposits with banks and financial institutions and other financial instruments.

Financial instruments, which potentially expose us to significant concentrations of credit risk, consist principally of cash in bank, short-term deposits, and trade and other receivables. Our maximum credit risk exposure as of December 31, 2025 was $662 million and comprised cash and cash equivalents, security deposits and cash collateral, trade and other receivables, current financial investments and financial assets at fair value.

Our cash and deposits are primarily held in banks located in Ukraine. As of December 31, 2025, 47% of cash and cash equivalents were held in three banks.

In addition, our analysis by credit quality of cash and cash equivalents is based on credit ratings as published by different credit rating agencies (e.g. Fitch Ratings Inc. (“Fitch”)). For cash and cash equivalents, we assessed our expected credit loss based on Fitch’s rating for rated banks and based on the sovereign rating of Ukraine. Based on our assessment, we concluded that the identified impairment loss was immaterial.

Further, our accounts receivable are presented net of allowances. We do not require collateral for trade receivables, and we have a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Credit risk arising from financial transactions is reduced through diversification, accepting counterparties with high credit ratings only and defining limits on aggregated credit exposure towards each counterparty. Our credit risk exposure is monitored and analyzed on a case-by-case basis, and we believe that credit risk is appropriately reflected in impairment allowances recognized against assets.

Our maximum exposure to credit risk for the components of the statement of financial position at December 31, 2025 is the carrying amount.

Foreign currency exposure

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when our trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies).

The exchange rates for foreign currencies, in which our financial assets and liabilities were denominated, against Ukrainian hryvnia, as declared by the NBU as of the dates and periods stated, are as follows:

	USD	EUR
January 01, 2024	37.982	42.208
Average for 2024	40.159	43.459
December 31, 2024	42.039	43.926
Average for 2025	41.690	47.085
December 31, 2025	42.388	49.857

The following tables demonstrates the sensitivity to a possible change in exchange rates against the U.S. dollar and euro with all other variables held constant. Additional sensitivity changes to the indicated currencies are expected to be approximately proportionate. The tables show the effect on our profit before tax (due to changes in the value of monetary assets and liabilities, including foreign currency derivatives). Our exposure to foreign currency changes for all other currencies is not material.

As of December 31, 2025	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of equity
Change in USD exchange rate	+10.00%	(6)	—
Change in the EUR exchange rate	+10.00%	(1)	—
Change in USD exchange rate	-1.00%	1	—
Change in the EUR exchange rate	-1.00%	—	—
As of December 31, 2024	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of equity
Change in USD exchange rate	+10.00%	34	28
Change in the EUR exchange rate	+10.00%	11	9
Change in USD exchange rate	-1.00%	(3)	(3)
Change in the EUR exchange rate	-1.00%	(1)	(1)

For more information on risks associated with currency exchange rates, including those associated with the ongoing war in Ukraine, see “Risk Factors — Risks Related to our Operations — We are exposed to foreign currency exchange loss, fluctuation and translation risks.”

Liquidity risk

Liquidity risk is the risk we encounter in meeting the obligations associated with our financial liabilities. We analyze the aging of our assets and the maturity of our liabilities and plan our liquidity depending on the expected repayment of various instruments. Our short-term and long-term liquidity needs are funded largely through cash flow from operating activities.

Total financial liabilities include Kyivstar Holdings Bonds representing the principal amounts outstanding for April 2025 Old Bonds (US$23 million) and June 2025 Old Bonds (US$15 million (RUB 1,200)) which were not exchanged for New Bonds prior to their respective maturity dates. Upon tender from existing noteholders of the Old Bonds, it is the Company’s intention to exchange such Old Bonds, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between Kyivstar Holdings and VEON Amsterdam is in place which is to see Kyivstar Holdings made whole for any external payments to eligible noteholders. On April 9, 2025, Kyivstar Holdings repaid the April 2025 New Bonds for US$472 million. On June 18, 2025, Kyivstar Holdings repaid the June 2025 New Bonds for US$100 million.

Off-Balance Sheet Arrangements

As of December 31, 2025 and December 31, 2024, we had no off-balance sheet arrangements.

Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with IFRS. The preparation of these consolidated financial statements required us to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these consolidated financial statements. The final amounts for items for which estimates and assumptions were made in the consolidated financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based. For a discussion of our accounting policies please refer to Note 22 — Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus for a detailed discussion of our critical accounting estimates and key judgments.

Recent Accounting Pronouncements

For descriptions of recently issued accounting standards that may potentially impact our financial position and results of operations please refer to “Note 22 — Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

BUSINESS

Overview

We operate telecommunications and digital businesses in Ukraine, and are Ukraine’s leading provider of mobile communication by number of subscribers and broadband services as well as by number of access lines, serving more than 22.4 million mobile customers, approximately 1.2 million home internet fixed line customers and 15.0 million total digital MAU as of December 31, 2025. JSC Kyivstar provides services across a wide range of mobile and fixed line technologies, including 4G, big data, cloud solutions, cybersecurity, digital TV and more. JSC Kyivstar has been operating in Ukraine for more than 28 years. As of December 31, 2025, we provided services under the “Kyivstar,” “Uklon” and “Helsi” brands.

As further described below, we operate one operating segment, Kyivstar, with revenue of US$1,157 million, US$919 million, and US$915 million for each of the years ended December 31, 2025, 2024 and 2023 respectively. Within our Kyivstar segment, we operate two related business lines: telecommunications services and digital, which accounted for approximately 89%, and 11% of our revenue for the year ended December 31, 2025, respectively and approximately 98% and 2% of our revenue for the year ended December 31, 2024, respectively. In our telecommunications services business, we provide mobile services, including voice, data, messaging and wireless internet as well as internet services, including corporate internet access, fixed-line telephone, data transmission and fixed-mobile convergence and internet-TV via FTTB network connections. In our digital services business, we provide (i) digital TV content on the Kyivstar TV platform in partnership with PLUS TV LLC, (ii) digital health services through Helsi, (iii) a suite of self-service options through our self-service app, MyKyivstar, (iv) big data and technology services via our technology company, Kyivstar.Tech and (v) ride-hailing and delivery through Uklon.

History

JSC Kyivstar, the wholly owned subsidiary of Kyivstar Group, was founded in 1994 under the name “Bridge,” and was one of the first mobile networks in Ukraine. It initially focused on mobile services and, through the 2000s, broadened its offerings by investing in mobile data services and modernizing its infrastructure to support the rollout of 3G and later 4G LTE networks. In 2005, already a leader in the Ukrainian telecom market, JSC Kyivstar was acquired by VEON (formerly VimpelCom), which has been listed on Nasdaq since 1996.

In recent years, JSC Kyivstar has taken steps to diversify its portfolio through strategic acquisitions. In August 2022, JSC Kyivstar acquired a controlling stake in Helsi, a digital healthcare platform based in Ukraine, and in May 2025, they increased their stake in Helsi from 69.99% to 97.99%. Additionally, in December 2022, Kyivstar.Tech was spun off into a separate technology company, which remains wholly owned by us via JSC Kyivstar. With a commitment to strategic growth, Lan Trace, a regional fixed broadband provider, was acquired by JSC Kyivstar for US$2 million in September 2024. In April 2025, our digital footprint was further expanded with JSC Kyivstar’s acquisition of a 97% stake in Uklon, a leading Ukrainian ride-hailing and delivery platform, for approximately US$158 million. More recently, we have launched a new strategic direction into self-supply energy with the acquisition in December 2025, of SUNVIN 11 LLC, the owner of an operational solar power plant with a capacity of 12.947 MW, located in Ukraine for US$ 8.24 million. For more details on recent important events in the development of our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation.”

Key Strengths

Well-invested mobile communications network providing our customers with high quality connectivity

Our mobile market leadership is underpinned by continued investment and development into the quality and resilience of our network infrastructure, which has continued through the war in Ukraine and is one of the core pillars of our medium-term strategy. We believe our diverse multiservice product offering, combined with our high network reliability, fosters customer loyalty and supports our premium pricing strategy. Our integrated service offering enables us to deliver a complementary suite of products with high network availability. As of December 31, 2025, we had LTE population coverage of approximately 96.2%. Since the beginning of 2023, we have increased our network with the addition of 2,100 new sites across different regions of Ukraine, which in turn helps us further improve our network population coverage and maintain network resilience.

In December 2023, we launched our high-speed Gigabit Passive Optical Network (“GPON”), which offers resilience during power outages. We are in the process of upgrading our fiber network to GPON infrastructure to expand our serviceable footprint and increase network accessibility.

In addition to our comprehensive offering, we have established strategic market partnerships that enhance our ability to deliver high-value services to our customers. In December 2024, we signed an agreement with Starlink, a division of SpaceX, to introduce groundbreaking direct-to-cell satellite connectivity in Ukraine which was launched in November 2025. We believe the Starlink service will enhance the resilience of Ukraine’s connectivity landscape and we have plans to expand our direct-to-cell services with SMS and over-the-top (“OTT”) messaging functionality to also include voice and data in later stages.

We also participate in selected technology initiatives related to the development of Ukraine’s digital infrastructure. In 2025, Kyivstar was selected as a strategic partner in connection with the development of a national large language model initiative with the Ukrainian Government. During the same year, we launched a 5G pilot program to conduct initial 5G testing in Lviv, Ukraine.

We also successfully acquired 2x5 MHz spectrum in the 2100 MHz band and 40 MHz spectrum in the 2300 MHz band at an auction held by the NCEC in November 2024. We aim to boost our total spectrum holding and invest in the Ukrainian economy through this spectrum acquisition, enabling us to retain our leading position among private operators in Ukraine in terms of total amount of available spectrum. These strategic partnerships allow us to leverage advanced technologies, optimize distribution channels and drive innovation across our multiservice portfolio.

Leadership in fixed broadband

We are the leading player in the Ukrainian fixed broadband segment by number of access lines as of December 31, 2025. We hold a 13.8% share of the market with approximately 1.2 million fixed broadband customers as of September 30, 2025 according to the most recently available data from NCEC. The broadband segment in Ukraine has almost 3,000 operators in total, with the top three being Kyivstar, Ukrtelecom and Lifecell (formally known as Volia) for the year ended December 31, 2025.

The fixed broadband segment in Ukraine is characterized by a high degree of fragmentation, with a substantial majority share held by smaller players. This fragmentation presents a significant opportunity for consolidation, allowing us to expand our market share and extend our reach to both B2B and B2C customers. We are well-positioned to capture this opportunity by leveraging the strength of our mobile network as well as our established presence across almost approximately 44,129 residential buildings and 19,925 buildings with less than 10 apartments within Ukrainian-controlled territories, providing a strong foundation for further market penetration and network synergies through consolidation.

In addition, we pursue consolidation and continue to build up our fixed broadband business via acquisitions. Our recent expansion into FTTH by way of the acquisition of Lan Trace in 2024, a company which provides internet and TV services in Ukraine, signals our strategic commitment to infrastructure growth in the country and enhances our value proposition to customers. Additionally, as part of our efforts to drive further service adoption, we have achieved significant progress FMC, reaching 83% of our fixed broadband subscriber base. FMC helps our customers stay connected with more consistent connectivity, simplified billing and the convenience of using the same network at home and while away.

Industry-leading digital services and innovation

We are a proven long-term leader in Ukraine’s digital infrastructure, offering a diverse array of industry-leading digital products and services. We offer a comprehensive technology platform that integrates high-precision GPS (real-time kinematic), satellite internet connectivity, advanced cybersecurity protections and an IoT management system. We served approximately 71,000 B2B end users of the workplace cloud service license as of December 31, 2025.

In April 2025, we expanded our digital footprint by entering ride-hailing and delivery business via our acquisition of Uklon, a leading Ukrainian ride-hailing platform with more than 100,000 driver partners and presence across 28 Ukrainian cities and one city in Uzbekistan. Uklon facilitated over 100 million rides and more than three million deliveries in the year ended December 31, 2024 and for the year ended December 31, 2025, the platform recorded 3.8 million MAUs hailing over 166.6 million rides and booking over 4.7 million deliveries. Uklon offers access to significant additional data with extensive and valuable customer data attributes and will enable cross-selling to our existing telecommunications customers.

We offer a variety of viewing options via Kyivstar TV, including subscription video on demand, transactional video on demand, advertising-based video on demand and free ad-supported streaming television. Our Open Market Operations also allow for payment by bank card, rather than subscription, allowing our services to be accessible to a broader audience.

Additionally, we introduced two new subscriptions through our digital healthcare platform, Helsi: Helsi Plan and Helsi Plus, which launched in 2023 and 2024, respectively. The Helsi Plan enhances appointment features, data access and medical data storage, while Helsi Plus offers interpretation of medical analyses, which assists customers in understanding their test results. Both plans represent an advancement in digital health technology for our customers with additional products under development.

Further, our Adwisor platform, an AdTech self-service platform, plays a central role in the advertising ecosystem. The platform is specifically designed for B2B customers, enabling seamless campaign management, targeted audience engagement and data-driven optimization. We also provide cloud-based solutions for approximately 71,000 B2B customers, and, in April 2025, we closed our acquisition of Uklon, a leading ride-hailing and delivery platform in Ukraine. Our strong customer trust and established market presence allow us to take advantage of synergies with our digital adjacent businesses, enabling us to further expand our digital services offering with credibility and scale.

Compelling multiplay service offering for our customers

As one of Ukraine’s leading digital operators, our multiplay offering is a key part of our compelling value proposition to customers, and makes us one of the most recognizable brands in the country, according to the marketing agency InMind. Multiplay users are defined as doubleplay 4G customers who used one or more of our digital products at any time during the prior month. Doubleplay 4G customers are mobile customers who used both our voice and data services over 100 MB via 4G (LTE) technology at any time during the prior month. Our multiplay offerings enable us to offer high value services that command high prices, while strengthening loyalty and reducing customer churn.

Since 2020, we have shown consistent growth in monthly average revenue per user (“ARPU”), which is partly driven by our growing multiplay users base over the same period, as depicted in the graphics below.

Robust financial profile with growth and a strong balance sheet

Characterized by a strong track record of growth and resilience, our financial profile is supported by the ongoing demand for our services and by our leading market position in Ukraine. We have experienced consistent average monthly growth in ARPU, increasing by 19.3% from US$3.0 in the year ended December 31, 2024 to US$3.6 in the year ended December 31, 2025, driven by multiplay penetration and service quality.

We have a strong track record of resilient performance and year-on-year growth by managing currency risk, capital allocation, cost management and preserving value to generate positive returns for shareholders. Our financial profile is supported by the ongoing demand for our services, which is driven by our leading market position and evidenced by an increase in our revenue from US$919 million for the year ended December 31, 2025 to US$1,157 million for the year ended December 31, 2025. In addition, our margins have remained strong despite the war, with a 11% profit margin (including the impact of a one-time, non-cash listing expense of $162 million, which lowered our profit margin by 14 percentage points) and a 56% Adjusted EBITDA Margin for the year ended December 31, 2025.

We have also established a value preservation program to prevent the deterioration of liquid assets in hard currency equivalents, known as Secured Liquid Yield. This program focuses on well-defined investment areas, prioritizing initiatives that create value for shareholders while following strict guidelines for spending on M&A.

As of December 31, 2025, our cash and cash equivalents were US$455 million, reflecting our financial and strategic flexibility. Such amount comprised US$247 million of cash and cash equivalents held at banks and on hand and US$208 million of short-term deposits and money market funds. In addition, our growth has been strengthened by our capital expenditure program, which has enabled us to expand our geographic footprint, enhance operational efficiencies and serve a growing customer base. For the year ended December 31, 2025, our capital expenditure excluding licenses and right of use assets totaled US$351 million. We intend to pursue additional acquisitions and make targeted capital expenditures over the next few years, focusing on expanding our network infrastructure, enhancing service capabilities and supporting long-term growth in our core and adjacent markets.

War-related impacts addressed with effective mitigation measures

Since 2022, we have developed a more resilient network, with a strategic plan to address future disruptions, and we believe are well positioned for growth as the Ukrainian economy recovers, leveraging our loyal customer base and substantial growth potential in Ukraine’s post-war economic development. In response to the unprecedented and continuous risks arising from the war in Ukraine, we developed a comprehensive response plan to manage operations focused on preserving the safety of our employees, maintaining our infrastructure and retaining our market share.

To repair existing infrastructure and prepare for potential further attacks, we invested approximately US$34 million (UAH 1,400 million) in the year ended December 31, 2025 in infrastructure reconstruction and have implemented a range of mitigation measures (which were aimed at protecting the energy independence of our telecom network in the event of further attacks on the energy infrastructure), including battery replacements and diesel generator installations. Additionally, our “Roam Like at Home” offer, which allows customers to use their Kyivstar services while abroad in Europe at the same price they would have paid for service delivered — as in Ukraine, operates at reduced margins for subscribers abroad and is aimed at retaining our customer base. We expect this offering to increase ARPU growth upon the return of these customers. Our “Roam Like at Home” offer was launched to support active registered subscribers abroad, and, as of December 31, 2025, approximately 4 million users were utilizing the offer. This offering has enabled us to retain subscribers and reduce customer churn to competing carriers abroad. Additionally, our “Roam Like at Home” offer allows us to generate revenue in hard currencies from international operators. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability and Results of Operation — The ongoing war in Ukraine.”

Experienced leadership with proven track record in navigating challenges and supporting our employees

We have a strong management team comprised of proven leaders with a clear vision and a track record in navigating challenging operating environments. Their experience and resilience have been particularly evident as they successfully steered the company through the adversities of war.

A key aspect of our management’s success has been their efforts to ensure continuity and stability within the organization, such as emergency support paid to employees, allowing hybrid and remote work, providing protective equipment and special safety training and psychological support during the war. The employee engagement measurements are based on third-party proprietary methodology and measure how engaged an employee feels, how engaged they act and what the employer does to support engagement. The higher the engagement indicator, the higher the level of engagement, with an engagement level above 70% considered high. Additionally, the majority of our workforce (95% as of December 31, 2025) is based in Ukraine, and our management team has fostered a strong, locally rooted corporate culture that supports our strategic objectives.

Our Strategies

Deepen our mobile market leadership

We intend to continue to grow our mobile offering and enhance our market leadership, both organically and through strategic acquisition opportunities in this area. Our strategy for maintaining our mobile market leadership is built upon a foundation of technological excellence, customer-centric services and continuous innovation. We prioritize investment in advanced network infrastructure, including the expansion of our technology and connectivity, to ensure superior coverage, speed and reliability. By consistently upgrading our network capabilities, we aim to enhance service quality and maintain a competitive edge in an evolving market. Additionally, we employ data analytics to monitor performance and optimize network efficiency, supporting reliable connectivity for our customers. Beyond network infrastructure, our strategy emphasizes customer satisfaction and differentiation through tailored service plans, competitive pricing and high-quality customer support. We leverage data-driven insights to personalize offerings, improve engagement and minimize churn.

Expand our digital services offering

We are focused on sustaining market leadership and expanding market share by enhancing our digital offerings. A key component of this strategy is driving digital revenue growth through strategic acquisitions and the development of additional digital products, allowing us to cross-sell our offerings to existing customers. We are particularly focused on M&A in industries such as broadband, fiber optics, online healthcare, cloud technologies and ride-hailing, which are complementary to our growth trajectory. We are drawn to companies with an entrepreneurial spirit that aligns with our strategic vision for growth and innovation.

For example, in April 2025, we acquired Uklon, a leading ride-hailing and delivery platform in Ukraine. Uklon operates in 28 cities across Ukraine and unites more than 100,000 driver-partners on the platform. The company facilitated over 166.6 million rides and 4.7million deliveries in the year ended December 31, 2025. This strategic acquisition marks our expansion into a new area of digital consumer services in line with our digital operator strategy. See “— Recent Developments.”

We are actively engaged in exploring opportunities within the Ukrainian market, focusing on businesses that hold leading market positions, are profitable, self-sustaining and present significant cross-selling opportunities. We are also exploring investments that align with and expand our existing digital ecosystem, such as scaling our cloud infrastructure or introducing new digital services, including e-mobility solutions.

In addition to acquisitions, we are committed to growing our digital offerings organically. This includes building AI and generative AI solutions to expand our professional services. Further, we aim to scale our managed security provider practice by integrating Fortinet’s cybersecurity solutions with our telecommunications service bundles, providing customers with comprehensive, all-in-one security and connectivity solutions. We intend to continue growing our digital offering organically by focusing on increasing multiplay penetration among our existing customers and newly acquired customers.

We have also launched a digital and channels transformation initiative designed to enhance our B2C digital ecosystem, achieve self-service excellence and establish digital as a primary sales channel. This transformation also includes the development of agent products and the expansion of our B2B digital ecosystem, ensuring a comprehensive approach to digital engagement. Through these strategic initiatives, we aim to not only sustain our market leadership but also drive significant growth in our digital offerings, reinforcing our position as a leader in technological innovation and digital transformation.

Maintain paying subscriber base and grow share of multiplay users

Our strategic vision is centered on maintaining our paying subscriber base while expanding our share of multiplay users and increasing our ARPU. By developing bundled services that combine high-speed internet, reliable voice communication and additional value-added services, we aim to increase customer engagement and retention. We believe that our multiplay approach will help us build stronger customer relationships and create cross-selling opportunities.

We believe that by bundling multiple products and services under one umbrella, customers are more likely to remain within our portfolio of products and services and engage with our services more frequently. Our multiplay strategy aims to provide several points of contact with customers on a daily basis, which we believe fosters deeper customer loyalty and long-term retention. We intend to leverage these enhanced customer interactions to drive cross-selling opportunities and sustainably increase our ARPU.

Grow average revenue per user

We believe the average mobile ARPU in Ukraine is relatively low and has the potential to increase to levels comparable to ARPU levels in Central and Eastern European nations. In the year ended December 31, 2025, our average monthly ARPU in our mobile service business was US$3.6. We believe that with favorable economic developments and renewed positive gross domestic product (“GDP”) growth in Ukraine predicted by the International Monetary Fund, this ARPU increase is possible in the medium term. In 2022, the Ukrainian GDP contracted, due to the acute effects of the war, but from 2023, Ukrainian GDP has remained steady and growth is expected to remain between 2% and 6% through 2027. We aim to further increase the ARPU for our customers by introducing premium services and upselling existing offerings.

Serve as a key international investor in restoring and developing the digital ecosystem in Ukraine

As a major social sponsor, investor and top employer in Ukraine, with a proven track record as a long-term success in the country’s critical infrastructure, we aim to capitalize on Ukraine’s resurgence. Additionally, as the only Ukrainian company to be listed in the U.S., we expect to provide a unique opportunity for international investors to participate in the country’s recovery through investment in Kyivstar.

In 2024, we and VEON announced our joint intention to invest US$1 billion in Ukraine between 2023 and 2027 as a shared strategic initiative, focusing on several key areas to drive growth and innovation. We believe this investment will enhance network development, resilience and technological leadership, while also advancing digitalization and the development of our existing business lines. A significant portion of this strategy includes the development of our core business throughout network development, resilience, technological leadership, digitalization and development of our existing business lines, as well as M&A, specifically by driving digital revenue and building out our digital ecosystem via strategic acquisitions. Additionally, we plan to actively participate in upcoming spectrum auctions (if any) with the aim of expanding our network capacity, enhancing service quality and securing the necessary frequencies to support future technological advancements.

Through these strategic initiatives, we aim to position ourselves to capitalize on Ukraine’s recovery by expanding network capacity, enhancing connectivity and driving economic growth. We believe this approach will not only strengthen our financial performance but also reinforce our commitment to supporting national development and social progress.

Certain Key Developments

For our recent developments, see “Prospectus Summary — Recent Developments.”

Acquisition of SUNVIN 11 LLC

In December 2025, JSC Kyivstar signed a definitive agreement to acquire 100% of the shares of SUNVIN 11 LLC, the owner of an operational solar power plant with a capacity of 12.947 MW, located in Ukraine. The acquisition was completed for a purchase price of US$8.24 million, which was paid in cash at closing. This transaction is in line with our strategic initiative to diversify energy supply sources, hedge operational and financial risks, and strengthen energy resilience for our network operations.

Starlink Direct-to-Cell Connectivity Agreement

In November 2025, JSC Kyivstar launched Starlink’s Direct-to-Cell satellite technology in Ukraine in partnership with SpaceX. Through this partnership, we are integrating Starlink’s low-Earth orbit satellite constellation to provide satellite-to-mobile connectivity to Kyivstar subscribers using 4G smartphones, in areas where a terrestrial mobile network is unavailable or impaired. We are the first mobile operator in Europe to introduce Starlink Direct-to-Cell satellite connectivity. We plan to expand Starlink Direct-to-Cell satellite technology to voice and mobile broadband services in 2026 further strengthening our critical communications infrastructure and improving service continuity for our customers.

Insurance compensation — war related coverage

In October 2025, Kyivstar received an insurance pay out from our voluntary property damage and business interruption insurance policies in relation to war-related damage. The pay out was in relation to 2022 coverage and the total payout was approximately US$10 million covering business interruption and assets loss. This partially offset Kyivstar`s war related losses. Starting from 2023 property damage and business interruption insurance in relation to the ongoing war in Ukraine is not available for operations in Ukraine.

Ukrainian LLM

On June 17, 2025 Kyivstar signed a cooperation memorandum with Ukraine’s Ministry of Digital Transformation to develop Ukraine’s first national large language model (“LLM”) trained on Ukrainian-language data. In December 2025, in collaboration with the WINWIN AI Centre of Excellence Google’s Gemma was selected as the base model for the LLM training.

The selected model will be trained on unique Ukrainian texts with plans to improve the Ukrainian tokenizer, enhancing the model’s performance in Ukrainian. Through training, it will reduce errors in generating Ukrainian-language text, optimize computational costs and create benchmark tests to fine-tune the model for future applications.

It is expected that the Ukrainian LLM will serve as the foundation for building digital AI-powered public and business services, improving service quality and organizational efficiency.

Nasdaq Listing

On August 15, 2025, Kyivstar Group began trading on the Nasdaq Global Select Market. This followed a successful business combination with Cohen Circle, a special purpose acquisition company, pursuant to the Business Combination Agreement signed on March 18, 2025, by and among certain VEON subsidiaries and Cohen Circle. The Business Combination closed on August 14, 2025 pursuant to which VEON Amsterdam B.V. sold Kyivstar Holdings, following the Demerger as described below, to Kyivstar Group and the Common Shares and Warrants of Kyivstar Group began trading on the Nasdaq under the ticker symbols “KYIV” and “KYIVW,” respectively. The historical listing made Kyivstar Group the first and only Ukrainian company to be listed on a U.S. stock exchange.

Dutch Statutory Demerger of Kyivstar Holdings B.V. and Consent Solicitations

On April 8, 2025, Kyivstar Holdings (formerly VEON Holdings B.V.) completed the Demerger. Under the Demerger, Kyivstar Holdings’ interests in its subsidiaries, together with certain assets, liabilities and contracts, were allocated among Kyivstar Holdings and two newly incorporated, wholly owned subsidiaries of VEON. Following the Demerger, Kyivstar Holdings retained only (i) the 2025 Bonds, (ii) the Old Bonds, (iii) the rights and obligations under the Business Combination Agreement and certain other assets, liabilities and contracts as specified in the Demerger Proposal. The Demerger was subject to a 30-day creditor objection period according to the Dutch demerger statute. Such 30-day period elapsed without objection and a “no objection” letter was received by Kyivstar Holdings from the Dutch judicial authorities in February 2025.

The Demerger Proposal provided that the 2025 Bonds would remain at Kyivstar Holdings until their respective maturity dates, which occurred after the signing of the Business Combination. The April 2025 Bonds and the June 2025 Bonds were repaid by VEON prior to their respective maturity dates and consummation of the Business Combination.

With respect to the 2027 Bonds, a consent solicitation was launched simultaneously with the Demerger Proposal on January 13, 2025 (the “Consent Solicitation”), requesting that the 2027 Bonds be transferred upon completion of the Demerger to a newly formed subsidiary of VEON Amsterdam B.V. with such entity being substituted as the issuer and principal debtor in respect of the 2027 Bonds. The consent of holders representing the required amount of the 2027 Bonds was obtained on January 30, 2025. In conjunction with the closing of the Demerger, the proposed amendments pursuant to the Consent Solicitation, including the transfer of the issuer and principal debtor from Kyivstar Holdings to the applicable newly formed entity of VEON, VEON MidCo B.V. (“VEON Midco”), became effective on April 8, 2025.

Therefore, prior to consummation of the Business Combination, all interest-bearing debt of the VEON Group was either repaid or transferred out of the Kyivstar Group.

The Demerger Proposal specified that the Old Bonds would remain with Kyivstar Holdings B.V. but payable by the VEON Group, and not by the Kyivstar Group, in the event that any holders of Old Bonds come forward to exchange into interest-bearing 2025 Bonds or 2027 Bonds. Given constraints within the notes documentation, the Old Bonds could not be moved from Kyivstar Holdings absent noteholder consent, whereas it was determined that such consent would not be possible to achieve.

The Old Bonds are legacy notes of VEON. As part of the consent solicitation conducted by Kyivstar Holdings in 2024 (the “2024 Consent Solicitation”), eligible holders received newly-issued bonds (the “New Bonds”) in exchange for their Old Bonds, curing certain clearing system payment issues. The terms of the 2024 Consent Solicitation provided that Kyivstar Holdings would continue to accept exchanges as eligible holders of Old Bonds come forward.

Therefore, while Old Bonds remain with Kyivstar Holdings, VEON bears the obligation to either exchange into interest-bearing New Bonds or to pay to the holders of Old Bonds tendering exchange all unpaid interest or principal of Kyivstar Holdings until the earlier of (i) the applicable maturity dates thereunder and (ii) such time as the eligible holder of an Old Bond comes forward to claim payment, or, with respect to the Old 2027 Bonds prior to the maturity date thereunder, an eligible holder exchanges 2027 Bonds for 2027 Bonds issued by VEON Midco. Pursuant to the Business Combination Agreement and an associated indemnity agreement between the two parties, VEON is obligated to fund Kyivstar Group with any and all amounts needed to repay the claims of the holders of the Old Bonds and Kyivstar Holdings does not have any legal or financial liability to repay such claims following the completion of the Demerger.

Telecommunications Services

Mobile Telecommunications business

Through our operating company JSC Kyivstar and our brand Kyivstar, we provide mobile connectivity services on 2G, 3G and 4G/LTE networks. We offer a variety of mobile services, including voice, messaging and wireless internet access, on a prepaid and postpaid basis. We also offer bundles that include combinations of voice, SMS, mobile data, OTT services and swappable telecommunications and non-telecommunications benefits. As of December 31, 2025, approximately 83% of our B2C mobile customers were on prepaid plans compared to 86% as of December 31, 2024.

Our revenue from voice services comes from airtime charges from mobile prepaid and postpaid customers, including monthly contract fees for a predefined amount of voice traffic and roaming fees for airtime charges when customers travel abroad. We were also the first mobile operator in Ukraine to launch Voice over LTE (“VoLTE”) technology for calls via 4G over network. As of December 31, 2025, we had approximately 8.7 million subscribers using VoLTE and as of years ended December 31, 2023 and 2024, approximately 3.14 million and 6 million of our subscribers were using the technology, respectively.

We also provide national and international roaming services, which allow our customers and customers of other mobile operators to receive and make international, local and long-distance calls while outside of their home network. As of December 31, 2025, we had active roaming agreements in place covering 509 networks in 188 countries, GPRS roaming on 458 networks in 167 countries, CAMEL roaming on 311 networks in 134 countries and 4G/LTE roaming on 205 networks in 96 countries.

In addition to voice services, we provide messaging and wireless internet access. Our messaging services consist of voice messaging and SMS services, including information services such as news, weather, entertainment chats and friend finder functions. Our wireless internet services include GPRS/EDGE, 3G and 4G/LTE. We are the network leader in terms of LTE coverage, with 96.2% population coverage in Ukraine as of December 31, 2025.

Due to the war in Ukraine, we have experienced significant subscriber migration abroad. In order to minimize subscriber loss and retain subscribers who are abroad, we have introduced a “Roam Like at Home” offering, which, in the course of 2025, was utilized by approximately 4 million users outside Ukraine. We have also established strategic market partnerships to enhance our ability to deliver high-value services to our customers. In November 2025, Kyivstar became the first mobile operator in Europe to launch Direct-to-Cell satellite connectivity through Kyivstar’s and VEON’s partnership with Starlink, a division of SpaceX. We believe the Starlink service will enhance the resilience of Ukraine’s connectivity landscape, and we have plans to expand to also include voice and data in later stages. Additionally, in January 2026, under a framework established by the Ministry of Digital Transformation of Ukraine, we launched our first local 5G pilot in Ukraine in the city of Lviv with further rollouts expected to occur in 2026. A full-scale 5G rollout across Ukraine will only be possible after the war ends.

Fixed-line Telecommunications business

We also offer data and high-speed internet services to corporations, operators and consumers using a metropolitan overlay network in major cities and fixed-line telecommunications using inter-city fiber optic networks. Our services include corporate internet access, fixed-line telephone, data transmission and FMC. As of December 31, 2025, our penetration of FMC in fixed broadband was 83%, due to our bundled service offering. In the year ended December 31, 2025, we provided fixed-line services in over 134 cities in Ukraine.

Our corporate internet services utilize last-mile technologies, which include optical and copper lines, FTTB and FTTH, xDSL, microwave radio relay, WiMax, Wi-Fi, 2G, 3G and 4G. Internet speeds range from two Mbit/s to 10 Gbit/s, and our corporate customers can select additional complementary services, such as IP-addresses, Border Gateway Protocol, backup, service-level agreements, corporate Wi-Fi and distributed denial-of-service protection. Our fixed-line telephone services include Internet Protocol (IP) lines, Session Initiation Protocol (SIP) trunk, analog telephones, ISDN Primary Rate Interface, toll free numbers and Virtual Private Branch Exchange. Our data transmission services include Internet Protocol Virtual Private Networks and Virtual Private LAN Services. In February 2026, we further expanded our fixed-line telecommunications capabilities with the acquisition of Shtorm, a regional internet service provider. Shtorm provides services under the Shtorm brand in Kirovohrad Oblast, covering the cities of Kropyvnytskyi, Oleksandriia, and 132 surrounding settlements.

Our joint carrier and operator services division provides local, international and intercity long-distance voice traffic transmission services to Ukrainian fixed-line and mobile operators on the basis of our proprietary domestic/international long-distance network, as well as IP transit and data transmission services through our own domestic and international fiber optic backbone and IP/MPLS data transmission network. We derive most of our carrier and operator services revenue from voice call termination services to our own mobile network and voice transit to other local and international destinations. We offer internet-TV using FTTB/FTTH technology. We are currently engaged in a project to install FTTB for fixed-line broadband services in residential buildings. We completed our first FTTH acquisition in 2024, and, as of December 31, 2025, we had connected approximately 44,129 residential buildings and 19,925 buildings with less than 10 apartments within Ukrainian-controlled territories.

Digital Services

Our digital services include value added and call completion services, including messaging services, content/infotainment services, data access services, location-based services, media and content delivery channels. Our digital products consist of Kyivstar TV, our digital television service, Helsi, our digital healthcare platform, ride-hailing and delivery through Uklon and MyKyivstar, our self-service application designed to help our customers manage their telecommunications services and our consumer cloud offerings. We also offer additional digital services to our B2B customers, such as cloud solutions and big data. Some of our enterprise digital services are provided via Adwisor, our self-service AdTech platform.

Kyivstar TV

Kyivstar TV, provided both as a mobile OTT internet application and a fixed/IPTV broadband service, is the largest media streaming service in Ukraine by number of users as of December 31, 2025. Kyivstar TV offers free access to over 430 channels offering a wide range of content, including sports, children’s channels, e-learning platforms and news channels, as well as a video library of over 20,000 films, series, and shows, which users can organize into personalized playlists. Rising brand awareness and growing customer loyalty continue to position Kyivstar TV as the default choice for millions of households across Ukraine.

We offer two subscription options: a free and a paid subscription. Our users can also choose between subscription-based VoD and transaction-based VoD (pay per view). As of December 31, 2025, Kyivstar TV delivered 25% year-on-year growth in MAUs with nearly 2.5 million MAUs compared to 2 million in 2024. Growth was driven by a clear formula: strong bundled offerings together with a high-quality product.

2025 also marked Kyivstar TV’s shift into content creation with the premier of three original series which each ranked among the platform’s top 10 most-watched titles. Further projects are in production for 2026. On the content distribution side, Kyivstar TV’s VoD library expanded with the addition of premium international content, including Sony titles available under a subscription model.

Helsi

Since May 2025, we have held a 97.99% stake in Helsi, a digital data management platform supporting the provision of healthcare services by medical institutions and doctors and improving patients’ access to healthcare, including by facilitating remote consultations and appointment bookings and storing medical data. Through this strategic investment, we are extending telemedicine to the Ukrainian population and developing our service as the leading B2B and B2C e-health provider in the country.

Helsi continues to improve access to e-health, focusing on core business development and improved B2C customer engagement through digital channels and AI-powered interpretation of laboratory test results. Over the course of 2025, Helsi further expanded its digital health content and data-driven services, with functionality for analysis interpretation, health tracking and biomarker monitoring as well as development of functionality for integration with medical devices. In addition, Helsi launched a new subscription tier, Helsi Premium, offering access to telemedicine consultations which further strengthens the platform’s overall value proposition.

Helsi Superpower was launched as an add-on within Kyivstar mobile connectivity packages, extending Helsi’s advanced digital health functionality to Kyivstar subscribers and enabling cross-ecosystem synergies. As of the year ended December 31, 2025, Helsi paid models had more than 57,000 subscribers and approximately 2.5 million MAUs, compared to 2.4 million MAUs in the year ended December 31, 2024, representing a 6.7% year-on-year growth in MAUs. This growth was driven by broader service adoption, expanded functionality, and the growing relevance of digital healthcare solutions for the Ukrainian population.

MyKyivstar

MyKyivstar is our self-service application and the main interface for digital interactions with B2C customers, covering the entire Kyivstar customer lifecycle. Users can purchase SIM cards, connect Home Internet, manage services, tariff plans, and superpowers as well as track transactions and spending statistics. It also provides personalized telecommunications and partner offers, recommendations on how to optimize spending, and access to customer support. As of December 31, 2025, MyKyivstar serves more than 6.2 million MAUs. Beyond core telecommunications services, MyKyivstar plays a central role as the gateway to Kyivstar’s digital services ecosystem. It offers streaming and radio services, a gaming platform, taxi and telemedicine services, and engages users through a loyalty program and various gamification mechanics.

Kyivstar.Tech

Kyivstar.Tech was spun off in 2022 as a standalone IT solutions business and serves as our key provider of digital services ranging from IT audit and optimization, cloud technologies, data management and analytics and white label solutions, amongst others. As of December 31, 2025, Kyivstar.Tech had over 600 employees with over 70 ongoing projects and 10 products in active development.

Kyivstar big data and cloud services

We offer a comprehensive B2B hub and a big data and AdTech platform. Our B2B hub offers machine-to-machine (M2M) and cloud solutions, real-time kinematic positioning, cybersecurity services, an M2M SIM management platform and a digital marketplace. As of December 31, 2025, we had 71,000 B2B end users of our workplace cloud service licenses. Adwisor, our AdTech platform, is a marketing platform that enables our customers (who are B2B partners, marketers and advertising specialists) to analyze their target audience, find new customers and communicate with current customers. For the month ended December 31, 2025, Adwisor supported over 172 million internal and external SMS messages through our network.

Uklon

On March 19, 2025, we signed an agreement to acquire a 97% stake in Uklon, a leading ride-hailing and delivery platform with operations in Ukraine and Uzbekistan, which allows customers to book on-demand rides, schedule travel and send packages through a single app. The platform offers a range of services including real-time fare adjustments and safety features, such as trip-sharing, advertising services and emergency alerts.

As of December 31, 2025, Uklon operates in 28 cities across Ukraine and in Tashkent, Uzbekistan and unites more than 115,000 driver-partners on the platform. Uklon has facilitated approximately 166.6 million rides and 4.7 million deliveries in 2025. This strategic acquisition marks our expansion into a new area of digital consumer services in line with our digital operator strategy.

Competition

Our two main competitors in mobile telecommunications services are Vodafone and Lifecell. According to the most recently available data from NCEC, as of September 30, 2025, we led the market by number of customers with over 22.4 million mobile customers. We have maintained our top position in the market by number of subscribers for the past eight years.

It is difficult to estimate market shares for our digital services given the breadth of our offering from entertainment to healthcare and ride-hailing and delivery. As discussed above, we have a diversified digital business competing with different local and international players. For example, in our ride hailing business, Uklon shares the market with Uber, Bolt and a number of smaller local platforms.

It is difficult to estimate market shares for fixed-line telecommunications as disruptions due to the war make it difficult for companies providing these services to report to the NCEC. The Ukrainian fixed-line telecommunications services market is fragmented, with over 1,800 providers who report to NCEC. Our main competitors are Ukrtelecom and DVL (formed as a result of the merger between Lifecell and Datagroup-Volia) according to the most recently available data from NCEC. The market has recently experienced consolidation, with four providers, Data Group, Volia, Vega and Freenet, having been acquired since 2021.

Distribution

Mobile Telecommunications Services

As of December 31, 2025, we have employed the following distribution channels: (i) distributors (26% of all connections), (ii) supermarkets and gas stations (22% of all connections), (iii) monobranded stores (22% of all connections), (iv) B2B (13% of all connections), (v) national and local chains (7% of all connections), (vi) active sales (4% of all connections) and (vii) online sales (7% of all connections).

Our mobile business is dependent on interconnection services, which allow data, calls and text messages from one service provider’s network to be transmitted through another provider’s network. When a call or text from another provider’s customer connects to our network, we receive a payment for carrying that traffic. Conversely, when our customers use another provider’s network while roaming, we pay that provider for the service. We have interconnection agreements with various mobile operators throughout the country. From January 1, 2025 to December 31, 2025, the effective national MTR was UAH 0.075/min.

Fixed-line Telecommunications Services

We continue to maintain a strong focus on high customer service quality and reliability for large corporate accounts while at the same time focusing on the development of SME offerings. We sell to corporate customers through a direct sales force and various alternative distribution channels such as IT servicing organizations and business center owners, and to SME customers through dealerships, direct sales, our own retail and agent networks. We use a customized pricing model for large accounts which includes service or tariff discounts, volume discounts, progressive discount schemes and volume lock pricing.

We use standardized and campaign-based pricing for SME customers. Our residential marketing strategy is focused on attracting new customers. We offer several tariff plans, each one targeted at a different type of customer. In addition, we have been able to benefit from cross-selling our products. As of December 31, 2025, our penetration of FMC in fixed broadband was 83.4%, due to a high level of migration of mobile customers to FMC.

Regulatory

The below summarizes the regulation of the electronic communications industry in Ukraine. Following the introduction of martial law in Ukraine on February 24, 2022, in connection with the ongoing war with Russia, the day-to-day enforcement of this legislation and regulation has changed and continues to evolve.

Regulatory Bodies

Pursuant to the Ukraine Electronic Communications Law (“UEC”), the main governmental authorities that manage the telecommunications industry in Ukraine are (1) the Cabinet of Ministers; (2) State Service of Special Communications and Information Protection of Ukraine (the “Service”); (3) the National Centre for Operational and Technical Management of Telecommunications Network (“NCM”) within the Service structure; (4) the National Commission for the State Regulation of Electronic Communications, Radio Frequency Spectrum and the Provision of Postal Services (“NCEC”) and (5) the Ministry of Digital Transformation of Ukraine (“MinDigital”).

The Cabinet of Ministers is responsible for forming general policy, ensuring equal rights for developing the forms of ownership, managing state-owned assets and directing and coordinating ministries and other central governmental bodies in the area of electronic communications.

Until August 31, 2023, the Service developed state policy proposals in the area of telecommunications and was responsible for the implementation thereof within its authority granted by law. The Service had the authority to prepare draft legislation and define the quality requirements for electronic communications services and technical standards for telecommunications equipment. Starting September 1, 2023, all such authority was transferred to the MinDigital. The Service, however, remains responsible for all matters related to cyber defense and security policy and the enforcement thereof.

MinDigital was established in 2019 and from September 1, 2023 has functioned as the main authority with respect to electronic communications. MinDigital has declared its intention to improve the speed and quality of mobile and fixed networks, accelerate 4G coverage, and introduce 5G coverage in Ukraine over the next few years.

The NCEC is the main Ukrainian regulatory and controlling body regarding telecommunications and radio frequency use. The NCEC issues radio frequency spectrum licenses, maintains registries of electronic communications operators, allocates numbering capacity to operators and controls the quality of electronic communications services.

Since the introduction of martial law, the NCM has taken control of the operational and technical management of electronic communication networks via the issuance of legally binding orders.

Regulatory Framework

Historically, the Law on Telecommunications and the Ukraine Frequency Law (“UFL”) were the principal laws regulating the Ukrainian telecommunications industry.

The Law on Telecommunications and the UFL remained in force until January 1, 2022, and were replaced by the new Ukrainian Law “On Electronic Communications” #1089-IX, dated December 16, 2020, which came into force on January 1, 2022 (defined above as the “UEC”), and provides for comprehensive regulation of the telecommunications industry. The UEC is aimed at aligning Ukraine’s telecommunications legislation with the EU Code of Electronic Communications. The key aspects of the law are the:

•        introduction of technological neutrality, spectrum sharing, rent/trading and infrastructure sharing;

•        calculation of radio frequency rent fees according to the new methodology;

•        new minimal term for license — not less than 15 years;

•        new transparent auctions procedure;

•        cancellation of planned audits by controlling bodies;

•        control over illegal equipment that causes radio interference;

•        simplification of base stations legalization; and

•        introduction of the “single window” principle for lawful interception purposes.

Licenses

RFS is licensed in Ukraine. On December 27, 2023, the new version of Plan for the Allocation and Use of Radio Frequency Spectrum in Ukraine (the “Plan”) came into force. The Plan introduced technological neutrality in certain frequency bands. It provides possibility of exclusive usage for certain frequencies and joint usage of spectrum. Frequencies for mobile services are provided under the licenses. If the demand for radio frequency exceeds availability, licenses for RFS use are issued based on the results of a tender or auction held by the regulatory body. Licenses are issued for a term of five to 15 years. The NCEC has the right to extend the existing license at the request of the operator, or to take a negative decision if, at the date of filing of the application for an extension, violations of licensing conditions by the operator have been recorded and such violations have not been cured.

After obtaining a license for RFS use, electronic communications operators are required to obtain permission to operate Radio Electronic Facilities (“REF”) and private radio networks (radio transmitters, base stations, and microwave links). In accordance with the law, permissions for REF are issued for a period not exceeding the period of validity of the relevant operator’s licenses for the use of radio frequency spectrum. The permit may be extended at the request of the operator to the NCEC. The NCEC will extend the license unless a violation of the licensing conditions has occurred and as long as there are no preconditions, such as the refarming of frequencies or the introduction of new radio technologies, for the termination of a specific radio technology in the radio frequency band.

On September 11, 2024, the NCEC adopted Decision No. 485 (the “Decision”) regarding the auction aiming to distribute the licenses for the use of the radio frequency spectrum in the radio frequency bands 1935-1950/2125-2140 MHz, 2355-2395 MHz and 2575-2610 MHz for cellular radio communications. By the same Decision, the NCEC approved the Terms of the Auction for Obtaining Licenses, set the auction start date as November 11, 2024, and required the publication of an announcement of the auction on the official website of the NCEC. Kyivstar, VFU, and Lifecell were acknowledged by the Regulator as participants in the auction and subsequent “voice” bidding.

Based on the results of the “voice” auction held on November 19, 2024, NCEC adopted Decision No. 668 dated November 22, 2024, pursuant to which we obtained the following licenses on December 17, 2024:

SPECTRUM BAND	PRICE PAID
1940-1945/2130-2135 MHz in 24 regions of Ukraine	UAH 448.5 million (US$10.8 million)
2355-2395 MHz in 25 regions of Ukraine	UAH 994.8 million (US$23.9 million)

We acquired new 15-year licenses for the 2100 and 2300 MHz bands, for a total price of UAH 1,443.3 million (US$34.7 million), paid to the State Budget. We applied to the NCEC for spectrum exchange to get solid spectrum in 2100 MHz. On January 27, 2025, the NCEC issued new spectrum licenses to approve spectrum exchange. As a result of the spectrum exchange, we received a new license for 2100 MHz, which is valid until March 2030 and will require prolongation after that date according to the procedure set up in the legislation. Although our spectrum can potentially be used for 5G upon receipt of approval from regulatory authorities, some services that are specific to 5G and our future capacity needs will eventually require us to obtain additional spectrum.

Mobile Licenses

The table below presents a description of RFS licenses relevant to our mobile telecommunications business. Unless noted otherwise, we plan to apply for renewal of these licenses prior to their expiration. However, the spectrum needs of our operations and intentions may change. In the year ended December 31, 2025, we made spectrum and license payments as follows: UAH 1,376.1 million (US$33.0 million) (paid to the State Budget); EMC and monitoring:
UAH 599.8 million (US$14.4 million) (paid to Ukrainian State Center of Radio Frequencies).

Number of the current RFC license/description by radio technology and standard	Date of issue of the reissued license	Number of the reissued RFC license/description by radio technology and standard	Date of issue (start of validity) of the initial license	Date of expiration of the license
License 187. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9444. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 188. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9445. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 189. Cellular radio communication. International mobile connection IMT. LTE-2600	23.08.2024	License 9446. International mobile communication IMT. LTE-2600	06.03.2018	05.03.2033
License 190. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9503. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033

Number of the current RFC license/description by radio technology and standard	Date of issue of the reissued license	Number of the reissued RFC license/description by radio technology and standard	Date of issue (start of validity) of the initial license	Date of expiration of the license
License 191. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9517. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033
License 192. Cellular radio communication. International mobile connection IMT. LTE-1800. Digital cellular radio communication. GSM-1800	23.08.2024	License 9518. International mobile communication IMT. LTE-1800	01.07.2018	30.06.2033
License 193. Cellular radio communication. Digital cellular radio communication. GSM-900.	23.08.2024	License 10126. Digital cellular radio communication. GSM-900.	01.07.2020	30.06.2030
License 194. Cellular radio communication. Digital cellular radio communication. E-GSM	23.08.2024	License 10127. Digital cellular radio communication. E-GSM	01.07.2020	30.06.2030
License 195. Cellular radio communication. Digital cellular radio communication. E-GSM	23.08.2024	License 10252. Digital cellular radio communication. E-GSM	19.10.2020	18.10.2030
License 196. Cellular radio communication. Digital cellular radio communication. GSM-900	23.08.2024	License 10253. Digital cellular radio communication. GSM-900	19.10.2020	18.10.2030
License 197. Cellular radio communication. International mobile connection IMT. LTE-900. Digital cellular radio communication. E-GSM, GSM-900	23.08.2024	License 10160. International mobile connection IMT. LTE-900. Digital cellular radio communication. E-GSM, GSM-900	01.07.2020	30.06.2040
License 469. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	06.12.2024	License 8665. Digital cellular radio communication IMT-2000 UMTS	01.04.2015	31.03.2030
License 499. Cellular radio communication. International mobile connection IMT. LTE-2300		Acquired as a result of 2024 auction	17.12.2024	16.12.2039
License 597. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	27.01.2025	License 500. Cellular radio communication. Digital cellular radio communication IMT-2000 UMTS. International mobile connection IMT. LTE-2100	17.12.2024	23.03.2030

Fixed-line Licenses

Following legislative changes, including the changes to the Law “On Telecommunications” made in 2019 by the Ukrainian Parliament, state licensing of fixed-line telecommunications services has now been abolished. Accordingly, our fixed-line business in Ukraine no longer requires licensing in order to operate.

Mobile Telecommunications Termination Rates

The former Law on Telecommunications allowed telecommunications operators, including wireless service operators, to establish tariffs for the telecommunications services provided to customers, with the exception of tariffs on universal services and data traffic channeling by telecommunications operators with significant market power. For a description of MTRs in Ukraine, see “— Distribution — Mobile Telecommunications Services.”

In September 2020, the regulatory body adopted a decision to decrease the national MTR rate for mobile networks to UAH 0.10/min (from UAH 0.12/min) effective as of January 1, 2021 as well as a further decrease to UAH 0.08/min from January 1, 2022. Fixed Termination Rates (“FTR”) have been reduced symmetrically to national MTR and came into force on July 1, 2021 and January 1, 2022. IMTR rates were €0.10/min until December 31, 2021. As of

January 1, 2022, the UEC came into force and IMTR rates were deregulated, which has resulted in the alignment of IMTR rates with international market rates of US$0.19/min, excluding special tariffs in force under network-to-network deals.

On October 18, 2023, the NCEC adopted new termination rates for mobile network and for fixed internet (MTR and FTR respectively) which came into force on December 11, 2023. The MTR rate for 2024 was UAH 0.075/min and UAH 0.075/min for 2025. The FTR rates were UAH 0.055/per min during the year ended December 31, 2024 and UAH 0.055/per min starting January 1, 2025. New termination rates are based on LRIC model and were calculated by Detecon, a consultancy firm, upon the NCEC’s request financed by the EU.

The NMTR rate is expected to be kept at current level of UAH 0.075 per minute and will be synchronized with IMTR on January 1, 2029.

Data Protection

According to the current law “On Protection of Personal Data,” personal data is defined as the information or aggregate information about a natural person who is identified or may be identified (e.g., name, ID number and passport data). The transmission of personal data usually requires the transferor to obtain consent from the person whose personal data is being transferred. The party to which the personal data is transferred is required to have implemented the requirements of the law “On Protection of Personal Data.”

Personal data may only be transferred to foreign parties in the specific cases stipulated by applicable law or an international treaty and usually where an adequate level of personal data protection is provided by the relevant foreign state.

Chapter XV of the UEC requires that telecommunications operators and providers ensure, and assume responsibility for, the protection of the confidentiality of information concerning customers that was made available to them at the time of entering into a telecommunications services agreement. Information concerning the consumer and the services they have received may be disclosed only in accordance with the procedures defined by the law. In all other cases, such information may only be disclosed subject to the customer’s written consent.

Draft Law No. 8153, dated October 2022, aiming to align Ukrainian data protection legislation with the EU GDPR, was adopted by the Parliament of Ukraine in the first reading on November 20, 2024. The timing for its review in the second reading is currently unknown. In addition, Draft Law No. 6177 “On the National Commission for Personal Data Protection and Access to Public Information,” which provides for the establishment of a dedicated supervisory authority in the field of personal data protection, has been registered with the Parliament of Ukraine and is currently pending further consideration. This draft law is expected to be considered together with Draft Law No. 8153.

Other

EU-Ukraine Association Committee

In April 2023, the EU-Ukraine Association Committee adopted certain changes to the EU-Ukraine Association Agreement regarding the implementation of the EU’s Roam-Like-at-Home Regulation. To implement the EU-Ukraine Association Agreement, relevant amendments were introduced into Ukrainian legislation in order to implement the applicable EU rules. Ukraine joined the single roaming area under the “Roam Like at Home” Regulation as of January 1, 2026.

Provision of Telecommunications Services

In June 2025, the Cabinet of Ministers of Ukraine approved the new Rules on the Provision and Receipt of Electronic Communications Services (the “Rules”) which came into effect in October 2025. However, certain provisions that require complex technical implementations will enter into force one year later. Compared to the previous regulation, the new Rules provide more detailed requirements regarding the provision of content services, the delivery of services during martial law, and detailed obligations to inform subscribers about the services provided, their quality, payments, and liability. One of the objectives of the Rules is to prevent unsolicited advertising, including SMS messages and calls, for which a subscriber has not given prior consent. The Rules are currently in the process of being implemented, and internal processes are being adjusted to comply with the new requirements.

Radio Frequency Spectrum Rent Increase

On November 30, 2021, the Ukrainian Parliament adopted changes to the Tax Code of Ukraine, which, among other things, resulted in a 5% increase in RFS rent. Notwithstanding consistent advocacy efforts on behalf of Kyivstar and the telecommunications industry, the legislative changes were supported by the Ukrainian President and came into force on January 1, 2022. Rates for 2023 remained unchanged, at the level of 2022. In 2024, due to sharp need in financing of Ukrainian Armed Forces the following tax changes were set in force: from July 1, 2024, the rent rates were increased by 17%, and decreasing coefficient applied to rent rates was abolished from September 1, 2024. The relevant increasing coefficients are set to remain until the end of martial law.

Ukraine Energy Resilience Regulation

On November 3, 2025, the NCU, which operates wartime electronic communication networks, adopted the Resolution. The Resolution requires MNOs to be able to address blackouts by establishing and maintaining enhanced network backup capabilities using generators. These capabilities became effective on December 15, 2025. The consequences of non-compliance may include penalties, and the fine can be up to 0.3% of mobile service revenue for the previous fiscal year per violation.

Digital Content and Digital Services Law

In order to align providing digital services law with EU standards (in particular with EU Directive 2019/770), the Law 3321-IX “On Digital Content and Digital Services” was adopted on August 10, 2023. The said Law entered into force on March 2, 2024. The adopted Law, among other things: (1) defines a legal operational framework for contractors and consumers in the field of digital content (such as computer programs, applications, video files and audio files) and digital services; and (2) specifies a set of options available to an aggrieved party and clarifies the distribution of the burden of proof for disputes involving the provision of digital services. This law is not expected to have an immediate significant impact on our operations.

Seasonality

While consumption of our connectivity services may be higher in certain months compared to others, due to the geographical diversity of our markets and our robust product portfolio, we generally do not experience significant revenue fluctuations solely due to seasonal factors.

However, telecommunications services are indeed often impacted by seasonality, with higher consumption in certain months and lower consumption in others. We continue to experience impacts on our business as a result of the onset of war (including the infrastructure damage and the population displacement it generated, as well as the depreciation of local currencies). We were also impacted by the cyberattack in December 2023, the subsequent network shutdown and the customer retention programs that followed. These irregularities make it impossible to isolate the specific impact of seasonality, if any, on our business between 2023 and 2025. Prior to 2022, we experienced higher revenue from our contract and prepaid tariff plans during the December holiday season, and then a decrease in revenue in January and February. Mobile revenue has also historically been higher in the summer months, when roaming revenue increases as a result of customers traveling more during these months. Guest roaming revenue on our networks also tended to increase in the summer period. For our fixed-line telecommunications business, historically our revenue was lower when there were fewer working days in a period or a greater number of customers were on vacation, such as during the December holiday season and in the summer months. Since the war in Ukraine, the impact of seasonality has fluctuated, particularly in relation to guest roaming and roaming revenue, due to a decline in guest roaming and an increase in emigration.

Information Technology and Cybersecurity

Our cybersecurity processes and practices are modelled based on industry best practices, including ISO 27001 (Information Security Management System) certification which was completed in 2022 and re-certified in each of 2023, 2024 and 2025. In general, we seek to address cybersecurity risks through a comprehensive, cross-functional approach that is focused on preserving the confidentiality, security and availability of information that the Company collects and stores by identifying, preventing and mitigating cybersecurity threats and effectively responding to cybersecurity incidents when they occur. In December 2024, an independent external service provider conducted penetration testing on our systems to assess the current cybersecurity levels and proactively detect possible weaknesses in different systems.

Cyberattack in December 2023

On December 12, 2023, we announced that our network had been the target of a widespread external cyberattack causing a technical failure. This resulted in a temporary disruption of our network and services, interrupting the provision of voice and data connectivity on mobile and fixed networks, international roaming, and SMS services, among others, for our customers in Ukraine and abroad. Our technical teams, working in collaboration with Ukrainian law enforcement and government agencies and the SSU, restored services in multiple stages, starting with voice and data connectivity. On December 19, 2023, we announced that we had restored services in all categories of our communication services, and that mobile voice and internet, fixed connectivity and SMS services as well as the MyKyivstar self-care application were active and available.

After stabilizing the network, although there was no legal obligation to do so, we immediately launched offers to thank our customers for their loyalty, initiating a “customer appreciation” program offering a discount for one month of services on certain types of contracts.

Despite the limited period during which the critical services were down, we experienced service disruptions and costs associated with additional IT capabilities required for restoring services, replacing lost equipment or compensating external consultants and partners for the year ended December 31, 2023. The incident had a significant impact on our consolidated revenue for the years ended December 31, 2023 and 2024, primarily due to the costs related to the implementation of our “customer appreciation” program. We estimate that the impact of these offers on operating revenue for the years ended December 31, 2024 and 2023 was approximately US$46 million and US$23 million, respectively.

We conducted a thorough investigation, together with outside cybersecurity firms, to determine the full nature, extent and impact of the incident and to implement additional security measures to protect against any recurrence and all internal investigations were concluded in 2024. The Ukrainian government also conducted an investigation to support the recovery efforts. A criminal proceeding by the SSU, in which we have been identified as the victim of the cyberattack, remains open as of December 31, 2025.

We have initiated remediation and mitigation actions to reduce current risks and establish a robust framework to manage evolving cyber threats, protect business continuity and maintain customer trust by investing in immediate response actions, enhanced security infrastructure, proactive threat management, compliance with cybersecurity regulations and standards, employee awareness, and long-term adaptive measures. See “Risk Factors — Risks Related to our Operations — We have experienced and are continually exposed to cyberattacks, both to our own operations or those of our third-party providers.”

Data Privacy

We collect and process significant amounts of customer data, including personal data, and as such are subject to certain data privacy and protection laws. Compliance with data protection regulations is a key priority. We maintain strict compliance procedures and conduct regular trainings to ensure our employees are aware of the procedures. See “— Data Protection” and “Risk Factors — Risks Related to Regulatory and Legal Matters — We collect and process sensitive personal data and are therefore subject to evolving data privacy laws and heightened regulations that may require us to incur substantial costs and implement certain changes to our business practices that may adversely affect our results of operations.”

Intellectual Property

We rely on a combination of trademarks, service marks and domain name registrations, unregistered copyright protection and contractual restrictions to establish and protect our technologies, brand name, logos, marketing designs and internet domain names. We have registered and applied to register certain trademarks and service marks in connection with our telecommunications and digital businesses in accordance with the laws of our operating companies. Our registered trademarks and service marks include our brand name, logos and certain advertising features. Our unregistered copyrights and know-how are principally in the areas of (i) computer software for service applications developed in connection with our mobile and fixed-line network platform, our internet platforms and non-connectivity service offerings and (ii) for the language and designs we use in marketing and advertising our communication services. See “Risk Factors — Risks Related to our Operations — The loss of important intellectual property rights, as well as third-party claims that we have infringed on their intellectual property rights, could significantly harm our business.”

Sustainability

Our approach to sustainability is centered around our mission to provide customers with connectivity, access to information and other vital digital services. We believe that connectivity and communication are essential humanitarian needs, whether it be connecting with loved ones, seeking help or searching for information and news from reliable sources, which is rooted in the “social” pillar of our environmental, social and governance (“ESG”) framework. We aim to transform lives, create opportunities for greater digital inclusion, empower people and drive economic growth. We engage with our stakeholders, aiming for the sustainable value creation and the long-term success of our business. Our digital entrepreneurship and digital skills and literacy programs help us to contribute to long-term socioeconomic value for the communities we serve. These programs promote digital inclusion and create new opportunities for participants, contributing to the demand for digital products and services, which in turn creates new opportunities for our business. In parallel with the “social” elements of our approach to ESG, we simultaneously ensure due attention is paid to the “governance” pillar. Indeed, we strive to act as good corporate citizens, promoting and reinforcing ethical business behavior with responsible corporate governance all with the aim of delivering on operational performance. We are committed to creating social and business value by making impactful investments that help create new services, partnerships and forums, which in turn enable and empower the people we serve.

Our support for our industry’s ambitions corresponds with a variety of existing initiatives to reduce the energy intensity of our business. We continue to work to further reduce our emissions wherever possible, committing and acting by moving more toward focusing on how to further reduce energy consumption. We are focused on mitigating our carbon footprint and rolling out network energy-efficiency measures, which will contribute to a low-carbon economy as well as offer us the potential to reduce our operating costs over time. We continue to upgrade existing diesel- and petrol-powered units with more energy-efficient, hybrid and renewable energy-powered network equipment and, where practical, increase the number of base transceiver stations situated outside to reduce the energy use involved in keeping them cool. We share tower capacity with other operators, which has had a direct positive impact on our energy consumption and our environmental footprint. We keep abreast of federal and local environmental legislation, regulations, rules and other applicable laws and strive to reduce the environmental impact of our operations through responsible use of natural resources and by reducing waste and emissions.

We continue to develop innovative solutions to reduce energy intensity, such as powering telephone exchange stations on solar energy, installing state-of-the-art on-grid photovoltaic systems and carrying out training on renewable energy solutions to ensure stakeholders are aware of our carbon — and cost-saving benefits. Across our organization, we continue to work on reducing the carbon footprint of our offices, with a variety of initiatives including switching to LED lighting.

Employees

As of December 31, 2025, we had over 5,000 full time employees, with 68% at JSC Kyivstar, 5% at Helsi, 12% at Kyivstar.Tech, 15% at Uklon and less than 1% at Kyivstar Group. Our total number of employees as of December 31, 2025 exceeds the number at the beginning of the war, and we did not lose any key personnel as a result of the war, despite 95% of our employees being located in Ukraine. Nevertheless, we have developed internal procedures to manage the risk of mobilization of critical employees, and we continuously analyze personnel workloads in order to ensure continuity. We continue to support our employees both monetarily and in terms of lifestyle. For instance, since the outbreak of the war in February 2022, we have paid UAH 842 million (US$20 million) to employees in emergency support, and we allow 77% of our employees to work in hybrid and remote capacities. In addition, parts of our offices are prepared as emergency shelters, and we provide protective equipment, safety training and implemented a “Psychological Support During the War” program to support our employees’ mental health.

We have had flexible remote working arrangements since the onset of the COVID-19 pandemic. As of December 31, 2025, we had a relatively low voluntary churn rate (calculated as the number of employees who resigned voluntarily relative to the total number of employees, excluding our call center, which relies on a high proportion of seasonal employees) of 6.5%, representing an increase of 0.5% compared to the years ended December 31, 2024 and 2023.

	As of December 31, 2025	As of December 31, 2024	As of December 31, 2023
Kyivstar Group Ltd.	3	—	—
JSC Kyivstar	3,518	3,325	3,225
Helsi	270	230	231
Kyivstar.Tech	624	561	471
Kyivstar Holdings B.V.	—	8	12
Uklon	768	768	736	(1)
Total	5,183	4,892	4,675	(2)

____________

(1)      Includes historical data prior to the acquisition of Uklon in 2025.

(2)      Includes 22 employees of Lan Trace LLC acquired by JSC Kyivstar.

As of December 31, 2025, our employees were split across functions as follows:

Our employees are represented by unions or operate collective bargaining arrangements. 218 of our employees are members of the Trade Union Committee of the Primary Trade Union Organization. Negotiations on a collective agreement were suspended due to the war and are expected to continue after the end of the state of war. We consider relations with our employees to be generally good.

Additionally, Kyivstar Holdings was part of a joint works council for the two years ended December 31, 2024 and 2023, which granted certain consultation or approval rights in relation to a limited number of decisions affecting its employees in the Netherlands. As of December 31, 2025, Kyivstar Holdings has no employees. For a discussion of risks related to labor matters, see “Risk Factors — General Risk Factors Related to Kyivstar — Our business may be adversely impacted by work stoppages and other labor matters, including mobilization.”

Property, Plants and Equipment

Buildings

We own 27 properties (including 4 in the temporarily occupied territory and 2 that have been destroyed), including 3 retail storefronts, two warehouses and 22 offices, which are all located in Ukraine. In addition, we rent a further 22 office spaces, 32 retail storefronts and 38 warehouses. We occupy properties in 44 cities across Ukraine, with our largest number of properties in Kyiv, followed by Dnipro and Lviv. In total, our properties have a combined footprint of over 131,390 square meters, with over 48,300 square meters of space in Kyiv alone.

Telecommunications Equipment and Operations

The primary elements of our material tangible fixed assets are related to our provision of network services.

Mobile network infrastructure

Our mobile networks are integrated wireless networks of radio base station equipment, circuit and packet core equipment and digital wireless switches connected by fixed microwave transmission links, fiber optic cable links and leased lines. We select suppliers based mainly on compliance with technical and functional requirements and total cost.

A majority of the tower assets previously owned by JSC Kyivstar were carved out and placed under the control of UTC. Approximately 1,000 additional sites were contemplated to be transferred from JSC Kyivstar to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted. For the mobile network structure that we do not own, we enter into agreements for the location of base stations in the form of either leases or cooperation agreements that provide us with the use of certain spaces for our base stations and equipment. Under these leases or cooperation agreements, we typically have the right to use such property to place our towers and equipment shelters. See “— Ukraine Tower Company.” We are also party to certain network managed services agreements to maintain our networks and infrastructure.

We also enter into agreements with other operators for radio network sharing, where we either share the passive equipment, physical site and towers or combine the operation of the radio equipment with other operators. Network sharing brings not only substantial savings on site rentals and maintenance costs but also on investments in equipment for the rollout of new base stations.

Fixed-lined infrastructure

Our infrastructure supports our mobile business and enables provision of fixed-line services to our customers. Our infrastructure includes: a transport network designed and continually developed to carry voice, data and internet traffic of mobile network, FTTB and our fixed-line customers using fiber optics and microwave links, and a transport network based on our optical cable network utilizing DWDM, SDH and IP/MPLS equipment with all DWDM and SDH optical networks being fully ring-protected (except for secondary towns).

For more information on our property, plants and equipment, see “Note 11 — Property and Equipment” to our audited consolidated financial statements included elsewhere in this prospectus.

Ukraine Tower Company

We are engaged in an arm’s-length relationship with Ukraine’s leading wireless infrastructure provider, UTC, which is owned by VEON and not a subsidiary of Kyivstar Group. UTC was established as a separate infrastructure company with the carve-out of towers from JSC Kyivstar and is now the largest telecommunications infrastructure company in Ukraine. As of December 2025, we and UTC jointly had approximately 16,650 sites, approximately 1,000 of which were added in 2024 and approximately 1,100 of which were added in 2025. As of December 31, 2025, UTC’s sites were a mix of ground-based (greenfield) sites (63%) and rooftop sites (37%), with the proportion of greenfield sites increasing year over year. The total number of sites includes 1,000 sites in occupied territories or war zones. As of December 31, 2025, we held approximately 7,400 tower sites. Approximately 1,000 additional sites were contemplated to be transferred to UTC in 2023, but restrictions on assets located on state or communal property related to the imposition of martial law in Ukraine caused the transaction to be put on hold. Subject to management and board approval, such sites may be transferred to UTC in the future once restrictions are lifted.

We are the anchor tenant for most of UTC’s sites. As of December 31, 2025, our tenancy ratio, which represents the proportion of our collocation agreements relative to the total available number of sites, was 1.12. UTC sites accounted for 55% of our network roll-out in the year ended December 31, 2025, and approximately 50 of UTC’s approximately 180 full time employees are dedicated to the Kyivstar account. Nevertheless, we maintain an arm’s-length relationship with UTC via a series of principles and MLA (as defined below) terms, including unified commercial pricing principles for all tenants. The MLA has an initial term of seven years, with subsequent renewal options for seven years each, each renewal being on an “all or nothing” basis, meaning the entire agreement must be accepted as a whole. The anchor tenant receives a discount of about 20% to the base anchor fee if a third-party tenant occupies part of the same side of the tower. There is also a volume discount of 30% when the total number of sites the tenant occupies is over 5,000. The payments are made monthly in arrear, and electricity is charged to the anchor tenant on a pass-through basis.

Plus TV LLC

Beginning September 1, 2025, we amended the operating model for our Kyivstar TV services such that subscribers now contract directly with us for the provision of the Kyivstar TV content services. Plus TV LLC now serves as a supplier that provides us with content and platform services and we pre-order and prepay for access codes used to activate content packages. Plus TV LLC remains responsible for maintaining the content catalogue, operating the technical platform, and ensuring compliance with intellectual property and regulatory requirements; however, it does not interact directly with subscribers, nor does it control pricing or commercial terms for Kyivstar TV.

Litigation and Other Proceedings

At any given time, we may be a party to regulatory proceedings or litigation or be subject to non-litigated claims arising out of the normal operations of our businesses. Other than as described below, we are not currently a party to any material legal proceedings, including any such proceedings that are pending or threatened, of which we are aware. See “Risk Factors — Risks Related to Regulatory and Legal Matters — We and our officers and employees are, and may in the future be, involved in, associated with, or otherwise subject to legal liability in connection with disputes and litigation with regulators, competitors and third parties, which when concluded, could harm our business.” For more information, please refer to “Note 7 — Provisions and Contingent Liabilities” of our audited consolidated financial statements included elsewhere in this prospectus.

Ukraine Tax Authority additional charge of taxes and penalties

As is customary for large corporations, we, and our OpCos undergo routine tax and customs audits. In 2016, a claim was made by the Ukraine Tax Authority alleging an additional charge of taxes and penalties resulting from a tax audit of JSC Kyivstar on its accounts for the years 2009 to 2014 as a result of the contractual relationship with its former distributor of scratch cards, Private Enterprise Wholesale Company Elbrus (“Elbrus”). The tax audit considered the contractual relations between JSC Kyivstar and Elbrus as fictitious and according to the tax authority’s assessment, additional taxes and penalties were deemed due, amounting to approximately US$30.8 million. In March 2016, JSC Kyivstar appealed the results of the tax audit in court. The case is pending in the court of first instance, awaiting the outcome of the criminal case against the ex-CEO of Elbrus.

Blocking of Voting Rights of VEON in JSC Kyivstar

In April 2024, the Ukrainian custodian of VEON’s shares in JSC Kyivstar marked all 100% of these shares as non-voting. Although no sufficient explanation has been provided by the custodian, it is understood that there were two reasons for the action: (a) the freezing order (which is now lifted); and (b) execution of the sanctions imposed on individuals being ultimate beneficiaries of JSC Kyivstar or indirect owners of significant shareholdings in JSC Kyivstar. The issue is ongoing as of December 31, 2025 following the listing of Kyivstar Group Ltd.

MANAGEMENT

Kyivstar Group’s Bye-Laws provide that the number of directors shall be determined by the Board from time to time, but shall consist of a maximum of eleven directors, and not less than five directors. The Kyivstar Group Board has fixed the current number of directors of Kyivstar Group at ten, six of whom are independent directors. The following sets forth certain information concerning the persons who serve as Kyivstar Group’s executive officers and directors.

Name	Age	Position/Title	Appointed	Independent
Executive Officers and Director:
Kaan Terzioğlu	57	Executive Chairman and Director
Oleksandr Komarov	53	President
Boris Dolgushin	43	Chief Financial Officer

Directors:
Serdar Çetin	48	Director	2025	x
Betsy Z. Cohen	84	Director	2025	x
Augie K. Fabela II	60	Director	2025	x
Rt Hon Sir Brandon Lewis CBE	53	Director	2025	x
Burak Ozer	54	Director	2025
Duncan Perry	59	Director	2025	x
Michael R. Pompeo	62	Director	2025
Dmytro Shymkiv	50	Director	2025
Michiel Soeting	63	Director	2025	x

Unless otherwise indicated, the business address of each director and executive officer is Unit 517, Level 5, Index Tower, Dubai International Financial Centre (DIFC), United Arab Emirates. A description of the business experience and present position of each director and executive officer is provided below:

Executive Officers

Kaan Terzioğlu serves as the Executive Chairman and is a member of the Kyivstar Group Board. He has also been serving VEON Group as the Group Chief Executive Officer (“CEO”) since June 2021 and was appointed as a director of VEON Ltd. in June 2023. As the VEON Group CEO, Mr. Terzioğlu leads the executive teams of the VEON Group’s digital operators providing connectivity and digital solutions, empowering their customers with digital finance, education, entertainment and health services, among others, and supporting the economic growth of the VEON Group’s operating markets. Prior to being appointed as the VEON Group CEO, Mr. Terzioğlu served as the VEON Group Co-CEO from March 2020 to June 2021, VEON Group’s Co-COO from November 2019 to March 2020 and a member of the VEON Group’s Board of Directors from July 2019 to October 2019. Mr. Terzioğlu is currently a Board Member of the GSMA and Chair of the GSMA Foundation Board, and served on the board of Digicel from July 2019 to March 2024. Prior to joining VEON, Mr. Terzioğlu held regional and global leadership roles in management consulting, technology and telecommunications with Arthur Andersen, CISCO and Turkcell in Belgium, the United States and Turkey. In 2019, Mr. Terzioğlu received GSMA’s “Outstanding Contribution to the Industry” award for his leadership in creating a digital transformation model for the telecommunications industry and for his contributions to socially responsible business in the telecommunications industry. Mr. Terzioğlu holds a bachelor’s degree in business administration from Bogazici University and is also a Certified Public Accountant (Istanbul Chamber of Certified Independent Public Accountants).

Oleksandr Komarov serves as the President of Kyivstar Group. He joined VEON in 2013. In 2015, he was appointed CEO of Beeline Kazakhstan, VEON’s subsidiary in Kazakhstan, and oversaw Beeline’s launch of new digital services. In July 2018, Mr. Komarov was appointed interim CEO of JSC Kyivstar, and in December 2018, he became JSC Kyivstar’s permanent CEO. Mr. Komarov also serves as the Chairman of the Supervisory Boards of Helsi Ukraine LLC and Uklon Corporate LLC. Prior to joining VEON, Mr. Komarov was the Director General of GroupM, the largest marketing company in Ukraine, and held several senior marketing and commercial roles with international and Ukrainian companies. Mr. Komarov holds an MBA from the Stockholm School of Economics and is a graduate of the Kyiv Polytechnic Institute.

Boris Dolgushin serves as the Chief Financial Officer of Kyivstar Group. Mr. Dolgushin has served as the Chief Financial Officer and managing director of JSC Kyivstar since October 2019. Mr. Dolgushin joined VEON in 2004, and served in various roles, including Head of Finance for VEON’s operations in Vietnam, and Regional Director of Financial Planning & Analysis and Business Control for VEON. In 2019, Mr. Dolgushin received a certificate in high performance leadership from IMD Business School. Mr. Dolgushin holds a Master of Science (Hons) in economics and management of enterprises from Perm National Research Polytechnic University and is an Executive MBA candidate at London Business School.

Directors

Serdar Çetin serves as a member of the Kyivstar Group Board as well as a member of each of the Audit and Risk Committee and the Remuneration Committee. Mr. Çetin has over two decades of experience in investment management, corporate governance, and operational oversight across the telecommunications, technology, and digital infrastructure sectors. He has served in various financial reporting oversight roles on the boards of public and private companies, including as a board member of Turkcell Iletisim Hizmetleri A.S., where he has served since June 2022. He is also a member of the Audit, Corporate Governance, and Strategy and Digitalization Committees at Turkcell. Previously, he co-founded and was a board member at PLAY Communications S.A., a leading Polish mobile operator, from 2007 to November 2020. These roles involved direct oversight of financial reporting processes, supervision of budgets and business plans, approval of financial statements, and responsibility for audit and risk governance. Mr. Çetin also co-founded and served as a board member of WOM Chile from February 2015 to December 2023, and co-founded and served as an advisory board member of WOM Colombia from May 2020 to November 2023. He is a partner at PurpleCrest, an investment and advisory platform focused on telecommunications, technology, digital infrastructure, and special situations. Between 2004 and 2023, Mr. Çetin led multiple telecommunications and high-growth technology investments as a partner at Novator Partners LLP. He actively serves on the boards of several companies in the telecom and tech sectors, leveraging his extensive experience in corporate governance, strategic growth, and portfolio oversight. Mr. Çetin holds an MSc in Management from HEC Paris and a BSc in Civil Engineering from Middle East Technical University (METU).

Betsy Z. Cohen serves as a member of the Kyivstar Group Board and a member of the Nomination Committee. She has served as Chairman of Cohen Circle Acquisition Corp. II’s board of directors, Chief Executive Officer and President since October 2021, and also served as Chairman of the board of directors of Cohen Circle Acquisition Corp. I from October 2021 to August 2025. She served as Chairman of the board of directors of FTAC Emerald from April 2021, until the consummation of its business combination with Fold, Inc., a Delaware corporation, in February 2025, and she has served as a managing member of the general partner of Cohen Circle FinTech Ventures, L.P., a fintech-focused venture capital fund, since January 2023, as Chairman of BTC Development Corp.’s board since September 2025, as a managing member of Cohen Circle Holdings, LLC, and as a managing member of the general partner of Radiate Capital Fund, L.P., an impact investment fund with a focus on the financial services and health sectors, since June 2024. Ms. Cohen served as Chairman of FinTech VI’s board of directors from November 2020 until December 2022, FinTech V’s board of directors from June 2019 until December 2022, FinTech IV’s board of directors from May 2019 until June 2021, FTAC Olympus’ board of directors from June 2020 until June 2021, FinTech III’s board of directors from March 2017 until October 2020, and FinTech II’s board of directors from August 2016 until July 2018. She served as a director of FinTech I and its successor, Card Connect Corp., a provider of payment processing solutions to merchants, from November 2013 until May 2017, and previously served as Chairman of the board of directors of FinTech I from July 2014 through July 2016 and as FinTech I’s Chief Executive Officer from July 2014 through August 2014. She served as Chief Executive Officer of Bancorp and its wholly owned subsidiary, Bancorp Bank, from September 2000, and as Chairman of Bancorp Bank from November 2003, and retired from these positions in December 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust, a real estate investment trust, from its founding in August 1997 through her resignation as of December 31, 2010, and served as RAIT’s Chief Executive Officer from 1997 to 2006. Ms. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Ms. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Ms. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Ms. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Ms. Cohen also served as a director of Aetna, Inc. (NYSE: AET), an insurance company, from 1994 until May 2018 and as a director of Metromile, Inc., the successor to INSU II, from February 2021 until July 2021.

Augie K. Fabela II serves as a member of the Kyivstar Group Board, member of the Remuneration Committee and chairperson of the Nomination Committee. Mr. Fabela is currently the chairman of the VEON Ltd. board of directors and has served as a director of VEON Ltd. since June 2022. He is also chairman of the VEON Ltd. Nomination Committee as well as a member of each of the VEON Ltd. Audit and Risk Committee and VEON Ltd. Remuneration Committee. Previously, he held roles on the Compensation and Talent Committee and the Strategy and Innovation Committee. Mr. Fabela also served on VEON Ltd.’s board from June 2011 to December 2012, during which time he was chairman. He is the Founder and Executive Chairman of FastForward.ai, a Silicon Valley-based tech company building and operating AI-driven e-commerce engagement platforms for consumer services enterprises. Since 2019, Mr. Fabela has served as a director and Finance Committee member at Shareability, Inc., a digital media and social brand storytelling firm. He actively serves on the boards of several philanthropic organizations dedicated to local and international education, science, law enforcement, and youth development, such as The Fabela Family Foundation and Tough Kid Boot Camp. Mr. Fabela is the author of “The Impatience Economy: How Social Retail Marketing Changes Everything,” a book that explores how digital platforms and artificial intelligence are revolutionizing consumer expectations and reshaping business strategy, as well as the author of “‘DECIDE’ Tactical Crisis Decision Making.” He earned both a Bachelor of Arts and Master of Arts in international relations and international policy studies from Stanford University.

Rt Hon Sir Brandon Lewis, CBE serves as a member of the Kyivstar Group Board, a member of the Nomination Committee and chairperson of the Remuneration Committee. Sir Brandon has been a member of the VEON Ltd. board of directors since May 2024. He is also chairman of the VEON Ltd. Remuneration Committee as well as a member of each of the VEON Ltd. Audit and Risk Committee and the VEON Ltd. Nomination Committee. Sir Brandon previously served as a Member of Parliament for Great Yarmouth. He is currently Chairman of Millbank Creative Ltd. and is a strategic advisor to each of LetterOne Holdings S.A., Civitas Investment Management Ltd., FM Conway Limited and Thakeham Homes Limited. Sir Brandon is chairman and a director of the Henry Jackson Society (a foreign affairs think tank) and is a patron of Adam Smith Institute (a free market think tank in the UK). Prior to that, Sir Brandon served 10 years in the UK Government with five and a half of those years in Cabinet in a range of roles: he was Lord Chancellor and Secretary of State for Justice, Ministry of Justice UK in 2022; Secretary of State, Northern Ireland Office from 2020 to 2022; Minister of State (National Security) and UK Home Office from 2019 to 2020. From 2018 to 2019, Sir Brandon also served as Cabinet Minister without Portfolio as well as Chairman of the Conservative Party. Between 2016 and 2018, Sir Brandon served the UK Home Office in consecutive roles as Minister of State for Policing and the Fire Service, and then as Minister of State (Immigration and International). Prior to that, he was Minister of State from 2014 to 2016 and Parliamentary Under Secretary of State for Communities and Local Government from 2012 to 2016 with the Department for Communities and Local Government. Sir Brandon holds a Bachelor of Science in economics and an LLB in law from the University of Buckingham, and an LLM in commercial law from King’s College London. He is also a qualified a Barrister of Law from Inns of Court School of Law.

Burak Ozer serves as a member of the Kyivstar Group Board. Mr. Ozer was appointed as the VEON Group Chief Financial Officer and member of the VEON Group Executive Committee effective January 9, 2025. Prior to this, Mr. Ozer served as Global CFO at Noventiq from 2022 to 2024 and as Vice President of Finance/CFO at Softline International from 2018 to 2022. Before that, he held several senior roles within the Xerox group of companies, including as General Manager (Xerox Turkey) from 2014 to 2018, Financial Planning Director at Xerox Developing Markets (UK) from 2006 to 2009 and Chief Financial Officer at Xerox CIT (Central Eastern Europe) from 2009 to 2014 in London, UK. Mr. Ozer started his career at Xerox as a Financial Analyst in Istanbul in 1997 and also worked for Xerox HQ operations in Connecticut, USA from 2001 to 2003. Mr. Ozer graduated from İstanbul Technical University and also has a Master of Science degree in business management.

Duncan Perry serves as a member of the Kyivstar Group Board and a member of the Audit and Risk Committee. He has been a member of the VEON Ltd. board of directors since May 2024. Mr. Perry serves as a member of the VEON Ltd. Nomination Committee and an observer on the VEON Ltd. Audit and Risk Committee. Mr. Perry currently serves as associate general counsel at LetterOne, prior to which he was a senior legal advisor at LetterOne. He is also chairman of the nonprofit organization SEO Connect Ltd. and a board member of the charity SEO London Ltd. Prior to this, Mr. Perry was a general counsel and entrepreneur who was involved in a number of projects, including being a founding team member and director of the UK-regulated fintech bank Kroo Bank. Mr. Perry was Global General Counsel at Barclays Wealth Asset Management for seven years, where he was a member of the Barclays Wealth Executive Committee and was responsible for legal and compliance risk across 24 jurisdictions. At Barclays, he was a member of several committees, including being the chair of the Risk and Reputation Committee. Mr. Perry also previously served as European COO and General Counsel of the hedge fund Amaranth LLC and European Head of Compliance (FIRC) at UBS Investment Bank, where he was also the global legal head of Syndicated Finance and Debt Trading. Prior to this, Mr. Perry was a banking lawyer at both Shearman & Sterling LLP and Allen & Overy LLP, in London and New York. Mr. Perry attended Exeter University, where he obtained a first class law degree. He is currently an adjunct lecturer at Exeter University Business School on the MSc FinTech program.

Michael R. Pompeo serves as a member of the Kyivstar Group Board. Secretary Pompeo has been a member of the VEON Ltd. board of directors since May 2024. Secretary Pompeo served as the 70th U.S. Secretary of State of the United States from April 2018 to January 2021, Director of the Central Intelligence Agency from January 2017 to April 2018, and was elected to four terms in the U.S. Congress representing the Fourth District of Kansas. Secretary Pompeo practiced law, business and tax litigation at Williams & Connolly for three years. He then raised capital to acquire assets in the aviation manufacturing supply chain and was the CEO of the company he founded with several colleagues, Thayer Aerospace, for several years. Secretary Pompeo then became President of Sentry International, an oilfield services and equipment company with operations in the U.S. and Canada. Since leaving government, Secretary Pompeo has remained active on the global stage advancing American interests. Currently, he serves as Executive Chairman of Impact Investments, a U.S.-based merchant bank that also provides strategic and financial advisory services and seeks to develop long-term partnerships with the world’s leading companies across a range of industries and geographies. He is also a member of the JSC Kyivstar board of directors. Secretary Pompeo graduated first in his class from the United States Military Academy at West Point in 1986. He served as a cavalry officer in the U.S. Army, leading troops patrolling the Iron Curtain. Secretary Pompeo left the military in 1991 and then graduated from Harvard Law School, having served as an editor of the Harvard Law Review.

Dmytro Shymkiv serves as a member of the Kyivstar Group Board. Mr. Shymkiv provides advisory services in strategic business development, government relations, technological transformation, and venture strategy to companies, institutions, and startups as founder and Chief Executive Officer of Delta Strategy & Ventures. He currently serves as an independent member of the Supervisory Board of JSC Kyivstar and represents the company on the Supervisory Board of Helsi. As a technology investor, Mr. Shymkiv is actively involved with AeroDrone, a Ukrainian startup focused on the development and manufacturing of large unmanned aerial systems engineered for heavy payloads, extended endurance, and long-range operations, and he served on the Supervisory Board of the Ukrainian Startup Fund from July 2019 to November 2024. Previously, he held several high-profile leadership roles, including General Manager of Microsoft Ukraine (2007 – 2014), Deputy Chief of Staff to the President of Ukraine (2014 – 2018) and Executive Chairman of Darnitsa Group (2018 – 2022), Ukraine’s largest pharmaceutical company. He also serves as a member of the Supervisory Council of Lviv Polytechnic National University.

Michiel Soeting serves as a member of the Kyivstar Group Board, a member of the Nomination Committee and chairperson of the Audit and Risk Committee. Mr. Soeting has been a member of the VEON Ltd. board of directors since March 2022. He is also the chairman of the VEON Ltd. Audit and Risk Committee and member of the Nomination Committee. He previously served as a member of the Finance Committee and Nominating and Corporate Governance Committee. Mr. Soeting has 32 years of experience with KPMG, one of the leading audit firms worldwide. While at KPMG, he worked in key locations in the EMEA, APAC and Americas regions, becoming a partner in 1998 and advising some of KPMG’s largest global advisory and audit clients, including BHP Group, Equinor, LafargeHolcim, Philips Electronics, RD Shell, and Wolters Kluwer. From 2008 to 2009, Mr. Soeting served as a global head of the KPMG Energy and Natural Resources (ENR) sector, and as a global Chairman of the KPMG Energy & Natural Resources Board. From 2009 to 2014, he was a member of the KPMG Global Markets Steering Committee. From 2012 to 2014, Mr. Soeting served as a member of the European Resource Efficiency Platform of the European Commission. Since 2019, Mr. Soeting has taken on various oversight roles, in particular as a director and chair of the Audit Committee at Serica Energy plc in the UK, as a member of the Advisory Board of the Parker College of Business of Georgia Southern University in the U.S. and as a Trustee and a member of the Board of Governors of Andrew Reed Foundation in the UK. Mr. Soeting graduated from Vrije University of Amsterdam, the Netherlands where he completed his Doctoral studies in economics and a post-Doctoral degree in accountancy. He holds an MBA from Georgia Southern University. In addition, Mr. Soeting is a qualified Chartered Accountant in both the Netherlands and the United Kingdom.

Director Independence

The current size of our board of directors has been fixed at ten directors, six of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Kyivstar Group has determined that Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Duncan Perry and Michiel Soeting are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules. VEON Ltd., through its ownership of VEON Amsterdam B.V., owns approximately 83.6% of the equity interests of Kyivstar Group. As a result, Kyivstar Group is a “controlled company” within the meaning of the rules of the Nasdaq. As a controlled company, Kyivstar Group is exempt from certain Nasdaq corporate governance requirements, including the requirement that (i) a majority of the board of directors consist of independent directors, (ii) Kyivstar Group has a Remuneration Committee that is composed entirely of independent directors and (iii) Kyivstar Group’s director nominations be made, or recommended to the full Kyivstar Group Board, by the Kyivstar Group independent directors or by a Nomination Committee that consists entirely of independent directors. Kyivstar Group does not currently intend to, but may in the future, take advantage of some or all of the foregoing exemptions. Accordingly, Kyivstar Group Ltd. shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Directors’ Interests

Subject to our Bye-Laws and applicable law, a director who may be interested in a contract or proposed contract with the Kyivstar Group may still vote in respect of such contract or proposed contract, provided that such director has fully declared the nature of his or her interest at the earliest opportunity at a meeting of the Kyivstar Group Board and has not been disqualified from voting by the chairman of the relevant meeting. A director may therefore vote and be counted in the quorum in respect of any matter notwithstanding any conflict of interest that could potentially exist due to the relationship or connection of such director to VEON or any of its affiliates (including the Kyivstar Group and any subsidiary undertaking thereof) or certain persons connected therewith.

In accordance with our Bye-Laws, a director who is also a director or employee of VEON or any of its affiliates is permitted, from time to time, to make suitable disclosures to the board of directors of VEON of any information relating to Kyivstar Group, as shall reasonably be necessary to ensure proper management, oversight and control thereof, other than where such disclosure might reasonably be viewed as contrary to the fiduciary responsibilities of such director, or such disclosure is otherwise prohibited under applicable law.

Term of Office for Directors

Each director will (unless such director is removed from office or such office is vacated, temporarily or permanently, in accordance with the Kyivstar Group Ltd. Bye-Laws) hold office until the next following annual general meeting in accordance with the Kyivstar Group Ltd. Bye-Laws.

Duties of Directors

Under Bermuda law, Kyivstar Group Ltd.’s directors owe certain duties towards Kyivstar Group Ltd., including duties to act in good faith, to exercise their powers only for legitimate business purposes, to avoid conflicts of interest and to refrain from personal profit.

Appointment and Removal of Directors

Kyivstar Group Ltd. may by Resolution (as defined in the Kyivstar Group Ltd. Bye-Laws) appoint a person who is willing to act to be a director either to fill a vacancy or as an Alternate Director (as defined in the Kyivstar Group Ltd. Bye-Laws) (provided that this would not result in the number of directors exceeding the maximum specified by the Kyivstar Group Board). In addition, the Kyivstar Group Board may appoint a person who is willing to act to be a director, either to fill a casual vacancy or as an Alternate Director.

A person will cease to be a director upon their resignation or upon the appointment of their successor if they are not re-elected at an annual general meeting. Kyivstar Group Ltd.’s shareholders may remove a director by passing an ordinary resolution, provided the procedures outlines in the Kyivstar Group Ltd. Bye-Laws are followed. A person shall cease to be a director in certain circumstances specified in the Kyivstar Group Ltd. Bye-Laws, such as death, bankruptcy and disqualification.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Kyivstar Group Ltd. is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including Kyivstar Group Ltd., to comply with various corporate governance practices. In addition, the Nasdaq rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

As a foreign private issuer, we intend to follow home country practice in lieu of the following Nasdaq requirements:

•        We do not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present. The independent directors may choose to meet in executive session at their discretion.

•        We do not intend to follow Nasdaq Rule 5635(c), which requires shareholder approval for the establishment of or any material amendments to equity compensation or purchase plans or other equity compensation arrangements.

•        We do not intend to follow Nasdaq Rule 5635(d), which requires shareholder approval in order to enter into any transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of Common Shares (or securities convertible into or exercisable for Common Shares) equal to 20% or more of the outstanding share capital of the company or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the Common Shares. Kyivstar Group Ltd. will follow Bermuda law with respect to any requirement to obtain shareholder approval in connection with any private placements of equity securities.

In addition, we are a “controlled company” as defined under the Nasdaq rules because VEON Amsterdam B.V., a wholly owned subsidiary of VEON Ltd., owns approximately 83.6% of our issued and outstanding Common Shares as of the date of this prospectus. For so long as we remain a controlled company under the aforementioned definition, we are permitted to elect to rely on certain exemptions from Nasdaq corporate governance rules.

Other than as discussed above, we intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following our home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

Although we may rely on certain home country corporate governance practices, we must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, we must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority and requires that the Audit Committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

We intend to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Appointment Rights

Pursuant to the Business Combination Agreement, Cohen Circle had the right to appoint one director to the Kyivstar Group Board and VEON Amsterdam had the right to appoint up to ten members of the Kyivstar Group Board. Pursuant to the Business Combination Agreement, Kaan Terzioğlu, Serdar Çetin, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting were nominated to the Kyivstar Group Board by VEON Amsterdam; and Betsy Z. Cohen was nominated to the Kyivstar Group Board by Cohen Circle.

Committees of the Kyivstar Group Board

Audit and Risk Committee

Kyivstar Group’s Audit and Risk Committee consists of Serdar Çetin, Duncan Perry and Michiel Soeting. Michiel Soeting serves as the chairperson of the Audit and Risk Committee. All members of Kyivstar Group’s Audit and Risk Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Michiel Soeting serves as an “Audit Committee financial expert” as defined in applicable SEC rules and has the requisite financial experience as defined by the Nasdaq corporate governance rules. The Kyivstar Group Board has determined that each member of Kyivstar Group’s Audit and Risk Committee is “independent” as such term is defined under the Nasdaq corporate governance rules and in Rule 10A-3(b)(1) under the Exchange Act.

The Kyivstar Group Board has adopted a charter setting forth the responsibilities of the Audit and Risk Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        (subject to shareholder confirmation) the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•        evaluating the independent auditor’s qualifications, performance and independence on at least an annual basis;

•        pre-approving the audit services and non-audit services to be provided by the independent auditor before the firm is engaged to render such services;

•        reviewing and discussing with the Kyivstar Group Board and the independent auditor the annual financial statements and quarterly financial statements, as well as any related earnings releases, prior to the filing of the annual report or public disclosure of such financial information;

•        overseeing the appointment, re-appointment and removal of the internal audit executive;

•        coordinating the Kyivstar Group Board’s oversight of internal control over financial reporting;

•        reviewing Kyivstar Group’s policies with respect to risk assessment and risk management and overseeing management of its enterprise risk, including risks associated with financial and regulatory developments and information technology, including cybersecurity and data privacy risks;

•        reviewing Kyivstar Group’s compliance with laws and regulations, including any initiatives or major litigation or investigations that may have a material impact on its financial statements;

•        reviewing and approving or ratifying any related party transaction required to be disclosed prior to Kyivstar Group entering into such transaction; and

•        reviewing with management and the independent auditor the Kyivstar Group Code of Conduct (the “Code of Conduct”) and reviewing and reassessing the adequacy of the procedures in place to enforce the Code of Conduct.

Remuneration Committee

Under the Nasdaq corporate governance rules, as a foreign private issuer and a controlled company, Kyivstar Group is not required to maintain a Remuneration Committee consisting entirely of independent directors. Bermuda law also does not mandate the appointment of a remuneration committee but, the board may delegate to such committees as it deems appropriate. Kyivstar Group has opted to form a Remuneration Committee, consisting of Serdar Çetin, Augie K. Fabela II and Rt Hon Sir Brandon Lewis CBE. Rt Hon Sir Brandon Lewis CBE serves as chairperson of the Remuneration Committee. The Kyivstar Group Board has determined that each member of Kyivstar Group’s Remuneration Committee is independent under the Nasdaq corporate governance rules, including the additional independence requirements applicable to members of a Remuneration Committee.

The Kyivstar Group Board has adopted a charter setting forth the responsibilities of the Remuneration Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        reviewing and approving corporate goals and objectives relevant to the compensation of Kyivstar Group Ltd.’s Executive Chairman and other executive officers and evaluating each executive officer’s performance in light of these objectives and goals;

•        reviewing and making recommendations to the Board regarding the terms and administration of the benefit plans and long-term and short-term compensation plans, bonus plans and incentive plans of Kyivstar Group Ltd.;

•        reviewing and making recommendations to the Kyivstar Group Board regarding director compensation;

•        overseeing Kyivstar Group Ltd.’s talent management and succession planning programs;

•        reviewing and approving the implementation or revision of any clawback policy allowing Kyivstar Group Ltd. to recoup compensation paid to executive officers and other employees; and

•        reviewing and assessing risks arising from our compensation policies and practices.

Nomination Committee

Under the Nasdaq corporate governance rules, as a foreign private issuer and a controlled company, Kyivstar Group Ltd. is not required to maintain a Nomination Committee consisting entirely of independent directors. Bermuda law also does not mandate the appointment of a nomination committee but, the board may delegate to such committees as it deems appropriate. Kyivstar Group has opted to form a Nomination Committee, consisting of Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE and Michiel Soeting. Augie K. Fabela II serves as chairperson of the Nomination Committee. The Kyivstar Group Board has determined that each member of Kyivstar Group’s Nomination Committee is independent under the Nasdaq corporate governance rules.

The Kyivstar Group Board adopted a charter setting forth the responsibilities of the Nomination Committee, which are consistent with Bermuda law, the SEC rules and the Nasdaq corporate governance rules and include:

•        identifying individuals qualified to become members of the Kyivstar Group Board and ensuring these individuals have the requisite expertise with sufficiently independent backgrounds;

•        reviewing and evaluating the composition, function and duties of the Kyivstar Group Board and its committees;

•        recommending nominees for selection to the Kyivstar Group Board and its committees;

•        making recommendations to the Board of Directors as to determinations of director independence;

•        overseeing a periodic self-evaluation of the Kyivstar Group Board to determine whether it and its committees are functioning effectively; and

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Kyivstar Group Board a set of corporate governance guidelines.

Code of Conduct

We have adopted a Code of Conduct applicable to our directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We seek to conduct business ethically, honestly and in compliance with applicable laws and regulations. Our Code of Conduct sets out the principles and policies designed to guide our business practices with integrity, respect and dedication. Such principles encompass, without limitation, conflicts of interest, corporate opportunities, confidentiality, fair dealing, the protection and proper use of company assets, compliance with laws, rules and regulations, reporting of any illegal or unethical behavior, anti-corruption compliance and public communications. Any waivers of the code for executive officers or directors may be made only by the Kyivstar Group Board and will be disclosed in a manner consistent with the applicable rules or regulations of the SEC and Nasdaq, when applicable. We expect that any substantive amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed in our annual report on Form 20-F. The Code of Conduct is posted on our website. The information contained on, or that can be accessed through, Kyivstar Group’s website is not part of, and is not incorporated into, this prospectus.

Limitation on Liability and Indemnification Matters

Pursuant to our Bye-Laws and to the fullest extent permitted by applicable law, we have entered into separate indemnification agreements with our directors and senior managers pursuant to which we have agreed to indemnify each of them and hold them harmless in connection with any actual, threatened, pending, or completed legal, administrative, or investigative proceedings (other than certain excluded matters), whether brought by third parties, government authorities, or in derivative actions. The indemnification shall not apply where (i) proceedings are initiated by such director or senior manager except to enforce indemnification rights, (ii) fraud or dishonesty is finally adjudicated, or (iii) amounts are covered by insurance.

We may also provide advance payments to our directors and officers for costs, charges and expenses incurred by any of them in defending covered proceedings. The foregoing indemnity will not apply (and any funds advanced will be required to be repaid) with respect to a director or officer if any allegation of fraud or dishonesty is proved against such director or officer. We have also entered into separate indemnification agreements with our directors and senior managers pursuant to which we have agreed to indemnify each of them within substantially the same scope as provided in the Bye-Laws.

Risk Oversight

One of the key functions of the Kyivstar Group Board is informed oversight of Kyivstar Group Ltd.’s risk management process. The Kyivstar Group Board does not have a standing Risk Management Committee, but rather anticipates administering this oversight function directly through the Kyivstar Group Board as a whole, as well as through various standing committees of the Kyivstar Group Board that address risks inherent in their respective areas of oversight. In particular, the Kyivstar Group Board is responsible for monitoring and assessing strategic risk exposure, and Kyivstar Group Ltd.’s Audit and Risk Committee has the responsibility to consider and discuss Kyivstar Group Ltd.’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Risk Committee will also monitor compliance with legal and regulatory requirements. Kyivstar Group Ltd.’s Remuneration Committee will also assess and monitor whether Kyivstar Group Ltd.’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Kyivstar Group Ltd. Director and Executive Compensation

Kyivstar Group Ltd. is an “emerging growth company,” as defined in the JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

Kyivstar Executive Compensation

Under Bermuda law, Kyivstar Group is not required to disclose compensation paid to its senior management on an individual basis and Kyivstar has not otherwise publicly disclosed this information elsewhere. In order to ensure alignment between the Board and senior management and the long term interest of the Company’s shareholders, Kyivstar Group has implemented a cash-based, short-term incentive plan as well as a share-based, long-term incentive plan (see “— Short-Term Incentive Plan” and “Share-based Compensation Plan — Long-Term Incentive Plan (Kyivstar Group)” below).

In determining compensation of the senior management during the year ended December 31, 2025, the Kyivstar Group Remuneration Committee evaluated the compensation of senior management and directors at other comparable companies and recommendations regarding best practices. Following the review by the Remuneration Committee, the committee made recommendations to the Board on the compensation for the Board and senior management. The compensation of Kyivstar Group’s senior managers has mainly consisted of salary, bonuses, equity-based incentive awards and other compensation, as applicable. They also receive benefits in line with market practice in Ukraine.

For our executives, their compensation is structured to reflect their responsibilities to the Group and is composed of cash, split between Ukrainian hryvnia, and Euros, as well as share based compensation, awarded in equity of both Kyivstar Group and VEON. Although the VEON equity awards are granted by VEON, they form part of the executives’ overall compensation package from Kyivstar Group and do not represent a separate or stand-alone VEON compensation program. The costs associated with both the euro-denominated cash compensation and the VEON equity-based awards are charged back to JSC Kyivstar and certain subsidiaries under the Secondment Services Agreement.

Following the establishment and listing of Kyivstar Group in 2025, compensation for our President and Chief Financial Officer was updated to include short-term and-long term incentive awards from Kyivstar Group, which complement, but do not replace, the VEON short-term and long-term incentive awards that were already in place prior to the listing. As such, both the Kyivstar Group and VEON short and long-term incentive components collectively form the short and long-term incentive compensation for our President and Chief Financial Officer for 2025, with the VEON component having a weight of 30% and the Kyivstar Group component having a weight of 70% of the compensation structure, Our Executive Chairman is not an eligible participant under the Kyivstar Group short and long-term incentive plan but is a participant under the VEON short and long-term incentive plans. Kyivstar Group’s Board and Remuneration Committee acknowledge and consider both components in determining their total compensation. Our Executive Chairman does not receive any equity awards from Kyivstar Group as part of his compensation package.

Any director of VEON who also serves as a director on the Kyivstar Group Board is required to waive any remuneration rights in relation to his or her service as a member of the Kyivstar Group Board, and will render such service without any additional compensation. The remuneration paid to directors of Kyivstar that are not also VEON directors was determined in accordance with the Company’s established Board fee structure and was consistent with the applicable policies approved by the Board.

The Company incurred remuneration expenses in respect of our directors and senior management in an aggregate amount of approximately US$10 million for services provided during 2025. For more information regarding our director and senior management compensation, see “Note 20 — Related Parties” to our audited consolidated financial statements included elsewhere in this prospectus.

We have Directors and Officers Liability Insurance that covers our directors and officers from liabilities that arise in connection with performing their duties and our liabilities in connection with our directors’ and officers’ performance of their duties.

Employment Agreements

Kyivstar Group has entered into employment agreements with its executive officers. These employment agreements are governed by the laws of the Ukraine. The employment agreements provide for employment for an indefinite period in respect of the President and for a fixed term in respect of the Chief Financial Officer, in each case unless we or the executive officer gives prior written notice to terminate such employment. The employment agreements provide for the compensation that these executive officers are entitled to receive.

Short-Term Incentive Plan (Kyivstar Group)

The Kyivstar Group Board has adopted a discretionary short-term, cash-based incentive plan (the “STIP”). The STIP provides for cash pay-outs to participating employees, normally in respect of a single calendar year period, based generally on the achievement of established Key Performance Indicators (“KPIs”) and/or continued employment over a period of up to 12 months.

Under the STIP scheme, the on-target award for Kyivstar Group’s executive officers generally ranges between 60% to 100% of the annual base salary. The STIP is paid out entirely in cash, subject to certain exceptions requiring Board approval. The maximum payout opportunity for the executive officers is 150% of their on-target level STIP award, subject to certain exceptions for exceptional circumstances pursuant to Kyivstar Group Board approval.

KPIs will be generally set at the beginning of each calendar year and evaluated in the first quarter of the following year. The cash pay-out of the STIP award is to be scheduled in the first quarter of the year following the assessment year, and is subject to active employment during the year of assessment (except in limited “good leaver” circumstances, in which case there will be a pro-rata reduction) and on the date of payout, as well as a pro-rata reduction if the participant commenced employment after the start of the year of assessment, but not later than the October 1st of such year, unless the Board, in its discretion, determines otherwise.

In accordance with Kyivstar Group’s Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), Kyivstar Group is required to recover any portion of any STIP award granted in excess of the STIP award that would have been granted based on a restated financial reporting measure.

Short-Term Incentive Plan (VEON)

Our officers are eligible participants under VEON’s short term incentive plan (the “VEON STI”), in which a part of their annual compensation is in the form of cash payments and share based awards, subject to VEON’s performance against established KPI’s measured over a one-calendar-year performance period.

Under the VEON STI, the target awards are generally structured to be delivered 50% in cash and 50% in VEON equity. The share-based component, if granted, is subject to a two-year restriction period following grant and is not subject to additional performance-based vesting conditions. The maximum STI opportunity is capped at 150% of the on-target award.

KPIs are determined annually by the VEON Remuneration Committee at the beginning of the performance year and are assessed following the conclusion of the performance year, typically in the first quarter of the subsequent year.

Cash payouts under the STI plan are generally scheduled for March following the end of the performance year. Eligibility for payment is subject to continued active employment during the performance year, except in limited “good leaver” circumstances in which awards may be reduced on a pro-rata basis. Awards are also subject to pro-rata reduction where a participant commenced employment after the start of the performance year. Share-based awards are also scheduled to be granted in March of the year following the performance year and are subject to the same eligibility and pro-rata principles. All VEON STI payouts and share grants remain subject to the final determination and approval of the VEON Remuneration Committee, which retains full discretion in applying the STI plan rules and in determining the level of any award payouts.

Share-based Compensation Plan — Long-Term Incentive Plan (Kyivstar Group)

Following approval by the Kyivstar Group Board, the Company has adopted a discretionary long-term, share-based compensation plan, the Kyivstar Group Umbrella Incentive Plan (the “LTIP”). The key objective of the LTIP is to align the interests of the Kyivstar Group leadership team with the long-term success of the Company and shareholders’ interests while also serving as a tool to incentivize and enhance retention among the leadership team. The summary below is qualified in its entirety by reference to the actual text of the LTIP, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Eligibility and Administration

Eligible participants under the LTIP include bona fide employees, non-employee directors and individual consultants (or that individual’s personal service company) of the Company or its subsidiaries (“Eligible Individuals”). Participation in the LTIP is at the discretion of the Remuneration Committee (the “Committee”) of the Kyivstar Group Board which may, from time to time, approve the grants of and terms and conditions of awards under the LTIP to Eligible Individuals, including vesting and vesting acceleration conditions.

Additionally, as the administrator of the LTIP, the Committee will interpret the LTIP and make such interpretations and establish such procedures, as it determines necessary to administer the LTIP, consistent with the LTIP’s terms. Such decisions will be final and binding.

Types of Awards — In General

Awards under the LTIP may include:

•        Performance Share Awards;

•        Restricted Share Awards;

•        Cash Awards;

•        Deferred Share Awards; and

•        Subscription Awards.

Performance Share Awards and Restricted Share Awards consist of Share-based Awards, including options (“Options”), that may be settled in Common Shares or, where applicable, in cash by reference to Phantom Shares (with such cash settlement amount with respect to each Phantom Share being equal to the market value of a Common Share as determined by the Committee). Restricted Share Awards vest by reference to continued service over a designated period of time, while Performance Share Awards are subject to the achievement of one or more performance goal conditions (typically, in addition to service-based vesting). Cash Awards represent conditional rights to receive a specified cash amount and may be structured either as service-based Awards or as performance-based Awards subject to performance goals. Cash Awards may also be linked to a separate bonus arrangement applicable to an Eligible Individual that relates the performance of the Company and/or one or more of its subsidiaries (“Bonus Arrangement”). Deferred Share Awards are share-based Awards granted for the purpose of satisfying a deferred entitlement under a Bonus Arrangement and may likewise be structured as Options and Awards in respect of Phantom Shares. Subscription Awards consist of rights granted to an Eligible Individual to subscribe for Common Shares granted under the LTIP or any other share-based plan operated by the Company. In all cases, such Awards may be subject to service-based vesting conditions, performance-based vesting conditions and holding periods after the vesting of the Award (“Holding Period”), as determined by the Committee in accordance with the LTIP. During the period in which any Holding Period is in effect, Options will remain unexercisable and any Common Shares or cash attributed to other vested Awards will not be allotted or transferred to the award holder until the lapse of such Holding Period.

Shares Available for Awards

Up to 6,945,906 Common Shares may be issued under the LTIP (the “Share Limit”), which number of Common Shares is not otherwise limited and may be increased or decreased by action of the Committee.

Vesting and Forfeiture

Vesting conditions determined by the Committee may apply to each award and may include continued service, performance and/or other conditions. Vesting conditions will be set out in individual award agreements.

Awards will lapse in the event of termination of employment or service of the award holder, subject to the terms of the applicable award agreement and whether such termination was a Good Leaver Termination (as defined in the LTIP). In addition, such Awards will lapse where pre-determined performance conditions are not satisfied.

Corporate Events

The Committee has broad discretion to take action under the LTIP to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the Common Shares, such as changes of control, reorganizations, variations in share capital, demergers, special dividends and other corporate transactions. In the event of a takeover (as defined in the LTIP), any Award that has become vested prior to a change in control of the Company will immediately become payable or exercisable. Any Awards which have not vested immediately prior to a Takeover, will vest and become payable or exercisable on a pro rata basis based on length of employment or service with the Company, unless otherwise specified in the applicable award agreement or as determined by the Committee. For any Awards subject to performance conditions, such Awards will vest and become payable or exercisable based on the extent to which the performance conditions are satisfied as of the Takeover, as determined by the Committee.

Non-Transferability

Except to the extent necessary to enable a personal representative to exercise, or otherwise benefit from, an award following the death of the award holder, no award granted under the LTIP or any interest in it will be capable of being assigned, transferred, pledged, charged or otherwise encumbered and any attempt to take such action or actions in respect of an award will cause it to lapse immediately unless the Committee, in its discretion, determines otherwise.

Amendment and Termination of the LTIP

The LTIP became effective as of December 17, 2025, and will remain in effect until such time that the LTIP is terminated by the Kyivstar Group Board; provided that, the LTIP remains in effect with respect to any Awards that are outstanding at the time the LTIP is terminated. Awards may be granted under the LTIP during the ten-year period from its effective date.

Notwithstanding minor amendments, or otherwise as permitted by the LTIP, the Committee may amend the LTIP at any time in a manner that is not to the material advantage of the award holders in terms of the class of persons eligible to receive Awards or the basis for determining an award holder’s entitlement to benefits under the LTIP. With respect to amendments that would detrimentally affect the award holders in terms of their outstanding Awards, no such amendment may become effective without the consent of the affected award holders who hold at least 50% of the Common Shares or Phantom Shares subject to such outstanding Awards.

Share-based Compensation Plan — Long-Term Incentive Plan (VEON)

Awards granted under VEON’s LTIP may take the form of equity-settled or cash-settled share-based payments and generally vest over a three-year period (from grant date) and are subject to:

•        Market Performance Conditions:    These conditions typically assess Total Shareholder Return (“TSR”) relative to a defined peer group, based on VEON’s share price performance and dividends paid. In some cases, awards may instead be subject to an absolute share price condition, under which vesting outcomes are determined by the achievement of specified share price hurdles.

•        Non-Market Performance Conditions:    These conditions are generally linked to KPIs derived from VEON’s financial and operational results or the relevant affiliated entity.

Awards subject to non-market performance conditions may vest at up to 200% of the on-target award. The determination of whether performance conditions have been met is subject to assessment and approval by VEON’s Remuneration Committee.

Malus and Clawback Policy

The Company has adopted a malus and clawback policy in respect of short-term and long-term incentives. The provisions of the policy allow the Company to reduce or recoup short-term or long-term incentive awards in the event of fraud or gross negligence by an employee or pursuant to a Relevant Event (as defined in the LTIP) (“triggering events”). Malus applies before awards have vested or been paid to an employee while clawbacks apply for a period of two years from the date the award has vested or payment has been made to such individual. In addition, the Company has adopted the Clawback Policy, effective from August 14, 2025. The Clawback Policy applies to “incentive-based compensation” (i.e., compensation that is granted/earned/vested based wholly or in part upon the attainment of financial reporting measures, including stock price and total shareholder return) and provides a mechanism whereby the Company, in response to the restatement of its financial statements, claw-back any compensation received by an executive officer which exceeds the amount of incentive-based compensation that executive would have otherwise received had such compensation been determined based on the restated financial figures.

Further, all recipients of VEON LTI awards — including our Executive Chairman, President and Chief Financial Officer — are subject to the VEON clawback policy pursuant to the terms of the applicable VEON award letters received. VEON LTI awards granted to these individuals remain fully subject to the VEON malus and clawback provisions, as in effect and amended from time to time, in addition to any Kyivstar Group clawback requirements.

In addition, any award (including on a retroactive basis) granted under the LTIP is subject to the provisions of the Clawback Policy, as may be in effect and amended from time to time. Any recovery or clawback from Ukrainian participants will be effected in compliance with applicable Ukrainian labor and tax laws.

To the extent that any existing Kyivstar equity incentive plan entitles the management of Kyivstar Group Ltd. to receive awards thereunder, such arrangements will remain valid.

DESCRIPTION OF SECURITIES

As of December 31, 2025, Kyivstar Group Ltd. had two classes of securities under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, par value $0.01 per share and public warrants to purchase our Common Shares. Set forth below is a summary of certain information concerning (i) our Common Shares as well as a description of certain material terms of our Bye-Laws and relevant provisions of Bermuda law and (ii) our Warrants. Because the following is only a summary, it does not contain all of the information that may be important to you. The following summary is not intended to be complete and is qualified in its entirety by reference to applicable Bermuda law and our Bye-Laws in respect of the Common Shares, and our warrant agreement in respect of the Warrants. Our Bye-Laws and the warrant agreement have been publicly filed with the Securities and Exchange Commission.

General

The Company is an exempted company limited by shares, incorporated under the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) on March 7, 2025. Our registered office is located at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda. Our registration number with the Registrar of Companies in Bermuda is 202504557. As set forth in our Memorandum of Association, Kyivstar Group Ltd. was formed with unrestricted business objects, with all the capacity, rights, powers and privileges of a natural person.

Kyivstar Group Ltd. may issue Common Shares from time to time. This description summarizes the material terms of the Common Shares.

As of December 31, 2025, there were 230,863,624 Common Shares issued and outstanding.

Authorized Share Capital

Kyivstar Group Ltd. was incorporated on March 7, 2025 with an authorized share capital of $2,000,000, divided into 2,000,000,000 Common Shares, with a nominal value of $0.001 each, all of which are designated as Common Shares. On June 13, 2025, the entire issued and unissued share capital of the Company was consolidated on a 10:1 basis into 200,000,000 Common Shares of nominal value $0.01, with no change to the $2,000,000 authorized share capital. On July 8, 2025, Kyivstar Group Ltd. increased its authorized share capital to 265,430,000 Common Shares of nominal value $0.01 by written resolution of its sole shareholder in accordance with our Bye-Laws.

Subject to our Bye-Laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital the Board has the power to issue Common Shares on such terms and conditions as the Board may determine. Any increase in our authorized share capital requires the approval of in excess of 50% of the shares voted (a “simple majority”) at a shareholders’ meeting (a “general meeting”).

We may increase, divide, consolidate, change the currency or denomination of or reduce our share capital with the approval of a simple majority of our shareholders voting in general meeting.

We may also purchase our own shares for cancellation or acquire them as treasury shares in accordance with Bermuda law on such terms as the Board may determine. All rights of any share held in treasury are suspended and may not be exercised while the share is held by Kyivstar Group in treasury.

Further, we may, under our Bye-Laws, at any time request any person we have cause to believe is interested in our shares to confirm details of our shares in which that person holds an interest.

Rights of Holders of Common Shares

The holders of Kyivstar Group Ltd. Common Shares are, subject to our Bye-Laws and Bermuda law, generally entitled to enjoy all the rights attaching to Kyivstar Group Ltd. Common Shares detailed below.

Except for treasury shares, each fully paid Kyivstar Group Ltd. Common Share entitles its registered holder to:

•        receive notice of, attend and participate in general meetings;

•        have one vote per Kyivstar Group Ltd. Common Share on all issues voted upon at a general meeting, except for the purposes of cumulative voting for the election of the Board, in which case each Common Share shall have the same number of votes as the total number of members to be elected to the Board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

•        receive dividends approved by the Board (any dividend or other money payable in respect of a share which has remained unclaimed for six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by Kyivstar Group);

•        in the event of our liquidation, receive a pro rata share of our surplus assets; and

•        exercise any other rights of a common shareholder set forth in our Bye-Laws and Bermuda law.

There are no sinking fund provisions attached to any of our shares. Holders of fully paid Common Shares have no further liability to Kyivstar Group Ltd. for capital calls.

Shareholders’ Meetings

Shareholders’ meetings (also known as general meetings) are convened and held in accordance with our Bye-Laws and Bermuda law. Registered holders of shares as of the record date for the shareholder meeting may attend and vote at such shareholder meeting.

Annual General Meeting

Our Bye-Laws and Bermuda law provide that our annual general meeting must be held each year at such time and place as the CEO or the Board may determine and may be held virtually by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. Presence at such meeting by electronic means constitutes presence “in person” for all general meetings, as provided for in the Bermuda Companies Act.

Convening the annual general meeting requires that 10 clear days’ prior notice be given to each registered shareholder entitled to attend and vote at such annual general meeting. The notice must state the date and time at which the meeting is to be held, that the meeting is to be held virtually or (if held in person) the meeting venue, that the election of directors will take place and, as far as practicable, any other business to be conducted at the meeting.

Under Bermuda law and our Bye-Laws, qualifying shareholders may, at their own expense (unless the company otherwise resolves), require a company to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly propose for consideration at the next annual general meeting; and (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5.0% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 registered shareholders.

Special General Meeting

The CEO or the Board may convene a special general meeting whenever such a meeting is deemed necessary. The Board must also, on the requisition in writing of shareholders holding not less than 10.0% of our paid up voting share capital, convene a special general meeting. Each special general meeting shall be held at such time and place as the CEO or the Board may decide.

Convening a special general meeting requires that 10 clear days’ notice be given to each shareholder entitled to attend and vote at such meeting. The notice must state the date and time at which the meeting is to be held, if the meeting is to be held virtually or (if held in person) the meeting venue and, if possible, the business to be conducted at the meeting.

Our Bye-Laws state that notice for all shareholders’ meetings may be given by:

•        delivering such notice to the shareholder in person;

•        sending such notice by letter or courier to the shareholder’s address as stated in the register of shareholders;

•        transmitting such notice by electronic means in accordance with directions given by the shareholder; or

•        accessing such notice on our website.

Shorter Notice for General Meetings

A shorter notice period will not invalidate a general meeting if it is approved by either: (a) in the case of an annual general meeting, all shareholders entitled to attend and vote at the meeting, or (b) in the case of a special general meeting, a majority of shareholders having the right to attend and vote at the meeting and together holding not less than 95.0% in nominal value of the shares giving a right to attend and vote at the meeting. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any shareholder entitled to receive notice shall not invalidate the proceedings at that meeting.

Postponement or cancellation of general meeting

The Board may postpone or cancel any general meeting called in accordance with the Bye-Laws (other than a meeting requisitioned by shareholders) provided that the notice of postponement or cancellation is given to each shareholder before the time for such meeting.

Quorum

Subject to the Bermuda Companies Act, under Bermuda law and our Bye-Laws, at any general meeting, two or more persons present in person at the start of the meeting and who have the right to attend and vote at the meeting and hold or represent in person or by proxy at least 50.0% of our total issued and outstanding shares at the relevant time will form a quorum for the transaction of business. Participation in a meeting held virtually by means of such telephone, electronic or other communication facilities that permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, shall constitute presence in person at such meeting, as provided for in the Bermuda Companies Act.

If within half an hour from the time the meeting commenced a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed canceled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time. The CEO may determine whether the meeting is to be held virtually, or (if held in person) the meeting venue, or if another day or time is more appropriate. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned. At such adjourned meeting, that the presence of two or more persons present in person (including by electronic means) at the start of the meeting and having the right to attend and vote at the meeting and hold or represent in person or by proxy at least thirty-three and two-thirds percent (33²⁄₃%) of the total issued voting shares in the Company shall form a quorum for the transaction of business. If the CEO shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the resumption of the meeting shall be given to each shareholder entitled to attend and vote thereat. A meeting may not be adjourned to a day which is more than 90 days after the day originally appointed for the meeting.

Voting

Under Bermuda law, the voting rights of our shareholders are regulated by our Bye-Laws and, in certain circumstances, the Bermuda Companies Act. The registered holders of Common Shares, subject to the provisions of our Bye-Laws, are entitled to one vote per common share, except where cumulative voting applies when electing directors.

Subject to Bermuda law and our Bye-Laws, a resolution may only be put to a vote at a general meeting of any class of shareholders if:

•        it is proposed by or at the direction of the Board;

•        it is proposed at the direction of a court;

•        it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Bermuda Companies Act or our Bye-Laws; or

•        the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the business of the meeting.

In addition to those matters required by Bermuda law to be approved by a simple majority of shareholders voting at any general meeting, the following actions require the approval of a simple majority of the votes cast at any general meeting:

•        any sale of all or substantially all (being in excess of sixty-six and two-thirds percent (66²⁄₃%) by value) of our assets;

•        the appointment of an auditor;

•        removal of directors; and

•        any increase in our authorized share capital beyond its current limits.

Any question proposed for the consideration of the shareholders at any general meeting may be decided by the affirmative votes of a simple majority of the votes cast, except for:

•        voting for directors, which requires directors to be elected by cumulative voting at each annual general meeting;

•        changes to our Bye-Laws, which require a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

•        any merger, consolidation, amalgamation, conversion, reorganization of share capital (save that the creation of depository interests or similar interests, instruments or securities representing shares shall not constitute a reorganization of capital for these purposes), scheme of arrangement, dissolution or liquidation, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution;

•        loans to any director, which require a resolution to be passed by shareholders representing not less than 90.0% of the total voting rights of the shareholders who vote in person or by proxy on the resolution; and

•        the discontinuation of Kyivstar Group to a jurisdiction outside Bermuda, which requires a resolution to be passed by shareholders representing not less than 66 2/3% of the total voting rights of the shareholders who vote in person or by proxy on the resolution.

Our Bye-Laws require voting on any resolution at any meeting of the shareholders to be conducted by way of a poll vote. Except where cumulative voting is required for the election of directors, each person present in person (including electronically) and entitled to vote at a meeting of the shareholders shall have one vote for each common share of which such person is the registered holder, or for which such person holds a proxy and such vote shall be counted by ballot or, in the case of a general meeting at which one or more shareholders are present by electronic means, in such manner as the chairman of the meeting may direct. A person entitled to more than one vote need not use all its votes or cast all the votes it uses in the same way.

Transfer Restrictions

For such time as the Common Shares are fully listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), there are no Bermuda law transfer restrictions applicable to the Common Shares. Were any of the Common Shares to not be fully paid, our Bye-Laws permit the Board to decline to register a transfer. At such time as the Common Shares cease to be listed on the Nasdaq (or another appointed exchange, as determined from time to time by the Bermuda Monetary Authority), the Bermuda Exchange Control Act 1972 and associated regulations require, except in limited circumstances, that the prior consent of the Bermuda Monetary Authority be obtained for any transfers of shares.

Foreign Shareholders

Our Bye-Laws have no requirements or restrictions with respect to foreign ownership of our shares.

Board of Directors

Kyivstar Group Ltd. is governed by the Board who, under our Bye-Laws, may delegate management of the business and affairs of the Company to the CEO and the Officers of the Company under the direction of the Board and on such terms as the Board may from time to time determine. Subject to certain material business decisions that are reserved to the Board, the Board generally delegates day-to-day management of our company to our CEO.

Our Bye-Laws provide that the Board shall consist of such number of directors being not less than five directors and not more than eleven directors, as the Board shall from time to time determine, subject to approval by our shareholders. Our current Board consists of ten (10) directors, all of whom are holding office until our 2026 annual general meeting.

All directors are elected by our shareholders to the Board through cumulative voting at the annual general meeting. Each voting share confers on its holder a number of votes equal to the number of directors to be elected. The holder may cast those votes for candidates in any proportion, including casting all votes for one candidate.

Under our Bye-Laws, the amount of any fees or other remuneration payable to directors is determined by the Board upon the recommendation of the Remuneration Committee of the Kyivstar Group Board, to which the Kyivstar Group Board can from time to time delegate certain of its responsibility for review and determination of compensation. We may repay to any director such reasonable costs and expenses as he or she may properly incur in the performance of his or her duties.

There is no requirement for the members of the Kyivstar Group Board to own shares. A director who is not a shareholder will nevertheless be entitled to attend and speak at general meetings and at any separate meeting of the holders of any class of shares.

Neither Bermuda law nor our Bye-Laws establish any mandatory retirement age for our directors or executive officers.

Dividends and Dividend Rights

Pursuant to Bermuda law, we are prohibited from declaring or paying a dividend if there are reasonable grounds for believing that (a) we are, or would after the payment be, unable to pay our liabilities as they become due, or (b) the realizable value of our assets would, as a result of the dividend, be less than the aggregate of our liabilities.

The Board may, subject to our Bye-Laws and in accordance with the Bermuda Companies Act, declare a dividend to be paid to the shareholders holding shares entitled to receive dividends, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in shares or other assets, including through the issuance of our Common Shares or other securities, in which case the Board may fix the value for distribution in specie of any assets, shares or securities. We are not required to pay interest on any unpaid dividend.

In accordance with our Bye-Laws, dividends may be declared and paid in proportion to the amount paid up on each share. All our issued shares are currently fully paid. The holders of Common Shares are entitled to dividends if the payment of dividends is approved by the Board.

Dividends unclaimed for a period of six years from the proposed date of payment may be forfeited.

Our Bye-Laws and Bermuda law do not provide for pre-emptive rights of shareholders in respect of any new shares issued by us.

Change of Control

There is no statutory regulation of the conduct of takeover offers and transactions under Bermuda law.

Interested Party Transactions

The Board have the right to approve transactions with interested parties, subject to compliance with Bermuda law and our Bye-Laws. At the earliest possible opportunity, all directors’ interests must be fully disclosed, and in any event, prior to consideration by or voting on the transaction by the Board.

Liquidation Rights

If Kyivstar Group Ltd. is wound up, the liquidator may, with the sanction of a special resolution of the shareholders, divide among the shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but so that no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.

The holders of Common Shares, in the event of our winding-up or dissolution, are entitled to our surplus assets in respect of their holdings of Common Shares, pari passu and pro rata to the number of Common Shares held by each of them.

Register of Members

All of our issued Common Shares are registered on the register of members in accordance with applicable Bermuda law. Kyivstar Group Ltd. has notified the Registrar of Companies in Bermuda that a branch register of members of the company is maintained by the Transfer Agent, as permitted under the Bermuda Companies Act. Subject to the foregoing, the register of members of a company is generally open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Transfer Agent and Registrar

The transfer agent for Kyivstar Group Ltd. securities is Continental Stock Transfer & Trust Company.

Warrants

As of December 31, 2025, there were 7,666,528 Warrants outstanding.

Upon the consummation of the Business Combination, each Cohen Circle public warrant outstanding immediately prior to such Business Combination was assumed by us and converted into a Warrant. As of the closing date of the Business Combination, there were 7,666,667 Warrants issued and outstanding. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Cohen Circle public warrant immediately prior to the consummation of the Business Combination (including any redemption rights and cashless exercise provisions). Each Warrant entitles the holder thereof the right to acquire one Common Share at an exercise price of $11.50 per share (subject to adjustments) from thirty (30) days after the Closing Date and will expire five (5) years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Redemption of Warrants

Not less than all of the outstanding Warrants may be redeemed, at our option, at any time while they are exercisable and prior to their expiration, at the office of the Warrant agent, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant; provided that (a) the last reported sales price of our Common Shares for any twenty (20) Trading Days (as defined in the Warrant Agreement) within the thirty (30) Trading-Day period ending on the third Trading Day prior to the date on which notice of the redemption is given equals or exceeds $18.00 per Common Share (subject to adjustment), and (b) there is an effective registration statement covering the issuance of the Common Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the period of not less than thirty (30) days prior to the redemption date or we have elected to require the exercise of the Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement.

In the event that we elect to redeem the Warrants, we shall fix a date for redemption (the “Warrant Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Warrant Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

The Warrants may be exercised for cash (or on a “cashless basis” pursuant to the terms of the Warrant Agreement, if applicable) at any time after the notice of redemption shall have been given by us and prior to the Warrant Redemption Date. In the event that we determine to redeem the Warrants or require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to the terms of the Warrant Agreement, the notice of redemption shall contain instructions on how to calculate the number of Common Shares to be received upon exercise of the Warrants. On and after the Warrant Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the price per Warrant at which any Warrants are redeemed.

Comparison of Bermuda Corporate Law and U.S. Corporate Law

The following is a summary of certain significant differences between the Bermuda Companies Act (including modifications adopted pursuant to the Bye-Laws) and Bermuda common law applicable to us and holders of Common Shares, on the one hand, and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their shareholders, on the other hand.

Duties of Directors

The Bermuda Companies Act authorizes the directors of a company, subject to such company’s bye-laws, to exercise all powers of the company except those that are required by the Bermuda Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our Bye-Laws provide that our business is to be managed by the Board. In accordance with Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Amongst others, the directors’ fiduciary duty includes the following essential elements:

•        a duty to act in good faith in the best interests of the company;

•        a duty not to make a personal profit from opportunities that arise from the office of director;

•        a duty to avoid situations in which there is an actual or potential conflict between a personal interest or the duties owed; and

•        a duty to exercise powers for the purpose for which such powers were intended.

The Bermuda Companies Act imposes a statutory duty on directors and officers of a Bermuda company:

•        to act honestly and in good faith with a view to the best interests of the company; and

•        to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Bermuda Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of such company.

Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders or members, creditors, or any class of shareholders, members or creditors. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a company are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the company and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that a director act in good faith, in an informed and deliberative manner, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of care also requires that directors exercise a duty of oversight, which requires directors to attempt in good faith to assure that the company implements adequate reporting and information systems and controls. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the company. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the company and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company, per the “business judgment rule.” However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the company. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in certain situations, including in connection with self-interested or related party transactions, when the board of directors takes certain defensive actions, and in connection with a sale of control of the company.

Interested Directors

Bermuda law provides that a transaction entered into by Kyivstar Group Ltd. in which a director has an interest will not be voidable by Kyivstar Group Ltd. and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided always that the nature of the interest is fairly disclosed at the first opportunity, either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words.

Subject to the Nasdaq rules and applicable U.S. securities laws, our Bye-Laws provide that having fully declared and disclosed any interest at the earliest opportunity and prior to any discussion of, or voting on, such transaction or matter by the Board, the Kyivstar Group Ltd. director may nevertheless vote thereon.

Under Delaware law, such transaction in which a director has a direct or indirect financial or other interest would not be voidable if: (i) the material facts as to such interested director’s relationship or interests in such transaction are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors; (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter; or (iii) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our Bye-Laws and, in certain circumstances, the Bermuda Companies Act. Subject to the Bermuda Companies Act and unless otherwise specified in our Bye-Laws, any question properly proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a simple majority of the votes cast and entitled to vote on the matter, and in the case of an equality of votes, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail. Any individual who is a registered holder of our shares and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders, provided that the instrument appointing the corporate representative is in a form approved by our Board. Our Bye-Laws also permit attendance at general meetings by proxy, provided that the instrument appointing the proxy is in the form approved by our Board. The specific voting rights of our Common Shares are set forth in detail under “Rights of Holders of Common Shares — Voting.”

The quorum necessary for transacting business at a meeting of the holders of Common Shares is the presence in person (including by electronic means) of holders holding at least fifty percent (50%) (or thirty-three and two-thirds percent (33²⁄₃%) at any adjourned meeting) of the issued Common Shares. If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the CEO may determine. If the meeting shall be adjourned to the same day one week later or the CEO shall determine that the meeting is adjourned to a specific date, time and place, it shall not be necessary to give notice of the adjourned meeting other than by announcement at the meeting being adjourned.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for shareholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than, in limited circumstances, certain affiliated companies) requires the amalgamation or merger agreement first to be approved by the company’s board of directors and also by its shareholders. Our Bye-Laws mandate the approval of 66 2/3% of the shareholders voting at a general meeting for an amalgamation or merger agreement to be approved.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote on such transaction. A shareholder of a company participating in certain merger and consolidation transactions may, under certain circumstances, be entitled to appraisal rights, such as having a court determine the fair value of the stock or requiring the company to pay such value in cash. However, such appraisal right is not available to shareholders if the stock received in such transaction is listed on a national securities exchange, including Nasdaq.

Acquisitions

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•        By a court-approved procedure under the Bermuda Companies Act known as a “scheme of arrangement.” The Bermuda Companies Act enables the Supreme Court of Bermuda to approve a scheme of arrangement between a company and its shareholders or any class of shareholders. If the requisite majority (being a majority in number of shareholders representing 66 2/3% in value) agrees to the acquisition of their shares pursuant to the terms of the scheme, and the Supreme Court sanctions the scheme, the remaining shares can be compulsorily acquired. Schemes may provide for the target’s shares to be either transferred or cancelled, but unlike a transfer scheme, a cancellation scheme requires the company to pass a solvency test prior to acquiring the shares for cancellation. In either case, dissenting shareholders do not have express statutory appraisal rights although shareholders have a right to appear at the hearing, and the Supreme

Court will only sanction a scheme if the Supreme Court is satisfied that the scheme is fair. Shares owned by the acquirer can be voted to approve the scheme, but the Supreme Court will be concerned to see that the shareholders approving the scheme are fairly representative of the general body of shareholders.

•        If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the “offeror”), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•        Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with or into any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting shareholders of the subsidiary are entitled to certain appraisal rights. Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested shareholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Dissenters’ Rights of Appraisal

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders’ meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Under Bermuda law, each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.

In addition, any minority shareholder receiving notice that the holders of 95% or more of a company’s shares or class of shares intend to compulsorily acquire the minority shareholder’s shares may, within one month of receiving the notice, apply to the Supreme Court of Bermuda to appraise the value of the shares.

Appraisal rights are available under Delaware law for any class or series of common shares of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Derivative Shareholder Claims

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Supreme Court will generally not accept that a holder of Common Shares has the right to bring such a claim directly unless:

•        the act complained of is ultra vires or illegal and not capable for ratification by the majority of other holders of Common Shares;

•        the act complained of constitutes a fraud on the minority where the wrongdoers control the company;

•        the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote; or

•        where the company has not complied with provisions requiring that the relevant act be approved by shareholders.

Additionally, the Bermuda Companies Act provides that a shareholder is permitted to apply to the Bermuda Supreme Court to wind up Kyivstar Group Ltd. in certain limited circumstances if the court is of the opinion that it is “just and equitable” to do so, including where there has been some fraud or illegality. However, this statutory provision is seldom utilized.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act. Section 98 of the Bermuda Companies Act further provides that a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Other than any indemnification or purported indemnification of a Kyivstar Group Ltd. director or officer for fraud or dishonesty, which shall be void, our Bye-Laws permit the indemnification of the Kyivstar Group Ltd. directors and officers in respect of all actions, costs, charges, liabilities, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the Kyivstar Group Ltd. business, or their duty, or supposed duty, or in their respective offices or trusts. Our Bye-Laws additionally provide that each holder of Common Shares agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Kyivstar Group Ltd., against any Kyivstar Group Ltd. director or officer on account of any action taken by such Kyivstar Group Ltd. director or officer, or the failure of such Kyivstar Group Ltd. director or officer to take any action in the performance of his or her duties with or for us or any of our subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to us which may attach to such Kyivstar Group Ltd. director or officer. Our Bye-Laws further provide that we may advance money to a Kyivstar Group Ltd. director or officer for the costs, charges and expenses incurred by such director or officer in defending any civil or criminal proceedings against him, on condition that he/she shall repay the advance if any allegation of fraud or dishonesty is proved against him/her.

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for: (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions; or (iv) transactions from which such director derived an improper personal benefit.

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Meeting of Shareholders

The Bermuda Companies Act requires an annual meeting of shareholders unless waived by a unanimous resolution of the Board and of our shareholders. Kyivstar Group Ltd. is required to convene a general meeting of the holders of Common Shares at least annually on at least 10 clear days’ notice. The annual general meeting will be held in each year at such time and place as the CEO or the Board determines.

A general meeting of shareholders, including the annual general meeting may be held by such electronic means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and electronic participation in such a meeting shall constitute presence in person at such meeting.

The quorum necessary for transacting business at the Kyivstar Group Ltd. annual general meeting is the presence in person (including by electronic means) of holders holding at least fifty percent (50%) (or thirty-three and two-third percent (33²⁄₃%) at any adjourned meeting) of the issued Common Shares.

At the Kyivstar Group Ltd. annual general meeting, the Kyivstar Group Ltd. directors shall be elected or re-elected by cumulative voting, and the holders of Common Shares shall vote on such other matters as detailed in the notice convening the Kyivstar Group Ltd. annual general meeting and such other business as may properly be brought before the annual general meeting.

Under our Bye-Laws, shareholder meetings other than the annual general meeting are classed as Special General Meetings. A special general meeting of shareholders may be held when the Board or the Kyivstar Group Ltd. CEO, in their judgment, decide that such a meeting is necessary. In addition, under the Bermuda Companies Act, the Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than ten percent (10%) of the issued Common Shares, forthwith proceed to convene a special general meeting and the provisions of the Bermuda Companies Act shall apply. Each special general meeting shall, subject to the Bermuda Companies Act and our Bye-Laws, be held at such time and place as the CEO or the Board shall appoint.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Notice of Shareholder Meetings

Bermuda law and our Bye-Laws require that at least 10 clear days’ advance notice of any general meeting (other than an adjourned meeting) shall be given to each registered holder of Common Shares entitled to attend and vote thereat, stating the date and time at which the meeting is to be held, and stating (to the extent possible) the business to be conducted at such meeting. Notice of meetings may be delivered in person, in writing delivered by mail or courier to the address of the Common Shares detailed on the Kyivstar Group Ltd. register of members, electronically, or by being posted on a website.

The Board may postpone or cancel any general meeting called in accordance with our Bye-Laws (other than a meeting requisitioned under our Bye-Laws) provided that notice of postponement or cancellation is given to each shareholder eligible to vote thereat before the time for such meeting. Fresh notice of the date, time and place for a postponed meeting shall be given to the shareholders eligible to vote at such postponed meeting in accordance with our Bye-Laws.

Under Delaware law, a company is generally required to give written notice of any meeting not less than ten days or more than sixty days before the date of the meeting to each shareholder entitled to vote at the meeting.

Dividends and Other Distributions

Under Bermuda law, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) it is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereafter be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Bermuda Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital, and donations of cash and other assets to the company.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Inspection of Corporate Records

The register of holders of Common Shares shall be open to inspection without charge at the Kyivstar Group Ltd. registered office in Bermuda, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. Other than the documents filed with the Bermuda Registrar of Companies under the Bermuda Companies Act, holders of Common Shares have no additional rights to inspect the other books and records of Kyivstar Group Ltd. The Register of Shareholders may, after notice has been given in accordance with the Bermuda Companies Act, be closed for any time or times not exceeding in the whole 30 days in each year.

Delaware law requires that a company, within ten days before a meeting of shareholders, prepare and make available a complete list of shareholders entitled to vote at the meeting. This list must be open to the examination of any shareholder for any purpose relating to the meeting for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the company. Delaware law also permits a shareholder to inspect the company’s books and records if the shareholder can establish that he or she is a shareholder of the company, that the shareholder has complied with Delaware law with respect to the form and manner of making demand for inspection of corporate records, and that the inspection by the shareholder is for a proper purpose.

Shareholder Proposals

Under Bermuda law, upon the requisition in writing of such number of shareholders as is hereinafter specified and at their own expense (unless the company otherwise resolves), the company will be required to:

(i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution which may properly be moved and is intended to be moved at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for a requisition under the foregoing sentence is (x) either any number of shareholders representing not less than 5% of the total voting rights of all members having at the date of the requisition a right to vote at that meeting to which the requisition relates; or (y) not less than one hundred shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting, although restrictions may be included in a Delaware corporation’s certificate of incorporation or bylaws.

Amendment of Memorandum of Association/Certificate of Incorporation

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Bermuda Companies Act. When such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Amendment of Bye-Laws

Amendments to our Bye-Laws may only be effected by resolution of the Board, followed by a special resolution of the holders of Common Shares at a general meeting, being the affirmative vote of the holders of Common Shares representing not less than sixty six and two-thirds percent (66²⁄₃%) of the total voting rights of the Kyivstar Group Ltd. shareholders who (being entitled to do so) vote in person or by proxy on the resolution at such general meeting (a “Kyivstar Group Ltd. Special Resolution”).

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

Dissolution

Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors are each required to make a statutory declaration, which states that the directors have made a full inquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding-up and must file the statutory declaration with the Registrar of Companies in Bermuda. A special general meeting is required to be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding-up of the company is deemed to commence at the time of the passing of the shareholder resolution.

Voluntary liquidation of Kyivstar Group Ltd. shall require the approval of a resolution of the Board and a Kyivstar Group Ltd. Special Resolution passed at a special general meeting of the holders of Common Shares.

Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect at any meeting called for such purpose and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all shareholders entitled to vote thereon consent in writing to such dissolution.

KYIVSTAR RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

D&O Indemnification Agreements

Pursuant to our Bye-Laws and to the fullest extent permitted by applicable law, we have entered into separate indemnification agreements with our directors and senior managers pursuant to which we have agreed to indemnify each of them and hold them harmless in connection with any actual, threatened, pending, or completed legal, administrative, or investigative proceedings (other than certain excluded matters), whether brought by third parties, government authorities, or in derivative actions. For more information, see “Management — Limitation on Liability and Indemnification Matters.”

The Seller Loan Note

In relation to the Business Combination, and pursuant to the Business Combination Agreement, Kyivstar Group issued a promissory note dated August 13, 2025 (the “Seller Loan Note”) for a principal amount of US$178 million (the “Principal Amount”) to VEON Amsterdam B.V., as partial consideration for the sale of the issued and outstanding equity in Kyivstar Holdings B.V. (formerly VEON Holdings B.V.) in exchange for newly issued Common Shares of Kyivstar Group. Interest will accrue on the Principal Amount at 10% per annum commencing on, and including, the execution date of the Seller Loan Note, until, but excluding, the date on which the entire Principal Amount is fully paid. The maturity date for the Seller Loan Note is August 12, 2026. As of December 31, 2025, approximately US$57 million remains outstanding under the Seller Loan Note. See “Note 14 — Investment, Debts and Derivatives” to our audited consolidated financial statements included in this prospectus.

The Registration Rights Agreement

On August 14, 2025, pursuant to the Business Combination Agreement, Kyivstar Group entered into a registration rights agreement (the “Registration Rights Agreement”) with Cohen Circle Sponsor I, LLC, Cohen Circle Advisors I, LLC. and VEON Amsterdam B.V., pursuant to which Kyivstar Group agreed to register for resale the Common Shares held by Cohen Circle Sponsor I, LLC, Cohen Circle Advisors I, LLC., certain shareholders of Cohen Circle and VEON Amsterdam B.V., (the “Registration Rights Holders”). Registration Rights Holders have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares. The Registration Rights Agreement will terminate on the earlier of (a) the five-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such holder no longer holds any registrable securities (as such term is defined in the Registration Rights Agreement).

Ukraine Tower Company Agreements

To operate its telecommunications business, JSC Kyivstar predominantly uses the network infrastructure of UTC, which is wholly owned by VEON through an affiliate company. UTC was established as a separate infrastructure company following a carve-out transaction which separated such assets from JSC Kyivstar.

JSC Kyivstar provides certain shared services to UTC under service agreements relating to accounting, corporate legal, treasury, procurement, warehousing and logistics, technical documentation processing, budget planning, compliance, car fleet management and global relations. JSC Kyivstar and UTC also share a single enterprise resource planning system under separate licenses, and JSC Kyivstar leases certain IT equipment, vehicles and office facilities to UTC pursuant to sub-lease agreements. As of December 31, 2025, UTC has approximately 170 full-time employees, with JSC Kyivstar currently providing additional HR support to UTC amounting to an equivalent of 81 full-time employees, 26 of which provide accounting services and 50 of which provide network facility construction, operational and maintenance services. Such human resources cost is compensated to JSC Kyivstar by UTC based on service agreement terms. Furthermore, JSC Kyivstar management occasionally advises the UTC management team on negotiations in respect of agreements that UTC enters into with third parties.

Despite VEON’s ownership of UTC, Kyivstar Group nevertheless maintain an arm’s-length commercial relationship with UTC via a series of principles and MTA terms, including unified commercial pricing principles for all tenants. The lease agreements that are in place with UTC (Lease Agreement No. 427392, dated August 25, 2021 (the MLA)) has an initial term of seven years, with subsequent renewal options for seven years each, each renewal being on an

“all or nothing” basis, meaning the entire agreement must be accepted as a whole. The anchor tenant receives a 20% discount to the base anchor fee if a third-party tenant occupies part of the same side of the tower. There is also a volume discount of 30% when the total number of sites the tenant occupies is over 5,000. The payments are made monthly in arrears, and electricity is charged to the anchor tenant on a pass-through basis. In the year ended December 31, 2025, we paid US$72.6 million in fees to UTC, compared to US$60.7 million in the year ended December 31, 2024.

In addition to the MLA, there is also a Framework Sale and Purchase Agreement (Agreement No. 5000032, dated August 20, 2021 (the “Framework SPA”)). According to the Framework SPA, JSC Kyivstar must sell equipment with certain specifications to UTC. The sale price is determined under separate individual agreements. Initially, the total consideration of the Framework SPA was defined as UAH 641 million (excluding VAT). On July 5, 2022, the parties signed Additional Agreement No. 2, which stated that the total consideration of the Framework SPA was increased to UAH 1,480 million (excluding VAT). However, the exact total price of the Framework SPA shall be ultimately defined as the total price of all the individual agreements concluded between JSC Kyivstar and UTC pursuant to the Framework SPA. To execute each individual agreement, UTC must notify JSC Kyivstar when a given piece of equipment is ready for sale. Initially, the Framework SPA was set to expire on April 30, 2023, but the agreement was extended until at least March 31, 2026, as per Additional Agreement No. 5, dated November 11, 2024. For the years ended December 31, 2024 and 2025, UTC paid approximately US$0.4 million and US$0.7 million, respectively.

General Services Agreement

In November 2018, JSC Kyivstar and VEON entered into a service agreement, pursuant to which VEON provides JSC Kyivstar with a range of general support services, including technical and technology support, commercial operations, strategic planning, legal and regulatory advice, tax consulting, treasury operations and human resources services. Our Executive Chairman, who also serves as Chief Executive Officer of VEON, is partially compensated for his oversight and management services to Kyivstar Group pursuant to this Agreement.

This agreement was effective through December 31, 2023 and has been extended until December 31, 2028. Fees under the agreement are based on services provided. Nothing was paid under this agreement in the year ended December 31, 2023. In the year ended December 31, 2024, we agreed to compensate VEON for approximately US$2.6 million of the amounts due under the General Services Agreement using credit funds. In the year ended December 31, 2025, VEON was paid approximately US$0.6 million.

In December 2025, VEON entered into certain service agreements with Kyivstar Group as well as certain subsidiaries of Kyivstar Group. Pursuant to these agreements, VEON provides services ranging from general support services, financial, legal, regulatory and tax advisory, global reporting, treasury, procurement and human resources support. These services agreements apply retroactively from January 1, 2025 and are expected to run for a period of one year subject to an automatic renewal for successive one year periods.

Fees under these agreements are based on services provided. Nothing was paid under these agreements in the year ended December 31, 2025.

Service Agreement on Personnel Provision (Secondment)

On December 16, 2025, JSC Kyivstar entered into a service agreement on personnel provision with VEON Amsterdam B.V. which applies retroactively from January 1, 2025. Under the agreement, VEON Amsterdam B.V. provides Kyivstar with seconded personnel and related support services, including senior-level technical, financial, commercial, legal, regulatory and M&A expertise. Our President and Chief Financial Officer are two of such employees who provide services to the KGL Group. For such services, JSC Kyivstar reimburses VEON Amsterdam B.V. for personnel-related costs including an arm’s length mark-up, and other direct expenses.

The agreement has a one-year term with automatic renewal unless terminated within the specified notice period. For the year ended December 31, 2025 we made no payments under this agreement.

Agency and Services Agreement

On April 23, 2020, JSC Kyivstar and VEON Wholesale Services B.V., a subsidiary of VEON, entered into a service agreement for international roaming and telecommunications services. The services provided by VEON Wholesale Services B.V. included managing roaming tariffs, negotiating and managing framework wholesale agreements and roaming agreements, providing technology management and consulting on retail roaming product development. This agreement was terminated March 31, 2024. The cost for these services was determined quarterly based on a formula that considered JSC Kyivstar’s roaming costs and revenues, as well as those of the VEON. Nothing was paid under this agreement in the year ended December 31, 2023. In the year ended December 31, 2024, VEON was paid approximately US$4.4 million pursuant to this agreement.

Agreement with Impact Investments LLC for Strategic Support and Board Advisory Services

On June 7, 2024, VEON entered into a letter agreement as amended on August 1, 2024 with Impact Investments LLC (“Impact Investments”) that stipulated that Impact Investments would provide strategic support and board advisory services to VEON and JSC Kyivstar. Michael R. Pompeo, who was appointed to the Board of Directors of VEON on May 31, 2024, to the Supervisory Board of JSC Kyivstar in December 2023 and to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as Executive Chairman of Impact Investments. As of December 31, 2024, US$3.9 million was recharged to the Kyivstar Group and as of December 31, 2025, US$1.6 million was recharged to the Kyivstar Group.

Agreement with Delta Strategy & Ventures LLC for Strategic Support and Board Advisory Services

Pursuant to a services agreement between JSC Kyivstar and Delta Strategy & Ventures LLC (“Delta”), Delta facilitates the engagement of Dmytro Shymkiv. In this capacity, Mr. Shymkiv provides guidance, advice, insights and support to the JSC Kyivstar supervisory board and management team on matters affecting the company’s operations, performance and strategy. In exchange, JSC Kyivstar makes cash payments to Delta, amounting to approximately $136,500 for the year ended December 31, 2024 and approximately $100,300 for the current year (through April 25, 2025). Dmytro Shymkiv, who was appointed to the Board of Directors of Kyivstar Group Ltd. on August 14, 2025, serves as the Chief Executive Officer of Delta.

Indemnification agreement with respect to VEON Group’s legacy bonds

Prior to the listing, VEON Amsterdam B.V. and Kyivstar Holdings B.V. entered into an indemnity agreement pursuant to which the VEON Group would provide for any payments needed to be made by Kyivstar Holdings B.V. should any holders of the VEON group’s old notes come forward to exchange. See “Note 14 — Investments, Debt and Derivatives” to our audited consolidated financial statements included in this prospectus and “Dutch Statutory Demerger of Kyivstar Holdings B.V. and Consent Solicitations.”

BENEFICIAL OWNERSHIP OF Kyivstar Group Ltd. SECURITIES

The following table sets forth information relating to the beneficial ownership of Common Shares as of March 1, 2026 by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding Common Shares;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The percentage of Kyivstar Group’s Common Shares beneficially owned is computed on the basis of 230,863,624 Common Shares issued and outstanding as of March 1, 2026 and of Common Shares issued upon exercise of Kyivstar Group’s warrants outstanding. None of our shareholders has different voting rights.

Beneficial Owners	Number of Common Shares	Percentage of all Common Shares
Directors and Executive Officers
Betsy Z. Cohen(1)	713,194	*
Augie K. Fabela II(2)	33,000	*
Kaan Terzioğlu	—	—
Oleksandr Komarov	—	—
Boris Dolgushin	—	—
Serdar Çetin	10,000	*
Rt Hon Sir Brandon Lewis CBE	—	—
Burak Ozer	—	—
Duncan Perry	—	—
Michael R. Pompeo	—	—
Dmytro Shymkiv	10,000	*
Michiel Soeting	—	—
Other 5% Shareholders
VEON Amsterdam B.V.(3)	192,842,440	83.6%

____________

*        Indicates beneficial ownership of less than one percent (1%) of the total outstanding common shares.

(1)      As reported in the final prospectus filed on January 30, 2026, by Kyivstar Group with the SEC, and pursuant to which VEON and certain other selling shareholders consummated a secondary sale of our Common Shares, such 713,194 Common Shares are held directly by Cohen Circle Sponsor which is managed by Ms. Betsy Z. Cohen. Ms. Cohen disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

(2)      As reported in the final prospectus filed on January 30, 2026, by Kyivstar Group with the SEC, such Common Shares represent (i) 10,000 Common Shares held directly by Augie Fabela IRA and (ii) 23,000 Common Shares held in trust for which Mr. Fabela, as beneficiary and protector, shares voting and investment power through a controlled investment advisor. As such, Mr. Fabela is deemed to have beneficial ownership over such Common Shares.

(3)      As reported in the final prospectus filed on January 30, 2026, by Kyivstar Group with the SEC, and pursuant to which VEON and certain other selling shareholders consummated a secondary sale of our Common Shares, VEON Amsterdam B.V. is the direct beneficial owner of 192,842,440 of Kyivstar Group’s Common Shares and VEON is the sole shareholder of VEON Amsterdam B.V.

Selling Securityholders

This prospectus relates to the offer and sale, from time to time, by the selling shareholders named herein or their pledgees, donees, transferees, or other successors in interest (collectively, the “Selling Securityholders”), of up to 4,350,266 of the Kyivstar Group Ltd. Common Shares, as described below.

The Common Shares to be offered and sold by the Selling Securityholders under this prospectus include (i) 4,071,410 Common Shares originally issued to the Sponsors in connection with the Business Combination, and (ii) 278,856 Common Shares issued to the Non-Redeeming Shareholders pursuant to the terms of the Non-Redemption Agreement. Certain of the Selling Securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Resale — Lock-Up Agreements.”

The following table sets forth the names of each Selling Securityholder, the number of Common Shares owned by such Selling Securityholder as of the date of this prospectus, the maximum number of Common Shares (assuming exercise of any Kyivstar Group Ltd. Warrants beneficially owned by such Selling Securityholder) which may be offered by such Selling Securityholder pursuant to this prospectus, and the number and percentage of Common Shares to be beneficially owned by such Selling Securityholder assuming all of the Common Shares which may be offered by such Selling Securityholder pursuant to this prospectus are sold.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their Common Shares. The Selling Securityholders may offer all or part of the Common Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their Common Shares, no definitive estimate as to the number of Common Shares that will be held by the Selling Securityholders after an offering can be provided. A Selling Securityholder may sell or otherwise transfer all, some or none of such securities in any offering. See “Plan of Distribution.” We will not receive any of the proceeds from the sale of the Common Shares sold by the Selling Securityholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Therefore, beneficial ownership of the Common Shares by each Selling Securityholder includes Common Shares underlying any securities held by such Selling Securityholder (such as the Kyivstar Group Ltd. Warrants) that are currently exercisable or convertible, or exercisable or convertible within sixty (60) days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to Common Shares beneficially owned by them.

Except as described in the footnotes to the table below, none of the Selling Securityholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the Selling Securityholders. Selling Securityholders information for each additional Selling Securityholders, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Common Shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholders and the number of Common Shares registered on its behalf.

Name of Selling Securityholder(1)	Common Shares Owned Before the Offering(2)	Common Shares to be Sold(3)	Common Shares Owned After the Offering
Cohen Circle Sponsor I, LLC(4)	713,194	713,194	—
Cohen Circle LLC(5)	1,744,806	1,744,806	—
Former members of Cohen Circle Advisors I, LLC(6)	460,140	460,140	—
HEPCO FAMILY TRUST DTD 4/28/11(7)	48,692	48,692	—
Linden Capital L.P.(8)	71,373	54,484	16,889
Verition Multi-Strategy Master Fund LTD(9)	329,845	193,948	135,897
Entities affiliated with Magnetar(10)	248,432	193,950	54,482
Entities affiliated with Kepos(11)	86,674	76,674	10,000
Entities affiliated with AQR(12)	264,809	54,484	210,325
Polar Multi Strategy Master Fund(13)	54,484	54,484	—
AIMCO (Alberta Investment Management Corporation)(14)	934,500	193,948	740,552
Spac Sponsor Capital Access(15)	35,726	35,726	—
Entities affiliated with Harraden Circle(16)	54,484	54,484	—
Entities affiliated with Picton Mahoney(17)	27,240	27,240	—
CSS, LLC(18)	27,242	27,242	—
The K2 Principle Fund L.P.(19)	278,445	11,992	266,453
Context Partners Master Fund, L.P.(20)	27,242	27,242	—
Marlton Partners L.P.(21)	16,954	16,954	—
Nautilus Master Fund, L.P.(22)	27,242	27,242	—
YA II PN, Ltd.(23)	54,484	54,484	—
Sona Blue Peak(24)	518,568	24,869	493,699
Sona Capital Solutions II SCSp(25)	403,902	52,683	351,219
Sona Credit Master Fund Limited(26)	4,517,704	192,257	4,325,447
Sunrise Partners Limited Partnership(27)	137,454	9,047	128,407

____________

(1)      Unless otherwise stated, before the Offering, each Selling Securityholder beneficially owned less than one percent (1%) of the total outstanding Common Shares. Unless otherwise stated, after the Offering, each Selling Securityholder will have a beneficial ownership of less than one percent (1%) of the total outstanding Common Shares.

(2)      The number of Common Shares listed for each Selling Securityholder is based on the Common Shares held by such Selling Securityholder as a registered shareholder of the Company as of the date of this prospectus, but assumes the exercise of all Kyivstar Group Ltd. Warrants held by such Selling Securityholder as of the date of this prospectus, if any.

(3)      The number of Common Shares to be sold includes the Common Shares offered hereby that are held by such Selling Securityholder as of the date of this prospectus, but excludes the number of Common Shares issuable upon the exercise of Kyivstar Group Ltd. Warrants held by such Selling Securityholder, if any.

(4)      The Sponsor’s executive office address is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104. The Sponsor is managed by Betsy Cohen, and Ms. Cohen disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

(5)      Cohen Circle LLC is managed by Cohen Sponsor Interests III, LLC, which is indirectly owned by FinTech Masala Holdings, LLC, which is owned and controlled by Daniel Cohen, Betsy Cohen, Amanda Abrams and DGC Family FinTech Trust. Raphael Licht and Jeffrey Blomstrom are co-trustees of the DGC Family FinTech Trust.

(6)      Represents shares held by 14 selling securityholders not listed above. These holders received their shares as members of Cohen Circle Advisors I, LLC, and, as a group, they own less than one percent (1%) of our outstanding Common Shares prior to this offering.

(7)      Jonathan Cohen is the beneficial owner of the securities held by Hepco Family Trust. The business address for Hepco Family Trust is 1107, Fifth Avenue, Apt. 7S, New York, NY 10128.

(8)      Consists of (i) 54,484 Common Shares held as of the date of this prospectus and (ii) 16,899 Common Shares issuable upon exercise of Warrants. Linden Capital L.P. is an investment vehicle managed by Linden Advisors LP, a manager of private funds based in New York City. The business address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Avenue, 32nd Floor, New York, NY 10022, United States.

(9)      The address of Verition Multi-Strategy Master Fund Ltd is One American Lane, Greenwich, CT 06831.

(10)   Magnetar Alpha Star Fund LLC is managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Xing He Master Fund Ltd, Magnetar Alpha Star Fund LLC, Magnetar Constellation Master Fund Ltd, and Magnetar SC Fund Ltd. MFL is the general partner of Magnetar Structured Credit Fund, LP and the manager of Magnetar Lake Credit Fund LLC (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The administrative manager of Supernova is David J. Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The address of the Magnetar Funds is 1603 Orrington Avenue, 13th Floor Evanston, IL 60201.

(11)    Consists of (i)76,674 Common Shares held as of the date of this prospectus and (ii) 10,000 Common Shares issuable upon exercise of Warrants. Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by these selling securityholders. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, New York 10036.

(12)    Consists of (i) 54,484 Common Shares held as of the date of this prospectus and (ii) 210,325 Common Shares issuable upon exercise of Warrants. AQR Principal Global Asset Allocation LLC, a Delaware limited liability company, is the general partner of AQR Absolute Return Master Account, L.P., a Cayman Islands exempted limited partnership. AQR Apex MS GP, LLC, a Delaware limited liability company, is the general partner of AQR APEX MS Master Account, L.P., a Cayman Islands exempted limited partnership. AQR Corporate Arbitrage GP, LLC, a Delaware limited liability company, is the general partner of AQR Corporate Arbitrage Master Account, L.P., a Cayman Islands exempted limited partnership. AQR Capital Management GP, Ltd., a Cayman Islands company, is the general partner of AQR Global Alternative Investment Offshore Fund, L.P., a Cayman Islands exempted limited partnership. AQR Diversified Arbitrage Fund is a series of AQR Funds, a Delaware statutory trust registered as an open-end management investment company with the U.S. Securities and Exchange Commission. AQR Capital Management, LLC and AQR Arbitrage, LLC, each a Delaware limited liability company, act as investment adviser to AQR Absolute Return Master Account, L.P., AQR APEX MS Master Account, L.P., AQR Corporate Arbitrage Master Account, L.P., AQR Global Alternative Investment Offshore Fund, L.P. and AQR Funds - AQR Diversified Arbitrage Fund and have investment and dispositive power over the shares held by each of the funds. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC, a Delaware limited liability company. Clifford S. Asness may be deemed to control AQR Capital Management, LLC through his voting control over the Board of Managers of AQR Capital Management Holdings, LLC. AQR SPAC Opportunities GP, LLC, a Delaware limited liability company, is the general partner of AQR SPAC Opportunities Offshore Fund, L.P., a Cayman Islands exempted limited partnership. Todd Pulvino serves as the sole shareholder of AQR SPAC Opportunities Offshore Fund, L.P. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The address for these entities and individuals is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

(13)    Polar Multi Strategy Master Fund (“Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the securities held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the securities held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The business address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, Ontario, M5J 0E6 Canada.

(14)    Alberta Investment Management Corporation is established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address for Alberta Investment Management Corporation is 1600–10250 101 Street NW, Edmonton, Alberta T5J 3P4.

(15)    Lee Robinson is director of the selling securityholder and share voting and investment control with respect to the shares of common stock held by the selling securityholder. The address for the selling securityholder is 175 Oxford Street, London W1D 2JS, UK, and its legal address is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9001.

(16)    Frederick V. Fortmiller, Jr., Managing Member of Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP and Harraden Circle Concentrated (“Harraden Circle”), has voting and investment control of the Common Shares held by Harraden Circle and may be deemed to be the beneficial owner of such Common Shares. Frederick V. Fortmiller, Jr. disclaims any beneficial ownership of such securities. The registered business address of Harraden Circle is 885 Third Avenue, Suite 2600B, New York, NY 10022.

(17)    The business address of Picton Mahoney Arbitrage Fund, Picton Mahoney Arbitrage Plus Fund, Picton Mahoney Fortified Arbitrage Alternative Fund and Picton Mahoney Fortified Arbitrage Plus Alternative Fund (the “Picton Mahoney Funds”) is 33 Yonge Street, Suite 320, Toronto, ON M5E 1G4. Picton Mahoney Asset Management is the trustee on behalf of the Picton Mahoney Funds, has sole voting and dispositive power over the securities in its capacity as trustee or investment manager on behalf of the funds and may therefore be deemed to beneficially own the securities held by each of the Picton Mahoney Funds, but disclaims any beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(18)    The registered business address of CSS, LLC is 1 North Wacker Drive, Suite 3075, Chicago, IL 60606.

(19)    Consists of (i) 11,992 Common Shares held as of the date of this prospectus and (ii) 266,453 Common Shares issuable upon exercise of Warrants. Todd Sikorski, President of K2 & Associates Investment Management, Inc., Manager of The K2 Principal Fund L.P., may be deemed to beneficially own the shares owned by the Selling Stockholder. The address of the Selling Stockholder is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2 Canada.

(20)    Voting and investment power over the securities held by Context Partners Master Fund, L.P., and its wholly owned entity, CPMF Situations I LLC, resides with Context Capital Management, LLC, their investment advisers, and its Chief Investment Officer, Charles E. Carnegie. The address of the Selling Stockholder is 7724 Girard Ave, Suite 300, La Jolla, CA, 92037.

(21)    Marlton Partners L.P. is a Chicago-based, privately held investment firm led by James C. Elbaor. Marlton, LLC is the managing member of Marlton Partners, L.P., and James C. Elbaor serves as managing member of Marlton, LLC. The business address of Marlton Partners, L.P. is 1358 N. State Pkwy Chicago IL 60610.

(22)    Voting and investment power over the interests by Nautilus resides with its investment manager, Periscope Capital Inc. Jamie Wise is the Chief Executive Office of Persicope Capital Inc. and may be deemed to be the beneficial owner of the interests held by Nautilus. Jamie Wise and Persicope Capital Inc., however, disclaim any beneficial ownership of the interests held by Nautilus. The address of the foregoing individual and entities is c/o 333 Bay Street, Suite 1240, Toronto, ON, M5H 2R2. The address of the principal business office of Nautilus Master Fund, L.P., c/o Periscope Capital, Inc. is Bay Adelaide Centre, 33 Bay St., Suite 1240, Toronto, ON M5H 2R2.

(23)    Mr. Mark Angelo makes investment decisions for YA II PN, Ltd. The business address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

(24)    Consists of (i) 516,318 Common Shares held as of the date of this prospectus and (ii) 2,250 Common Shares issuable upon exercise of Warrants. Sona Blue Peak, Ltd.’s Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(25)    Sona Capital Solutions II SCSp’s registered business address 20, rue de la Poste, Luxembourg, L-2346, Grand Duchy of Luxembourg.

(26)    Consists of (i) 4,495,324 Common Shares held as of the date of this prospectus, which represent 1.95% of the total outstanding Common Shares, and (ii) 21,750 Common Shares issuable upon exercise of Warrants. Sona Credit Master Fund Limited’s registered business address is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(27)    Consists of (i) 136,454 Common Shares held as of the date of this prospectus and (ii) 1,000 Common Shares issuable upon exercise of Warrants. Paloma Partners Management Company (“PPMC”) and Paloma Partners Advisors LP (“PPALP”) are the general partners of the Registering Stockholder, Sunrise Partners Limited Partnership (“Sunrise”), and Sona Asset Management (US) LLC (“SAM US LLC”) is a subadvisor to Sunrise with respect to portfolio in which some of the Registrable Securities are held on behalf of Sunrise. S. Donald Sussman ultimately controls PPMC and PPALP, and John Aylward controls SAM US LLC. Therefore, Mr. Sussman and Mr. Aylward may be deemed to have shared voting and investment power over the Registered Securities held by Sunrise. Each of Mr. Sussman and Mr. Aylward disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein, if any. The address of Sunrise is c/o Paloma Partners Management Company, Two American Lane, Greenwich, CT 06831 USA.

TAXATION

Material U.S. Federal Income Tax Considerations for U.S. holders

This section describes certain material U.S. federal income tax considerations to U.S. holders (as defined below) of an investment in our Common Shares. All prospective holders of our Common Shares should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Common Shares.

This discussion deals only with U.S. holders that hold their Common Shares as capital assets within the meaning of Section 1221 of the Code and does not cover all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum tax, net investment income tax or non-income tax (such as estate or gift tax) laws or any aspect of U.S. state, local or non-U.S. tax laws. This discussion also does not address tax considerations applicable to investors that own or will own (directly, indirectly or by attribution) 10% or more of the Common Shares by vote or value, nor does this section discuss all of the U.S. federal income tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold Common Shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, persons that received Common Shares as compensation for services, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, investors holding the Common Shares in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, passive foreign investment companies, controlled foreign corporations or U.S. holders whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Common Shares will depend on the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of the ownership and disposition of Common Shares.

This discussion is based on the tax laws of the United States, including the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. The statements in this prospectus are not binding on the IRS or any court. Thus we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

ALL HOLDERS OF Common SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Distributions on Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Common Shares that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Common Shares, and thereafter as capital gain recognized on a sale or exchange. We do not intend to provide calculations of our earnings and profits under U.S. federal income tax principles. A U.S. holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes.

Dividends paid by us generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that we are considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a corporation the class of shares with respect to which a distribution is made are readily tradable on an established securities market in the United States. In this regard, the Common Shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq, as the Common Shares are. There can be no assurance, however, that Common Shares will be considered readily tradable on an established securities market in future years. A U.S. holder will not be able to claim the reduced rate on dividends received from us if we are treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year. See “— Passive Foreign Investment Company Rules” below.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by us may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the Common Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Common Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Common Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Common Shares generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any withholding tax imposed on a sale, exchange, redemption or other taxable disposition of Common Shares. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to any withholding tax.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as us, will be a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value of its assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the composition of our gross assets and income and the manner in which we expect to operate our business in future years, we do not expect to be classified as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future.

Whether we are a PFIC is a factual determination made annually, and our status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets, which may be determined by reference to the price of the Common Shares (which could fluctuate significantly). If we are a PFIC, U.S. holders may be treated as owning stock in any PFIC that we own directly or, in certain cases, indirectly.

If we were a PFIC in any year during which a U.S. holder owns Common Shares, subject to the discussion below regarding the mark-to-market or qualified electing fund (“QEF”) elections, a U.S. holder generally will be subject to special rules (regardless of whether we continue to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Common Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Common Shares) and (ii) any gain realized on the sale or other disposition of Common Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the Common Shares to market annually. The election is available only if the Common Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the mark-to-market election, any gain from marking the Common Shares to market or from disposing of them would be ordinary income. Any loss from marking the Common Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Common Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. It is expected that the Common Shares, which are listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the Common Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Common Shares cease to be marketable stock. A mark-to-market election generally cannot be made with respect to any PFIC stock that a U.S. holder is treated as owning by reason of its ownership of Common Shares.

A U.S. holder would not be able to avoid the tax consequences described above by electing to treat us as a QEF because we do not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Common Shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning our possible PFIC status and the consequences to them, including potential reporting requirements, if we were classified as a PFIC for any taxable year.

Information Reporting and Backup Withholding

Any distributions on Common Shares or proceeds from the sale, exchange, redemption or other disposition of Common Shares may be subject to information reporting to the IRS. Backup withholding may also apply to such amounts if a U.S. holder fails to establish an exemption from backup withholding (generally by providing a properly completed IRS Form W-9 to the applicable withholding agent). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Common Shares, including reporting obligations related to the holding of certain foreign financial assets.

Material United Arab Emirates Tax Considerations

The below summary is on the basis that Kyivstar Group is considered to be a UAE tax resident company.

This summary solely addresses the principal UAE tax consequences of the acquisition, ownership and disposal of our Common Shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the acquisition, ownership and disposal to a particular holder of common shares will depend in part on such holder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the acquisition, ownership and disposal to you, including the applicability and effect of UAE tax laws.

Where in this summary English terms and expressions are used to refer to UAE concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent UAE concepts under UAE tax law.

This summary is based on the tax law of the UAE (unpublished case law not included) as it stands at the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this UAE tax considerations paragraph does not address your UAE tax consequences if you are a holder of Common Shares who is subject to UAE corporation tax, in whole or in part.

Taxes on Income and Capital Gains

Non-resident Individuals

If you are an individual who is neither resident nor deemed to be resident in the UAE for the purposes of UAE corporate tax, you will not be subject to UAE corporate tax in respect of any benefits derived or deemed to be derived from or in connection with your Common Shares.

Non-resident Corporate Entities

If you are a corporate entity which is neither resident, nor deemed to be resident in the UAE for purposes of UAE corporation tax, you will not be subject to UAE corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Common Shares.

The UAE currently imposes withholding tax at a 0% rate on certain categories of State Sourced Income, which includes income from the disposal of shares of a UAE entity. There is currently no registration and/or reporting obligation imposed.

General

Under current UAE law, no personal income, or other taxes or stamp or other duties are imposed in the UAE upon the issue, transfer or sale of our Common Shares or on any payments in respect of our Common Shares.

Dividend Withholding Tax

The UAE currently imposes withholding tax at a 0% rate on certain categories of State Sourced Income. The payment of dividends from a UAE entity is not defined as State Sourced Income and therefore not subject to withholding tax.

Gift and Inheritance Taxes

The UAE does not currently impose gift and/or inheritance taxes and no such taxes should arise with respect to an acquisition or deemed acquisition of Common Shares.

Material Bermuda Tax Considerations

Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed in Bermuda upon the issue, transfer or sale of the Kyivstar Group Ltd. Common Shares or on any payments in respect of the Kyivstar Group Ltd. Common Shares (except, in certain circumstances, to persons ordinarily resident in Bermuda).

Plan of Distribution

Resales of Kyivstar Group Ltd. Common Shares by Selling Securityholders

We are registering the possible resale by the Selling Securityholders of up to 4,350,266 Kyivstar Group Ltd. Common Shares. The prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or similar transactions.

We will not receive any proceeds from any sale by the Selling Securityholders of Kyivstar Group Ltd. Common Shares being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Kyivstar Group Ltd. Common Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Kyivstar Group Ltd. Common Shares on any stock exchange, market or trading facility on which the Kyivstar Group Ltd. Common Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

The Selling Securityholders may use any one or more of the following methods when disposing of Kyivstar Group Ltd. Common Shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the Kyivstar Group Ltd. Common Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        privately negotiated transactions;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such Kyivstar Group Ltd. Common Shares at a stipulated price per share;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Kyivstar Group Ltd. Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Kyivstar Group Ltd. Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Kyivstar Group Ltd. Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of the Kyivstar Group Ltd. Common Shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or Kyivstar Group Ltd. Common Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell the Kyivstar Group Ltd. Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Kyivstar Group Ltd. Common Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Kyivstar Group Ltd. Common Shares offered by this prospectus, which the Kyivstar Group Ltd. Common Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. The Kyivstar Group Ltd. Common Shares are currently listed on Nasdaq under the symbol “KYIV,” and the Warrants are currently listed on Nasdaq under the symbol “KYIVW.”

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the Kyivstar Group Ltd. Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Kyivstar Group Ltd. Common Shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Kyivstar Group Ltd. Common Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Kyivstar Group Ltd. Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Kyivstar Group Ltd. Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to the applicable rules of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, rules of Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Kyivstar Group Ltd. Common Shares and warrants offered by this prospectus.

We have agreed with each Selling Securityholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of, among other things, (a) the term specified in relation to the registration rights granted to such Selling Securityholder and (b) the date on which such Selling Securityholder ceases to hold any of the Kyivstar Group Ltd. Common Shares covered by this prospectus.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Lock-Up Agreements

The Sponsors, which are among the Selling Securityholders named in this prospectus, and the Seller have entered into lock-up agreements. See “Securities Eligible for Future Resale — Lock-Up Agreements.”

Kyivstar Group Ltd. Common Shares Issuable Upon Exercise of Kyivstar Group Ltd. Warrants

The Kyivstar Group Ltd. Common Shares issuable upon exercise of our Warrants will be issued directly to holders of our Warrants upon surrender of the warrant certificate on or prior to their expiration, 5:00 p.m., New York City time on August 14, 2030, at the offices of the warrant agent, Continental Stock Transfer & Trust Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised.

SECURITIES ELIGIBLE FOR FUTURE RESALE

Kyivstar Group Ltd.’s authorized share capital is 265,430,000 Kyivstar Group Ltd. Common Shares. As of the date of this prospectus, Kyivstar Group Ltd. has 230,863,624 Kyivstar Group Ltd. Common Shares issued and outstanding, including Vesting Securities. Furthermore, as of the date of this prospectus, up to 7,666,629 Kyivstar Group Ltd. Common Shares may be issued upon exercise of 7,666,629 outstanding Kyivstar Group Ltd. Warrants. All of the Kyivstar Group Ltd. Common Shares issued to holders of Cohen Circle Class A Ordinary Shares in connection with the Business Combination are freely transferable by persons other than by Kyivstar Group Ltd. “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Kyivstar Group Ltd. Common Shares in the public market could adversely affect prevailing market prices of the Kyivstar Group Ltd. Common Shares.

SPAC Vesting Securities

Pursuant to the Sponsor Agreement, dated March 18, 2025, among Cohen Circle, Kyivstar Group Ltd., the Sponsors, Cantor and the Seller (as amended, the “Sponsor Agreement”), the Vesting Securities are unvested and are subject to vesting and forfeiture as follows: (i) the First Vesting Tranche Securities (as defined in the Sponsor Agreement) shall immediately vest and no longer be subject to forfeiture on the first date that the Securities Price meets or exceeds $15.00 for 20 Trading Days out of any consecutive 30 Trading Days, if such date occurs before the second anniversary of the Closing Date; and (ii) the Second Vesting Tranche Securities (as defined in the Sponsor Agreement) shall immediately vest and no longer be subject to forfeiture on the first date that the Securities Price meets or exceeds $20.00 for 20 Trading Days out of any consecutive 30 Trading Days, if such date occurs before the fifth anniversary of the Closing Date. If the First Vesting Tranche Securities and/or the Second Vesting Tranche Securities become subject to forfeiture because the respective vesting conditions were not satisfied, such securities shall be surrendered with no consideration.

Lock-Up Agreements

Sponsor Agreement

The Sponsor Agreement also provides for, among other things, certain restrictions on the transfer of 3,971,515 Common Shares to be issued to the Sponsors at Closing until the earlier of (i) 180 days following the Closing Date, (ii) the price of Kyivstar Group Ltd. Common Shares meeting or exceeding $13.50 for 20 trading days of any consecutive 30 trading days, and (iii) immediately prior to a liquidation event (the earlier of (i), (ii) and (iii), the “Lock-Up Release”), subject to certain permitted transfers as set forth therein, on the terms and subject to the conditions set forth in the Sponsor Agreement. The condition described in clause (ii) was satisfied in January 2026, and accordingly the Sponsor Agreement Lock-Up Release occurred on such date.

Seller Lock-Up Agreement

On March 17, 2025, the Seller, the Sponsors and Kyivstar Group Ltd. entered into a lock-up agreement (the “Seller Lock-Up Agreement”) providing for, among other things, certain restrictions on the transfer of 95% of the Kyivstar Group Ltd. Common Shares to be issued to the Seller at Closing until the Lock-Up Release. The Lock-Up Release of the Seller Lock-Up Agreement occurred in January 2026.

Rule 144

Restricted Common Shares or Warrants may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. Subject to the restrictions set forth below under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” in general, beginning one year after the date Kyivstar Group Ltd. filed Form 10 information with the SEC, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Kyivstar Group Ltd. and has beneficially owned Kyivstar Group Ltd.’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Kyivstar Group Ltd. Persons who are affiliates of Kyivstar Group Ltd. and have beneficially owned Kyivstar Group Ltd.’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class; or

•        the average weekly trading volume of Kyivstar Group Ltd.’s Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Kyivstar Group Ltd. under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Kyivstar Group Ltd.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company, which we filed on August 15, 2025.

Registration Rights

Pursuant to the Business Combination Agreement, at the Closing, Kyivstar Group Ltd., the Sponsors and the Seller (the Sponsors and the Seller collectively, the “Registration Rights Holders”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Kyivstar Group Ltd. agreed to register for resale the Kyivstar Group Ltd. Common Shares held by Sponsors and the Seller. Pursuant to the Registration Rights Agreement, the Sponsors and the Seller have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut back provisions with respect to Kyivstar Group Ltd. Common Shares held by such parties following the consummation of the Business Combination. The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Registration Rights Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein). The Kyivstar Group Ltd. Common Shares that are the subject of the registration rights granted to the Sponsors under the Registration Rights Agreement are being offered hereunder.

In connection with the transactions contemplated by the Business Combination Agreement, including the Business Combination, the prior registration rights agreement that was entered into by Cohen Circle, the Sponsors and the other parties thereto in connection with the Cohen Circle IPO was terminated.

Expenses Related To The Offering

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Expenses	Amount
SEC registration fee	$11,683.11
FINRA filing fee	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total	*

____________

*        The calculation of these fees and expenses is dependent on the number of issuances and amount of securities offered and, accordingly, cannot be estimated at this time.

ENFORCEMENT OF CIVIL LIABILITIES

Kyivstar Group Ltd. is incorporated and existing under the laws of Bermuda. Certain individuals, who may be directors and executive officers of Kyivstar Group Ltd., and certain experts named in this prospectus reside outside of the United States. All or a substantial portion of the assets of such individuals and of Kyivstar Group Ltd. may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Kyivstar Group Ltd., or to enforce against such individuals or Kyivstar Group Ltd. in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Kyivstar Group Ltd. has been advised by counsel that there is doubt as to the enforceability in Bermuda, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the securities laws of the United States or enforcement of claims for punitive damages.

EXPERTS

The audited consolidated financial statements of Kyivstar Group Ltd. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, included in this prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the ability of Kyivstar Group Ltd. to continue as a going concern appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Wakefield Quin Limited, as Bermuda counsel to the Company, has passed upon the validity of the Kyivstar Group Ltd. Common Shares offered by this prospectus under Bermuda law.

Where You Can Find More Information

We have filed a registration statement on Form F-1, of which this prospectus forms a part, including exhibits, under the Securities Act with respect to the Kyivstar Group Ltd. Common Shares offered by this prospectus. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our shares. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at https://investors.kyivstar.ua. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Financial Statements and Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kyivstar Group Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Kyivstar Group Ltd. (the “Company”), as of December 31, 2025 and 2024, the related consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed within Note 1 to the consolidated financial statements, the Company has been negatively impacted and will continue to be negatively impacted by the consequences of the ongoing war in Ukraine and has stated that these events or conditions indicate that a material uncertainty exists that may cast significant doubt (or raise substantial doubt as contemplated by PCAOB standards) on the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described within Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion on the Consolidated Financial Statements

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2024.

Melville, New York
March 16, 2026

Kyivstar Group Ltd.
CONSOLIDATED INCOME STATEMENT
for the years ended December 31:

(In millions of U.S. dollars except nominal value and per share data)	Note	2025	2024	2023
Revenue	3	1,157	919	915
Cost of services, equipment and accessories		(123)	(100)	(94)
Selling, general and administrative expenses	4	(393)	(305)	(284)
Depreciation	11	(140)	(118)	(127)
Amortization	12	(65)	(45)	(49)
Impairment, net	10	(8)	(3)	(1)
(Loss)/gain on disposal of non-current assets		—	(1)	2
Listing expense	9	(162)	—	—
Other operating income	13	8	1	1

Operating profit		274	348	363
Finance costs		(75)	(82)	(82)
Finance income		12	40	35
Other non-operating gain/(loss), net	13	—	2	(8)
Net foreign exchange (loss)/gain		(13)	39	38
Profit before tax		198	347	346

Income taxes	8	(74)	(64)	(65)
Profit for the period		124	283	281
Basic and Diluted earnings per share		0.57	1.37	1.36

Weighted average shares outstanding:
Basic and Diluted		216,117,656	206,942,440	206,942,440

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
for the years ended December 31:

(In millions of U.S. dollars)	Note	2025	2024	2023
Profit for the period		124	283	281

Items that may be reclassified to profit or loss
Foreign currency translation		(12)	(94)	(33)
Fair value re-measurement of financial instruments	14	2	—	—
Other		2	—	—
Other comprehensive loss for the period, net of tax		(8)	(94)	(33)
Total comprehensive income for the period, net of tax		116	189	248

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
as of December 31:

(In millions of U.S. dollars)	Note	2025	2024*
Assets
Non-current assets
Property and equipment	11	849	624
Intangible assets, excluding goodwill	12	363	283
Goodwill	9, 10, 12	128	14
Investments and derivatives		2	—
Other assets	6	88	80
Total non-current assets		1,430	1,001

Current assets
Inventories		3	3
Trade and other receivables	5	37	40
Receivables from related parties	14, 20	49	363
Other financial assets	14	—	8
Investments and derivatives	14	119	94
Current income tax assets	8	5	—
Other assets	6	24	26
Cash and cash equivalents	15	455	674
Total current assets		692	1,208
Total assets		2,122	2,209

Equity and liabilities
Equity
Equity attributable to equity owners of the parent		1,299	1,080
Total equity		1,299	1,080

Non-current liabilities
Debt and derivatives	14	287	225
Provisions	7	9	4
Deferred tax liabilities	8	21	6
Other liabilities	6	8	7
Total non-current liabilities		325	242

Current liabilities
Trade and other payables		141	103
Debt and derivatives	14	229	669
Provisions	7	10	6
Current income tax payables	8	19	23
Other liabilities	6	99	86
Total current liabilities		498	887
Total equity and liabilities		2,122	2,209

____________

*        Prior period comparatives have been reclassified to conform with the current period presentation

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
for the year ended December 31, 2025:

(In millions of U.S. dollars except nominal value and per share data)	Attributable to equity owners of the parent
	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of January 1, 2025		—	3,160	—	—	—	—	(2,080)	1,080
Retroactive effect of Capital Reorganization		206,942,440	(3,160)	2	2,143	4	1,011	—	—

As of January 1, 2025, recasted		206,942,440	—	2	2,143	4	1,011	(2,080)	1,080
Profit for the period		—	—	—	—	—	124	—	124
Other comprehensive income/(loss)		—	—	—	—	4	—	(12)	(8)

Total comprehensive income/(loss)		—	—	—	—	4	124	(12)	116
Non-cash distribution, net	9	—	—	—	—	—	(170)	—	(170)
SPAC Merger, net of transaction costs	9	23,921,083	—	—	257	11	—	—	268
Warrants exercised	14, 17	101	—	—	—	—	—	—	—
Other		—	—	—	—	5	—	—	5
As of December 31, 2025		230,863,624	—	2	2,400	24	965	(2,092)	1,299

for the year ended December 31, 2024:

(In millions of U.S. dollars except nominal value and per share data)	Attributable to equity owners of the parent
	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of January 1, 2024		—	2,873	—	—	—	—	(1,986)	887
Retroactive effect of Capital Reorganization		206,942,440	(2,873)	2	2,143	—	728	—	—

January 1, 2024, recasted		206,942,440	—	2	2,143	—	728	(1,986)	887
Profit for the period		—	—	—	—	—	283	—	283
Other comprehensive loss		—	—	—	—	—	—	(94)	(94)
Total comprehensive income/(loss)		—	—	—	—	—	283	(94)	189

Other		—	—	—	—	4	—	—	4
As of December 31, 2024		206,942,440	—	2	2,143	4	1,011	(2,080)	1,080

for the year ended December 31, 2023:

(In millions of U.S. dollars except nominal value and per share data)	Attributable to equity owners of the parent
	Note	Number of shares outstanding	Net investment attributable to owners of the parent	Issued capital	Capital Surplus	Other capital reserves	Retained earnings	Foreign currency translation	Total equity
As of January 1, 2023		—	2,592	—	—	—	—	(1,953)	639
Retroactive effect of Capital Reorganization		206,942,440	(2,592)	2	2,143	—	447	—	—

January 1, 2023, recasted		206,942,440	—	2	2,143	—	447	(1,953)	639
Profit for the period		—	—	—	—	—	281	—	281
Other comprehensive income/(loss)		—	—	—	—	—	—	(33)	(33)
Total comprehensive income/(loss)		—	—	—	—	—	281	(33)	248

Other		—	—	—	—	—	—	—	—
As of December 31, 2023		206,942,440	—	2	2,143	—	728	(1,986)	887

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
CONSOLIDATED STATEMENT OF CASH FLOWS
for the year ended December 31:

(In millions of U.S. dollars)	Note	2025	2024	2023
Operating activities
Profit before tax		198	347	346
Non-cash adjustments to reconcile profit before tax to net cash flows
Depreciation, amortization and net impairment loss		213	166	177
Loss/(gain) on disposal of non-current assets		—	1	(2)
Listing expense	9	162	—	—
Finance costs		75	82	82
Finance income		(12)	(40)	(35)
Other non-operating (gain)/loss, net		—	(2)	8
Net foreign exchange loss/(gain)		13	(39)	(38)
Changes in trade, other receivables and prepayments		(51)	(10)	28
Changes in inventories		—	—	(2)
Changes in trade and other payables		88	32	(33)
Changes in provisions, pensions and other		9	4	3
Interest paid	14	(77)	(78)	(75)
Interest received		11	19	16
Income tax paid		(71)	(52)	(62)
Net cash flows from operating activities		558	430	413

Investing activities
Purchase of property, plant and equipment		(247)	(162)	(96)
Purchase of intangible assets		(86)	(86)	(47)
Acquisition of subsidiaries, net of cash acquired	9	(157)	(2)	—
Inflows/(Outflows) on loans granted		358	—	13
Payments on deposits		(54)	(13)	(52)
Inflow/(Investment) in financial assets		30	119	(150)
Proceeds from sale of property and equipment and intangible assets		6	—	—
Other proceeds from investing activities, net		—	12	5
Net cash flows used in investing activities		(150)	(132)	(327)

Financing activities
Proceeds from borrowings, net of fees paid		7	—	—
Repayment of Loan Note Payable	14	(123)	—	—
Proceeds from SPAC Merger, net of transaction costs	9	132	—	—
Repayment of debt	14	(583)	—	(60)
Payment of principal portion of lease liabilities		(37)	(29)	(28)
Investment in shares of VEON Ltd.	14	(22)	(8)	—
Net cash flows used in financing activities		(626)	(37)	(88)

Net (decrease)/increase in cash and cash equivalents		(218)	261	(2)
Net foreign exchange difference		(1)	(12)	(5)
Cash and cash equivalents at beginning of period		674	425	432
Cash and cash equivalents at end of period	15	455	674	425

The accompanying notes are an integral part of these consolidated financial statements.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

GENERAL INFORMATION ABOUT THE COMPANY

1       GENERAL INFORMATION

Kyivstar Group Ltd. (the “Company” and collectively with its subsidiaries referred to as “Kyivstar Group” or the “Group”), an exempted company limited by shares, was incorporated under the laws of Bermuda with registration number 202504557, in Bermuda on March 7, 2025. The registered office of the Company is Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda. The principal place of business is located at Index Towers (East Tower), Unit 517, Dubai (DIFC), United Arab Emirates.

The Company was formed for the purpose of becoming the ultimate parent company following the transactions contemplated in the business combination agreement, dated March 18, 2025 (the “Business Combination Agreement” or the “BCA”), by and among the Company, Cohen Circle Acquisition Corp. I (“CC” or “Cohen Circle”), a special purpose acquisition company (“SPAC”), VEON Amsterdam B.V., Kyivstar Holdings B.V. (formerly VEON Holdings B.V.), and Varna Merger Sub Corp. (“Varna Merger Sub”). The Company’s Common Shares and Warrants are listed on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW,” respectively.

On August 14, 2025, the Company and Cohen Circle consummated the Business Combination Agreement, as further explained below, pursuant to which (i) VEON Amsterdam B.V. contributed their shares in Kyivstar Holdings B.V. to the Company in exchange of the Company’s shares at a pre-determined exchange ratio, becoming the Company’s controlling shareholder (the “Capital Reorganization”) and (ii) Cohen Circle’s shareholders contributed the net assets of Cohen Circle, which primarily consisted of cash and marketable securities held in trust and certain warrant liabilities in exchange for the Company’s shares via a merger with Varna Merger Sub (the “SPAC Merger”). Cohen Circle Acquisition Corp. subsequently changed its name to Kyivstar Cayman Corp. on August 14, 2025 and which ceased its existence as of January 28, 2026. Refer to Major developments during the year ended December 31, 2025 below and Note 9 for further details.

Kyivstar Group’s operations include the operations of the following entities (i) Kyivstar Group Ltd., (ii) Kyivstar Cayman Corp., (iii) Kyivstar Holdings B.V. (“Kyivstar Holdings”) and (iv) JSC Kyivstar and its subsidiaries (“Kyivstar”).

In April 2025, VEON Ltd. undertook a pre-transaction reorganization of Kyivstar Holdings (the “Reorganization”). This Reorganization was consummated through a Dutch legal demerger, as a result of which Kyivstar Holdings, which remains domiciled in the Netherlands, holds only Kyivstar and its subsidiaries and certain other select assets and liabilities. The Reorganization was completed on April 8, 2025. As mentioned above, following the Capital Reorganization, the Company became the parent of Kyivstar Holdings and the holding company of all operations of Kyivstar Group.

Kyivstar Holdings was established as a private company with limited liability under the laws of the Netherlands on June 29, 2009. The registered office and principal place of business of Kyivstar Holdings B.V. is located at Claude Debussylaan 88, 1082 MD Amsterdam, the Netherlands. VEON Amsterdam B.V. is the Company’s immediate parent, with VEON Ltd. as the ultimate controlling shareholder or parent.

The main operating company in Kyivstar Group is JSC Kyivstar (“Kyivstar”). JSC Kyivstar was established and registered on September 3, 1997 under the laws of Ukraine. JSC Kyivstar’s registered legal address is at 53 Degtyarivska St. Kyiv 03113 Ukraine. JSC Kyivstar’s head office is located at the registered legal address and the principal place of JSC Kyivstar’s business is its registered legal address. JSC Kyivstar has a main office in Kyiv, Ukraine.

JSC Kyivstar provides mobile connectivity services on 2G, 3G and 4G/LTE networks. Kyivstar also offers voice and data services on fixed networks, including mobile and fixed converged services in consumer and business segments. Its digital portfolio includes Kyivstar TV, offered on IPTV platforms as well as mobile, big data and technology services through Kyivstar.Tech, digital health services through Helsi, ride-hailing and delivery through Uklon, self-care application MyKyivstar and consumer cloud offerings as well as B2B services.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

BASIS OF PRESENTATION

The SPAC Merger and Capital Reorganization has been accounted for with Cohen Circle being identified as the “acquired” entity for financial reporting purposes. Accordingly, the SPAC Merger has been accounted for as the equivalent of the Company issuing shares for the net assets of Cohen Circle, accompanied by a Capital Reorganization. Therefore, these annual consolidated financial statements have been presented as a continuation of Kyivstar Holdings and its subsidiaries as Kyivstar Holdings is considered the accounting predecessor.

These annual consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, effective at the time of preparing the annual consolidated financial statements.

The consolidated financial statements have been prepared on a historical basis, except for certain financial instruments and other items that are measured at fair value, as disclosed in the relevant accounting policies. The consolidated income statement has been presented based on the nature of the expense, other than ‘Selling, general and administrative expenses’, which has been presented based on the function of the expense. Additional information on the nature of expenses is provided where relevant in the notes to the consolidated financial statements. Certain amounts reported in the annual consolidated income statement, statement of financial position and cash flows have been reclassified in order to conform to the current period presentation.

The annual consolidated financial statements have been prepared on a going concern basis. Due to the ongoing war between Russia and Ukraine, material uncertainties affecting the Group’s ability to continue as a going concern are discussed in detail at the end of this section.

These annual consolidated financial statements do not necessarily reflect what the consolidated results of operations, financial position, or cash flows would have been had the Group operated as a separate, independent legal entity during the periods presented. Further, these annual consolidated financial statements may not be indicative of the Group’s future performance, financial position, or cash flows.

Prior to the consummation of the SPAC Merger and Capital Reorganization, the Group utilized combined carve-out accounting principles to prepare its financial statements. The carve-out financial statements were derived from the combined financial statements and accounting records of the entities that remained with the accounting predecessor subsequent to the Capital Reorganization. Under these carve-out principles, the financial statements reflected allocations of certain corporate expenses, assets, and liabilities that were not exclusively related to the Group’s operations.

These allocations were made on a basis management considered reasonable under the circumstances; however, they may not be indicative of the actual expenses that would have been incurred or the results that would have been achieved had the Group operated as a standalone entity during these periods. The allocated amounts may not reflect expenses the Group would have incurred on a standalone basis due to economies of scale, differing resource requirements, and other operational factors.

Allocated expenses primarily related to: (a) management services from Kyivstar’s CEO and CFO under dual-employment arrangements, (b) VEON Executive Committee services, (c) Oracle ERP and software licenses under global contracts, and (d) shared services including tax, HR, corporate affairs, and financial reporting functions. Allocations were based on specifically identified costs, allocated based on revenues or usage-based methodologies considered reasonable by management. For the years ended December 31, 2025, 2024, and 2023, the total expenses allocated from VEON and affiliated entities amounted to US$-, US$22, and US$10, respectively.

Management believes it is not practicable to estimate the actual costs that would have been incurred had the Group been a standalone company during the periods presented. Additionally, these allocations may not be indicative of the expenses that the Group will incur in the future or would have incurred if the Group had obtained these services from an unrelated third party.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

Subsequent to the closing of the SPAC Merger and Capital Reorganization, the annual consolidated financial statements are prepared based on the actual results of operations and financial position of the consolidated group as an independent company.

The comparative financial information in relation to the shares and basic and diluted earnings per share prior to the Business Combination have been retroactively recast as shares reflecting the exchange ratio established in the Capital Reorganization.

The functional currency of Kyivstar is Ukrainian Hryvnia (“UAH”), the currency of the primary economic environment in which Kyivstar operates. The annual consolidated financial statements are presented in United States dollars (“U.S. dollar” or “US$”). In these Notes, U.S. dollar amounts are presented in millions, except for share amounts and as otherwise indicated.

FOREIGN CURRENCY TRANSLATION

For the purpose of these annual consolidated financial statements, the assets and liabilities measured in the functional currency are translated into U.S. dollars at exchange rates prevailing on the balance sheet date, whereas income and expenses are generally translated into U.S. dollars at historical monthly average exchange rates. Foreign currency translation adjustments resulting from the process of translating financial statements into U.S. dollars are reported in other comprehensive income and accumulated within a separate component of Equity.

BASIS OF CONSOLIDATION

The annual consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are all entities (including structured entities) over which the Company has control. The table below shows the interests held by Kyivstar Group in its principal subsidiaries as of December 31:

	2025		2024
Name	Interest	Country of operation	Interest	Country of operation
JSC Kyivstar	99.995%	Ukraine	99.995%	Ukraine
LLC Kyivstar.Tech	100.00%	Ukraine	100.00%	Ukraine
LLC Helsi Ukraine*	97.99%	Ukraine	69.99%	Ukraine
LLC Lan Trace	100.00%	Ukraine	100.00%	Ukraine
LLC Uklon Corporate*	97.00%	Ukraine	—	—
LLC Uklon Tech*	97.00%	Ukraine	—	—
LLC Uklon Ltd*	97.00%	Cyprus	—	—
Uklon LLC (100.00% subsidiary of LLC Uklon Ltd)	100.00%	Uzbekistan	—	—
Kyivstar Holdings B.V.***	100.00%	Netherlands	—	—
Kyivstar Cayman Corp.**	100.00%	Cayman Islands	—	—
SUNVIN 11 LLC	100.00%	Ukraine	—	—

____________

*        In each of these subsidiaries, a symmetrical put and call option agreement for the remaining ownership interest exists. As a result, on each respective acquisition date, the Company determined that it had a present ownership interest in the remaining ownership percentage and has consolidated these subsidiaries fully at 100%.

**      The entity was liquidated on January 28, 2026.

***    Name of VEON Holdings B.V. has been changed to Kyivstar Holdings B.V., effective February 10, 2026.

In December 2024, JSC Kyivstar entered into a share-purchase agreement to acquire 100% of the equity interests of LLC “Lan Trace,” an entity who provides internet and TV services in the city of Boryspil and 17 other towns within the Kyiv region, Ukraine to expand its digital portfolio. The purchase price was US$2.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

On March 19, 2025 JSC Kyivstar signed a share purchase agreement (“SPA”) to acquire Uklon, consisting of 97% of LLC Uklon Corporate, LLC Uklon Tech, and LLC Uklon Ltd. and its 100% subsidiary Uklon LLC, a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025. Refer to Note 9 for further details.

In May 2025, Kyivstar further increased its ownership of Helsi Ukraine to 97.99% for US$10. Refer to “major developments during twelve-month period ended December 31, 2025” for more details. JSC Kyivstar previously acquired a controlling share (69.99%) of Helsi Ukraine, an entity in the IT e-health sector in August 2022 for US$15.

On December 16, 2025 JSC Kyivstar signed an agreement to acquire 100% of SUNVIN 11 LLC for US$8.

The annual consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are all entities (including structured entities) over which the Company has control.

Intercompany transactions, balances and unrealized gains or losses on transactions between Kyivstar Group companies are eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform with Kyivstar Group’s accounting policies.

SIGNIFICANT ACCOUNTING JUDGMENTS

The preparation of these consolidated financial statements has required management to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these consolidated financial statements. The final amounts for items for which estimates and assumptions were made in the consolidated financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based.

GOING CONCERN

As of March 16, 2026, the war in Ukraine is ongoing, millions of people have fled Ukraine, and the country has sustained significant damage to infrastructure and assets. Currently, we have 22.4 million subscribers in Ukraine, where they are supported by approximately 5,189 employees. Kyivstar Group’s priority is to protect the safety and well-being of our employees and their families. We have developed and, in some cases, implemented additional contingency plans to relocate work and/or personnel who are integral to the provision of essential communication services to other geographies and add new locations, as appropriate. As of March 16, 2026, most of our Ukraine subsidiary’s employees remain in the country.

The war has resulted in events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We may need to record future impairment charges in Ukraine, which could be material, if the war continues or escalates and/or due to macroeconomic conditions.

•        As of March 16, 2026, the Company continues to conclude that neither VEON Ltd. nor any of its subsidiaries is targeted by sanctions imposed by any of the United States, European Union (and individual EU member states) and the United Kingdom. However, the interpretation and enforcement of these sanctions and counter-sanctions may result in unanticipated outcomes and could give rise to material uncertainties, which could complicate our business decisions. For example, to protect U.S. foreign policy and national security interests, the U.S. government has broad discretion to at times impose a broad range of extraterritorial “secondary” sanctions under which non-U.S. persons carrying out certain activities may be penalized or designated as sanctioned parties, even if the activities have no ties, contact with, or nexus

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

to the United States or the U.S. financial system at all. These secondary sanctions could be imposed on the Company or any of the Company’s subsidiaries if they were to engage in activity that the U.S. government determined was undertaken knowingly and rose to the level of material or significant support to, for, or on behalf of certain sanctioned parties.

•        Ukraine has also implemented and may implement further sanctions or measures on individuals or entities with close ties to Russia, which may negatively impact Kyivstar if VEON is considered by local Ukrainian authorities as being a company controlled by sanctioned persons. In October 2023, VEON received notification from local custodian that the following percentages of the corporate rights in our Ukrainian subsidiaries have been frozen: (i) 47.85% of Kyivstar, (ii) 100% of Ukraine Tower Company (“UTC”), a related party to the Company, (iii) 100% of Kyivstar.Tech, and (iv) 69.99% of Helsi Ukraine. On November 29, 2024, the Shevchenkivskyi District Court of Kyiv ruled in favor of a request to unfreeze 47.85% of VEON’s corporate rights in Kyivstar and 100% of VEON’s corporate rights in its other Ukrainian subsidiaries. The decision fully removes the restrictions on VEON’s corporate rights imposed by Ukrainian courts on its wholly owned Kyivstar and other Ukrainian subsidiaries.

Management has taken actions to address the events and conditions that may cast significant doubt on the Company’s ability to continue as a going concern:

•        We have implemented business continuity plans to address known contingency scenarios to ensure that we have adequate processes and practices in place to protect the safety of our people and to handle potential impacts to our operations in Ukraine.

•        The Company actively engages with stakeholders, including suppliers, customers, and regulatory authorities, to proactively address potential disruptions. Diversification of supply chains and markets to reduce dependency on regions affected by the war is implemented where possible. Management also continues to review and update risk management policies to enhance resilience against the volatility stemming from the war.

•        The Company continues to fund its operations for the next twelve months primarily through a combination of existing liquidity and anticipated proceeds from its customers, including cash & cash equivalents maintained outside Ukraine. As of December 31, 2025, the Company holds US$247 in cash and cash equivalents and US$208 of other liquid financial assets, providing a total available funding of approximately US$455, which significantly exceeds the Company’s projected operating expenditures for the next twelve months. The Company has no material unrelated party debts and therefore no unrelated party debt covenants. The resilience of the Company and its ability to generate strong cash flows has been proven through the full-scale war since 2022.

•        Management is actively monitoring any new developments in applicable sanctions to ensure that we continue to be in compliance and to evaluate any potential impact on the Company’s financial performance, operations, and governance. Management has actively engaged with sanctions authorities where appropriate. Management is engaging with authorities in Ukraine to address any concerns they have about the ownership and management of Kyivstar and to provide all necessary assurances to confirm that sanctioned individuals, including any beneficial owners of LPE Middle East Limited (formerly L1T VIP Holdings S.à r.l., “LetterOne”), do not participate in the management of Kyivstar.

•        On October 30, 2023, VEON announced that two appeals were filed with the relevant Ukrainian courts, challenging the freezing of the corporate rights in Kyivstar and UTC, noting that corporate rights in Kyivstar and UTC belong exclusively to VEON, and that their full or partial freezing or seizure directly violates the rights of VEON and its international debt and equity investors, and requesting the lifting of the freezing of its corporate rights in Kyivstar and UTC. In December 2023, the court rejected the Company’s appeals. On June 4, 2024, the CEO of VEON, in his capacity as a shareholder of VEON, filed a motion

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

with Shevchenkivskiy District Court of Kyiv requesting cancellation of the freeze of corporate rights in the VEON group’s subsidiary Ukraine Tower Company. On June 26, 2024, the motion was supplemented to request cancellation of the freezing of corporate rights in the VEON group’s other Ukrainian subsidiaries: Kyivstar, Kyivstar.Tech and Helsi Ukraine. VEON continued its significant government affairs efforts to protect our assets in Ukraine. After the successful lifting of the court freeze of Kyivstar’s shares on November 29, 2024, VEON is working with its local custodian to remove all remaining restrictions on Kyivstar and its Ukrainian subsidiaries corporate rights. VEON is pursuing steps to meet the conditions required by the local custodian to lift the stipulated freeze.

•        On August 14, 2025, VEON closed the previously announced business combination agreement between Kyivstar Group Ltd. and Cohen Circle. In connection with the business combination agreement, Kyivstar Group Ltd. acquired all of the issued and outstanding shares of Kyivstar Holdings B.V. from VEON Amsterdam B.V. Following the closing of the BCA, on August 15, 2025, Kyivstar Group Ltd.’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market (the “Listing”) under the symbols “KYIV” and “KYIVW,” respectively, making the Company the first and only pure-play Ukrainian investment opportunity in U.S. stock markets. The Listing has broadened the Company’s US and international shareholder base with over 10% of the Company’s shares being traded publicly on the Nasdaq Global Select market.

The accompanying annual consolidated financial statements have been prepared on a going concern basis. In accordance with International Accounting Standards (“IAS”) 1, Presentation of Financial Statements, the Company has determined that the aforementioned conditions and events, considered in the aggregate, may cast substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the date these annual consolidated financial statements were authorized for issuance. Management expects the actions it has taken or will take will mitigate the risk associated with the identified events and conditions. However, given the uncertainty and exogenous nature of the ongoing war and potential future imposed sanctions as well as potential new counter-sanctions, management concluded that a material uncertainty remains related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern, such that it may be unable to realize its assets and discharge its liabilities in the normal course of business. As a U.S. SEC registrant, the Company is required to have its financial statements audited in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards. References in these IFRS financial statements to matters that may cast significant doubt about the Company’s ability to continue as a going concern also raise substantial doubt as contemplated by the PCAOB standards.

Major developments during the year ended December 31, 2025

Agreement with Starlink

During 2025, the Group expanded its Direct-to-Cell satellite connectivity service across Ukraine. More than 3 million of the Group’s 4G mobile subscribers utilized the service during the period. The initial commercial rollout enables the sending and receiving of SMS messages in areas where terrestrial mobile connectivity is unavailable. In January 2026, the Group announced the expansion of device compatibility to include iOS users. The expansion of satellite connectivity services did not have a material impact on the Group’s consolidated financial position, results of operations or cash flows for the year ended December 31, 2025.

Kyivstar Expands Digital Portfolio with Acquisition of Uklon, Ukraine’s Top Ride-Hailing Business

On March 19, 2025 JSC Kyivstar signed an agreement to acquire 97% of Uklon Group (“Uklon”), a leading Ukrainian ride-hailing and delivery platform for a purchase consideration of US$158. JSC Kyivstar also entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon, which may be exercised within three years of closing. The transaction closed on April 2, 2025.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. For further details refer to Note 9.

VEON completes first phase of Share Buyback Program

On January 27, 2025, the US$30 first phase of VEON Ltd.’s share buyback program (as carried out by Kyivstar Holdings B.V.) was completed, resulting in an additional purchase of US$22 of VEON Ltd. shares. Subsequently, during the 12-month period ended December 31, 2025, all the shares purchased were transferred to VEON Amsterdam B.V. (refer to Note 14).

VEON completes reorganization of Kyivstar Holdings B.V.

On April 8, 2025, VEON announced that it had successfully completed the reorganization of Kyivstar Holdings B.V.

Bond repayments

Kyivstar Holdings B.V. repaid all of its 4.0% April 2025 U.S. Dollar denominated Notes (US$472) and 6.3% June 2025 Russian Ruble denominated Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively, prior to its acquisition by Kyivstar Group Ltd.

Kyivstar increases ownership stake in Helsi

In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM,” representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$10. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement.

Share capital

On July 8, 2025, the Company increased its authorized share capital by US$654,300 to US$2,654,300. Immediately following the share capital increase, the Company’s authorized share capital consists of US$2,654,300, divided into 265,430,000 Common Shares, par value US$0.01 per share.

Completion of Business Combination Agreement

On July 10, 2025, VEON and Cohen Circle announced the execution of non-redemption agreements (“NRAs”), totaling approximately US$52.5 with accredited institutional investors, securing the minimum US$50 cash condition for the proposed Business Combination Agreement.

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Varna Merger Sub. In connection with the vote to approve the Business Combination Agreement and the SPAC Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$61 resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date.

On August 14, 2025, the Company consummated the Business Combination Agreement (the “Closing”). In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of Kyivstar Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Loan Note Payable in the amount of US$178. Further, on August 14, 2025, Varna Merger Sub merged with

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

1       GENERAL INFORMATION (cont.)

and into CC with CC being the surviving corporation of the SPAC Merger and becoming a wholly owned subsidiary of the Company. The Company effectively acquired CC’s Net Assets of approximately US$162, consisting predominantly of US$178 in cash and US$16 in liabilities via the SPAC Merger.

At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 23,163,338 newly issued Kyivstar Group Ltd. Common Shares. Further, 757,745 of the Company’s Common Shares were, pursuant to the NRAs, issued to certain holders of Cohen Circle Class A Ordinary Shares who were parties to the NRAs in consideration of such holders agreeing (i) to vote their Cohen Circle Class A Ordinary Shares in favor of the Transactions and (ii) not to redeem such Cohen Circle Class A Ordinary Shares.

At the Closing, each of the 7,666,629 issued and outstanding CC Warrants were automatically surrendered and exchanged for 7,666,629 Kyivstar Group Warrants.

Following the Closing, on August 15, 2025, the Company’s Common Shares and Warrants commenced trading on the Nasdaq Stock Market under the symbols “KYIV” and “KYIVW,” respectively, with VEON Amsterdam B.V. holding 89.6% of the outstanding shares. As of December 31, 2025, VEON Amsterdam B.V.’s ownership interest remained unchanged at 89.6% of the Company’’ outstanding Common Shares.

Appointment of management and board

Effective June 1, 2025, Boris Dolgushin was appointed as Chief Financial Officer of the Company.

On August 14, 2025, the Company appointed Kaan Terzioğlu as Executive Chairman and Director, and Oleksandr Komarov as President. The Company also appointed Serdar Çetin, Betsy Z. Cohen, Augie K. Fabela II, Rt Hon Sir Brandon Lewis CBE, Burak Ozer, Duncan Perry, Michael R. Pompeo, Dmytro Shymkiv and Michiel Soeting as the directors of the Company.

Kyivstar Invests in Renewable Energy in Ukraine

On December 15, 2025 JSC Kyivstar acquired 100% of SUNVIN 11 LLC for total consideration of US$8, a solar power company, adding 12.9 MW of solar generation to its energy resilience investments and marks Kyivstar first investment to its resilience investments.

Major developments during the year ended December 31, 2024

Cybersecurity Incident in Ukraine

The cybersecurity incident reported during 2023 had a significant impact for the year ended December 31, 2024 associated with the revenue loss arising from the customer loyalty measures taken by Kyivstar in order to compensate for the inconvenience caused during the disruptions. The impact of these offers on operating revenue in 2024 was US$46.

OPERATING ACTIVITIES OF THE GROUP

2       SEGMENT INFORMATION

The Kyivstar operations are considered as one operating segment.

Management evaluates the performance of the Group’s segments on a regular basis, primarily based on earnings before interest, tax, depreciation, amortization, impairment, gain/loss on disposals of non-current assets, other non-operating gains/losses and listing expense (“Adjusted EBITDA”) along with assessing the capital expenditures excluding certain costs such as those for telecommunication licenses and right-of-use assets (“CAPEX excl. licenses and ROU”) and revenue. Management does not analyze assets or liabilities by reportable segments.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

2       SEGMENT INFORMATION (cont.)

The following tables present the key financial information for the year ended December 31:

	Revenue			Selling, General and Administrative Expenses**			Adjusted EBITDA			CAPEX excl. licenses and ROU*
	2025	2024	2023	2025	2024	2023	2025	2024	2023	2025	2024	2023
Kyivstar	1,157	919	915	$393	$305	$284	649	515	538	351	221	155
Total	1,157	919	915	$393	$305	$284	649	515	538	351	221	155

____________

*        This includes capital expenditures on property, plant and equipment of US$382 (2024: US$237), intangible assets of US$91 (2024: US$94) after deducting additions in licenses of US$1 (2024: US$35) and right-of-use assets of US$121 (2024:US$75).

**      Upon adoption of IFRIC agenda decision in July 2024, on the disclosure of revenues and expenses for reportable segments related to application of requirements of IFRS 8, the Group has included Selling, general and administrative expenses by reportable segment, including comparative information.

The following table provides the reconciliation of Adjusted EBITDA to profit before tax for the year ended December 31:

	2025	2024	2023
Total Adjusted EBITDA	649	515	538
Adjustments to reconcile Total Adjusted EBITDA to Profit before tax
Depreciation	(140)	(118)	(127)
Amortization	(65)	(45)	(49)
Impairment	(8)	(3)	(1)
(Loss)/gain on disposal of non-current assets	—	(1)	2
Listing expense	(162)	—	—
Finance costs	(75)	(82)	(82)
Finance income	12	40	35
Other non-operating (loss)/gain, net	—	2	(8)
Foreign exchange (loss)/gain, net	(13)	39	38
Profit before tax	198	347	346

3       REVENUE

Operating revenue is disaggregated into the following categories:

•        Telecommunications revenue — service revenue from mobile and fixed connectivity services provided to individuals and corporate customers;

•        Digital revenue — revenue from proprietary digital platforms and services.

The table below provides a breakdown of revenue from contracts with customers for the year ended December 31:

	Telecommunications revenue			Digital revenue			Total revenue
	2025	2024	2023	2025	2024	2023	2025	2024	2023
Kyivstar	1,033	897	904	124	22	11	1,157	919	915
Total	1,033	897	904	124	22	11	1,157	919	915

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

3       REVENUE (cont.)

Assets and liabilities arising from contracts with customers

The following table provides a breakdown of contract balances and capitalized customer acquisition costs as of December 31:

	2025	2024
Customer acquisition costs	32	30
Connection costs	14	2
Start packages and scratch-cards	1	1
Fixed line connections	1	1
Other assets	1	2
Total assets arising from contracts with customers	49	36

Liabilities arising from contracts with customers consisted of the following as of December 31:

	2025	2024*
Deferred revenue	35	30
Advances received from customers	37	36
Total liabilities arising from contracts with customers	72	66

____________

*        Prior period comparatives have been reclassified to conform with the current period presentation

ACCOUNTING POLICIES

Telecommunication revenue

Telecommunications revenue is recognized from the provision of mobile telecommunications services. Service revenue comprises voice, messaging, and data services provided to both contract (postpaid) and prepaid customers, monthly subscription fees, interconnection services and roaming charges.

Rendering of services

Revenue from usage-based services, including pay-as-you-use plans where customers are charged based on actual consumption, is recognized as the services are consumed by the customer. For tariff plans that permit rollover of unused services to subsequent periods, revenue is recognized upon usage of the underlying services or expiration of the rollover period. Revenue from fixed-term service contracts and monthly subscription plans is recognized ratably over the service period as the Group satisfies its performance obligation.

When contracts contain multiple distinct performance obligations (including voice, messaging, data, and digital services), the transaction price is allocated to each performance obligation based on its relative standalone selling price. The standalone selling price for each service is determined primarily using observable prices charged to similar customers under comparable pay-as-you-use arrangements.

Upfront fees, including activation or connection fees that do not represent distinct performance obligations are deferred and recognized ratably over the expected customer relationship period. For contracts with defined terms, these fees are recognized over the contractual period. For contracts without defined terms (such as prepaid arrangements), upfront fees are recognized over the estimated average customer life.

Revenue from telecommunication service providers, including interconnection fees and roaming charges from other operators, is recognized based on contractually specified rates as services are rendered, net of estimated variable consideration for retrospective volume-based discounts or other pricing adjustments. These estimates are based on the expected value method using historical experience and are updated each reporting period.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

3       REVENUE (cont.)

Revenue from rendering of services is recognized over time as services are rendered.

Digital revenue

Digital revenue comprises revenue from digital services, encompassing content and entertainment, digital health solutions, communication applications, customer self-care platforms, ride-hailing services, cloud computing, and advertising technology (“AdTech”) services. Revenue from subscription-based digital services, including content streaming, digital health memberships, premium communication features, and cloud subscriptions, is recognized over time on a ratable basis as customers simultaneously receive and consume benefits of continuous platform access. Transaction-based revenue, including ride-hailing services and usage-based cloud services, is recognized at the point in time when each transaction is completed or as services are consumed. Advertising revenue from AdTech services is recognized over time as impressions are delivered or at a point in time when performance-based metrics (such as clicks or acquisitions) are achieved.

When the Group’s performance obligation is to arrange for another party to provide goods or services to the customer and the Group does not control those goods or services before transfer (agent), revenue is presented on a net basis, representing the commission, fee, or margin to which the Group expects to be entitled. When the Group controls the specified good or service before transfer to the customer (principal), revenue is presented on a gross basis, with amounts paid to third-party suppliers recognized separately in cost of revenue.

The Group typically acts as an agent for ride-hailing and delivery services and digital platform arrangements where third parties provide the underlying service. The determination of whether the Group acts as principal or agent impacts the presentation of revenue on a gross or net basis but does not affect the amount of commission or fee income recognized.

The Group earns commissions from drivers for facilitating ride-hailing and delivery services through its Uklon platform. The Group records only the commissions collected from drivers, net of any incentives, as revenue. Revenue is recognized upon completion of the ride or delivery, as this satisfies the performance obligation of facilitating the services.

Contract balances

Receivables and unbilled receivables mostly relate to amounts due from other operators and postpaid customers. Unbilled receivables are transferred to Receivables when the Group issues an invoice to the customer.

Contract liabilities, often referred to as ‘Deferred revenue’, relate primarily to non-refundable cash received from prepaid customers for fixed-term tariff plans or pay-as-you-use tariff plans. Contract liabilities are presented as ‘Long-term deferred revenue’, ‘Short-term deferred revenue’ and ‘Customer advances’ in “Note 6 — Other Assets and liabilities” of these consolidated financial statements. All current contract liabilities outstanding at the beginning of the year are recognized as revenue during the year.

Customer acquisition costs

Certain incremental costs that are incurred in acquiring a contract with a customer (“customer acquisition costs”) and are considered recoverable are deferred in the consolidated statement of financial position, within ‘Other assets’ (see “Note 6 — Other Assets and Liabilities” of these consolidated financial statements). Such costs generally relate to commissions paid to third -party dealers and are amortized on a straight-line basis over the average customer life within ‘Selling, general and administrative expenses’.

The Group applies the practical expedient available for customer acquisition costs for which the amortization would have been shorter than 12 months. Such costs relate primarily to commissions paid to third parties upon top-up of prepaid credit by customers and sale of top-up cards.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

3       REVENUE (cont.)

SOURCE OF ESTIMATION UNCERTAINTY

Average customer life

Management estimates the average customer life for revenue (such as upfront fees) from contracts with an indefinite term and for customer acquisition costs. The average customer life is calculated based on historical data, specifically churn rates which are impacted by market characteristics, customer demographic and the nature and terms of the product (such as mobile and fixed line, prepaid and postpaid).

4       SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses consisted of the following items for the year ended December 31:

	2025	2024	2023
Network and IT costs	162	140	124
Personnel costs	127	89	86
Customer associated costs	53	41	39
Consulting, professional and other services	33	14	5
Taxes, other than income taxes	8	9	7
Facility and office supplies	4	6	9
Losses on receivables	2	2	2
Other	4	4	12
Total selling, general and administrative expenses	393	305	284

ACCOUNTING POLICIES

Customer associated costs

Customer associated costs relate primarily to commissions paid to third-party dealers and marketing expenses. Certain customer acquisition costs are initially capitalized within ‘Other Assets’ in the consolidated statement of financial position and subsequently amortized within “Customer associated costs.”

Leases

Short-term leases and leases for low value items are immediately expensed as incurred.

5       TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following items as of December 31:

	2025	2024
Trade receivables (gross)	54	55
Expected credit losses	(18)	(15)
Trade receivables (net)	36	40

Other receivables, net of expected credit losses allowance	1	—
Total trade and other receivables	37	40

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

5       TRADE AND OTHER RECEIVABLES (cont.)

The following table summarizes the movement in the allowance for expected credit losses for the year ended December 31:

	2025	2024
Balance as of January 1	15	14
Accruals for expected credit losses	2	3
Foreign currency translation adjustment	—	(1)
Other movements	1	(1)
Balance as of December 31	18	15

Set out below is the information about the Group’s trade receivables (including contract assets) using a provision matrix:

		Days past due
	Current	< 30 days	Between 31 and 120 days	> 120 days	Total
December 31, 2025
Expected loss rate, %	3%	0%	33%	100%	—
Trade receivables	31	4	3	16	54
Expected credit losses	(1)	—	(1)	(16)	(18)
Trade receivables, net	30	4	2	—	36
		Days past due
	Current	< 30 days	Between 31 and 120 days	> 120 days	Total
December 31, 2024
Expected loss rate, %	3%	0%	33%	100%	—
Trade receivables	35	4	3	13	55
Expected credit losses	(1)	—	(1)	(13)	(15)
Trade receivables, net	34	4	2	—	40

ACCOUNTING POLICIES

Trade and other receivables

Trade and other receivables are measured at amortized cost and include invoiced/contractual amounts less expected credit losses.

Expected credit losses

Credit risk is discussed in Note 16.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

6       OTHER ASSETS AND LIABILITIES

Other assets consisted of the following items as of December 31:

	2025	2024
Other non-current assets
Customer acquisition costs (see Note 3)	32	30
Prepayments for property, plant and equipment and intangibles	35	40
Other non-financial assets	21	10
Total other non-current assets	88	80

Other current assets
Advances to suppliers	12	18
Prepaid taxes	3	2
Current deferred costs for DBSS project, licenses*	—	3
Current portion of deferred cost related to connection fees	6	3
Other current assets	3	—
Total other current assets	24	26

____________

*        DBSS refers to Digital Business Support Systems

Other liabilities consisted of the following items as of December 31:

	2025	2024*
Other non-current liabilities
Long-term deferred revenue (see Note 3)	5	4
Other liabilities	3	3
Total other non-current liabilities	8	7

Other current liabilities
Taxes payable (non-income tax)	15	13
Short-term deferred revenue (see Note 3)	30	26
Customer advances (see Note 3)	37	36
Due to employees	17	10
Other liabilities	—	1
Total other current liabilities	99	86

____________

*        Prior period comparatives have been reclassified to conform with the current period presentation

7       PROVISIONS AND CONTINGENT LIABILITIES

PROVISIONS

The following table summarizes the movement in provisions for the year ended December 31:

	Non-income tax provisions	Decommi-ssioning provision	Legal provision	Other provisions	Total
As of December 31, 2024	5	4	1	—	10
Arising during the year	3	5	—	1	9
As of December 31, 2025	8	9	1	1	19
Non-current	—	9	—	—	9
Current	8	—	1	1	10

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

7       PROVISIONS AND CONTINGENT LIABILITIES (cont.)

	Non-income tax provisions	Decommi-ssioning provision	Legal provision	Total
As of December 31, 2023	3	3	2	8
Arising during the year	2	1	(1)	2
As of December 31, 2024	5	4	1	10
Non-current	—	4	—	4
Current	5	—	1	6

The timing of payments in respect of provisions is, with some exceptions, not contractually fixed and cannot be estimated with certainty. In addition, with respect to legal proceedings, given inherent uncertainties, the ultimate outcome may differ from the Group’s current expectations.

See “Source of estimation uncertainty” below for further details regarding assumptions and sources of uncertainty; and risks associated with income tax and non-income tax positions, refer to “Source of estimation uncertainty” in Note 8.

The Group has recognized a provision for decommissioning obligations associated with future dismantling of its towers in Ukraine.

CONTINGENT LIABILITIES

As of December 31, 2025 and 2024, the Group was subject to certain risks arising from the ordinary course of business. These matters primarily relate to tax matters and regulatory requirements.

Tax contingencies and uncertainties

The Group has identified uncertain tax positions totaling US$55 (2024: US$41) for which no provision has been recognized as management has concluded, based on applicable tax law and available evidence, that it is possible that these positions will be sustained upon examination by tax authorities. These positions primarily relate to value-added tax exposures associated with certain subscriber-related activities, including measures implemented in response to the martial law, marketing and customer retention initiatives. The Group has assessed these matters in accordance with IAS 37 and determined that no present obligation exists as outflows of economic resources are not probable. Management believes the likelihood of material adverse impact on the Group’s results of operations, financial position, liquidity, or capital resources from these matters is remote. While the ultimate resolution remains uncertain and is dependent upon factors including examinations by tax authorities and interpretation of tax laws, the Group continues to monitor these positions and will recognize provisions if and when it becomes probable that an outflow of resources will be required to settle an obligation that can be reliably estimated.

Risk of non-compliance to increase requirements for energy backup on mobile operators

The Supreme Commander of the Armed Forces of Ukraine has mandated enhanced energy backup requirements (via generators) for mobile operator networks. The Group has assessed the risk of non-compliance with these requirements as possible. As the likelihood of outflow is not considered probable, no provision has been recognized in the consolidated financial statements as of December 31, 2025. As of December 31, 2025, the estimated financial impact of potential penalties for non-compliance is approximately US$9. The Group is actively working to achieve compliance with these requirements and continues to monitor developments. Should the likelihood of non-compliance and resulting penalties become probable and the amount reliably estimable, an appropriate provision will be recognized in accordance with IAS 37.

Any capital commitments are described in Note 11.

Other than disclosed below and elsewhere in these annual consolidated financial statements, there were no material changes to risks, commitments, contingencies and uncertainties that occurred during the year ended December 31, 2025.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

7       PROVISIONS AND CONTINGENT LIABILITIES (cont.)

ACCOUNTING POLICIES

Provisions are recognized when the Group has a present obligation (legal or constructive), as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Provisions are discounted using a current pre-tax rate if the time value of money is significant. Contingent liabilities are possible obligations arising from past events, whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.

SOURCE OF ESTIMATION UNCERTAINTY

The Group may be involved in various legal proceedings, internal and external investigations, disputes and claims, including regulatory discussions related to the Group’s business, licenses, tax positions and investments, and the outcomes of these are subject to significant uncertainty. Management evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Unanticipated events or changes in these factors may require the Group to increase or decrease the amount recorded for a matter that has not been previously recorded because it was not considered probable and /or the impact could not be estimated (no reasonable estimate could be made).

In the ordinary course of business, Kyivstar Group may be party to various legal and tax proceedings, including as it relates to compliance with the rules of the telecom regulators in Ukraine, competition law and anti-bribery and corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”). Non-compliance with such rules and laws may cause Group to be subject to claims, some of which may relate to the developing markets and evolving fiscal and regulatory environments in which the Group operates. In the opinion of management, Group’s liability, if any, in all pending litigation, other legal proceeding or other matters, other than what is discussed in this Note, will not have a material effect upon the financial condition, results of operations or liquidity of the Group.

8       INCOME TAXES

Current income tax is the expected tax expense, payable or receivable on taxable income or loss for the period, using tax rates enacted or substantively enacted at reporting date, and any adjustment to tax payable in respect of previous years.

Income tax payable

Current income tax payable consisted of the following items as of December 31:

	2025	2024
Current tax payable	19	23
Total income tax payable	19	23

Income tax assets

The Group has US$5 current income tax assets as of December 31, 2025 and US$— in 2024.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

8       INCOME TAXES (cont.)

Income tax expense

Income tax expense consisted of the following for the year ended December 31:

	2025	2024	2023
Current income taxes
Current year	(66)	(64)	(67)
Total current income taxes	(66)	(64)	(67)
Deferred income taxes
Movement of temporary differences and losses	(8)	—	2
Total deferred tax (expense)/benefit	(8)	—	2
Income tax expense	(74)	(64)	(65)

Effective tax rate

The following table provides a reconciliation between income tax expense calculated at the applicable statutory tax rate and actual income tax expense recognized in the consolidated statement of income, along with the principal reconciling items and their quantitative effects, for the years ended December 31, 2025, 2024, and 2023. Following the formation of the Group’s headquarters in UAE during 2025, the applicable statutory tax rate is 9% for the year ended December 31, 2025 (Dubai, United Arab Emirates) compared to 25.8% for the years ended December 31, 2024 and 2023 (the Netherlands):

	2025	2024	2023	Explanatory notes
Profit before tax	198	347	346
Income tax expense at statutory tax rate 2025: 9% (2024/2023: 25.8%)	(18)	(90)	(89)	The Company is in the process of obtaining a Qualified Freezone Entity status with 0% tax rate, the analysis considers the statutory tax rate in UAE of 9% as the base for ETR reconciliation
Difference due to the effects of:
Different tax rates in different jurisdictions	(44)	27	27

The Group operates in jurisdictions with income tax rates different from the UAE statutory rate of 9%. Profits generated in Ukraine are subject to an 18% income tax rate, which is higher than the UAE rate and therefore increases the Group’s effective tax rate and tax expense. One-time listing cost of US$162 incurred in 2025 — lowering PBT, impacting tax at UAE statutory tax rate of 9% (US$15 impact).

Withholding tax	(1)	—	—	WHT are recognized to the extent that dividends are expected to be paid in the foreseeable future.
Non-deductible expenses	(4)	(1)	(3)	The non-deductible expenses of US$4 are mainly driven by non-deductible personnel expenses
Other	(7)	—	—	Adjustments relating to prior tax periods and consolidation effects, including assessed tax risks and other tax-versus-book differences.
Income tax expense	(74)	(64)	(65)
Effective tax rate	37.4%	18.4%	18.8%

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

8       INCOME TAXES (cont.)

Deferred taxes

The Group reported the following deferred tax liabilities in the statement of financial position as of December 31:

	2025	2024
Deferred tax liabilities	(21)	(6)
Net deferred tax position	(21)	(6)

The following table shows the movements of net deferred tax positions in 2025:

		Movement in deferred taxes
	Opening balance	Net income statement movement	Acquired in business combinations	Closing balance
Property and equipment	(10)	(9)	—	(19)
Intangible assets	(2)	2	(7)	(7)
Trade receivables	2	1	—	3
Provisions	1	—	—	1
Accounts payable	1	—	—	1
Other	2	(2)	—	—
Net deferred tax positions	(6)	(8)	(7)	(21)

The following table shows the movements of net deferred tax positions in 2024:

		Movement in deferred taxes
	Opening balance	Net income statement movement	Closing balance
Property and equipment	(5)	(5)	(10)
Intangible assets	(4)	2	(2)
Trade receivables	2	—	2
Provisions	1	—	1
Accounts payable	1	—	1
Other	—	2	2
Net deferred tax positions	(5)	(1)	(6)

The deferred tax asset is recognized for unused tax losses and other credits carried forward, to the extent that it is probable that the deferred tax asset will be utilized. The amount and expiry date of unused tax losses and other carry forwards for which no deferred tax asset is recognized are as follows:

As of December 31, 2025	Indefinite	Total
Tax losses expiry
Non-recognized losses	(168)	(168)
Non-recognized DTA	15	15

Other credits carried forward expiry
Non-recognized credits	—	—
Non-recognized DTA	—	—

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

8       INCOME TAXES (cont.)

As of December 31, 2024	Indefinite	Total
Tax losses expiry
Recognized losses	(1)	(1)
Recognized DTA	—	—
Non-recognized losses	(253)	(253)
Non-recognized DTA	65	65

Other credits carried forward expiry
Recognized credits	—	—
Recognized DTA	—	—
Non-recognized credits	(303)	(303)
Non-recognized DTA	78	78

For the year ended December 31, 2024, Kyivstar Holdings B.V. was a member of a Dutch fiscal unity for corporate income tax purposes. As of December 31, 2024, Kyivstar Holdings B.V. had accumulated tax losses and other temporary differences for which no deferred tax assets were recognized, as management assessed that it was not probable that sufficient future taxable profits would be available for utilization.

In 2025, the Group accumulated US$168 in losses, including SPAC Merger costs. No deferred tax assets were recognized as these losses are not expected to be recoverable against future taxable profits.

ACCOUNTING POLICIES

Income taxes

Income tax expense represents the aggregate amount determined on the profit for the period based on current tax and deferred tax. In cases where the tax relates to items that are charged to other comprehensive income or directly to equity, the tax is also charged respectively to other comprehensive income or directly to equity.

Uncertain tax positions

The Group’s policy is to comply with the applicable tax regulations in the jurisdictions in which its operations are subject to income taxes. The Group’s estimates of current income tax expense and liabilities are calculated assuming that all tax computations filed by the Group will be subject to a review or audit by the relevant tax authorities. Uncertain tax positions are generally assessed individually, using the most likely outcome method. The Group and the relevant tax authorities may have different interpretations of how regulations should be applied to actual transactions (refer below for details regarding risks and uncertainties).

Deferred taxation

Deferred taxes are recognized using the liability method and thus are computed as the taxes recoverable or payable in future periods in respect of deductible or taxable temporary differences between the tax bases of assets and liabilities and their carrying amounts in the Group’s financial statements.

SOURCE OF ESTIMATION UNCERTAINTY

Tax risks

The tax legislation in Ukraine is unpredictable and gives rise to significant uncertainties, which could complicate our tax planning and business decisions. Tax laws in Ukraine have been in force for a relatively short period of time as compared to tax laws in more developed market economies. Tax authorities are often less advanced in their interpretation of tax laws, as well as in their enforcement and tax collection methods.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

8       INCOME TAXES (cont.)

Any sudden and unforeseen amendments of tax laws or changes in the tax authorities’ interpretations of the respective tax laws and/or double tax treaties, could have a material adverse effect on our future results of operations, cash flows or the amounts of dividends available for distribution to shareholders in a particular period (e.g. introduction of transfer pricing rules, Controlled Foreign Operation (“CFC”) legislation and more strict tax residency rules).

Management believes that the Group has paid or accrued all taxes that are applicable. Where uncertainty exists, the Group has accrued tax liabilities based on management’s best estimate. From time to time, we may also identify tax contingencies for which we have not recorded an accrual. Such unaccrued tax contingencies could materialize and require us to pay additional amounts of tax. The potential financial effect of such tax contingencies are disclosed in Note 7 and above in this Note 8, unless not practicable to do so.

Uncertain tax positions

Uncertain tax positions are recognized when it is probable that a tax position will not be sustained. The expected resolution of uncertain tax positions is based upon management’s judgment of the likelihood of sustaining a position taken through tax audits, tax courts and/or arbitration, if necessary. Circumstances and interpretations of the amount or likelihood of sustaining a position may change through the settlement process. Furthermore, the resolution of uncertain tax positions is not always within the control of the Group, and it is often dependent on the efficiency of the legal processes in the relevant taxing jurisdictions in which the Group operates. Issues can, and often do, take many years to resolve.

Recoverability of deferred tax assets

Deferred tax assets are recognized to the extent that it is probable that the assets will be realized. Significant judgment is required to determine the amount that can be recognized and depends foremost on the expected timing, level of taxable profits, tax planning strategies and the existence of taxable temporary differences. When an entity has a history of recent losses, the deferred tax asset arising from unused tax losses is recognized only to the extent that there is convincing evidence that sufficient future taxable profit will be generated. Estimated future taxable profit is not considered such evidence unless that entity has demonstrated the ability by generating significant taxable profit for the current year or there are certain other events providing sufficient evidence of future taxable profit. New transactions and the introduction of new tax rules may also affect judgments due to uncertainty concerning the interpretation of the rules and any transitional rules.

Pillar Two legislation has been substantively enacted in the Netherlands, the UAE and Cyprus but not in Ukraine and Uzbekistan. The legislation is effective for the Group’s financial year beginning January 1, 2025 (as the first year of the Group formation). The Group is in scope of the enacted or substantively enacted legislation and has performed an assessment of the Group’s potential exposure to Pillar Two income taxes.

The Group is a constituent entity within the VEON Ltd. multinational enterprise group for OECD Pillar Two purposes, with VEON Ltd. acting as the Ultimate Parent Entity (UPE) and responsible for Pillar Two compliance, including the centralized preparation and filing of the GloBE Information Return (GIR).

Accordingly, the Group is not required to file a standalone GloBE Information Return, subject to VEON Ltd.’s compliance with the centralized filing and applicable information exchange requirements, and KGL’s role is limited to providing relevant data inputs and fulfilling any local notification obligations, where required. Any Income Inclusion Rule (“IIR”) or Undertaxed Profits Rule (“UTPR”) liability would therefore be assessed and, if applicable, recognized at the VEON Ltd. level.

Based on current OECD Pillar Two guidance and enacted or substantively enacted legislation as of December 31, 2025, and preliminary jurisdictional effective tax rate analyses, the Group does not currently expect a material Pillar Two top-up tax exposure to arise in respect of the Group’s constituent entities for FY2025. This assessment reflects the Group’s holding company structure, the statutory tax profiles and operational substance of its operating entities in Ukraine, Uzbekistan, and Cyprus, and the anticipated availability of applicable Safe Harbour mechanisms.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

8       INCOME TAXES (cont.)

However, the Pillar Two framework remains subject to ongoing interpretative guidance and domestic implementation developments. The final impact, if any, will depend on the completion of FY2025 GloBE calculations, satisfaction of Safe Harbour conditions, and future legislative or administrative changes during the first targeted Globe Information Return filing in June 2026.

The Group has applied the temporary mandatory exception to the requirement to recognize deferred tax assets and liabilities related to Pillar Two income taxes.

INVESTING ACTIVITIES OF THE GROUP

9       SIGNIFICANT TRANSACTIONS

During the year ended December 31, 2025

Business Combination Agreement

As discussed in Note 1, on August 14, 2025, the Company consummated the Business Combination Agreement which included the Capital Reorganization and SPAC Merger.

Capital Reorganization

In connection with the Business Combination Agreement, the Company acquired all of the issued and outstanding shares of Kyivstar Holdings B.V. from VEON Amsterdam B.V. in exchange for 206,942,440 newly issued Kyivstar Group Ltd. Common Shares and a Loan Note Payable in the amount of US$178. The Loan Note Payable, net of US$8 of transaction costs incurred by Kyivstar Group but reimbursed to VEON Amsterdam B.V. from the SPAC Merger proceeds, has been accounted for as a non-cash distribution to VEON Amsterdam B.V. in its capacity as shareholder.

SPAC Merger

The SPAC Merger was accounted for as a capital reorganization in accordance with IFRS 2 Share-based Payments (“IFRS 2”). Under this method of accounting, Cohen Circle is treated as the “acquired” company for financial reporting purposes and the Company as the accounting “acquirer.” The net assets of Cohen Circle were stated at historical cost, with no goodwill or other intangible assets recorded. The SPAC Merger, which is not within the scope of IFRS 3 Business Combinations (“IFRS 3”), since Cohen Circle did not meet the definition of a “business” pursuant to IFRS 3, was accounted for within the scope of IFRS 2. Any excess of fair value of the Company’s Common Shares issued over the fair value of Cohen Circle identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The consolidated financial statements of the merged company will represent a continuation of the financial statements of Kyivstar Holdings, the principles and guidance on the preparation and presentation of the consolidated financial statements will be applied as follows:

•        the assets and liabilities of Kyivstar Holdings recognized and measured in the financial statements at their carrying amounts immediately prior to the Capital Reorganization;

•        the net investment of Kyivstar Holdings is recognized in the financial statements at amounts immediately prior to the Capital Reorganization. Common Shares and capital surplus have been adjusted retroactively to reflect the legal capital of the Company; and

•        the comparative information presented in the financial statements are that of Kyivstar Holdings.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

Non-redemption Agreements

On July 10, 2025, Cohen Circle and Kyivstar Group Ltd. entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with certain unaffiliated third parties (the “Investors”) in exchange for such third party or third parties agreeing to vote in favor of the SPAC Merger and not to redeem certain Cohen Circle Class A Ordinary Shares, US$0.0001 par value per share of Cohen Circle sold in its initial public offering (the “Non-Redeemed Shares”) at the Cohen Circle Extraordinary General Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, Kyivstar Group Ltd. issued 757,745 Kyivstar Group Ltd. Common Shares at Closing.

The issuance of Kyivstar Group Ltd. shares to Cohen Circle shareholders as consideration for non-redemption and voting support has been classified as a share-based payment transaction under IFRS 2 as Kyivstar Group Ltd. issued shares as consideration for the non-redemption and voting agreements. The shares issued by Kyivstar Group Ltd. were recognized as an equity transaction, with the initial measurement at fair value. The fair value of the issued shares should be determined based on the market price and is included in the listing expense in the annual consolidated income statement.

SPAC Public Shares

On August 12, 2025, the shareholders of CC voted to approve and adopt the Business Combination Agreement and to approve and authorize CC to merge with Varna Merger Sub. In connection with the vote to approve the Business Combination Agreement and the SPAC Merger, holders of 5,847,015 shares of CC Class A Ordinary Shares exercised their right to redeem their shares for cash at a redemption price of approximately US$10.40 per share, for a total aggregate redemption amount of US$61 resulting in a total of 17,152,985 Cohen Circle public ordinary shares remaining issued and outstanding as of the Closing Date. At the Closing, each share of CC Class A Ordinary Shares issued and outstanding immediately prior to the Closing was automatically surrendered and exchanged for 17,152,985 newly issued Kyivstar Group Ltd. Common Shares.

SPAC Sponsor Shares, including Sponsor Vesting Shares

Cohen Circle Sponsor I, LLC and Cohen Circle Advisors I, LLC (collectively the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”) held 8,350,000 and 270,000 founder shares, respectively. The Sponsor forfeited 2,609,647 founder shares in connection with the SPAC Merger immediately prior to the effective time of the Business Combination Agreement, and the remaining 6,010,353 founder shares (5,740,353 held by the Sponsor and 270,000 held by Cantor) were converted into Kyivstar Group Ltd. Common Shares.

Under the Sponsor Agreement and the Seller Lock-Up Agreement the Sponsor was not permitted to sell or transfer 3,971,515 of its 5,740,353 shares during the Lock-Up Period (defined as the earlier to occur of: (a) 180 days after the Closing; or (b) such time as the stock price meets or exceeds US$13.50 for 20 out of any 30 consecutive trading days (but no earlier than 90 days following the Closing)). As of January 2026, the shares subject to restrictions under each of the Sponsor Agreement and the Seller Lock-Up Agreement were released and those certain restrictions on transfer pursuant to each agreement are no longer in effect.

Furthermore, 1,323,838 Kyivstar Group Ltd. Common Shares issued to the Sponsor will only vest with respect to:

a.      661,919 shares (“Sponsor vesting shares, Tranche 1”), on the date the stock price meets or exceeds US$15.00 for 20 out of any 30 consecutive trading days within two years following the Closing; and

b.      661,919 shares (“Sponsor vesting shares, Tranche 2”), on the date the stock price meets or exceeds US$20.00 for 20 out of any 30 consecutive trading days within five years of the Closing, and

If the hurdles are not achieved under (a) and/or (b) above, such shares will be forfeited by the Sponsor.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

The Sponsor vesting shares represent a potential contingent payment arrangement with the Sponsor and are considered a share-based payment under IFRS 2. The vesting is based on a market condition, linked to the Company’s share price. There is no service condition attached to the vesting of the shares. As a result, this condition is considered to be a non-vesting condition rather than a market condition. The non-vesting condition was taken into account when estimating the grant date fair value of the vesting shares issued. The IFRS 2 fair value of the Sponsor vesting shares was immediately expensed as part of the listing expense in the income statement. As the Sponsor vesting shares are classified as equity-settled share-based payment, there is no subsequent remeasurement of these shares.

The Company utilized a Monte Carlo simulation model to determine the fair value of the Sponsor vesting shares. The use of the Monte Carlo simulation model required the Company to make estimates and assumptions, such as expected volatility, expected term and risk-free interest rate which were based on the best information available to management at the time of closing.

Warrants

At the Closing, each of the 7,666,629 issued and outstanding Cohen Circle warrants were automatically surrendered and exchanged for 7,666,629 Kyivstar Group warrants. The warrants became exercisable 30 days after the completion of the Business Combination Agreement. The warrants will expire five years after the completion of a Business Combination Agreement or earlier upon redemption by the Company or liquidation of the Company.

The warrants may be redeemed when the price per common share equals or exceeds US$18.00. Once the warrants become exercisable, the Company may redeem the warrants:

•        in whole and not in part;

•        at a price of US$0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

If, and only if, the closing price of the Company’s Common Shares equals or exceeds US$18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

As these warrants have been determined by management to be derivative instruments that will or might be settled other than by the exchange of a fixed amount of cash for a fixed number of own equity instruments, they meet the definition of financial liabilities. The Company has determined that the warrants should be classified as derivative financial liabilities under IFRS and measured at fair value with changes in fair value taken to the income statement.

Refer to Note 14 for Fair Value information.

The following table summarizes the proceeds raised and issuance costs incurred related to the SPAC Merger on August 14, 2025:

Amount
Proceeds from SPAC Trust	178
SPAC professional fees	(16)
Proceeds from SPAC Merger	162
Kyivstar Group professional fees	(30)
Net proceeds from SPAC Merger	132

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

The following table summarizes the impact to the Statement of Equity related to the SPAC Merger on August 14, 2025:

	Number of shares	Amount
Shares issued to SPAC public investors (at US12.70/share)	17,152,985	218
Shares issued to SPAC non-redeeming shareholders (at US12.70/share)	757,745	10
Shares issued to SPAC sponsor and Cantor (at US12.70/share)	4,686,515	59
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 1 (at US8.70/share)	661,919	6
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 2 (at US8.10/share)	661,919	5
SPAC Merger equity issued	23,921,083	298
Kyivstar Group professional fees		(30)
SPAC Merger equity issued, net of transaction costs		268

Listing expense

As discussed above, as the SPAC Merger was accounted for in accordance with IFRS 2, the difference in the fair value of the shares deemed to have been issued by the Company, and the fair value of the Cohen Circle’s identifiable net assets represented a service received by the Company, and thus was recognized as an expense upon consummation of the SPAC Merger.

Upon Closing, the excess fair value of the equity interests deemed to have been issued to Cohen Circle as consideration over the fair value of Cohen Circle’s identifiable net assets was recognized as a listing expense in the amount of US$162 in the consolidated income statement for the period ended December 31, 2025.

The following table displays the calculation of the listing expense recognized on August 14, 2025 for the period ended December 31, 2025:

	Number issued	Fair Value
Shares issued to SPAC public investors (at US12.70/share)	17,152,985	218
Shares issued to SPAC non-redeeming shareholders (at US12.70/share)	757,745	10
Shares issued to SPAC sponsor (at US12.70 / share)	4,686,515	59
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 1 (at US8.70/share)	661,919	6
Shares issued to SPAC sponsor – Sponsor vesting shares, Tranche 2 (at US8.10/share)	661,919	5
Warrants issued to SPAC public investors (at US3.35/warrant)	7,666,629	26
Fair value of consideration		324
Fair value of Cohen Circle Net Assets acquired		162
Excess of fair value of consideration over Cohen Circle’s net assets (IFRS 2 charge for listing service)		162

Acquisition of Uklon

On March 19, 2025, JSC Kyivstar signed an agreement to acquire Uklon Group, a leading Ukrainian ride-hailing and delivery platform. This strategic acquisition marks Kyivstar’s expansion into a new area of digital consumer services in line with VEON’s digital operator strategy. Kyivstar acquired 97% of Uklon Group shares for total consideration of US$158 upon the closing of the transaction. The agreement was subject to customary closing conditions and approvals that were obtained on April 2, 2025, the date the acquisition was completed.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

The fair values of identifiable assets and liabilities of Uklon at the date of acquisition were:

April 2, 2025
Non-current assets
Intangible assets	58

Current assets
Trade and other receivables	2
Cash and cash equivalents	12

Non-current liabilities
Deferred tax liability	(7)

Current liabilities
Trade and employee related payables	(6)
Other current liabilities	(10)
Fair value of identifiable net assets	49
Goodwill resulting from acquisition	109
Purchase consideration	158

The following table shows the details of purchase consideration at the acquisition date:

April 2, 2025
Cash paid*	141
Fair value of contingent consideration	16
Put option liability	1
Total consideration	158

____________

*        Total cash consideration consisted of US$129 for the acquisition of 97% of Uklon Group’s shares and a US$12 payment to settle employee awards.

The following table shows the details of cash outflow during the year ended December 31, 2025:

December 31, 2025
Cash consideration	153
Less: balances acquired
Cash and cash equivalents	(12)
Net outflow of cash – investing activities	141

Contingent consideration of US$12 recognized as of the acquisition date has been fully paid as of December 31, 2025. Employees bonuses contingent consideration liability related to the portion attributable to pre-acquisition service, recognized at the acquisition date at fair value, resulted from the replacement of share-based payment rewards with new bonuses liability that is payable upon fulfillment of certain conditions under the SPA. The possible outcomes range from US$ — to US$4, with management assessing full payment as highly probable.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

As part of the agreement, Kyivstar entered into a symmetrical put and call option agreement for the remaining 3% interest in Uklon. The put and call options may be exercised from April 2, 2028 through April 2, 2035. As a result, on the acquisition date, VEON determined that it had a present ownership interest in the remaining 3% interest in Uklon and has accounted for the call and put option as part of the consideration transferred and therefore, no non-controlling interest was recognized. Accordingly, the option has been recorded as a financial liability at the present value of the amounts payable on exercise with subsequent changes recognized in the annual consolidated income statement.

The fair value of the customer base was determined to be US$32 with an estimated useful life of 10 years. The fair value of the customer base was determined using the multi-period excess earnings. The multi-period excess earnings approach involves forecasting the net earnings expected to be generated by the asset, reducing them by appropriate returns on contributory assets, and then discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the trademark was determined to be US$18 with an estimated useful life of 10 years. The fair value of the trademark was determined using the relief-from-royalty method under the income approach. This involves forecasting avoided royalties, reducing them by taxes and discounting the resulting net cash flows to a present value using an appropriate discount rate.

The fair value of the developed technology intangible asset was determined to be US$8 with an estimated useful life of 3 years. The fair value of the developed technology was determined using the replacement cost approach. In the replacement cost approach, the fair value of an asset is based on the cost of a market participant to reconstruct a substitute asset of comparable utility, adjusted for any obsolescence.

The fair value of acquired trade and other receivables is US$2, which is very close to gross contractual amount, as a loss allowance is insignificant.

The significant goodwill recognized from the acquisition of Uklon can be attributed to several factors, including Uklon’s strong brand value and established customer relationships, which enhance Kyivstar’s market position. Additionally, the integration of Uklon’s services is expected to create operational synergies, leading to cost savings and improved service offerings. The acquisition also allows for market expansion and increased subscriber growth potential, while Uklon’s technological expertise contributes to innovative capabilities. Overall, the goodwill reflects the anticipated future economic benefits arising from these elements. The goodwill will not be deductible for tax purposes.

There were no transactions recognized separately from the acquisition of assets and assumption of liabilities in the business combination.

From the date of acquisition, Uklon contributed US$80 of revenue and US$21 profit before tax to the Group. If the acquisition had taken place at the beginning of the year, the contribution to revenue would have been US$99 and contribution to the profit before tax for Kyivstar Group would have been US$25. These amounts have been calculated using Uklon’s results and adjusting them for:

•        differences in the accounting policies between the Group and Uklon, and

•        additional amortization that would have been charged on the assumption that the fair value adjustments to intangible assets had applied from January 1, 2025, together with their consequential tax effects.

Acquisition-related costs of US$1 are included in selling, general and administrative expenses in the annual consolidated income statement, and in operating cash flows in the annual consolidated statement of cash flows.

The accounting for the purchase of Uklon is provisional as the valuation of certain intangible and long-term assets, accounts payable, other assets and liabilities, and residual goodwill related to this acquisition is not complete. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are preliminary based on management’s estimates and assumptions and may be subject to change as additional information is obtained within the measurement period (not to exceed 12 months from the acquisition date ending April 2, 2026).

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

9       SIGNIFICANT TRANSACTIONS (cont.)

During the year ended December 31, 2025, Kyivstar recorded measurement period adjustments related to the acquisition of Uklon to reflect additional information identified subsequent to the acquisition. The adjustments include recognition of US$6 of unpaid Uklon transaction costs as assumed Seller liabilities and a total decrease of US$1 related to the fair value of the put option liability and deferred tax liability. As a result, the fair value of identifiable net assets decreased from US$54 to US$49, and goodwill increased from US$104 to US$109. These adjustments were made within the measurement period and reflect facts and circumstances existing at the acquisition date.

Kyivstar increases ownership stake in Helsi

In May 2025, Kyivstar and LLC “UKRAINIAN INVESTMENT PLATFORM”, representing 26.9% ownership together with other minority stakeholders representing 1.1% ownership in Helsi, negotiated an agreement to buy out the ownership stake of these parties for US$10. Simultaneously the parties also terminated the existing put and call option agreements to the extent representing the stake of these parties, resulting in partial derecognition of the put option liability. At the same time Kyivstar agreed to terms with the remaining 2.01% shareholders based on the terms of the originally entered put and call option agreement.

Acquisition of SUNVIN 11 LLC

On December 15, 2025, JSC Kyivstar acquired 100% of the equity interests in SUNVIN 11 LLC, a solar power generation company with 12.9 MW of installed capacity. This acquisition represents JSC Kyivstar’s first direct investment in energy resilience infrastructure to support telecommunications network operations. The transaction has been accounted for as a business combination under IFRS 3, with total cash consideration transferred of US$8, net of cash acquired of US$2.

The purchase price allocation is provisional, as the Group is finalizing fair value assessments of property, plant and equipment, identifiable intangible assets, and related deferred tax balances. Provisional goodwill of US$7 arose on the acquisition, primarily attributable to expected operational synergies and assembled workforce. The goodwill is not deductible for tax purposes. Acquisition-related costs were expensed as incurred in selling, general and administrative expenses. The acquisition did not have a material impact on the Group’s consolidated financial statements for the year ended December 31, 2025.

There were no further significant transactions during the year ended December 31, 2025, other than disclosed above and in Note 1.

ACCOUNTING POLICY

Transaction Costs

Transaction costs of an equity transaction are accounted for as a reduction from equity to the extent that they are incremental costs directly attributable to the equity transaction that otherwise would have been avoided.

10     IMPAIRMENT OF ASSETS

Property and equipment and intangible assets are tested regularly for impairment. The Group assesses, at the end of each reporting period, whether any indicators exist that an asset may be impaired (i.e., asset becoming idle, damaged or no longer in use). If there are such indicators, the Group estimates the recoverable amount of the asset. Impairment losses are recognized in the consolidated income statement in a separate line item.

Goodwill is tested for impairment annually (at September 30) or when circumstances indicate the carrying value may be impaired. Refer to Note 12 for an overview of the carrying value of goodwill per cash-generating unit (“CGU”). The Group’s impairment test is primarily based on fair value less cost of disposal calculations (Level 3 in the fair

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

10     IMPAIRMENT OF ASSETS (cont.)

value hierarchy) using a discounted cash flow model, based on cash flow projections from business plans prepared by management. The Group considers the relationship between its market capitalization and its book value, as well as its weighted average cost of capital and the quarterly financial performances of each CGU when reviewing for indicators of impairment in interim periods.

The Group performed its annual impairment test of goodwill as of September 30, 2025 and 2024, in accordance with IAS 36. The recoverable amounts of all cash-generating units (CGUs) to which goodwill has been allocated exceeded their carrying amounts. Accordingly, no impairment losses were recognized for the years ended December 31, 2025 and 2024.

In 2025 an impairment loss of US$8 (2024: US$3 and 2023: US$1) was booked based on internal indications of impairment for various individual components of network equipment and software.

KEY ASSUMPTIONS

The recoverable amounts of CGUs have been determined based on fair value less costs of disposal calculations, using cash flow projections from business plans prepared by management.

The Group bases its impairment calculations on detailed budgets and forecasted calculations which are prepared separately for each of the Group’s CGUs. These budgets and forecast calculations are prepared for a period of five years. A long-term growth rate is applied to projected future cash flows after the fifth year.

The tables below show key assumptions used in fair value less costs of disposal calculations on a local currency basis for CGUs with material goodwill, or those CGUs for which an impairment loss or an impairment reversal has been recorded.

Kyivstar

	Average during forecast period			Terminal period
	2025	2024	2023	2025	2024	2023
Discount rate	19.7%	17.7%	20.8%	19.1%	17.7%	20.8%
Revenue growth rate	10.1%	9.8%	8.8%	5.0%	1.0%	1.0%
Operating margin	52.5%	52.4%	51.8%	52.0%	50.0%	50.0%
CAPEX	20.4%	21.5%	19.1%	20.0%	20.0%	20.0%

____________

(1)      The forecast period is the explicit forecast period of five years: for 2025 being 2026-2030 with terminal period in 2031; for comparative period 2024 being 2025-2029 with terminal period in 2030; for comparative period 2023 being 2024-2028 and terminal period in 2029

Uklon

	Average during forecast period			Terminal period
	2025	2024	2023	2025	2024	2023
Discount rate	21.6%	—%	—%	21.0%	—%	—%
Revenue growth rate	13.5%	—%	—%	5.0%	—%	—%
Operating margin	42.5%	—%	—%	45.7%	—%	—%
CAPEX	3.7%	—%	—%	3.2%	—%	—%

____________

(1)      The forecast period is the explicit forecast period of five years: for 2025 being 2026-2030 with terminal period in 2031

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

10     IMPAIRMENT OF ASSETS (cont.)

Discount rate

Discount rates are initially based on the risk-free rate for 20-year maturity bonds of the United States Treasury, adjusted for a risk premium to reflect both the increased risk of investing in equities and the systematic risk of the specific CGU relative to the market as a whole. International Fisher effect is than applied, using US and local inflation forecast, to compute final discount rate in functional currency.

The equity market risk premium is sourced from independent market analysts. The systematic risk, beta, represents the median of the raw betas of the entities comparable in size and geographic footprint with the ones of each CGU (“Peer Group”). The country risk premium is based on an average default spread derived from sovereign credit ratings published by main credit rating agencies for a given CGU. The debt risk premium is based on the median of Standard & Poor’s long-term credit rating of the Peer Group. The weighted average cost of capital is determined based on target debt-to-equity ratios representing the median historical five year capital structure for each entity from the Peer Group. The discount rate in functional currency of a CGU is adjusted for the applicable country’s risk premium.

From 2025 and onward, a separate discount rate was computed for each of the five forecasted years along with one for the terminal period. The computation of discount rate per year is similar to what is mentioned above with the only difference being yearly forecast inflation rate (both for US & local country as per IMF) used in international fisher effect application. While using a single long-term inflation was a commonly acceptable straight forward approach, it assumed a stable inflation environment and did not account for short term volatility which is being increasingly observed in markets in which Group operates. This revised approach allows near term cashflows (which may be exposed to higher inflation volatility) to be discounted at rates that reflect their actual risk profile while longer term cashflows gradually converge to a more stable inflation in the terminal period.

Revenue growth rates

The revenue growth rates during the forecast period vary based on numerous factors, including size of market, GDP (Gross Domestic Product), foreign currency projections, traffic growth, market share and others.

Long-term growth rates in perpetuity applied to each CGU were reassessed in 2025. With the Group’s ongoing transformation to a digital operator, there has become an increasing need to align long-term assumptions with changing macroeconomic fundamentals and industry practice. Previously the focus was on core telecommunication, meaning the business offered more commodity services but now as the business shifts more towards inflation indexed pricing and value added digital revenue streams. As a result, growth rates for the terminal period was linked to long-term inflation for each country which in addition to being an externally observable benchmark, better reflects economic reality.

Operating margin

For estimation of operating margins, the Group transitioned impairment testing calculations to reflect post-IFRS 16 assumptions from 2025. This change primarily involves removing lease expenses (rentals) from the operating margin and considering CAPEX relating to future IFRS 16 leases (which is discussed in more detail in next section — CAPEX). This results in higher EBITDA and in isolations leads to a higher recoverable amount. This is offset in part by the additional IFRS 16 CAPEX. For the terminal period, a normalized post-IFRS 16 EBITDA was determined which reflected expected sustainable margins in long-term. The forecasted operating margin is based on the budget and forecast calculations and assumes cost optimization initiatives which are part of on-going operations, as well as regulatory and technological changes known to date, such as telecommunication license issues and price regulation, among others. Segment information in Note 2 is on a post-IFRS 16 basis.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

10     IMPAIRMENT OF ASSETS (cont.)

CAPEX

CAPEX is defined as purchases of property and equipment and intangible assets excluding licenses, goodwill and right-of-use assets. The cash flow forecasts for capital expenditures of telecommunication operations are based on the budget and forecast calculations and include the network roll-outs plans and license requirements. For digital operations, the cash flow forecasts for capital expenditures are based on expected maintenance and expansionary physical equipment required to generate ongoing revenues.

Where applicable, the cash flow forecasts for license and spectrum payments for each operating company for the initial 5 years include amounts for expected renewals and newly available spectrum. Beyond that period, a long-run cost related to spectrum and license payments is assumed.

As the Group transitioned the impairment testing calculations to post IFRS 16 this year, to ensure integrity of recoverable value assessment, right-of-use CAPEX representing the value of future expected lease contracts was included in calculations. This partially offsets the impact in the recoverable amount computation coming from a higher operating margin. Additionally, under the post-IFRS 16 framework, right-of-use assets are included as part of carrying value computation (which is consistent with their classification as operating assets under IAS 36) and further reduces the upside coming from higher operating margin, but lease liabilities are treated as financing obligations and excluded from carrying value computation.

SOURCE OF ESTIMATION UNCERTAINTY

The Group has significant investments in property and equipment, intangible assets, and goodwill.

Estimating recoverable amounts of assets and CGUs must, in part, be based on management’s evaluations, including the determination of the appropriate CGUs, the relevant discount rate, estimation of future performance, the revenue-generating capacity of assets, timing and amount of future purchases of property, equipment, licenses and spectrum, assumptions of future market conditions and the long-term growth rate into perpetuity (terminal value). In doing this, management needs to assume a market participant perspective. Changing the assumptions selected by management, in particular, the discount rate, capex intensity, operating margin and growth rate assumptions used to estimate the recoverable amounts of assets, could significantly impact the Group’s impairment evaluation and hence results.

There are significant variations between different markets with respect to growth, mobile penetration, ARPU, market share and similar parameters, resulting in differences in operating margins. The future development of operating margins is important in the Group’s impairment assessments.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

11     PROPERTY AND EQUIPMENT

The following table summarizes the movement in the net book value of property and equipment for the year ended December 31:

During 2025, the Group acquired property and equipment in the amount of US$27 (2024: US$17), which were not paid for as of year-end. Related payables are included in Trade & other payables.

Net book value	Telecomm- unications equipment	Land, buildings and constructions	Office and other equipment	Equipment not installed and assets under construction	Right-of-use assets	Total
As of January 1, 2025	311	25	19	31	238	624
Additions	5	—	1	257	29	292
Modifications and reassessments	—	—	—	—	92	92
Disposals	(1)	—	—	—	(3)	(4)
Depreciation charge for the year	(78)	(3)	(6)	—	(53)	(140)
Impairment	(7)	—	—	(1)	(1)	(9)
Impairment reversal	—	—	—	1	—	1
Transfer and reclassification	226	7	9	(242)	—	—
Translation adjustment	(4)	—	—	(1)	(2)	(7)
As of December 31, 2025	452	29	23	45	300	849
Net book value	Telecomm- unications equipment	Land, buildings and constructions	Office and other equipment	Equipment not installed and assets under construction	Right-of-use assets	Total
As of January 1, 2024	288	28	20	26	235	597
Additions	1	—	—	161	22	184
Modifications and reassessments	—	—	—	—	53	53
Disposals	(1)	—	—	—	(3)	(4)
Depreciation charge for the year	(65)	(3)	(5)	—	(45)	(118)
Divestment and reclassification as held for sale	(1)	—	—	—	—	(1)
Impairment	(3)	—	—	(1)	—	(4)
Impairment reversal	—	—	—	1	—	1
Transfer & reclassification	119	3	7	(153)	—	(24)
Translation adjustment	(27)	(3)	(3)	(3)	(24)	(60)
As of December 31, 2024	311	25	19	31	238	624

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

11     PROPERTY AND EQUIPMENT (cont.)

Right-of-use assets and lease liabilities

The Group leased telecommunications equipment, various buildings used to place the underlying constructions and office and other equipment. Rental contracts are typically made for fixed periods of from 1 to 7 years, although may have extensions.

The following table summarizes the movement in the net book value of right-of-use assets (“ROU”) for the year ended December 31:

Net book value	ROU – Telecommunications Equipment	ROU – Land, Buildings and Constructions	ROU – Office and Other Equipment	Total
As of January 1, 2025	229	5	4	238
Additions	25	1	3	29
Modifications and reassessments	88	4	—	92
Disposals	(3)	—	—	(3)
Depreciation charge for the year	(49)	(2)	(2)	(53)
Impairments	(1)	—	—	(1)
Translation adjustment	(2)	—	—	(2)
As of December 31, 2025	287	8	5	300
Net book value	ROU – Telecommunications Equipment	ROU – Land, Buildings and Constructions	ROU – Office and Other Equipment	Total
As of January 1, 2024	225	7	3	235
Additions	18	1	3	22
Modifications and reassessments	53	—	—	53
Disposals	(3)	—	—	(3)
Depreciation charge for the year	(41)	(2)	(2)	(45)
Translation adjustment	(23)	(1)	—	(24)
As of December 31, 2024	229	5	4	238

Right-of-use assets as of December 31, 2025 and 2024 are included within “Property and equipment.” Included in modifications and reassessments for the year ended December 31, 2025 is US$66 (2024: $38) of passive infrastructure which the Group sold to an entity under common control and leased back.

COMMITMENTS

Capital commitments for the future purchase of equipment are as follows as of December 31:

	2025	2024
Less than 1 year	26	40
Total commitments	26	40

Capital commitments arising from telecommunications licenses

The Group’s ability to generate revenue is dependent upon the operation of the wireless telecommunications networks authorized under its various licenses for GSM-900/1800, “3G” (UMTS/WCDMA) mobile radiotelephone communications services, “4G” (LTE) and “5G.”

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

11     PROPERTY AND EQUIPMENT (cont.)

Under the license agreements, operating companies are subject to certain commitments, such as territory or population coverage, level of capital expenditures and number of base stations to be fulfilled within a certain timeframe. If we are found to be involved in practices that do not comply with applicable laws or regulations, we may be exposed to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could harm our business, financial condition, results of operations or cash flows.

After expiration of the license, our operating companies might be subject to additional payments for renewals, as well as new license capital and other commitments.

ACCOUNTING POLICIES

Property and equipment is stated at cost, net of any accumulated depreciation and accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful life of Group assets generally fall within the following ranges:

Class of property and equipment	Useful life
Telecommunication equipment	5 – 20 years
Buildings and constructions	5 – 30 years
Office and other equipment	2 – 8 years
Right-of-use assets	Equivalent lease term

Each asset’s residual value, useful life and method of depreciation is reviewed at the end of each financial year and adjusted prospectively, if necessary.

Where applicable, the Group has applied sale and leaseback accounting principles, whereas the right-of-use asset arising from the leaseback is measured at the proportion of the previous carrying amount of the asset that relates to the right of use retained by the Group. Accordingly, the Group recognizes only the amount of any gain or loss that relates to the rights transferred to the buyer-lessor.

SOURCE OF ESTIMATION UNCERTAINTY

Depreciation and amortization of non-current assets

Depreciation and amortization expenses are based on management estimates of useful life, residual value and amortization method of property and equipment and intangible assets. Estimates may change due to technological developments, competition, changes in market conditions and other factors and may result in changes in the estimated useful life and in the amortization or depreciation charges. Technological developments are difficult to predict and our views on the trends and pace of developments may change over time. Some of the assets and technologies in which the Group invested several years ago are still in use and provide the basis for new technologies.

The useful lives of property and equipment and intangible assets are reviewed at least annually, taking into consideration the factors mentioned above and all other relevant factors. Estimated useful lives for similar types of assets may vary between different entities in the Group due to local factors such as growth rate, maturity of the market, historical and expected replacements or transfer of assets and quality of components used. Estimated useful life for right-of-use assets is directly impacted by the equivalent lease term, refer to Note 14 for more information regarding source of estimation uncertainty for lease terms.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

12     INTANGIBLE ASSETS

The following tables summarize the movement in the net book value of intangible assets for the years ended December 31:

Net book value	Telecommuni- cation licenses, frequencies & permissions	Software	Brands and trademarks	Customer relationships	Other intangible assets	Total
As of January 1, 2025	126	135	1	21	—	283
Acquisitions	—	8	18	32	—	58
Additions	1	82	—	—	8	91
Disposals	—	(1)	—	—	—	(1)
Amortization charge for the year	(17)	(42)	(2)	(4)	—	(65)
Transfer and reclassification	—	6	—	—	(7)	(1)
Translation adjustment	(1)	(1)	—	—	—	(2)
As of December 31, 2025	109	187	17	49	1	363
Net book value	Telecommuni- cation licenses, frequencies & permissions	Software	Brands and trademarks	Customer relationships	Other intangible assets	Total
As of January 1, 2024	116	114	4	23	—	257
Additions	35	9	—	—	50	94
Disposals	—	(1)	—	—	—	(1)
Amortization charge for the year	(14)	(26)	(2)	(3)	—	(45)
Transfer and reclassification	—	51	—	2	(50)	3
Translation adjustment	(11)	(12)	(1)	(1)	—	(25)
As of December 31, 2024	126	135	1	21	—	283

During December 31, 2025 and 2024, there were no material changes in estimates related to intangible assets.

The following tables present the movements in goodwill presented as a separate line item within non-current assets, for the year ended December 31, 2025, by cash generating unit (“CGU”):

CGU	December 31, 2025	Acquisitions	Transfer and reclassification	Translation adjustment	December 31, 2024
Kyivstar	21	7	—	—	14
Uklon	107	109	1	(3)	—
Total	128	116	1	(3)	14
CGU	December 31, 2024	Acquisitions	Transfer and reclassification	Translation adjustment	December 31, 2023
Kyivstar	14	—	—	(1)	15
Total	14	—	—	(1)	15

____________

*        For acquisitions and divestments, refer to Note 9 for further details.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

12     INTANGIBLE ASSETS (cont.)

COMMITMENTS

Capital commitments for the future purchase of intangible assets are as follows as of December 31:

	2025	2024
Less than 1 year	5	7
Total commitments	5	7

ACCOUNTING POLICIES

Intangible assets acquired separately are carried at cost less accumulated amortization and impairment losses.

Intangible assets with a finite useful life are generally amortized with the straight-line method over the estimated useful life of the intangible asset. The amortization period and the amortization method for intangible assets with finite useful lives are reviewed at least annually and fall within the following ranges:

Class of intangible assets	Useful life
Telecommunication licenses, frequencies and permissions	3 – 20 years
Software	3 – 10 years
Brands and trademarks	3 – 15 years
Customer relationships	10 – 21 years
Other intangible assets	4 – 10 years

Goodwill is recognized for the future economic benefits arising from net assets acquired that are not individually identified and separately recognized. Goodwill is not amortized but is tested for impairment annually and as necessary when circumstances indicate that the carrying value may be impaired, see Note 10 for further details.

SOURCE OF ESTIMATION UNCERTAINTY

Refer also to Note 11 for further details regarding source of estimation uncertainty.

Depreciation and amortization of non-current assets

Estimates in the evaluation of useful lives for intangible assets include, but are not limited to, the estimated average customer relationship based on churn, the remaining license or concession period and the expected developments in technology and markets.

The actual economic lives of intangible assets may be different than estimated useful lives, thereby resulting in a different carrying value of intangible assets with finite lives. We continue to evaluate the amortization period for intangible assets with finite lives to determine whether events or circumstances warrant revised amortization periods. A change in estimated useful lives is a change in accounting estimate, and depreciation and amortization charges are adjusted prospectively.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

FINANCING ACTIVITIES OF THE GROUP

13     OTHER NON-OPERATING GAIN/(LOSS), NET

Other non-operating gain/(loss), net consisted of the following for the year ended December 31:

	2025	2024	2023
Gain/(loss) on Money Market Funds classified as cash and cash equivalents	1	—	—
Change in fair value of warrants	(1)	—	—
Change in fair value of put option liability	(2)	3	(3)
Income from sale of scrap metal	—	—	2
(Loss)/gain on foreign currency purchase and sale, net	(3)	—	(7)
Insurance compensation	5	—	—
Other loss	—	(1)	—
Other non-operating (loss)/gain, net	—	2	(8)

During the year ended December 31, 2025, the Group received insurance compensation of US$10 under voluntary property damage and business interruption insurance policies covering losses incurred from the military conflict in Ukraine that began in February 2022. Management allocated the compensation based on the nature of underlying insured losses: (i) US$5 for property damage (recognized in other non-operating income and presented within investing activities; and (ii) US$5 for business interruption (recognized in other operating income and presented within operating activities). The US$10 represents full and final settlement of all claims under the relevant policies, with no further amounts receivable.

14     INVESTMENTS, DEBT AND DERIVATIVES

INVESTMENTS AND DERIVATIVES

The Group holds the following investments and derivatives assets as of December 31:

	2025	2024
At fair value
Other financial assets – VEON Ltd. shares	—	8
	—	8
At amortized cost
Indemnity receivable from VEON Amsterdam B.V.	40	—
Loan receivable from VEON Amsterdam B.V.	—	363
Other receivables from VEON Amsterdam B.V.	9	—
Security deposits and cash collateral	119	64
Bank deposits	2	—
Other investments	—	30
	170	457
Total investments and derivatives	170	465
Non-current	2	—
Current	168	465

At fair value

Other financial assets

VEON Ltd. shares as of December 31, 2024 of US$8, represented 5,024,175 ordinary shares of VEON Ltd. (the ultimate Parent of Kyivstar Group) measured at fair value through other comprehensive income.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

During the year ended December 31, 2025, Kyivstar Holdings B.V. further purchased 12,346,225 ordinary shares of VEON Ltd. for US$22. The financial asset was measured at fair value, impacting other comprehensive income by US$2. All VEON Ltd. ordinary shares held by Kyivstar Holdings were transferred to VEON Amsterdam B.V. in March 2025 at fair value (US$32) resulting in a receivable from VEON Amsterdam B.V. Subsequently, these receivables from VEON Amsterdam B.V. were utilized in the repayment of bonds.

At amortized cost

The indemnity receivable from VEON Amsterdam B.V. of US$40 represents amounts due under an indemnity agreement whereby VEON Amsterdam B.V. has agreed to reimburse the Group for potential future payments of principal and interest on the Bonds described below.

Investment and derivatives

Security deposits and cash collateral consisted of funds held in the account of clearing companies acting as an intermediary between Kyivstar and roaming and interconnect partners, amounting to US$119 (2024: US$64).

Other investments at amortized cost as of December 31, 2024 predominantly included sovereign Ukrainian bonds held by Kyivstar, US$30 denominated in US$ (2025: US$—). The average yield to maturity of the sovereign Ukrainian bonds was 1.59% in 2025 (2024: 2.79%).

DEBT AND DERIVATIVES

The Group holds the following outstanding debt and derivatives liabilities as of December 31:

	2025	2024
At fair value
Warrants	27	—
Total at fair value	27	—

At discounted redemption amount
Put option liabilities	2	9
Total at discounted redemption amount	2	9

At amortized cost
Bonds	38	585
Interest accrued on Bonds	2	6
Lease liabilities	374	294
Loan Note Payable – VEON Amsterdam B.V.	57	—
Other financial liabilities	16	—
Total at amortized cost	487	885

Total debt and derivatives	516	894
Non-current	287	225
Current	229	669

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

At fair value

Financial instruments measured at fair value are classified into one of the three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly;

Level 3 — Inputs that are not based on observable market data.

On a quarterly basis, the Group reviews if there are any indicators for a possible transfer between fair value hierarchy levels. This depends on how the Group is able to obtain the underlying inputs when assessing the fair valuations. During the year ended December 31, 2025, there were no transfers between Level 1, Level 2 and Level 3 fair value measurements.

The SPAC Merger (refer to Note 9) included the issuance of 7,666,629 Warrants. Each Warrant entitles the holder to purchase one Common Share at an exercise price of US$11.50 per share. The Warrants are exercisable from September 14, 2025 and will expire on August 14, 2030. During the year ended December 31, 2025 101 Warrant were exercised leaving 7,666,528 Warrants outstanding December 31, 2025.

The Warrants are accounted for as liabilities and are measured at fair value as of each reporting period. As the Warrants are traded on an active market under the trading symbol “KYIVW,” the fair value of the warrants is a level 1 fair value measurement. Changes in the fair value of the Warrants are recorded in the statements of income for each period within other non-operating (loss)/gain, net.

At discounted redemption amount

Put option liabilities represent obligations to purchase non-controlling interests in Helsi US$1 (2024: $9) and Uklon US$1 (2024: US$—), each measured at the discounted redemption amount.

At amortized costs

During year ended December 31, 2025, Kyivstar Holdings partially repaid of its 4.0% April 2025 U.S. Dollar denominated New Notes (US$472) and 6.3% June 2025 Russian Ruble denominated New Notes (US$100 (RUB7,840)), on April 9, 2025 and June 18, 2025, respectively, prior to its acquisition by Kyivstar Group Ltd.

As of December 31, 2025, Bonds represent the principal and interest amounts outstanding for April 2025 Old Notes US$24 and June 2025 Old Notes (US$16 (RUB1,254) which were not exchanged for New Notes prior to their respective maturity dates. Upon tender from Old noteholders, it is the Company’s intention to exchange the Old Notes, including accrued interest, of eligible noteholders against a cash settlement. Eligibility is based on successful completion of a sanctions check procedure. An indemnity agreement between Kyivstar Holdings and VEON Amsterdam B.V. is in place which is to see Kyivstar Holdings made whole for any external payments to eligible Old noteholders.

The lease liabilities are primarily (approximately 70%) related to the sale of the passive infrastructure of sites an entity under common control and lease back places on those sites.

Other financial liabilities primarily include contingent consideration payable for Uklon Group acquisition of US$4 (refer to Note 9) and long term financial liability for license for the Digital Business Support System of US$9.

On August 13, 2025, in connection with the consummation of the Business Combination Agreement, Kyivstar Group Ltd. issued a loan note payable (the “Loan Note Payable”) to VEON Amsterdam B.V. in the aggregate principal amount of US$178. The Loan Note Payable bears interest at a rate of 10% per annum, payable at maturity on August 12,

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

2026, and may be prepaid in whole or in part at any time without premium or penalty. Amounts repaid will be applied first to accrued interest and then to outstanding principal. On September 17, 2025, repayment of US$124 was made, consisting of US$122 of principal and US$2 of interest. The remaining balance, including accrued interest, as of December 31, 2025 is US$57.

As of December 31, 2024, bonds represent the principal amounts outstanding for two interest-bearing 2025 Notes. One bond is denominated in U.S. Dollars and matures on April 9, 2025, with a principal outstanding amount of US$496 and an interest rate of 4.0%. The other bond is denominated in Russian Ruble (“RUB”), with an outstanding amount of $89 (RUB9,040), maturing on June 18, 2025. The bond denominated in RUB carries an interest rate of 6.3%. Refer to Note 14 and Note 16 for details on bond repayments.

SIGNIFICANT CHANGES IN DEBT AND DERIVATIVES

Reconciliation of cash flows from financing activities

	Bonds and interest accrued on bonds	Loan note VEON Amsterdam	Lease liabilities	Warrants	Put option liabilities	Other financial liabilities	Total
Balance as of January 1, 2025	591	—	294	—	9	—	894

Cash flows
Proceeds from borrowings, net of fees paid	7	—	—	—	—	—	7
Repayment of debt	(583)	(123)	(37)	—	—	—	(743)
Interest paid	(19)	—	(58)	—	—	—	(77)

Non-cash movements
Loan Note receipt	—	178	—	—	—	—	178
Interest and fee accruals	18	2	59	—	—	—	79
Lease additions, disposals, impairment and modifications	—	—	118	—	—	—	118
Foreign currency translation	26	—	(2)	—	—	—	24
Warrants issued	—	—	—	27	—	—	27
Put option exercised	—	—	—	—	(7)	—	(7)
Other financial liabilities	—	—	—	—	—	16	16
Balance as of December 31, 2025	40	57	374	27	2	16	516

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

	Bonds and interest accrued on bonds	Loan from parent	Lease liabilities	Put option liability	Total
Balance as of January 1, 2024	602	4	281	11	898

Cash flows
Repayment of debt	—	—	(29)	—	(29)
Interest paid	(25)	—	(53)	—	(78)

Non-cash movements
Interest and fee accruals	26	—	54	—	80
Lease additions, disposals, impairment and modifications	—	—	76	—	76
Foreign currency translation	(12)	—	(30)	—	(42)
Other non-cash movements	—	(4)	(5)	(2)	(11)
Balance as of December 31, 2024	591	—	294	9	894

FINANCING ACTIVITIES

There were no significant financing activities for 2025 and 2024.

FAIR VALUES

As of December 31, 2025, the carrying amounts of all financial assets and liabilities are equal to or approximate their respective fair values as shown in the table at the beginning of this Note, with the exception:

•        Bonds for which fair value is equal to US$38 (2024: US$558);

•        Loan note payable to VEON Amsterdam US$59 (2024: US$—);

•        Lease liabilities for which fair value has not been determined; and

•        Put option liabilities for which the values are determined based on present redemption value.

Fair values are estimated based on quoted market prices for our bonds, derived from market prices or by discounting contractual cash flows at the rate applicable for the instruments with similar maturity and risk profile. Observable inputs (Level 2) used in valuation techniques include interbank interest rates, bond yields, swap curves, basis swap spreads, foreign exchange rates and credit default spreads.

On a quarterly basis, the Group reviews if there are any indicators for a possible transfer between fair value hierarchy levels. This depends on how the Group is able to obtain the underlying input parameters when assessing the fair valuations. During the year ended December 31, 2025 and 2024, there were no transfers between Level 1, Level 2 and Level 3 fair value measurements.

ACCOUNTING POLICIES AND SOURCES OF ESTIMATION UNCERTAINTY

Fair value of financial instruments

All financial assets and liabilities are measured at amortized cost, except those which are measured at fair value as presented within this Note 14.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

14     INVESTMENTS, DEBT AND DERIVATIVES (cont.)

Where the fair value of financial assets and liabilities recorded in the statement of financial position cannot be derived from active markets, their fair value is determined using valuation techniques, including discounted cash flows models. The inputs to these models are taken from observable markets, but when this is not possible, a degree of judgment is required in establishing fair values. The judgments include considerations regarding inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Measurement of lease liabilities

Lease liabilities are measured upon initial recognition at the present value of the future lease and related fixed services payments over the lease term, discounted with the country specific incremental borrowing rate as the rate implicit in the lease is generally not available. Subsequently lease liabilities are measured at amortized cost using the effective interest rate method.

A significant portion of the lease contracts included within Group’s lease portfolio includes lease contracts which are extendable through mutual agreement between the Group and the lessor, or lease contracts which are cancellable by the Group immediately or on short notice. The Group includes these cancellable future lease periods within the assessed lease term, which increases the future lease payments used in determining the lease liability upon initial recognition, except when it is not reasonably certain at the commencement of the lease that these will be exercised.

The Group continuously assesses whether a revision of lease terms is required due to a change in management judgment regarding, for example, the exercise of extension and/or termination options. When determining whether an extension option is not reasonably certain to be exercised, the Group considers all relevant facts and circumstances that create an economic incentive to exercise the extension option, or not to exercise a termination option, such as strategic plans, future technology changes, and various economic costs and penalties.

Put-option liabilities

Put options are accounted for as financial liabilities in these consolidated financial statements. The put-option redemption liability is measured at the discounted redemption amount. Interest over the put-option redemption liability will accrue in line with the effective interest rate method, until the options have been exercised or are expired.

Derivative warrant liabilities

The Group does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Group evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to IAS 32 Financial Instruments: Presentation (“IAS 32”) and IFRS 9 Financial Instruments (“IFRS 9”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Group accounts for its 7,666,629 Public Warrants issued in connection with its SPAC Merger as derivative warrant liabilities in accordance with IAS 32 and IFRS 9. Accordingly, the Group recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Group’s statements of profit or loss. The fair value of warrants issued by the Group has been estimated using the market price at each measurement date.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

15     CASH AND CASH EQUIVALENTS

Cash and cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. Cash and cash equivalents are comprised of cash at bank and on hand and highly liquid investments that are readily convertible to known amounts of cash, are subject to only an insignificant risk of changes in value and have an original maturity of less than three months.

Cash and cash equivalents consisted of the following items as of December 31:

	2025	2024
Cash and cash equivalents at banks and on hand	247	479
Short-term deposits and money market funds	208	195
Cash and cash equivalents, as presented in the consolidated statement of cash flows	455	674

Cash at banks and cash equivalents with original maturity of less than three months held by Kyivstar amounting to US$238 (2024: US$234) earns interest based on bank deposit rates, current account rates and Ukrainian Sovereign bonds rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

Short-term deposits held by Kyivstar amounting to US$202 (2024: US$195).

The imposition of currency exchange controls or other similar restrictions on currency convertibility in Ukraine could limit the Group’s ability to convert local currencies or repatriate local cash in a timely manner or at all, as well as remit dividends.

As of December 31, 2025, US$415 (2024: US$429) of cash held by Kyivstar in Ukraine was subject to currency restrictions that limited ability to upstream the cash or make certain payments outside the country, but these balances are otherwise freely available to the Ukrainian operations.

16     FINANCIAL RISK MANAGEMENT

The Group’s principal financial instruments comprise cash and cash equivalents, current financial investments, and other current financial assets. The Group has various other financial instruments, such as trade payables and trade receivables, prepaid credit balances that are refundable to the customers or can be used as currency to purchase items from other suppliers, which arise directly from its operations.

It is the Group’s policy not to trade with financial instruments. The Group is exposed to market risk, credit risk and liquidity risk.

The Group’s overall risk management program focuses on the unpredictability and inefficiency of the Ukrainian financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group’s senior management oversees the management of these risks and financial risk-taking activities are governed by appropriate policies and procedures so that financial risks are identified, measured and managed in accordance with the Group policies.

The policies for managing each of these risks are summarized below.

INTEREST RATE RISK

The Group has limited exposure to interest rate risk as debt costs are fixed rate. The Group has no exposure to other price risk.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

16     FINANCIAL RISK MANAGEMENT (cont.)

FOREIGN CURRENCY RISK

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of the changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when the Group’s trade receivables and trade payables are denominated in foreign currencies) and financing activities (when interest-bearing borrowings are denominated in foreign currencies).

The exchange rates for foreign currencies, in which the Group’s financial assets and liabilities were denominated, against Ukrainian Hryvnia, as declared by the National Bank of Ukraine as of the dates and periods stated, are as follows:

	USD	EUR
January 01, 2024	37.982	42.208
Average for 2024	40.159	43.459
December 31, 2024	42.039	43.926
Average for 2025	41.690	47.085
December 31, 2025	42.388	49.857

Foreign currency sensitivity

The following table demonstrates the sensitivity to a possible change in exchange rates against the U.S. dollar with all other variables held constant. Additional sensitivity changes to the indicated currencies are expected to be approximately proportionate. The table shows the effect on the Group’s profit before tax (due to changes in the value of monetary assets and liabilities, including foreign currency derivatives). The Group’s exposure to foreign currency changes for all other currencies is not material.

2025	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of equity
Change in USD exchange rate	+10.00%	(6)	—
Change in the EUR exchange rate	+10.00%	(1)	—
Change in USD exchange rate	-1.00%	1	—
Change in the EUR exchange rate	-1.00%	—	—
2024	Increase/ (decrease) in %	Increase/ (decrease) of profit before tax	Increase/ (decrease) of equity
Change in USD exchange rate	+10.00%	34	28
Change in the EUR exchange rate	+10.00%	11	9
Change in USD exchange rate	-1.00%	(3)	(3)
Change in the EUR exchange rate	-1.00%	(1)	(1)

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Financial instruments, which potentially expose the Group to significant concentrations of credit risk, consist principally of cash in bank, short-term deposits, and trade and other receivables.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

16     FINANCIAL RISK MANAGEMENT (cont.)

The Group’s maximum credit risk exposure as of December 31 comprises:

	2025	2024
Cash and cash equivalents	455	674
Security deposits and cash collateral	119	64
Current financial investments	2	30
Financial assets at fair value	—	8
Trade and other receivables	37	40
Loan receivable from VEON Amsterdam	—	363
Indemnity receivable from VEON Amsterdam	40	—
Other receivables from VEON Amsterdam	9	—
Total	662	1,179

Group’s cash and deposits are primarily held in banks located in Ukraine. As of December 31, 2025, 47% of cash and cash equivalents were held in three banks (2024: 55% in three banks).

The cash and cash equivalent retained by the Group in accordance with the demerger proposal relates to bank accounts of Kyivstar Holdings.

Analysis by credit quality of cash and cash equivalents including security deposits and cash collateral at the Group based on credit ratings as published by the credit rating agency Fitch Ratings Inc. (“Fitch”) as of December 31 is as follows:

	2025	2024
- CCC/C – rated	157	—
- Unrated – Other Ukrainian banks	380	493
- BBB- Kyivstar Holdings	—	245
- A-/A/A+ – rated	39	—
Total	576	738

For cash and cash equivalents and security deposits and cash collateral, the Group assessed ECL based on the Fitch’s rating for rated banks and based on the sovereign rating of Ukraine defined by Fitch as “CCC.” The non-rated banks listed above are mainly members of international banking groups with A to AA ratings. The banks rated A-/A/A+ service Group’s funds located outside of Ukraine. Based on this assessment the Group concluded that the identified impairment loss was immaterial.

Trade receivables are presented net of allowances. The Group does not require collateral for trade receivables. Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed for all customers requiring credit over a certain amount. Credit risk arising from financial transactions is reduced through diversification, through accepting counterparties with high credit ratings only and through defining limits on aggregated credit exposure towards each counterparty. The Group’s credit risk exposure is monitored and analyzed on a case-by-case basis, and the Group’s management believes that credit risk is appropriately reflected in impairment allowances recognized against assets.

The Group’s maximum exposure to credit risk for the components of the statement of financial position as of December 31, 2025 and 2024 is the carrying amount as illustrated in Note 5, Note 14 and Note 15, and within this Note 16.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

16     FINANCIAL RISK MANAGEMENT (cont.)

LIQUIDITY RISK

The Group analyses the aging of its assets and the maturity of its liabilities and plans its liquidity depending on the expected repayment of various instruments. The Group’s short-term and long-term liquidity needs are funded largely through cash flow from operating activities.

The table below shows financial liabilities as of December 31, 2025 and 2024 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross lease obligations (before deducting future finance charges). Such undiscounted cash flows differ from the amount included in the statement of financial position because the statement of financial position amount is based on discounted cash flows.

Maturity profile

As of December 31, 2025	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	38	—	—	—	38
Bond liabilities accrued interest	2	—	—	—	2
Lease liabilities*	—	100	370	102	572
Trade and other payables	141	—	—	—	141
Loan Note Payable – VEON Amsterdam B.V.	—	57	—	—	57
Total financial liabilities	181	157	370	102	810
As of December 31, 2024	Demand and less than 3 months	3 months to 12 months	12 months to 5 years	More than 5 years	Total
Bond liabilities principal amount	—	585	—	—	585
Bond liabilities accrued interest	—	6	—	—	6
Lease liabilities*	20	62	305	74	461
Trade and other payables**	103	—	—	—	103
Loans	—	8	—	—	8
Total financial liabilities	123	661	305	74	1,163

____________

*      Lease liabilities in the maturity profile presents undiscounted future value of payments, however, Statement of financial position shows present/discounted value of lease liabilities

**      Prior period comparatives have been reclassified to conform with the current period presentation

CAPITAL MANAGEMENT

The primary objective of the Group’s capital management is to preserve financial flexibility, safeguard its ability to continue as a going concern and support the long-term development of its operations.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

16     FINANCIAL RISK MANAGEMENT (cont.)

The Group manages its capital structure in light of changes in economic, geopolitical and market conditions, operating performance and investment requirements. In particular, given the ongoing war in Ukraine and related macroeconomic uncertainty, the Group places emphasis on liquidity preservation and maintaining a conservative financial profile. Further information regarding uncertainties affecting the Group’s operating environment is disclosed in Note 1.

For capital management purposes, the Group defines capital as total equity attributable to shareholders and its net cash position. Net cash represents cash and cash equivalents less interest-bearing debt and lease liabilities. As of December 31, 2025 and 2024, the Group was in a net cash position. Accordingly, leverage was not a primary consideration in the management of capital during the periods presented.

The Group may adjust its capital structure through dividend payments, capital returns, issuance of shares or the raising or repayment of debt and the deployment of capital for strategic investments, including mergers and acquisitions.

For the years ended December 31, 2025, 2024 and 2023, the Group did not declare or pay dividends. Dividend distributions are subject to applicable legal, regulatory and contractual restrictions, including limitations on the upstreaming of funds and the availability of distributable reserves. These restrictions may limit the Group’s ability to distribute cash to shareholders, irrespective of its net cash position.

There were no material changes in the Group’s objectives, policies or processes for managing capital during the year ended December 31, 2025.

17     ISSUED CAPITAL AND RESERVES

The following table details the Common Shares of the Company as of December 31:

	2025	2024	2023
Authorized Common Shares (nominal value of US$0.01 per share)	265,430,000	—	—
Issued shares	230,863,624	206,942,440	206,942,440
Weighted-average shares basic and diluted, recasted	216,117,656	206,942,440	206,942,440

The holders of Common Shares are, subject to our bye-laws and Bermuda law, generally entitled to enjoy all the rights attaching to Common Shares. All issued shares are fully paid-up.

Kyivstar Group Ltd. was incorporated on March 7, 2025 with an authorized share capital of US$2, divided into 2,000,000,000 Common Shares, with a nominal value of US$0.01 each, all of which are designated as Common Shares. On June 13, 2025, the entire issued and unissued share capital of the Company was consolidated on a 10:1 basis into 200,000,000 Common Shares of nominal value US$0.01, with no change to the US$2 authorized share capital. On July 8, 2025, Kyivstar Group Ltd. increased its authorized share capital to 265,430,000 Common Shares of nominal value US$0.01.

The issued shares presented as of December 31, 2024 have been retroactively recast to reflect the capital structure following the Capital Reorganization. For the year ended December 31, 2025 the 7,666,528 warrants were excluded from the calculation of diluted earnings per share as the impact of including them was anti-dilutive.

Subject to our bye-laws and to any shareholders’ resolution to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, for such time as we have authorized but unissued share capital the Kyivstar Group Ltd. Board has the power to issue Kyivstar Group Ltd. Common Shares on such terms and conditions as the Kyivstar Group Ltd. Board may determine. Any increase in our authorized share capital requires the approval of in excess of 50% of the shares voted (a “simple majority”) at a shareholders’ meeting (a “general meeting”).

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

17     ISSUED CAPITAL AND RESERVES (cont.)

Each fully paid Kyivstar Group Ltd. Common Share entitles its registered holder to:

•        receive notice of, attend and participate in general meetings;

•        have one vote per Kyivstar Group Ltd. Common Share on all issues voted upon at a general meeting, except for the purposes of cumulative voting for the election of the Kyivstar Group Ltd. Board, in which case each Kyivstar Group Ltd. Common Share shall have the same number of votes as the total number of members to be elected to the Kyivstar Group Ltd. Board and all such votes may be cast for a single candidate or may be distributed between or among two or more candidates;

•        receive dividends approved by the Kyivstar Group Ltd. Board (any dividend or other money payable in respect of a share which has remained unclaimed for 6 years from the date when it became due for payment shall, if the Kyivstar Group Ltd. Board so resolves, be forfeited and cease to remain owing by Kyivstar Group Ltd.);

•        in the event of our liquidation, receive a pro rata share of our surplus assets; and

•        exercise any other rights of a common shareholder set forth in our bye-laws and Bermuda law.

There are no sinking fund provisions attached to any of our shares. Holders of fully paid Common Shares have no further liability to Kyivstar Group Ltd. for capital calls.

18     EARNINGS PER SHARE

Earnings per common share for all periods presented has been determined by dividing profit available to common shareholders by the weighted average number of Common Shares outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share for continuing operations, for the years ended

December 31:

	2025	2024	2023
(In millions of U.S. dollars, except share and per share amounts)
Numerator:
Profit for the period attributable to the owners of the parent	124	283	281

Denominator:
Weighted average Common Shares outstanding for basic and diluted earnings per share	216,117,656	206,942,440	206,942,440

Basic and Diluted earnings per share	0.57	1.37	1.36

Warrants were excluded from the calculation of diluted earnings per share as the impact of including them was anti-dilutive.

ACCOUNTING POLICY

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed using the weighted average shares of common stock outstanding during the period and potentially dilutive common shares, including the effect of warrants to purchase shares of common stock using the treasury stock method. The weighted-average shares outstanding for all prior periods presented have been retroactively recast to reflect the capital structure following the Capital Reorganization.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

19.    DIVIDENDS PAID AND PROPOSED

Pursuant to Bermuda law, Kyivstar Group is restricted from declaring or paying a dividend if there are reasonable grounds for believing that:

(a)     Kyivstar Group is, or would after the payment be, unable to pay its liabilities as they become due, or

(b)    the realizable value of Kyivstar Group assets would, as a result of the dividend, be less than the aggregate of Kyivstar Group liabilities.

Due to legal and regulatory restrictions, there were no dividends declared by Kyivstar Group in respect of 2025.

ADDITIONAL INFORMATION

20     RELATED PARTIES

Related parties as defined by IAS 24 are natural persons or companies that can be influenced by Kyivstar Group Ltd., that can exert an influence on Kyivstar Group Ltd. or that are under the influence of another related party of Kyivstar Group. Transactions with related parties were conducted at arm’s length.

The immediate parent and ultimate controlling shareholder of the Company are, respectively, VEON Amsterdam B.V. and VEON Ltd.

LLC “Ukraine Tower Company,” VEON Group Holding Company Ltd., LLC “VEON Wholesale Services B.V.” and LLC “VimpelCom Global Services Ukraine” and other fellow subsidiaries of VEON Group are entities under common control with the Company, as they are controlled by the same ultimate controlling shareholder.

The following table provides the total amount of transactions that have been entered into with related parties and their affiliates for the years ended December 31:

	2025			2024			2023
	Ultimate and Immediate parent	Entities under common control	Key Management Personnel	Ultimate and Immediate parent	Entities under common control	Key Management Personnel	Ultimate and Immediate parent	Entities under common control	Key Management Personnel
Cost of services, equipment and accessories	—	(11)	—	—	(7)	—	—	(6)	—
Selling, general and administrative expenses	—	—	(10)	—	—	(8)	—	—	(7)
Finance costs	(3)	(42)	—	(1)	(35)	—	—	(34)	—
Depreciation charge of right-of-use asset	—	(34)	—	—	(27)	—	—	(27)	—
Impairment, net	—	(1)	—	—	—	—	—	—	—
Other operating income	—	3	—	—	1	—	—	1	—
Other operating expenses	—	(10)	—	(21)	(1)	—	(8)	(2)	—
Other income	—	—	—	—	22	—	—	21	—
Total	(3)	(95)	(10)	(22)	(47)	(8)	(8)	(47)	(7)

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

20     RELATED PARTIES (cont.)

The following table provides the total balance of accounts with related parties and their affiliates as of December 31:

	2025		2024		2023
	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control	Ultimate and Immediate parent	Entities under common control
Right-of-use assets – LLC “Ukraine Tower Company”	—	214	—	169	—	167
Trade and other receivables – LLC “Ukraine Tower Company”	—	1	—	—	—	11
Financial assets – VEON Amsterdam B.V.	—	—	363	—	343	—
Indemnity receivable from VEON Amsterdam B.V.	40	—	—	—	—	—
Other receivables from VEON Amsterdam B.V.	9	—	—	—	—	—
Financial assets – VEON Ltd.	1	—	8	—	—	—
Total	50	215	371	169	343	178

Trade and other payables – LLC “Ukraine Tower Company”	—	(8)	—	(6)	—	(5)
Trade and other payables – LLC “VEON Wholesale Services B.V.”	—	—	—	—	—	(4)
Trade and other payables – VEON Ltd.	(17)	—	(8)	—	(14)	—
Trade and other payables – VEON Group Holding Company Ltd	—	(17)	—	—	—	(1)
Lease liabilities – LLC “Ukraine Tower Company”	—	(250)	—	(195)	—	(184)
Loan Note Payable – VEON Amsterdam B.V.	(57)	—	—	—	—	—
Short-term loans – LLC “VimpelCom Global Services Ukraine”	—	—	—	—	—	(4)
Other current liabilities – LLC “Ukraine Tower Company”	—	—	—	—	—	(1)
Other current liabilities – VEON Ltd.	(12)	—	—	—	—	—
Total	(86)	(275)	(8)	(201)	(14)	(199)

Transactions with related parties were on contractual terms.

Terms and conditions of transactions with related parties

Outstanding balances with related parties at the year-end are unsecured and settlement occurs in cash. Outstanding balances with related parties are interest free, except for the Loan Note Payable and lease liabilities. There have been no financial guarantees issued in favor of the Group or received to/from any related party. For the year ended December 31, 2025 and 2024, the Group has not recorded any significant impairment of receivables due from the related parties.

Revenues and trade receivables

In 2025 the Group provided to foreign telecom operators, being entities under common control with the Company’s ultimate parent, interconnection, roaming and access to network services in the total amount of less than US$1 for both 2025, 2024 and 2023. The related trade receivables as of December 31, 2025 and 2024 due from entities under common control are non-interest bearing, unsecured and are settled in the normal course of business.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

20     RELATED PARTIES (cont.)

Reimbursable short-term loans provided

In June 2022, the Group received short-term loans from the entity under common control LLC “VimpelCom Global Services Ukraine” in the amount of US$4. As of December 31, 2023 the amount of short-term loans was US$4. The full amount was settled in 2024.

Cost of materials, traffic charges and other direct costs and trade payables

Cost of materials, traffic charges and other direct costs included access to network, roaming and interconnection services, provided by entities under common control and other related parties. Trade payables to entities under common control and other related parties comprise amounts due for access to network, roaming and interconnection services. Trade payables to related parties are non-interest bearing and are settled in the normal course of business.

Other operating expenses included consultancy fees and external personnel provided by the ultimate parent and entities under common control.

Right-of-use assets as of December 31, 2025 and 2024 relate to the sale of the passive infrastructure of sites to entities under common control in 2021 and the lease-back of those sites.

COMPENSATION TO BOARD OF DIRECTORS AND KEY MANAGEMENT PERSONNEL

The key management personnel comprise the Executive Chairman, the President, the Chief Financial Officer and the members of the Board of Directors.

Following completion of the SPAC Merger, the Group reassessed its identification of key management personnel in accordance with IAS 24. Subsequent to the SPAC Merger, key management personnel of the Group comprise the Executive Chairman, the President, the Chief Financial Officer, and the members of the Board of Directors. Prior to the Merger, Kyivstar Holdings B.V. and JSC Kyivstar operated as part of the Wider VEON Group, with operations managed by the Wider VEON Group Executive Committee (GEC), which included the Group Chief Executive Officer, Group Chief Financial Officer, and Group General Counsel. Consequently, during 2024 and 2023, the Group identified key management personnel as comprising the Wider VEON Group’s GEC members, together with JSC Kyivstar’s Chief Executive Officer and Chief Financial Officer, and disclosed their compensation accordingly.

The following table sets forth the total compensation to key management personnel (“KMP”) of the Company, as defined by IAS 24, Related Party Disclosures:

	2025	2024	2023
Short-term benefits	10	8	7
Total compensation to key management personnel	10	8	7

Under the Company’s bye-laws, the Board of Directors of the Company established a Remuneration Committee, which has the overall responsibility for approving and evaluating the compensation and benefit plans, policies and programs of the Company’s directors, officers and employees and for supervising the administration of the Company’s equity incentive plans and other compensation and incentive programs.

21     EVENTS AFTER THE REPORTING PERIOD

Partial settlement of bonds and indemnity

Settlement of legacy bonds and indemnity on January 15, 2026, Kyivstar Holdings B.V. settled bonds in the aggregate amount of US$11, comprising US$10 of principal and less than US$1 of accrued interest. In accordance with the indemnity agreement, Kyivstar Holdings B.V. received a corresponding reimbursement of US$11 from VEON Amsterdam.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

21     EVENTS AFTER THE REPORTING PERIOD (cont.)

Acquisition of ISP Shtorm LLC

On February 9, 2026, the Group entered into a Share Purchase Agreement for the acquisition of 100% of the equity interests in ISP Shtorm LLC for total consideration of US$10. ISP Shtorm LLC is a regional fixed broadband operator providing internet services to residential and business customers in Ukraine. The transaction is subject to customary closing conditions. The Group is currently assessing the accounting treatment of the transaction under IFRS 3, Business Combinations, including the determination of the acquisition date, purchase price allocation and related disclosures.

Acquisition of Tabletki.ua

On February 10, 2026, the Group announced the acquisition of Tabletki.ua for total consideration of US$160, payable in full in UAH in Ukraine. Tabletki.ua is a leading Ukrainian online platform that enables consumers to search for, compare and reserve medicines and other products at local pharmacies.

The transaction is expected to be earnings accretive and is subject to customary closing conditions. The Group is currently assessing the accounting treatment of the transaction under IFRS 3 Business Combinations, including the determination of the acquisition date, purchase price allocation and related disclosures.

22     SIGNIFICANT ACCOUNTING POLICIES

SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of these consolidated financial statements has required management to apply accounting policies and methodologies based on complex and subjective judgments, as well as estimates based on past experience and assumptions determined to be reasonable and realistic based on the related circumstances. The use of these judgments, estimates and assumptions affects the amounts reported in these consolidated financial statements. The final amounts for items for which estimates and assumptions were made in the consolidated financial statements may differ from those reported in these statements due to the uncertainties that characterize the assumptions and conditions on which the estimates are based.

The sources of uncertainty identified by the Group are described together with the applicable Note, as follows:

Significant accounting judgment/source of estimation uncertainty	Described in
Revenue recognition	Note 3
Deferred tax assets and uncertain tax positions	Note 8
Provisions and contingent liabilities	Note 7
Impairment of non-current assets	Note 10
Control over subsidiaries	Note 1
Depreciation and amortization of non-current assets	Note 11 and Note 12
Measurement of lease liabilities	Note 14

NEW STANDARDS AND INTERPRETATIONS

Adopted in 2025

Following amended standard became effective as of January 1, 2025 and did not have a material impact on Group’s financial statements.

•        Lack of exchangeability — Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates (effective for annual periods beginning on or after January 1, 2025).

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

22     SIGNIFICANT ACCOUNTING POLICIES (cont.)

Not yet adopted by the Group

Certain new accounting standards and interpretations, as listed below, have been issued but are not yet effective for the financial reporting period ended December 31, 2025 and have not been early adopted by the Group. These standards and interpretations are not expected to have a material impact on Group’s financial statements in current or future reporting periods or on foreseeable future transactions except for the IFRS 18, Presentation and Disclosure in Financial Statement, and IFRS 19, Subsidiaries without Public Accountability: Disclosures. The Group is currently assessing the impact that the adoption of these new pronouncements will have on the consolidated financial statements at the time of initial application as well as its subsidiaries.

•        Classification and Measurement of Financial Instruments — Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures (effective for annual periods beginning on or after January 1, 2026).

•        Improvements to International Financial Reporting Standards (effective for annual periods beginning on or after January 1, 2026).

•        Contracts Referencing Nature-dependent Electricity — Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures (effective for annual periods beginning on or after January 1, 2026).

•        IFRS 18, Presentation and Disclosure in Financial Statements (effective for annual periods beginning on or after January 1, 2027).

•        IFRS 19, Subsidiaries without Public Accountability: Disclosures (effective for annual periods beginning on or after January 1, 2027).

•        Amendments to IAS 21, Translation to a Hyperinflationary Presentation Currency (effective for annual periods beginning on or after January 1, 2027).

23.    CONDENSED SEPARATE FINANCIAL INFORMATION OF KYIVSTAR GROUP LTD.

Certain of the consolidated entities of Kyivstar Group Ltd. are restricted from remitting funds in the form of cash dividends or loans by a variety of regulations, contractual or local statutory requirements.

Regulation S-X requires that condensed financial information of the registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries means that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The Company performed a test on the restricted net assets of consolidated subsidiaries and concluded the restricted net assets exceed 25% of the consolidated net assets of the Company as of December 31, 2025. As of December 31, 2025, Kyivstar Group Ltd. had restricted net assets of 104% of total net assets. The Company was subject to restrictions on the up-streaming of dividend from Ukraine during 2025 owing to the ongoing war in Ukraine (refer Note 1 — General Information). The main restriction for 2025 related to Ukraine operations owing to regulatory restriction as explained above and in Note 1 — General Information, which includes the freezing of Kyivstar’s corporate rights applied from October 6, 2023 by the Security Services of Ukraine. In addition, the devaluation of exchange rates in the countries in which the Group operates also lowered the book value of the consolidated net assets of the Company relative to its share of the restricted assets. Accordingly, separate condensed financial statements of Kyivstar Group Ltd. have been prepared, in accordance with Rule 5-04 and Rule 12-04 of SEC Regulation S-X.

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

23.    CONDENSED SEPARATE FINANCIAL INFORMATION OF KYIVSTAR GROUP LTD. (cont.)

As the Company’s business was operated through Kyivstar Holdings prior to the Kyivstar Group Ltd. being incorporated on March 7, 2025, no Kyivstar Group Ltd. financial information from 2024 and 2023 is presented. The ‘Equity’ as of December 31, 2025 and ‘Profit/(loss) for the year’ for the period from March 7, 2025 (date of incorporation) to December 31, 2025 shown in the separate condensed financial statements below are equal to the ‘Equity’ and ‘Profit/(loss) for the year’ which are attributable to the owners of the parent within the Company’s consolidated financial statements.

Subsidiaries

Subsidiaries are all entities (including intermediate subsidiaries) over which the Company has control. The Company controls an entity when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary. Subsidiaries are recognized from the date on which control is transferred to the Company or its intermediate holding entities. They are derecognized from the date that control ceases.

Investments in subsidiaries are measured via the net equity method. Net equity method is based on the measurement of assets, provisions and liabilities and determination of profit based on the principles applied in the consolidated financial statements. If the valuation of a subsidiary via the net equity method is negative, it will be stated at nil. If and insofar as the Company can be held fully or partially liable for the debts of the subsidiary or has the firm intention of enabling the participation to settle its debts, a provision is recognized for this.

Newly acquired subsidiaries are initially recognized at cost. For subsequent valuations, the principles that apply for these financial statements are used.

The amount by which the carrying amount of the subsidiary has changed since the previous financial statements as a result of the net result achieved by the subsidiary is recognized in the income statement.

Condensed statement of financial position:

As of December 31:

2025
Non-current assets
Financial fixed assets	2,351
Total non-current assets	2,351
Total current assets	18
Total assets	2,369
Equity	2,256
Total liabilities	113
Total equity and liabilities	2,369

Condensed income statement:

for the years ended December 31:

2025
Other operating gains	(1)
Listing expense	(162)
Operating (loss)	(163)
Finance costs	(5)
Profit/(loss) for the year	(168)

Kyivstar Group Ltd.
Notes to the consolidated financial statements
(in millions of U.S. dollars unless otherwise stated)

23.    CONDENSED SEPARATE FINANCIAL INFORMATION OF KYIVSTAR GROUP LTD. (cont.)

Condensed statements of comprehensive income:

for the years ended December 31:

2025
Profit (loss) for the year	(168)
Total comprehensive (loss) for the year, net of tax	(168)

Condensed statement of cash flows:

for the years ended December 31:

2025
Financing activities
Repayment of Loan Note Payable	(123)
Proceeds from SPAC Merger, net of transaction costs	132
Net cash flows generated from financing activities	9
Net increase in cash and cash equivalents	9
Cash and cash equivalents at end of period	9

Dubai,
March 16, 2026

Kyivstar Group Ltd.